Filed pursuant to Rule 424(b)(3)
Registration No. 333-275205

PROSPECTUS

MONEYHERO LIMITED

PRIMARY OFFERING OF UP TO 26,282,971 PUBCO CLASS A ORDINARY SHARES UNDERLYING WARRANTS

SECONDARY OFFERING OF UP TO 42,988,598 PUBCO CLASS A ORDINARY SHARES AND UP TO 8,116,602 WARRANTS TO PURCHASE PUBCO CLASS A ORDINARY SHARES

This prospectus relates to the issuance from time to time by MoneyHero Limited, a Cayman Islands exempted company (“PubCo”), of up to 26,282,971 PubCo Class A ordinary shares, par value $0.0001 per share (“PubCo Class A Ordinary Shares”) issuable upon the exercise of (i) 19,833,035 warrants to purchase PubCo Class A Ordinary Shares, which are exercisable at a price of $11.50 per share and were originally issued as part of the units offered in the initial public offering of Bridgetown Holdings Limited, a Cayman Islands exempted company limited by shares (“Bridgetown”), at a price of $10.00 per unit, with each unit consisting of one-third of one public warrant of Bridgetown and one Class A ordinary share of Bridgetown (“Bridgetown Class A Ordinary Share”) (such warrants, “PubCo Public Warrants”), and (ii) 6,449,936 warrants to purchase PubCo Class A Ordinary Shares, which are exercisable at a price of $11.50 per share and were originally issued to Bridgetown LLC (the “Sponsor”) in a private placement concurrently with Bridgetown’s initial public offering at a price of $1.00 per warrant (“PubCo Sponsor Warrants”).

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their donees, pledgees, transferees or other successors-in-interest (collectively, the “Selling Securityholders”) of (x) up to 42,988,598 PubCo Class A Ordinary Shares, including (i) (a) 12,659,892 PubCo Class A Ordinary Shares issuable upon the conversion of the same number of Class B ordinary shares, par value $0.0001 per share, of PubCo (“PubCo Class B Ordinary Shares”) held by Sponsor, which were issued to it in connection with the Business Combination (as defined below) in exchange for its Class B ordinary shares, par value $0.0001 per share, of Bridgetown (“Bridgetown Class B Ordinary Shares”), which were purchased by Sponsor prior to Bridgetown’s initial public offering, together with other Bridgetown Class B Ordinary Shares, of which 2,214,946 were outstanding immediately prior to the Business Combination, for an aggregate price of $25,000 (or less than $0.002 per share), (b) 594,946 PubCo Class A Ordinary Shares issuable upon the conversion of the same number of PubCo Class B Ordinary Shares that Sponsor may acquire, at its discretion, from Steven Teichman, an advisor to Bridgetown, for no consideration, which were issued to Mr. Teichman in connection with the Business Combination in exchange for the Bridgetown Class B Ordinary Shares he acquired from Sponsor for nil consideration after Sponsor bought the shares from Bridgetown at the aforementioned price, (c) 451,839 PubCo Class A Ordinary Shares issued to Sponsor pursuant to the Working Capital Loan Capitalization Agreement (as defined below) to settle an aggregate of $4,518,390 working capital loans from Sponsor to Bridgetown, and (d) 6,449,936 PubCo Class A Ordinary Shares issuable upon the exercise of its PubCo Sponsor Warrants, which are exercisable at a price of $11.50 per share and were originally issued to Sponsor in a private placement concurrently with Bridgetown’s initial public offering at a price of $1.00 per warrant; (ii) 6,577,459 PubCo Class A Ordinary Shares held by PCCW Media International Limited (“PMIL”), consisting of shares issued (a) in exchange for its shares in CompareAsia Group Capital Limited, a Cayman Islands exempted company limited by shares (“CGCL”) in connection with the Business Combination, (b) upon the full exercise, for no consideration, of its PubCo warrants, which were converted from its CGCL warrants, and (c) upon the full exercise, for no consideration, of its PubCo call option, which was converted from its CGCL call option in connection with the Business Combination and was exercised in connection with its purchase of 5.0 million Call Option Notes (as defined below) at a price of US$1.0 per Call Option Note. PMIL acquired its CGCL shares, warrants and call option in connection with the purchase of 11.4 million CGCL Loan Notes (as defined below) at a price of US$1.0 per CGCL Loan Note; (iii) (a) 7,212,571 PubCo Class A Ordinary Shares held by Enterprise Innovation Holdings Limited (“EIHL”), of which 5,207,308 were issued to it in exchange for its CGCL Class A Ordinary Shares (as defined below) and its Class A ordinary shares, par value $0.0001 per share, of Bridgetown (“Bridgetown Class A Ordinary Shares”) in connection with the Business Combination and 2,005,263 were issued to it upon the exercise, for no consideration, of its PubCo warrants converted from its CGCL Class C Warrants (as defined below) in connection with the Business Combination, (b) 1,692,419 PubCo

Class A Ordinary Shares issuable upon the conversion of its preference shares, par value US$0.0001 per share, of PubCo (“PubCo Preference Shares”), which were issued in exchange for its CGCL Preference Shares (as defined below) in connection with the Business Combination, (c) 1,566,817 PubCo Class A Ordinary Shares issuable upon the exercise of its PubCo Class A Warrants (as defined below), which were converted from its CGCL Class A Warrants (as defined below) in connection with the Business Combination, including 940,091 PubCo Class A Ordinary Shares issuable at an exercise price of $2.9899 per 0.307212 share, 313,363 PubCo Class A Ordinary Shares issuable at an exercise price of $5.9798 per 0.307212 share and 313,363 PubCo Class A Ordinary Shares issuable at an exercise price of $8.9697 per 0.307212 share, and (d) 1,666,666 PubCo Class A Ordinary Shares issuable upon the exercise of its PubCo Public Warrants, which are exercisable at a price of $11.50 per share and were converted, in connection with the Business Combination, from its warrants to purchase Bridgetown Class A Ordinary Shares, which were originally issued as part of the units offered in the initial public offering of Bridgetown, at a price of $10.00 per unit, with each unit consisting of one-third of one public warrant of Bridgetown and one Bridgetown Class A Ordinary Share. EIHL acquired its CGCL Class A Ordinary Shares and CGCL Class A Warrants for an aggregate consideration of approximately $48,000,000, its CGCL Class C Warrants for no consideration in connection with the purchase of 5.0 million CGCL Loan Notes at a price of US$1.0 per CGCL Loan Note, its CGCL Preference Shares in connection with the conversion of approximately $12.8 million worth of 2022 Convertible Notes (as defined below) and its Bridgetown Class A Ordinary Shares and Bridgetown warrants from FWD Life Insurance Public Company and FWD Life Insurance Company, Limited (collectively, the “FWD Parties” and each an “FWD Party”) for an aggregate price of $51.7 million; (iv) 320,842 PubCo Class A Ordinary Shares held by E Capital (Select) Limited (“E Capital”), which were issued to it in exchange for its CGCL Class C Ordinary Shares (as defined below) in connection with the Business Combination, and 715,156 PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Preference Shares, which were issued to it in exchange for its CGCL Preference Shares in connection with the Business Combination. E Capital acquired its CGCL Class C Ordinary Shares upon the exercise of CGCL Class C Warrants, which were acquired by it for no consideration in connection with the purchase of 800,000 CGCL Loan Notes at a price of US$1.0 per CGCL Loan Note, and its CGCL Preference Shares in connection with the conversion of approximately $5,400,000 worth of 2022 Convertible Notes; (v) an aggregate of (a) 167,461 PubCo Class A Ordinary Shares held by certain directors and executive officers of PubCo, which were issued in exchange for their CGCL Class A Ordinary Shares in connection with the Business Combination, upon the exercise of their CGCL Class C Warrants, for no consideration, in connection with the Business Combination and upon the conversion of certain PubCo Preference Shares, which were issued in exchange for CGCL Preference Shares in connection with the Business Combination, following the Business Combination, (b) 28,704 PubCo Class A Ordinary Shares issuable upon the exercise of their PubCo Class A Warrants, which were issued in exchange for their CGCL Class A Warrants in connection with the Business Combination, including 17,224 PubCo Class A Ordinary Shares issuable at an exercise price of $2.9899 per 0.307212 share, 5,740 PubCo Class A Ordinary Shares issuable at an exercise price of $5.9798 per 0.307212 share and 5,740 PubCo Class A Ordinary Shares issuable at an exercise price of $8.9697 per 0.307212 share, and (c) 938,890 PubCo Class A Ordinary Shares issuable upon the exercise of their PubCo Options (as defined below) at an exercise price of US$0.0003 per share. These directors and executive officers acquired these CGCL Class A Ordinary Shares at par value, CGCL Class C Warrants in connection with the purchase of 0.2 million CGCL Loan Notes (as defined below) at a price of US$1.0 per CGCL Loan Note, CGCL Preference Shares in connection with the conversion of approximately $0.6 million worth of 2022 Convertible Notes, CGCL Class A Warrants for no consideration and the PubCo Options as compensation for their services; (vi) 325,000 PubCo Class A Ordinary Shares issuable to BTIG, LLC (“BTIG”) as compensation for certain strategic and capital markets advisory services to be provided by BTIG to PubCo following the closing of the Business Combination (“Closing”); and (vii) (a) 1,600,000 PubCo Class A Ordinary Shares held by Daniel Wong, Bridgetown’s Chief Executive Officer, Chief Financial Officer and director, (b) 5,000 PubCo Class A Ordinary Shares held by John R. Hass, a director of Bridgetown, (c) 5,000 PubCo Class A Ordinary Shares held by Samuel Altman, a director of Bridgetown, (d) 5,000 PubCo Class A Ordinary Shares held by In Joon Hwang, a director of Bridgetown, (e) 5,000 PubCo Class A Ordinary Shares held by Kenneth Ng, an advisor to Bridgetown, and (d) 594,946 PubCo Class B Ordinary Shares held by Steven Teichman, which Sponsor may acquire from time to time at its discretion. These shares of Messrs. Wong, Hass, Altman, Hwang, Ng and Teichman were issued to them in connection with the Business Combination in exchange for the Bridgetown Class B Ordinary Shares that they acquired from Sponsor for nil consideration after Sponsor bought the shares from Bridgetown at the aforementioned price; and (y) up to 8,116,602 warrants to purchase PubCo Class A Ordinary Shares, including the 1,666,666 PubCo Public Warrants held by EIHL and the 6,449,936 PubCo Sponsor Warrants (collectively, the “Registered Securities”).

The PubCo Class A Ordinary Shares being offered for resale under this prospectus, including PubCo Class A Ordinary Shares underlying the aforementioned PubCo Warrants and PubCo Options, represent approximately 81.6% of the sum of (i) PubCo’s total outstanding shares as of the date of this prospectus and (ii) the total amount of PubCo Class A Ordinary Shares issuable upon the exercise of the aforementioned PubCo Warrants and PubCo Options. The PubCo Class A Ordinary Shares being offered for resale under this prospectus, excluding the PubCo Class A Ordinary Shares underlying the aforementioned PubCo Warrants and PubCo Options, represent approximately 77.0% of PubCo’s total outstanding shares as of the date of this prospectus. In addition, Selling Securityholders that acquired the Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares will have an incentive to sell and could make substantial profits upon resales even if the trading price of PubCo securities is low, whereas our public securityholders who purchased Bridgetown Class A Ordinary Shares as part of the units offered in the initial public offering of Bridgetown at a price of $10.00 per unit or, subsequent to the initial public offering, Bridgetown Class A Ordinary Shares or PubCo Class A Ordinary Shares at a price higher than the current trading price may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the current trading price. Upon (i) the effectiveness of the registration statement of which this prospectus is a part or satisfaction of the requirements of Rule 144 under the Securities Act and (ii) the expiration or waiver of the applicable contractual resale restrictions, the Selling Securityholders may sell large amounts of PubCo Class A Ordinary Shares and/or PubCo Warrants in the open market or in privately negotiated transactions. Such sales, or the perception that such sales might occur, could increase the volatility in PubCo’s share price and result in a significant decline in the price of PubCo’s securities. For more details on the contractual resale restrictions, see “Securities Eligible for Future Sales.” In addition, PubCo’s issuance of additional share capital in connection with acquisitions, investments, financings, its equity incentive plans, the exercise of PubCo Warrants or otherwise could cause the market price of PubCo’s securities to decline, in addition to diluting the ownership of all other shareholders. As of the date of this prospectus, an aggregate of 32,447,889 PubCo Class A Ordinary Shares are issuable upon the exercise of all outstanding PubCo Warrants (including warrants that are being registered for resale herein and other warrants held by non-affiliates, all of which are out of money based on the closing price of PubCo Class A Ordinary Shares on December 19, 2023). For more details on related risks, see “Risk Factors—Risks Related to PubCo and Its Securities—The securities being offered in this prospectus represent a substantial percentage of PubCo’s outstanding shares. In addition, Selling Securityholders that acquired the Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares could make substantial profits upon resales,” “Risk Factors—Risks Related to PubCo and Its Securities—Future resales of a large number of PubCo Class A Ordinary Shares or PubCo Warrants may cause the market price of PubCo Class A Ordinary Shares to drop significantly, even if PubCo’s business is doing well” and “PubCo’s issuance of additional share capital in connection with acquisitions, investments, financings, its equity incentive plans, the exercise of PubCo Warrants or otherwise will dilute all other shareholders and could cause the market price of PubCo’s securities to decline.” Despite such a decline in the public trading price, Selling Securityholders that acquired the Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares may still experience a positive rate of return on the Registered Securities.

Assuming that no Selling Securityholder will exercise its PubCo Warrants for cash for so long as the warrant exercise price remains above the trading price of PubCo Class A Ordinary Shares, then, based on the closing price of PubCo Class A Ordinary Shares on December 19, 2023 of $1.63 per share and the closing price of PubCo Public Warrants on December 19, 2023 of $0.043 per warrant, (i) the Sponsor could experience a potential profit of approximately $1.628 per share, or approximately $20.61 million in the aggregate, on the resale of its PubCo Class B Ordinary Shares (not taking into account any payments that the Sponsor may be required to be make under the Non-Redemption Deeds (as defined below), the exact amount of which cannot be ascertained at this time), which were converted from the Bridgetown Class B Ordinary Shares that it purchased at a price of less than $0.002 per share, and will experience a negative rate of return on the resale of its PubCo Class A Ordinary Shares and PubCo Sponsor Warrants; (ii) PMIL could experience a potential profit of $1.63 per share, or approximately $10.72 million in the aggregate, on the resale of its PubCo Class A Ordinary Shares, which were acquired by it for no consideration in connection of its purchase of Call Option Notes and CGCL Loan Notes; (iii) EIHL could experience a potential profit of $1.63 per share, or approximately $3.27 million in the aggregate, on the resale of the 2,005,263 PubCo Class A Ordinary Shares that it received for no consideration in connection with the exercise of its CGCL Class C Warrants, which were acquired for no consideration in connection with its purchase of CGCL Loan Notes, and will experience a negative rate of return on the resale of the remainder of its Registered Securities; (iv) E Capital could experience a potential profit of $1.63 per share, or approximately $0.5 million in the aggregate, on the resale of its 320,842 PubCo Class A Ordinary Shares, which were converted from the CGCL Class C Ordinary Shares that it acquired for no consideration in connection with its purchase of CGCL Loan Notes, and will experience a negative rate of return on the resale of the remainder of its Registered Securities; (v) the directors and officers participating in this offering could experience (a) a potential profit of up to $1.63 per share, or up to approximately $0.14 million in the aggregate, on the resale of 88,018 PubCo Class A Ordinary Shares that they acquired for no consideration upon the conversion or exercise of their CGCL shares and warrants, which were acquired at par value or for no consideration and (b) a potential profit of $1.6297 per share, or approximately $1.53 million in the aggregate, on the resale of 938,890 PubCo Class A Ordinary Shares issuable to them upon the exercise of their PubCo Options at an exercise price of US$0.0003 per share, and will experience a negative rate of return on the resale of the remainder of their Registered Securities; (vi) BTIG could experience a potential profit of $1.63 per share, or approximately $0.53 million in the aggregate, on the resale of its 325,000 PubCo Class A Ordinary Shares, not taking into account any costs related to the provision of the aforementioned strategic and capital markets advisory services; and (v) Daniel Wong, John R. Hass, Samuel Altman, In Joon Hwang, Kenneth Ng and Steven Teichman may experience a potential profit of up to $1.63 per share, or up to $3.61 million in the aggregate, on the resale of their 1,620,000 PubCo Class A Ordinary Shares and 594,946 PubCo Class B Ordinary Shares, which were converted from the Bridgetown Class B Ordinary Shares that they acquired from Sponsor for nil consideration. As noted above, the Registered Securities being offered for resale by several Selling Securityholders, namely, the Sponsor, EIHL, E Capital and Mr. Shaun Kraft, consist of PubCo shares of different cost bases. When shares of different cost bases are aggregated, based on the closing price of PubCo Class A Ordinary Shares on December 19, 2023 of $1.63 per share, the Sponsor could experience a potential profit of approximately $1.28 per share, or approximately $16.83 million in the aggregate, on the resale of its PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Class B Ordinary Shares), EIHL will experience a negative rate of return on the resale of its PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Preference Shares), E Capital also will experience a negative rate of return on the resale of its PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Preference Shares), and Mr. Kraft could experience a potential profit of approximately $0.48 per share, or approximately $0.21 million in the aggregate, on the resale of his PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the exercise of his PubCo Options).

On October 12, 2023 (the “Closing Date”), PubCo consummated the previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of May 25, 2023 (the “Business Combination Agreement”), by and among PubCo, Bridgetown, Gemini Merger Sub 1 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo (“Bridgetown Merger Sub”), Gemini Merger Sub 2 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo (“CGCL Merger Sub”) and CGCL. As a result of the Business Combination, (i) Bridgetown merged with and into Bridgetown Merger Sub, with Bridgetown Merger Sub being the surviving company and remaining as a wholly-owned subsidiary of PubCo and (ii) CGCL Merger Sub merged with and into CGCL, with CGCL being the surviving entity and becoming a wholly-owned subsidiary of PubCo. On October 13, 2023, PubCo Class A Ordinary Shares and PubCo Public Warrants commenced trading on the Nasdaq Global Market (“Nasdaq”) under the symbols “MNY” and “MNYWW.”

In this prospectus, PubCo and its subsidiaries are collectively referred to as the MoneyHero Group. Unless the context otherwise requires, all references to “we,” “us” or “our” in this prospectus refer to the MoneyHero Group. Dual-headquartered in Singapore and Hong Kong, MoneyHero Group, formerly known as the Hyphen Group or CompareAsia Group, is a leading personal finance aggregation and comparison company in Greater Southeast Asia, operating in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia with respective local market brands. Hong Kong is a special administrative region of the People’s Republic of China (the “PRC”). The MoneyHero Group conducts business in Hong Kong mainly through the following subsidiaries: (i) MoneyHero Global Limited, which operates the online financial comparison platform MoneyHero; (ii) MoneyHero Insurance Brokers Limited, a registered insurance broker; (iii) eKos Limited, a SaaS provider connecting financial institutions with their digital partners and affiliates; (iv) CAG Regional Limited (“CAGRL”), which provides technology regional support services, including legal, human resources and finance functions, to group companies and (v) CompareAsia Group Limited (“CAGL”), which is primarily engaged in investment holding and provision of management services to other group companies. In 2021, 2022 and the six months ended

June 30, 2023, approximately 29.4%, 32.7% and 33.6% of the MoneyHero Group’s total revenue was derived from Hong Kong, respectively. As of June 30, 2023, approximately 91.3% of the MoneyHero Group’s assets were located in Hong Kong. Any changes in the economic, social and political conditions in Hong Kong, any escalation in political and trade tensions, including those involving the U.S., China and Hong Kong, and incidents such as protests, social unrests, strikes, riots, civil disturbances or disobedience in Hong Kong, may have a widespread effect on the business operations of the MoneyHero Group’s Hong Kong subsidiaries, which could in turn materially affect the MoneyHero Group’s business, financial condition and results of operations. The future development of national security laws and regulations in Hong Kong also could materially impact the MoneyHero Group’s business by possibly triggering sanctions or other harmful measures. For a more detailed description on the related risks, see “Risk Factors—Risks Related to Doing Business in Hong Kong—Potential political and economic instability in Hong Kong may adversely impact our results of operations” and “Risk Factors—Risks Related to Doing Business in Hong Kong—The future development of national security laws and regulations in Hong Kong could materially impact our business by possibly triggering sanctions and other measures that can cause economic harm to our business.”

The MoneyHero Group does not currently have any subsidiaries or business operations in mainland China, generate any revenue from mainland China, provide its products or services in mainland China, or solicit any customer, or collect, host or manage any customer’s personal data, in mainland China, and none of its assets, directors, officers or members of senior management are, or are expected to be, located in mainland China. Accordingly, the MoneyHero Group’s management believes, based on their experience, that (i) the laws and regulations of the PRC do not currently have any material impact on the MoneyHero Group’s business operations and that the PRC government currently does not exert direct oversight and discretion over the manner in which the MoneyHero Group conducts its business activities; and (ii) no permission or approval from PRC government authorities, including but not limited to the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”), is required of PubCo or any of its subsidiaries for operating their business, listing securities on a foreign stock exchange, maintaining such listing or offering securities to foreign investors. As such, neither the MoneyHero Group nor any of its subsidiaries has applied for, or been denied, any permission or approval from PRC government authorities for operating its business, listing securities on a foreign stock exchange, maintaining such listing or offering securities to foreign investors. However, the MoneyHero Group has not engaged PRC legal counsel in connection with reaching these determinations, and there is no guarantee that PRC government authorities will take the same position. If the conclusion that such permissions or approvals are not required proves to be incorrect, or if applicable laws, regulations or interpretations change, and PubCo or any of its subsidiaries is required to obtain such permissions or approvals in the future, any failure to obtain the requisite permissions and approvals or the subsequent denial or rescission of such permissions and approvals could materially and adversely affect the operations of MoneyHero Group, significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities, and cause the value of PubCo’s securities to significantly decline or become worthless, which would materially affect the interests of the MoneyHero Group’s investors.

Because of the MoneyHero Group’s substantial operations in Hong Kong and given that (i) the PRC government has significant oversight and authority over the conduct of business in Hong Kong generally and (ii) there are significant risks and uncertainties regarding the enforcement of PRC laws and regulations as the laws, rules and regulations in the PRC can change quickly with little advance notice, PRC laws, rules and regulations could become applicable to the MoneyHero Group’s business in Hong Kong, and the MoneyHero Group could become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, its operations may be materially and adversely affected, PubCo’s ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and the value of PubCo’s securities could significantly decline or become worthless, which would materially affect the interests of the MoneyHero Group’s investors. Furthermore, while the MoneyHero Group does not believe the recent statements and regulatory actions by the PRC government and regulatory authorities in Hong Kong, such as those related to data security or anti-monopoly concerns, have had any impact on it, these statements and regulatory actions could have a significant impact on the MoneyHero Group’s ability to conduct its business, accept foreign investments, or seek or maintain listing on Nasdaq or another U.S. or foreign stock exchange. Any actions by the PRC government or regulatory authorities in Hong Kong to exert more oversight and control over offerings that are conducted overseas by, and/or foreign investment in, issuers that are based in mainland China or Hong Kong could significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or become worthless. For a more detailed description on the related risks, see “Risk Factors—Risks Related to Doing Business in Hong Kong—The business, financial condition and results of operations of our Hong Kong subsidiaries and/or the value of PubCo’s securities or PubCo’s ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws, rules and regulations of the PRC become applicable to us,” “Risk Factors—Risks Related to Doing Business in Hong Kong—The PRC government has significant oversight, discretion and control over the manner in which companies incorporated under the laws of the PRC or companies that operate in, or generate revenue from, mainland China must conduct their business activities. Because of our substantial operations in Hong Kong and given the PRC government’s significant oversight and authority over the conduct of business in Hong Kong generally, if we were to become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or become worthless, which would materially affect the interests of our investors,” “Risk Factors—Risks Related to Doing Business in Hong Kong—Our Hong Kong subsidiaries may be subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations” and “Risk Factors—Risks Related to Doing Business in Hong Kong—We and our subsidiaries may be subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.”

In addition, the auditor of PubCo is headquartered in Hong Kong. Under the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), an issuer that has been identified as a Commission-Identified Issuer (i.e., an issuer who has filed an annual report containing an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined it was unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction) by the U.S. Securities and Exchange Commission for two consecutive years will be subject to trading prohibitions. On December 29, 2022, the Consolidated Appropriations Act of 2023 was signed into law, which contained, among other things, a provision identical to the aforementioned provision in the AHFCAA. Historically, the PCAOB had determined that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong, because of positions taken by PRC authorities in such jurisdictions. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. The PCAOB has since then conducted inspections of certain PCAOB-registered public accounting firms headquartered in mainland China and/or Hong Kong. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. While the auditor of PubCo currently can be inspected by the PCAOB, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors outside the control of PubCo and its auditor. For example, should the regulatory authorities in mainland China or Hong Kong obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. If PubCo in the future files an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, it could be identified as a Commission-Identified Issuer and PubCo’s securities would become subject to the aforementioned trading prohibitions if PubCo is identified as a Commission-Identified Issuer for two consecutive years. The delisting of PubCo’s securities, or the threat of PubCo’s securities being delisted, may substantially impair your ability to sell PubCo’s securities when you wish to do so and the value of your investment. In addition, as the inspections of audit firms, including audit firms in mainland China and Hong Kong, that the PCAOB has conducted have identified deficiencies in those firms’ audit and quality control procedures, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections. For a more detailed description on the related risks, see “Risk Factors—Risks Related to Doing Business in Hong Kong—If PubCo is identified by the SEC as a Commission-Identified Issuer for two consecutive years due to the PCAOB’s inability to inspect its auditors, PubCo’s securities will likely be delisted. The delisting of PubCo’s securities, or the threat of PubCo’s securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections.”

Furthermore, several of PubCo’s directors, officers and members of senior management, including but not limited to Kenneth Chan, Derek Fong, Rohith Murthy, Susanna Lee and Daniel Wang, are located in Hong Kong, which makes it more difficult (i) to serve legal process within the United States upon these individuals, (ii) to obtain information from these individuals necessary for investigations or lawsuits, (iii) to enforce, both in and outside the United States, judgments obtained in U.S. courts against these individuals in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws, and (iv) to bring an original action in a Hong Kong court to enforce liabilities against these individuals based upon the U.S. federal securities laws. For a more detailed description on the related risks, see “Risk Factors—Risks Related to Doing Business in Hong Kong—There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in Hong Kong based on United States or other foreign laws against PubCo’s directors, officers and members of senior management who are located in Hong Kong.” None of PubCo’s directors, officers and members of senior management are, or are expected to be, located in mainland China.

Cash is transferred within the MoneyHero Group mainly in the following manners: (i) working capital loans from CGCL and certain of its subsidiaries in Singapore, Hong Kong and the Philippines to other group companies based in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia; (ii) repayment of intercompany working capital loans; (iii) service fees or recharges paid by certain of its subsidiaries in Singapore, Hong Kong and the Philippines to other group companies based in these regions in connection with various types of management, administrative, technical support and marketing services; and (iv) capital contributions into group companies that are engaged in insurance brokerage businesses in Singapore, Hong Kong and the Philippines for additional equity interests in these companies by the holding companies of these companies in the same region. During the period from January 1, 2021 to June 30, 2023, an aggregate of US$109.1 million of intercompany working capital loans, US$12.8 million of repayment for these loans, US$50.4 million of intercompany service fees and recharges, and US$1.5 million of capital contributions were made. In particular, during the period from January 1, 2021 to June 30, 2023, the following transfers involving one or more Hong Kong subsidiary of the MoneyHero Group were made: (i) CAGL, a Hong Kong subsidiary of the MoneyHero Group that is primarily engaged in investment holding and provision of management services to other group companies, received a US$-denominated working capital loan of US$51.7 million from CGCL’s bank account in Hong Kong; (ii) CAGL made (a) $12.0 million of US$-denominated working capital loans to certain other Hong Kong subsidiaries of the MoneyHero Group, of which US$5.7 million has been repaid in U.S. dollars, and (b) $37.2 million of US$-denominated working capital loans to certain other group companies in Singapore, Taiwan and the Philippines and two former subsidiaries in markets in which the MoneyHero Group no longer operates, of which US$7.0 million has been repaid in U.S. dollars; (iii) CAGRL, a Hong Kong subsidiary of the MoneyHero Group that is primarily engaged in the provision of management and administrative services to group companies, received a $0.4 million HK$-denominated working capital loan from MoneyHero Global Limited, a Hong Kong subsidiary of the MoneyHero Group that operates the online financial comparison platform MoneyHero; (iv) CAGL, CAGRL and MoneyHero Global Limited received an aggregate of US$6.7 million service fees and recharges from other subsidiaries of the MoneyHero Group based in Hong Kong, Singapore and Philippines, of which US$5.2 million was made by the Singapore and Philippines subsidiaries in U.S. dollars, US$0.7 million was made by a Hong Kong subsidiary in U.S. dollars and US$0.9 million was made by another Hong Kong subsidiary in Hong Kong dollars; and (v) MoneyHero Global Limited made a capital contribution of US$0.8 million in Hong Kong dollars into MoneyHero Insurance Brokers Limited, a Hong Kong subsidiary of the MoneyHero Group that is a registered insurance broker. For additional information on these and other historical intercompany cash transfers, including the parties and regions involved, the currencies in which the transfers were made and the amount of the transfers, see the section titled “Prospectus Summary—Cash Flows through Our Organization.”

As of the date of this prospectus, no cash dividend or distribution had been made by PubCo or any of its subsidiaries to their respective investors. It is expected that PubCo will retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business. As a result, it is not expected that PubCo will pay any cash dividends in the foreseeable future. The payment of any cash dividends will be dependent upon the revenue, earnings and financial condition of PubCo and its subsidiaries from time to time and will be within the discretion of the board of directors of PubCo. The MoneyHero Group believes that there are no additional limitations or foreign exchange restrictions on its ability to transfer cash between PubCo and its subsidiaries, or among its subsidiaries, either within a certain region or cross borders, and its ability to distribute earnings or declare dividends to U.S. and non-U.S. investors, other than the laws and regulations described under (i) the sections titled “Regulations on Foreign Investment and Exchange Control” and “Regulations on Dividend Distribution” under “Regulatory Overview—Regulations in Singapore,” (ii) the sections titled “Regulations on Foreign Ownership Restrictions,” “Regulations on Exchange Control” and “Regulations on Dividend Distributions” under “Regulatory Overview—Regulations in the Philippines,” (iii) the sections titled “Regulations on Foreign Investment,” “Regulations on Financial Support Provided by Offshore Entities,” “Regulations on Exchange Control” and “Regulations on Dividend Distributions” under “Regulatory Overview—Regulations in Taiwan,” (iv) the sections titled “Regulations on Foreign Investment,” “Regulations on Exchange Control” and “Regulations on Dividend Distribution” under “Regulatory Overview—Regulations in Malaysia” and (v) “Description of PubCo Securities—Ordinary Shares and Preference Shares—Dividends.” However, while the Hong Kong dollar is freely convertible into other currencies and the MoneyHero Group believes, based on the experience of its management, that there are no restrictions on foreign investments or foreign ownership applicable to the businesses currently conducted by its Hong Kong subsidiaries, and that no foreign exchange controls are currently in force in Hong Kong. However, funds or assets located in Hong Kong may not be available to fund operations or for other use outside of Hong Kong due to the PRC government authorities’ interventions in, or the imposition of restrictions and limitations on, the ability of PubCo or its subsidiaries to transfer cash or assets. For a more detailed description of the related risks, see “Risk Factors—Risks Related to PubCo and Its Securities—It is not expected that PubCo will pay dividends in the foreseeable future,” “Risk Factors—Risks Related to the MoneyHero Group’s Business and Industry—Our subsidiaries are, or may in the future be, subject to restrictions and limitations on paying dividends or otherwise transferring funds to us or other group companies or making other cross border transfers or foreign exchange transactions, which may restrict our ability to satisfy liquidity requirements, expand our business or pay dividends to our shareholders,” “Risk Factors—Risks Related to the MoneyHero Group’s Business and Industry—Risks Related to Doing Business in Hong Kong—The PRC government has significant oversight, discretion and control over the manner in which companies incorporated under the laws of the PRC or companies that operate in, or generate revenue from, mainland China must conduct their business activities. Because of our substantial operations in Hong Kong and given the PRC government’s significant oversight and authority over the conduct of business in Hong Kong generally, if we were to become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or become worthless, which would materially affect the interests of our investors” and “Risk Factors—Risks Related to Doing Business in Hong Kong—Our Hong Kong subsidiaries may be subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.”

The MoneyHero Group maintains a Finance and Accounting Manual, which sets forth certain rules and procedures relating to cash management. All the group companies are required to perform monthly bank reconciliation. The Group Finance Director prepares a group-level cash position report on a monthly basis for the group’s Chief Executive Officer and Chief Financial Officer to review, with a summary of the balances of bank accounts in each of the MoneyHero Group’s five markets, analysis on the fluctuations for the month, information about conversion of trade receivables to cash, explanation on the sources and uses of cash and other information required to forecast, schedule and allocate cash. In addition, for purposes of working capital budgeting, local financial managers are required to send a monthly cashflow forecast of their respective region for the Group

Finance Director and Chief Financial Officer to review, and variances from previous forecasts are also analyzed as part of this process. Local entities that need funds for operations are required to submit cash requests to the Group Finance Director and Chief Financial Officer for assessment and approval. Repayments of working capital loans and regional recharges are initiated at the group level, taking into account factors such as the funding needs of the entities and foreign exchange exposure, and require approval from the Chief Financial Officer.

The outstanding share capital of PubCo consists of PubCo Class A Ordinary Shares, PubCo Class B Ordinary Shares and PubCo Preference Shares. As of the date of this prospectus, there are 25,280,667 PubCo Class A Ordinary Shares, 13,254,838 PubCo Class B Ordinary Shares and 3,466,820 PubCo Preference Shares issued and outstanding. Each holder of PubCo Class A Ordinary Shares is entitled to one vote per share and each holder of PubCo Class B Ordinary Shares is entitled to 10 votes per share on all matters submitted to them for a vote. PubCo Class A Ordinary Shares are not convertible into PubCo Class B Ordinary Shares under any circumstances. Each PubCo Class B Ordinary Share is convertible into one PubCo Class A Ordinary Share at any time by the holder thereof. Holders of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares have the same rights except for voting and conversion rights. Each PubCo Preference Ordinary Share is convertible into a number of PubCo Class A Ordinary Shares at any time at the option of the holder thereof at a ratio described in this prospectus. Each PubCo Preference Share is entitled to a number of votes equal to the number of PubCo Class A Ordinary Shares (rounded down to the nearest whole number) into which such PubCo Preference Share is convertible as of the record date for such vote or, if there is no specified record date, as of the date of such vote.

As of the date of this prospectus, Sponsor, the sole member of which is indirectly wholly owned by Mr. Richard Tzar Kai Li (“Mr. Li”), directly holds 31.2% of the equity interest and 78.8% of the voting power in PubCo (not taking into account of any PubCo Class A Ordinary Shares issuable upon exercise of PubCo Sponsor Warrants). As a result of Sponsor’s majority voting power, which gives it the ability to control the outcome of certain matters submitted to PubCo shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this prospectus), PubCo qualifies as a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Therefore, PubCo has the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its board of directors shall consist of independent directors and the requirement that its nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. PubCo currently does not intend to take advantage of these exemptions, subject to the application of its home country corporate governance practices as outlined below. However, there can be no guarantee that this may not change going forward. For more details on related risks, see “Risk Factors—Risks Related to PubCo and Its Securities—PubCo is a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualifies for, and could elect to rely on, exemptions from certain corporate governance requirements.”

In addition, PubCo qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act of 1934, as amended (the “Exchange Act”) and is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD. For more details on related risks, see “Risk Factors—Risks Related to PubCo and Its Securities—PubCo qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act and is therefore exempt from certain provisions applicable to United States domestic public companies.” In addition, as a foreign private issuer, PubCo is permitted to follow certain corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. PubCo currently relies, and expects to continue to rely, on the foreign private issuer exemption with respect to Nasdaq Rule 5605(e), Nasdaq Rule 5605(b)(1), Nasdaq Rule 5605(b)(2), Nasdaq Rule 5605(c)(2)(A), Nasdaq Rule 5605(d)(2), Nasdaq Rule 5620(a) and Nasdaq Rule 5635 and instead follows the home country practices described in more details under “Prospectus Summary.” For more details on related risks, see “Risk Factors—Risks Related to PubCo and Its Securities—As a foreign private issuer, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq’s corporate governance standards applicable to domestic U.S. companies. These practices may afford less protection to shareholders than they would enjoy if PubCo complied fully with Nasdaq’s corporate governance standards” and “Risk Factors—Risks Related to PubCo and Its Securities—PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.”

In addition, PubCo is an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

The Selling Securityholders may offer, sell or distribute all or a portion of the Registered Securities publicly or through private transactions at prevailing market prices or at negotiated prices. We will pay certain fees and expenses in connection with the registration of the Registered Securities and will not receive proceeds from the sale of the Registered Securities by the Selling Securityholders. In connection with the issuance of PubCo Class A Ordinary Shares upon the exercise of 19,833,035 PubCo Public Warrants and 6,449,936 PubCo Sponsor Warrants registered herein, we will receive up to $302,254,166.50 if all such warrants are exercised in full for cash at an exercise price of $11.50 per share. In addition, to the extent any Selling Securityholder wishes to exercise its PubCo Class A Warrants and sell the underlying PubCo Class A Ordinary Shares, we will receive an exercise price of $2.9899, $5.9798 or $8.9697 per 0.307212 share, as applicable, from the Selling Securityholder (or up to $24,845,189.97 in the aggregate). However, based on the historical trading prices for PubCo Class A Ordinary Shares have varied from a low of approximately $0.75 per share on November 14, 2023 to a high of approximately $6.0 per share on October 13, 2023 and the closing price of PubCo Class A Ordinary Shares on Nasdaq on December 19, 2023 of $1.63 per share, which are all below the aforementioned warrant exercise prices, we believe it is likely that warrant holders will not exercise their warrants for cash, which could adversely affect our liquidity and our ability to fund our operations on a prospective basis with our current cash on hand. To the extent that any warrants are exercised on a “cashless basis” under the limited circumstances in which such exercises are permitted, the amount of cash we would receive from the exercise of the warrants will also decrease.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 22 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2024.

You should rely only on the information contained in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires in this document:

“Acquisition Merger” means the merger between CGCL and CGCL Merger Sub, with CGCL being the surviving company;

“Assignment, Assumption and Amendment Agreement” means the amendment, dated May 25, 2023, to that certain warrant agreement, dated October 15, 2020, by and among PubCo, Bridgetown and Continental (“Existing Warrant Agreement”), to be effective upon the closing of the Initial Merger, pursuant to which, among other things, Bridgetown assigned all of its rights, interests and obligations in and under the Existing Warrant Agreement to PubCo;

“Bridgetown” means Bridgetown Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“Bridgetown Merger Sub” means Gemini Merger Sub 1 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“Bridgetown Public Shareholders” means holders of Bridgetown Class A Ordinary Shares issued as part of the units issued in Bridgetown’s initial public offering;

“Business Combination Agreement” means the business combination agreement, dated May 25, 2023, (as it may be amended, supplemented, or otherwise modified from time to time), by and among PubCo, Bridgetown Merger Sub, CGCL Merger Sub, Bridgetown and CGCL;

“Cayman Companies Act” means Cayman Companies Act (As Revised);

“CGCL” means CompareAsia Group Capital Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands, or as the context requires, CompareAsia Group Capital Limited and its subsidiaries and consolidated affiliated entities;

“CGCL Class A Ordinary Shares” means the shares of CGCL designated as Class A ordinary shares, of a nominal or par value of $0.0001, each with one vote per share;

“CGCL Class A Warrant” means warrants to purchase CGCL Class A Ordinary Shares issued pursuant to the CGCL Class A Warrant Instrument, dated October 14, 2022, as amended;

“CGCL Class B Ordinary Shares” means the shares of CGCL designated as Class B ordinary shares, of a nominal or par value of $0.0001, each with two votes per share, which shall automatically be converted into the same number of CGCL Class C Ordinary Shares immediately upon the full or partial exercise of CGCL Class C Warrants;

“CGCL Class C Ordinary Shares” means the shares of CGCL designated as Class C ordinary shares, of a nominal or par value of $0.0001, each with ten votes per share;

“CGCL Class C Warrant” means warrants to purchase CGCL Class C Ordinary Shares issued pursuant to the CGCL Class C Warrant Instrument, dated October 14, 2022, as amended;

“CGCL Merger Sub” means Gemini Merger Sub 2 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“CGCL Preference Shares” means the shares of CGCL designated as preference shares, of a nominal or par value of $0.0001, each with one vote per share;

“China” or “PRC,” in each case, means the People’s Republic of China, excluding, solely for the purpose of this prospectus, Taiwan. The term “Chinese” has a correlative meaning for the purpose of this prospectus;

“Existing Call Option” means that certain call option granted by CGCL to PMIL pursuant to CGCL’s fifth amended and restated shareholders agreement dated October 14, 2022, as amended on April 14, 2023, pursuant to and subject to the terms and conditions of which PMIL shall have the right to subscribe for additional CGCL Loan Notes from CGCL for an aggregate subscription price of up to $5 million, together with a certain number of warrants to purchase CGCL Class C Ordinary Shares to be issued pursuant to the CGCL Class C Warrant Instrument;

“FWD” means a pan-Asian life insurance company majority owned by Pacific Century;

“FWD Parties” means FWD Life Insurance Public Company and FWD Life Insurance Company, Limited;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Initial Merger” means the merger between Bridgetown and Bridgetown Merger Sub, with Bridgetown Merger Sub being the surviving company;

“MoneyHero Group” means MoneyHero Limited and its subsidiaries;

“MoneyHero Group Members” means users who have login IDs with the MoneyHero Group’s platforms in Singapore, Hong Kong and Taiwan, users who subscribe to its email distributions in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, and users who are registered in its rewards database in Singapore and Hong Kong. Any duplications across the three sources above are deduplicated;

“Monthly Unique User” means as a unique user with at least one session in a given month as determined by a unique device identifier from Google Analytics. A session initiates when a user either opens an app in the foreground or views a page or screen and no session is currently active (e.g., the user’s previous session has ended). A session ends after 30 minutes of user inactivity. We measure Monthly Unique Users during a time period longer than one month by averaging the Monthly Unique Users of each month within that period;

“Mr. Li” means Mr. Richard Tzar Kai Li;

“Nasdaq” means the Nasdaq Stock Market;

“Non-Redemption Deeds” means the non-redemption deeds, dated May 25, 2023, entered into by Sponsor in favor of each of the FWD Parties pursuant to which, among other things, subject to such FWD Party (i) voting in favor of the Business Combination, (ii) not exercising its redemption rights with respect to the Bridgetown Class A Ordinary Shares held by it, (iii) not selling or transferring any of the Bridgetown Class A Ordinary Shares held by it prior to the closing of the Initial Merger, and (iv) not exercising its dissenters’ rights under Section 238 of the Cayman Companies Act, Sponsor has offered to pay to such FWD Party an amount in cash sufficient to assure each FWD Party of an annual return of 5.0% on the PubCo Class A Ordinary Shares held by such FWD Party over a five-year period commencing on the Closing Date and to compensate such FWD Party for any loss realized by it if it sells any PubCo Class A Ordinary Shares at a price per PubCo Class A Ordinary Share of less than $10.00 during such period (and for any unrealized loss at the end of such period), subject to certain caps set forth in the Non-Redemption Deeds. Such cash payments to the FWD Parties will be funded through Sponsor selling PubCo Class A Ordinary Shares issued upon conversion of PubCo Class B Ordinary Shares held by Sponsor, except that Sponsor shall have the right to purchase all of the remaining PubCo Class A

Ordinary Shares held by the FWD Parties as of the end of such five-year period pursuant to the terms and conditions of the Non-Redemption Deeds, and if Sponsor exercises such right, the Non-Redemption Deeds do not require Sponsor to sell PubCo Class A Ordinary Shares to fund such purchase of the remaining PubCo Class A Ordinary Shares held by the FWD Parties as of the end of the five-year period. Subject to the terms and conditions of the respective Non-Redemption Deeds, Sponsor has agreed to execute a customary equitable share mortgage granting security interests over the Sponsor Support Shares (as defined in the Non-Redemption Deeds) and an account security covering proceeds of the sale of such shares, in each case in favor of the relevant FWD Party to secure its obligations under the applicable Non-Redemption Deed and take such action as such FWD Party may reasonably require for perfecting the security created by such equitable share mortgage and account security. On October 10, 2023, in connection with the transfer of the FWD Parties’ Bridgetown Class A Ordinary Shares and Bridgetown warrants to EIHL, the FWD Parties assigned their rights under the Non-Redemption Deeds to EIHL;

“PIK” means paid in kind;

“Pacific Century” means Pacific Century Group, an affiliate of Sponsor;

“PMIL” means PCCW Media International Limited, a company incorporated in Hong Kong with limited liability and a wholly-owned subsidiary of PCCW Limited. PCCW Limited is a company incorporated in Hong Kong with limited liability, the shares of which are listed on the main board of the Hong Kong Stock Exchange (stock code: 0008) and traded in the form of American Depositary Receipts on the OTC Markets Group Inc. (ticker: PCCWY);

“PubCo” means MoneyHero Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands, or as the context requires, MoneyHero Limited and its subsidiaries and consolidated affiliated entities;

“PubCo Call Option” means the call option granted by PubCo at the Acquisition Effective Time pursuant to the PubCo Call Option Agreement such that PMIL will have the right to subscribe for loan notes from PubCo for an aggregate subscription price of up to such amount corresponding to the unexercised portion of the Existing Call Option, together with such number of PubCo Class A Ordinary Shares as determined in accordance with the PubCo Call Option Agreement, during the period commencing on the Acquisition Effective Time and ending on December 23, 2025;

“PubCo Class A Warrants” means the warrants issued by PubCo in connection with the Acquisition Merger pursuant to a PubCo Class A Warrant Instrument;

“PubCo Public Warrants” means the warrants to be issued by PubCo upon the conversion of Bridgetown Public Warrants at the Initial Merger Effective Time;

“PubCo Shares” means PubCo Class A Ordinary Shares, PubCo Class B Ordinary Shares and PubCo Preference Shares;

“PubCo Sponsor Warrants” means the warrants to be issued by PubCo upon the conversion of Bridgetown’s private placement warrants at the Initial Merger Effective Time;

“PubCo Warrants” means PubCo Public Warrants, PubCo Sponsor Warrants and PubCo Class A Warrants;

“Trust Account” means a trust account established by Bridgetown upon the consummation of its initial public offering;

“SEC” means the U.S. Securities and Exchange Commission;

“Sponsor” means Bridgetown LLC, a limited liability company incorporated under the laws of the Cayman Islands;

“Sponsor Permitted Transferees” means (i) PubCo’s officers or directors, any affiliate or family member of any of PubCo’s officers or directors, any affiliate of Sponsor or any member(s) of Sponsor or any of their affiliates and (ii) anyone who acquired PubCo Sponsor Warrants from Sponsor in one of the following manners: (a) in the case of an individual, by gift to a member such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual, or to a charitable organization; (b) in the case of an individual, by virtue of the laws of descent and distribution upon death of such person; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) by virtue of the laws of the Cayman Islands or Sponsor’s memorandum and articles of association upon dissolution of Sponsor;

“Traffic” means the total number of unique sessions in Google Analytics. A unique session is a group of user interactions recorded when a user visits the website or app within a 30-minute window. The current session ends when there is 30 minutes of inactivity or users have a change in traffic source;

“U.S. Dollars,” “US$” and “$” means United States dollars, the legal currency of the United States; and

“Working Capital Loan Capitalization Agreement” means the working capital loan capitalization agreement, dated May 25, 2023, by and among Bridgetown, Sponsor, PubCo and CGCL pursuant to which, among other things, the outstanding balance of the Working Capital Loans immediately prior to the Initial Merger Effective Time was capitalized into a number of PubCo Class A Ordinary Shares equal to the aggregate amount outstanding under such working capital loans, up to an amount not exceeding $5,000,000 (subject to such increases as may be agreed in writing between Bridgetown and CGCL), divided by 10.00, rounded down to the nearest whole number.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express the MoneyHero Group’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding the MoneyHero Group’s intentions, beliefs or current expectations concerning, among other things, information concerning possible or assumed future results of operations of the MoneyHero Group. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the MoneyHero Group.

Factors that may impact such forward-looking statements include, but are not limited to:

•	the MoneyHero Group’s ability to grow market share in its existing markets or any new markets it may enter;

•	the MoneyHero Group’s ability to execute its growth strategy, manage growth and maintain its corporate culture as it grows;

•

the MoneyHero Group’s ability to successfully execute on acquisitions, integrate acquired businesses and realize efficiencies or meet growth aspirations inherent in the decision to make a specific acquisition;

•	the MoneyHero Group’s ability to retain existing commercial partners or attract new commercial partners, or maintain favorable fee arrangements with its commercial partners;

•	the MoneyHero Group’s ability to cost-effectively attract new, and retain existing, users and maintain and enhance user engagement;

•	the MoneyHero Group’s ability to continue to diversify and optimize its offerings, offer high-quality content and provide strong customer support;

•	the global economic environment and general market and economic conditions in the jurisdictions in which the MoneyHero Group operates;

•	changes in the consumer lending and insurance markets;

•	changes in interest rates or rates of inflation;

•	ongoing geopolitical uncertainties and conflicts;

•	various risks inherent in operating and investing in Greater Southeast Asia;

•	the regulatory environment and changes in laws, regulations or policies in the jurisdictions in which the MoneyHero Group operates;

•	increased competition in the MoneyHero Group’s industry;

•	anticipated technology trends and developments and the MoneyHero Group’s ability to address those trends and developments with its products and offerings;

•

the MoneyHero Group’s ability to protect information technology systems and platforms against security breaches (which includes physical and/or cybersecurity breaches either by external actors or rogue employees) or otherwise protect the confidential information or personally identifiable information of its users and business partners;

•	developments related to COVID-19 and other pandemics, epidemics or public health threats;

•

man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect the MoneyHero Group’s business or assets;

•	the loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•	exchange rate fluctuations;

•	legal, regulatory and other proceedings;

•	changes in tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where the MoneyHero Group operates; and

•	PubCo’s ability to maintain the listing of its securities on Nasdaq.

The forward-looking statements contained in this prospectus are based on the MoneyHero Group’s current expectations and beliefs concerning future developments and their potential effects on PubCo. There can be no assurance that future developments affecting the MoneyHero Group will be those that the MoneyHero Group has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the MoneyHero Group’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward- looking statements. The MoneyHero Group will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Overview

Dual-headquartered in Singapore and Hong Kong, MoneyHero Group, formerly known as the Hyphen Group or CompareAsia Group, is a leading personal finance aggregation and comparison company in Greater Southeast Asia, operating in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia with respective local market brands. With a portfolio of seven well-known and trusted brands, MoneyHero Group is primarily involved in the operation of online financial comparison platforms and related services for credit cards, personal loans, mortgages, insurance and other financial products, connecting the providers of these products with well- matched and ready-to-transact consumers and generating revenue directly from these providers for placing their products on our platforms and providing insurance brokerage, marketing and events-related services to them. These providers, which are referred to as the MoneyHero Group’s commercial partners in this prospectus, primarily consist of regional and international brick-and-mortar banking institutions, insurance providers and investment brokers, many of which are subsidiaries and branches of blue-chip global financial institutions that are based in Asia. In addition to its own platforms, MoneyHero Group also helps its commercial partners expand their user reach by partnering with third-party online content creators and channel partners via Creatory, a self-service portal that helps content and channel partners monetize their online traffic and user base. These content and channel partners earn commission from MoneyHero Group for promoting the products on its platforms, either on a fixed fee basis or conversion-based fee basis.

MoneyHero Group helps consumers with effective decision making by providing guidance through informative content and easy-to-use product comparison tools. As of June 30, 2023, MoneyHero Group had approximately 4.3 million MoneyHero Group Members, which include users who have login IDs with the company in Singapore, Hong Kong and Taiwan, users who subscribe to the company’s email distributions in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, and users who are registered in the company’s rewards database in Singapore and Hong Kong.

As of June 30, 2023, MoneyHero Group had over 270 commercial partner relationships, which are measured based on relationships with different business lines within a given financial institution. MoneyHero Group’s platforms address nearly all aspects of customer needs for financial products, making it a vital partner for financial product providers. In 2022, MoneyHero Group had approximately 7.8 million Monthly Unique Users, 113.7 million Traffic sessions, over 1.3 million Applications for financial product purchases and 0.4 million Approved Applications in its five current markets, compared to approximately 6.2 million Monthly Unique Users, 83.5 million Traffic sessions, 0.8 million Applications for financial product purchases and 0.3 million Approved Applications from these markets in 2021. During the first half of 2023, the number of MoneyHero Group’s average Monthly Unique Users further grew to approximately 9.1 million. Driven primarily by the rich and trend-relevant content available on MoneyHero Group’s platforms, 70% of its Traffic sessions and 74% of its Monthly Unique Users engaged with its online platforms organically through unpaid channels in the first half of 2023. The volume of user activities on its platforms provides visibility into MoneyHero Group’s future growth and has also encouraged it to continue to improve user experience and drive up conversions.

MoneyHero Group’s main business pillars are (i) online financial comparison platforms, where it provides financial guidance to consumers by offering a broad range of financial and lifestyle content, product comparison tools, and financial product marketplaces on its websites, and (ii) B2B business (Creatory), where its expands its user reach by partnering with other third-party online content and channel partners. The MoneyHero Group conducts its business mainly through the following websites: https://www.moneyherogroup.com, https://www.moneyhero.com.hk, https://www.singsaver.com.sg, https://www.money101.com.tw, https://www.moneymax.ph, https://www.comparehero.my and https://creatory.hyphengroup.io/landingpage/index.

For the years ended December 31, 2021 and 2022, MoneyHero Group’s revenue was US$61.9 million and US$68.1 million, respectively, representing a year-over-year growth of 10.0%. For the six months ended June 30, 2022 and 2023, MoneyHero Group’s revenue was US$33.6 million and US$34.9 million, respectively, representing a year-over-year growth of 4.0%. The MoneyHero Group generates revenue in the form of (i) internet leads generation and marketing service income related to credit cards, personal loans, mortgages, medical insurance, travel insurance, car insurance and other financial products, whereby it charges the providers of these products on a revenue per click (“RPC”), revenue per lead (“RPL”), revenue per application (“RPA”) or revenue per approved application (“RPAA”) basis; (ii) insurance commission income through provision of insurance brokerage services; (iii) marketing income through providing marketing services; and (iv) event income from holding financial events and festivals. In 2022, internet leads generation and marketing service income, insurance commission income, marketing income, and events income accounted for approximately 95.3%, 2.4%, 1.6% and 0.7% of MoneyHero Group’s total revenue, respectively, compared to 95.8%, 1.5%, 2.2% and 0.5% in 2021. For the six months ended June 30, 2023, internet leads generation and marketing service income, insurance commission income, marketing income, and events income accounted for approximately 93.3%, 3.8%, 1.5% and 1.4% of MoneyHero Group’s total revenue, respectively, compared to 95.0%, 1.8%, 1.8% and 1.4% for the six months ended June 30, 2022. MoneyHero Group recorded a loss of US$30.9 million, US$49.4 million, US$29.8 million and US$71.1 million for the years ended December 31, 2021, 2022 and the six months ended June 30, 2022 and 2023, respectively.

In 2021, approximately 36.9%, 29.4%, 21.7%, 9.8%, 2.0% and 0.2% of MoneyHero Group’s total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines, Malaysia and Thailand, respectively. In 2022, approximately 34.4%, 32.7%, 16.2%, 14.5%, 1.9% and 0.3% of MoneyHero Group’s total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines, Malaysia and Thailand, respectively. We ceased our operations in Thailand in 2022. For the six months ended June 30, 2023, approximately 32.3%, 33.6%, 10.9%, 21.9% and 1.3% of MoneyHero Group’s total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, respectively. As of June 30, 2023, approximately 42.7%, 31.3%, 7.0%, 16.8% and 1.4% of MoneyHero Group’s assets were located in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, respectively.

This offering involves the potential sale of a substantial portion of our shares for resale. The PubCo Class A Ordinary Shares being offered for resale under this prospectus, including PubCo Class A Ordinary Shares underlying the PubCo Warrants and PubCo Options, represent approximately 81.6% of the sum of (i) PubCo’s total outstanding shares as of the date of this prospectus and (ii) the total amount of PubCo Class A Ordinary Shares issuable upon the exercise of the aforementioned PubCo Warrants and PubCo Options. The PubCo Class A Ordinary Shares being offered for resale under this prospectus, excluding the PubCo Class A Ordinary Shares underlying the PubCo Warrants and PubCo Options, represent approximately 77.0% of PubCo’s total outstanding shares as of the date of this prospectus. In addition, Selling Securityholders that acquired the Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares will have an incentive to sell and could make substantial profits upon resales even if the trading price of PubCo securities is low, whereas our public securityholders who purchased Bridgetown Class A Ordinary Shares as part of the units offered in the initial public offering of Bridgetown at a price of $10.00 per unit or, subsequent to the initial public offering, Bridgetown Class A Ordinary Shares or PubCo Class A Ordinary Shares at a price higher than the current trading price may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the current trading price. Upon (i) the effectiveness of the registration statement of which this prospectus is a part or satisfaction of the requirements of Rule 144 under the Securities Act and (ii) the expiration or waiver of the applicable contractual resale restrictions, the Selling Securityholders may sell large amounts of PubCo Class A Ordinary Shares and/or PubCo Warrants in the open market or in privately negotiated transactions. Such sales, or the perception that such sales might occur, could increase the volatility in PubCo’s share price and result in a significant decline in the price of PubCo’s securities. For more details on the contractual resale restrictions, see “Securities Eligible for Future Sales.” For more details on related risks, see “Risk Factors—Risks Related to PubCo and Its Securities—The securities being offered in this prospectus represent a substantial percentage of PubCo’s outstanding shares. In addition, Selling Securityholders that acquired the Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares could make substantial profits upon resales” and “Risk Factors—Risks Related to PubCo and Its Securities— Future resales of a large number of PubCo Class A Ordinary Shares or PubCo Warrants may cause the market price of PubCo Class A Ordinary Shares to drop significantly, even if PubCo’s business is doing well.” Despite such a decline in the public trading price, Selling Securityholders that acquired the Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares may still experience a positive rate of return on the Registered Securities.

Assuming that no Selling Securityholder will exercise its PubCo Warrants for cash for so long as the warrant exercise price remains above the trading price of PubCo Class A Ordinary Shares, then, based on the closing price of PubCo Class A Ordinary Shares on December 19, 2023 of $1.63 per share and the closing price of PubCo Public Warrants on December 19, 2023 of $0.043 per warrant, (i) the Sponsor could experience a potential profit of approximately $1.628 per share, or approximately $20.61 million in the aggregate, on the resale of its PubCo Class B Ordinary Shares (not taking into account any payments that the Sponsor may be required to be make under the Non-Redemption Deeds (as defined below), the exact amount of which cannot be ascertained at this time), which were converted from the Bridgetown Class B Ordinary Shares that it purchased at a price of less than $0.002 per share, and will experience a negative rate of return on the resale of its PubCo Class A Ordinary Shares and PubCo Sponsor Warrants; (ii) PMIL could experience a potential profit of $1.63 per share, or approximately $10.72 million in the aggregate, on the resale of its PubCo Class A Ordinary Shares, which were acquired by it for no consideration in connection of its purchase of Call Option Notes and CGCL Loan Notes; (iii) EIHL could experience a potential profit of $1.63 per share, or approximately $3.27 million in the aggregate, on the resale of the 2,005,263 PubCo Class A Ordinary Shares that it received for no consideration in connection with the exercise of its CGCL Class C Warrants, which were acquired for no consideration in connection with its purchase of CGCL Loan Notes, and will experience a negative rate of return on the resale of the remainder of its Registered Securities; (iv) E Capital could experience a potential profit of $1.63 per share, or approximately $0.5 million in the aggregate, on the resale of its 320,842 PubCo Class A Ordinary Shares, which were converted from the CGCL Class C Ordinary Shares that it acquired for no consideration in connection with its purchase of CGCL Loan Notes, and will experience a negative rate of return on the resale of the remainder of its Registered Securities; (v) the directors and officers participating in this offering could experience (a) a potential profit of up to $1.63 per share, or up to approximately $0.14 million in the aggregate, on the resale of 88,018 PubCo Class A Ordinary Shares that they acquired for no consideration upon the conversion or exercise of their CGCL shares and warrants, which were acquired at par value or for no consideration and (b) a potential profit of $1.6297 per share, or approximately $1.53 million in the aggregate, on the resale of 938,890 PubCo Class A Ordinary Shares issuable to them upon the exercise of their PubCo Options at an exercise price of US$0.0003 per share, and will experience a negative rate of return on the resale of the remainder of their Registered Securities; (vi) BTIG could experience a potential profit of $1.63 per share, or approximately $0.53 million in the aggregate, on the resale of its 325,000 PubCo Class A Ordinary Shares, not taking into account any costs related to the provision of the aforementioned strategic and capital markets advisory services; and (v) Daniel Wong, John R. Hass, Samuel Altman, In Joon Hwang, Kenneth Ng and Steven Teichman may experience a potential profit of up to $1.63 per share, or up to $3.61 million in the aggregate, on the resale of their 1,620,000 PubCo Class A Ordinary Shares and 594,946 PubCo Class B Ordinary Shares, which were converted from the Bridgetown Class B Ordinary Shares that they acquired from Sponsor for nil consideration. As noted above, the Registered Securities being offered for resale by several Selling Securityholders, namely, the Sponsor, EIHL, E Capital and Mr. Shaun Kraft, consist of PubCo shares of different cost bases. When shares of different cost bases are aggregated, based on the closing price of PubCo Class A Ordinary Shares on December 19, 2023 of $1.63 per

share, the Sponsor could experience a potential profit of approximately $1.28 per share, or approximately $16.83 million in the aggregate, on the resale of its PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Class B Ordinary Shares), EIHL will experience a negative rate of return on the resale of its PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Preference Shares), E Capital also will experience a negative rate of return on the resale of its PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Preference Shares), and Mr. Kraft could experience a potential profit of approximately $0.48 per share, or approximately $0.21 million in the aggregate, on the resale of his PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the exercise of his PubCo Options).

Corporate Information

PubCo was incorporated under the laws of the Cayman Islands on March 21, 2023, solely for the purpose of effectuating the Business Combination. PubCo was incorporated with an aggregate share capital of $50,000 divided into 500,000,000 registered shares of a par value of $0.0001 per share.

PubCo’s corporate purpose is unrestricted and PubCo has the full power and authority to carry out any object not prohibited by the Cayman Companies Act or any other law of the Cayman Islands.

PubCo’s affairs are governed by PubCo’s second amended and restated memorandum and articles of association, as amended (the “PubCo Articles”), the Cayman Companies Act and the common law of the Cayman Islands.

The principal place of business of PubCo is 70 Shenton Way, #18-15, EON Shenton, S079118, Singapore, and its telephone number is +65 6322 4392.

Organizational Structure

The following chart illustrates PubCo’s organizational structure and material subsidiaries as of the date of this prospectus.

The Business Combination

On October 12, 2023, PubCo consummated the Business Combination pursuant to the Business Combination Agreement, dated as of May 25, 2023, by and among PubCo, Bridgetown, Bridgetown Merger Sub, CGCL Merger Sub and CGCL. As a result of the Business Combination, (i) Bridgetown merged with and into Bridgetown Merger Sub, with Bridgetown Merger Sub being the surviving company and remaining as a wholly-owned subsidiary of PubCo and (ii) CGCL Merger Sub merged with and into CGCL, with CGCL being the surviving entity and becoming a wholly-owned subsidiary of PubCo.

On October 13, 2023, the PubCo Class A Ordinary Shares and PubCo Public Warrants commenced trading on the Nasdaq Global Market (“Nasdaq”) under the symbols “MNY” and “MNYWW.”

Controlled Company

Under Nasdaq’s listing rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements. As of the date of this prospectus, Sponsor, the sole member of which is indirectly wholly owned by Mr. Richard Tzar Kai Li (“Mr. Li”), directly holds 31.2% of the equity interest and 78.8% of the voting power in PubCo (not taking into account any PubCo Class A Ordinary Shares issuable upon exercise of PubCo Sponsor Warrants).

As a result of Sponsor’s majority voting power, which gives it the ability to control the outcome of certain matters submitted to our shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this prospectus), PubCo qualifies as a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Therefore, PubCo has the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its board of directors shall consist of independent directors and the requirement that its nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. PubCo currently does not intend to take advantage of these exemptions, subject to application of its home country corporate governance practices as outlined below. However, we cannot guarantee that this may not change going forward. For more details on related risks, see “Risk Factors—Risks Related to PubCo and Its Securities—PubCo is a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualifies for, and could elect to rely on, exemptions from certain corporate governance requirements.”

Emerging Growth Company

PubCo is an “emerging growth company” as defined in the JOBS Act. PubCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Class A Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of PubCo’s prior second fiscal quarter, PubCo has been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes- Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PubCo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PubCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after PubCo no longer qualifies as an “emerging growth company,” as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act and Nasdaq corporate governance rules that are applicable to U.S. domestic public companies, as detailed below.

Foreign Private Issuer

PubCo qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act and is therefore exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

In addition, as a foreign private issuer, PubCo is permitted to follow certain corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. As a result, PubCo’s shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements.

PubCo currently relies, and expects to continue to rely, on the foreign private issuer exemption with respect to the following:

•

Rule 5605(b)(1), which requires that independent directors comprise a majority of a company’s board of directors. As allowed by the laws of the Cayman Islands, independent directors do not comprise a majority of our board of directors;

•

Rule 5605(b)(2), which requires that independent directors must meet at regularly scheduled executive sessions without management present. As allowed by the laws of the Cayman Islands, our independent directors do not meet in regularly scheduled executive sessions;

•

Rule 5605(d)(2), which requires that a company has a compensation committee, comprised solely of independent directors. As allowed by the laws of the Cayman Islands, our compensation committee is not comprised solely of independent directors;

•

Rule 5605(e), which requires that a company has a nominations committee comprised solely of independent directors and a formal written charter or board resolution, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws. As allowed by the laws of the Cayman Islands, our nominating and corporate governance committee is not comprised solely of independent directors, and our nominating and corporate governance committee is not required to address matters required under the federal securities laws;

•

Rule 5620(a), which requires a company to hold an annual meeting of shareholders no later than one year after the end of the company’s fiscal year-end. As allowed by the laws of the Cayman Islands, we may not always hold annual meetings of shareholders; and

•

Rule 5635, which requires a company to obtain shareholder approval for the issuance of securities under certain circumstances. As allowed by the laws of the Cayman Islands, we are not required to seek shareholder approval in these circumstances.

For more details on related risks, see “Risk Factors—Risks Related to PubCo and Its Securities—As a foreign private issuer, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq’s corporate governance standards applicable to domestic U.S. companies. These practices may afford less protection to shareholders than they would enjoy if PubCo complied fully with Nasdaq’s corporate governance standards” and “Risk Factors—Risks Related to PubCo and Its Securities—PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.”

Cash Flows through Our Organization

Cash is transferred within the MoneyHero Group mainly in the following manners:

•	Intercompany working capital loans;

•	Repayment of intercompany working capital loans;

•	Service fees and recharges in connection with various types of management, administrative, technical support and marketing services; and

•	Capital contributions into group companies that are engaged in insurance brokerage business.

The table below sets forth a breakdown of the amounts transferred, the parties and regions involved and the currencies in which the transfers were made during the period from January 1, 2021 to June 30, 2023.

Source of Funds	Nature of Transfer	Payor	Payee	Currency of Transfer	Amount (US$, in thousands)
Singapore	Working Capital Loan	CAG Regional Singapore Pte. Ltd (“CAGRSG”)	Seedly Pte. Ltd	US$	118
		Ekos Pte. Ltd.	CAGRSG	S$	1,294
		Singsaver Pte. Ltd.	CAGRSG		5,725
		Singsaver Pte. Ltd.	Seedly Pte. Ltd		281
	Service Fees and Recharges	Singsaver Pte. Ltd.	CAGL	US$	2,719
			Ekos Pte. Ltd.	S$	470
			Seedly Pte. Ltd		327
		Ekos Pte. Ltd.	Singsaver Pte. Ltd.		41,471
		Seedly Pte. Ltd	Singsaver Pte. Ltd.		212
		Singsaver Insurance Brokers Pte. Ltd.	Singsaver Pte. Ltd.		253
	Capital Contribution	Singsaver Pte. Ltd.	Singsaver Insurance Brokers Pte. Ltd.		429
	Loan Repayment	Singsaver Pte. Ltd.	CAGL	US$	3,476

Source of Funds	Nature of Transfer	Payor	Payee	Currency of Transfer	Amount (US$, in thousands)
Hong Kong	Working Capital Loan	CGCL	CAGL	US$	51,740
		CAGL	CAGRSG		29,662
			Ekos Pte. Ltd.		1
			Seedly Pte. Ltd		1,669
			Singsaver Pte. Ltd.		1,843
			CAG Regional Limited		11,007
			Ekos Limited		102
			MoneyHero Global Limited		900
			Money101 Limited		642
			CompareAsia Group ROHQ Philippines		80
			MoneyGuru Philippines Corporation		1,134
			Compargo Malaysia Sdn. Bhd.		948
			Certain historic subsidiaries		1,264
		MoneyHero Global Limited	CAGRL	HK$	350
	Loan Repayment	CAGRL	CAGL	US$	601
		MoneyHero Global Limited	CAGL		5,129
	Service Fees and Recharges	MoneyHero Global Limited	CAGL	HK$	271
			CAGRL		433
		MoneyHero Insurance Brokers Limited	CAGRL		5
			MoneyHero Global Limited		848
	Capital Contribution	MoneyHero Global Limited	MoneyHero Insurance Brokers Limited		817
Taiwan	Loan Repayment	Money101 Limited	CAGL	US$	1,100
The Philippines	Working Capital Loan	MoneyGuru Philippines Corporation	CompareAsia Group ROHQ Philippines	PHP	316
	Loan Repayment	MoneyGuru Philippines Corporation	CAGL	US$	2,467
	Service Fees and Recharges	MoneyGuru Philippines Corporation	CAGL		1,166
			CAGRL		1,289
			CAGRSG		64
			CompareAsia Group ROHQ Philippines	PHP	90
		MoneyHero Insurance Brokerage, Inc.	MoneyGuru Philippines Corporation		768
	Capital Contribution	MoneyGuru Philippines Corporation	MoneyHero Insurance Brokerage, Inc.		208

As of the date of this prospectus, no cash dividend or distribution had been made by PubCo or any of its subsidiaries to their respective investors. It is expected that PubCo will retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business. As a result, it is not expected that PubCo will pay any cash dividends in the foreseeable future. The payment of any cash dividends will be dependent upon the revenue, earnings and financial condition of PubCo and its subsidiaries from time to time and will be within the discretion of the board of directors of PubCo. The MoneyHero Group believes that there are no additional limitations or foreign exchange restrictions on its ability to transfer cash between PubCo and its subsidiaries, or among its subsidiaries, either within a certain region or cross borders, and its ability to distribute earnings or declare dividends to U.S. and non-U.S. investors, other than the laws and regulations described under the sections titled “Regulations on Foreign Investment and Exchange Control” and “Regulations on Dividend Distribution” under “Regulatory Overview—Regulations in Singapore,” the sections titled “Regulations on Foreign Ownership Restrictions,” “Regulations on Exchange Control” and “Regulations on Dividend Distributions” under “Regulatory Overview—Regulations in the Philippines,” the sections titled “Regulations on Foreign Investment,” “Regulations on Financial Support Provided by Offshore Entities,” “Regulations on Exchange Control” and “Regulations on Dividend Distributions” under the section titled “Regulatory Overview—Regulations in Taiwan,” the sections titled “Regulations on Foreign Investment,” “Regulations on Exchange Control” and “Regulations on Dividend Distribution” under “Regulatory Overview—Regulations in Malaysia” and “Description of PubCo Securities—Ordinary Shares and Preference Shares—Dividends.”

In addition, there are various restrictions under current PRC laws and regulations on intercompany fund transfers and foreign exchange control, which mainly include the following:

•

Dividends. PRC companies may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations, and must first set aside at least 10% of their after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. In addition, PRC companies are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and a withholding tax, at the rate of 10% or lower, is payable by a PRC subsidiary upon dividend remittance.

•

Capital expenses. Approval from or registration with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, PRC companies are required to obtain approval from the State Administration of Foreign Exchange (the “SAFE”) or complete certain registration process in order to use cash generated from their operations to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi.

•

Shareholder loans and capital contributions. Loans by an offshore holding company to its PRC subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from such holding company to its PRC subsidiaries is required to be registered with the competent PRC governmental authorities.

As the MoneyHero Group does not currently have, or expect to have, any subsidiaries or business operations in mainland China or any revenue from mainland China, and none of its assets, directors, officers or members of senior management are, or are expected to be, located in mainland China, the MoneyHero Group believes, based on the experience of its management, that there are no restrictions on foreign investments or foreign ownership applicable to the businesses currently conducted by its Hong Kong subsidiaries, and that no foreign exchange controls are currently in force in Hong Kong. However, funds or assets located in Hong Kong may not be available to fund operations or for other use outside of Hong Kong due to the PRC government authorities’ interventions in, or the imposition of restrictions and limitations on, the ability of PubCo or its subsidiaries to transfer cash or assets. However, there remains uncertainty as to how the relevant laws and regulations will be implemented, and we cannot assure you that PRC regulatory agencies, including the SAFE, will take the same position. If the MoneyHero Group or any of its subsidiaries were to be deemed by PRC regulatory authorities to be subject to these restrictions, there is no assurance that they can fully or timely comply with the relevant requirements or complete the required registration, which could have a material and adverse effect on their business, financial condition and results of operations.

The MoneyHero Group maintains a Finance and Accounting Manual, which sets forth certain rules and procedures relating to cash management. All the group companies are required to perform monthly bank reconciliation. The Group Finance Director prepares a group-level cash position report on a monthly basis for the group’s Chief Executive Officer and Chief Financial Officer to review, with a summary of the balances of bank accounts in each of the MoneyHero Group’s five markets, analysis on the fluctuations for the month, information about conversion of trade receivables to cash, explanation on the sources and uses of cash and other information required to forecast, schedule and allocate cash. In addition, for purposes of working capital budgeting, local financial managers are required to send a monthly cashflow forecast of their respective region for the Group Finance Director and Chief Financial Officer to review, and variances from previous forecasts are also analyzed as part of this process. Local entities that need funds for operations are required to submit cash requests to the Group Finance Director and Chief Financial Officer for assessment and approval. Repayments of working capital loans and regional recharges are initiated at the group level, taking into account factors such as the funding needs of the entities and foreign exchange exposure, and require approval from the Chief Financial Officer.

Risk Factor Summary

The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may have an adverse effect on the business, cash flows, financial condition and results of operations of PubCo. Such risks include, but are not limited to:

Risks Related to the MoneyHero Group’s Business and Industry

•	Our historical revenue growth and financial performance may not be indicative of our future performance;

•	We have a history of losses, and we may not achieve or maintain profitability in the future;

•

Economic conditions, including changes in the consumer lending and insurance markets, and ongoing geopolitical uncertainties and conflicts could materially and adversely affect our business, financial condition and results of operations;

•

Our operations are located in Greater Southeast Asia, which subjects us to various risks inherent in operating and investing in this region, such as uncertainties with respect to the local economic, legal and political environment;

•

If we fail to retain existing commercial partners, especially commercial partners from which we generate a substantial portion of our revenue, or attract new commercial partners, or maintain favorable fee arrangements with our commercial partners, our business, financial condition and results of operations could be materially and adversely affected;

•	Our business relies heavily on our ability to cost-effectively attract new, and retain existing, users and maintain and enhance user engagement

•	Our business is highly dependent on our ability to offer high-quality content that meets our users’ preferences and demands;

•	We compete in a highly competitive and rapidly evolving market with a number of other companies, and we face the possibility of new entrants disrupting our market over time;

•

We rely on the data provided by our users and third parties to operate our business and enhance our products and services, and failure to maintain and grow the use of such data may adversely affect our business, financial condition and results of operations;

•

Our actual or perceived failure to protect information provided by our users and commercial partners, or other confidential information, and to comply with the relevant laws and regulations could adversely affect our business, financial condition and results of operations;

•

Our business depends on a strong reputation and brand, and any failure to maintain, protect and enhance our brand could have a material adverse effect on our business, financial condition and results of operations;

•	We may be subject to complaints, litigation, arbitration proceedings and regulatory investigations and inquiries from time to time; and

•	We may fail to obtain, maintain or renew the requisite licenses and approvals.

Risks Related to Doing Business in Singapore

•	Our business, financial condition and results of operations may be influenced by the political, economic and legal environments in Singapore, and by the general state of the Singapore economy.

Risks Related to Doing Business in Hong Kong

The MoneyHero Group conducts business in Hong Kong mainly through the following subsidiaries: (i) MoneyHero Global Limited, which operates the online financial comparison platform MoneyHero; (ii) MoneyHero Insurance Brokers Limited, a registered insurance broker; (iii) eKos Limited, a SaaS provider connecting financial institutions with their digital partners and affiliates; (iv) CAGRL, which provides technology regional support services, including legal, human resources and finance functions, to group companies and (v) CompareAsia Group Limited, which is primarily engaged in investment holding and provision of management services to other group companies. In 2021, 2022 and the six months ended June 30, 2023, approximately 29.4%, 32.7% and 33.6% of the MoneyHero Group’s total revenue was derived from Hong Kong, respectively. As of June 30, 2023, approximately 31.3% of the MoneyHero Group’s assets were located in Hong Kong. Any changes in the economic, social and political conditions in Hong Kong, any escalation in political and trade tensions, including those involving the U.S., mainland China and Hong Kong, and incidents such as protests, social unrests, strikes, riots, civil disturbances or disobedience in Hong Kong, may have a widespread effect on the business operations of the MoneyHero Group’s Hong Kong subsidiaries, which could in turn materially affect the MoneyHero Group’s business, financial condition and results of operations. The future development of national security laws and regulations in Hong Kong also could materially impact the MoneyHero Group’s business by possibly triggering sanctions or other harmful measures.

The MoneyHero Group does not currently have any subsidiaries or business operations in mainland China, generate any revenue from mainland China, provide its products or services in mainland China, or solicit any customer, or collect, host or manage any customer’s personal data, in mainland China, and none of its assets, directors, officers or members of senior management are, or are expected to be, located in mainland China. Accordingly, the MoneyHero Group’s management believes, based on their experience, that (i) the laws and regulations of the PRC do not currently have any material impact on the MoneyHero Group’s business operations and that the PRC government currently does not exert direct oversight and discretion over the manner in which the MoneyHero Group conducts its business activities; and (ii) no permission or approval from PRC government authorities, including but not limited to the CSRC and the CAC, is required of PubCo or any of its subsidiaries for operating their business, listing securities on a foreign stock exchange, maintaining such listing or offering securities to foreign investors. As such, neither the MoneyHero Group nor any of its subsidiaries has applied for, or been denied, any permission or approval from PRC government authorities for operating its business, listing securities on a foreign stock exchange, maintaining such listing or offering securities to foreign investors. However, the MoneyHero Group has not engaged PRC legal counsel in connection with reaching these determinations, and there is no guarantee that PRC government authorities will take the same position. If the conclusion that such permissions or approvals are not required proves to be incorrect, or if applicable laws, regulations or interpretations change, and PubCo or any of its subsidiaries is required to obtain such permissions or approvals in the future, any failure to obtain the requisite permissions and approvals or the subsequent denial or rescission of such permissions and approvals could materially and adversely affect the operations of MoneyHero Group, significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities, and cause the value of PubCo’s securities to significantly decline or become worthless, which would materially affect the interests of the MoneyHero Group’s investors.

Because of the MoneyHero Group’s substantial operations in Hong Kong and given that (i) the PRC government has significant oversight and authority over the conduct of business in Hong Kong generally and (ii) there are significant risks and uncertainties regarding the enforcement of PRC laws and regulations as the laws, rules and regulations in the PRC can change quickly with little advance notice, PRC laws, rules and regulations could become applicable to the MoneyHero Group’s business in Hong Kong, and the MoneyHero Group could become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, its operations may be materially and adversely affected, PubCo’s ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and the value of PubCo’s securities could significantly decline or become worthless, which would materially affect the interests of the MoneyHero Group’s investors. Furthermore, while the MoneyHero Group does not believe the recent statements and regulatory actions by the PRC government and regulatory authorities in Hong Kong, such as those related to data security or anti-monopoly concerns have had any impact on it, could have a significant impact on the MoneyHero Group’s ability to conduct its business, accept foreign investments, or seek or maintain listing on Nasdaq or another U.S. or foreign stock exchange. Any actions by the PRC government or regulatory authorities in Hong Kong to exert more oversight and control over offerings that are conducted overseas by, and/or foreign investment in, issuers that are based in mainland China or Hong Kong could significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or become worthless.

In addition, the auditor of PubCo is headquartered in Hong Kong. Under the AHFCAA, an issuer that has been identified as a Commission-Identified Issuer (i.e., an issuer who has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it was unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction) by the U.S. Securities and Exchange Commission for two consecutive years will be subject to trading prohibitions. On December 29, 2022, the Consolidated Appropriations Act of 2023 was signed into law, which contained, among other things, a provision identical to the aforementioned provision in the AHFCAA. Historically, the PCAOB had determined that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong, because of positions taken by PRC authorities in such jurisdictions. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. The PCAOB has since then conducted inspections of certain PCAOB-registered public accounting firms headquartered in mainland China and/or Hong Kong. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. While the auditor of PubCo currently can be inspected by the PCAOB, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors outside the control of PubCo and its auditor. For example, should the regulatory authorities in mainland China or Hong Kong obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. If PubCo in the future files an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, it could be identified as a Commission-Identified Issuer and PubCo’s securities would become subject to the aforementioned trading prohibitions if PubCo is identified as a Commission-Identified Issuer for two consecutive years. The delisting of PubCo’s securities, or the threat of PubCo’s securities being delisted, may substantially impair your ability to sell PubCo’s securities when you wish to do so and the value of your investment. In addition, as the inspections of audit firms, including audit firms in mainland China and Hong Kong, that the PCAOB has conducted have identified deficiencies in those firms’ audit and quality control procedures, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections.

Furthermore, several of PubCo’s directors, officers and members of senior management, including but not limited to Kenneth Chan, Derek Fong, Rohith Murthy, Susanna Lee and Daniel Wang, are located in Hong Kong, which makes it more difficult (i) to serve legal process within the United States upon these individuals, (ii) to obtain information from these individuals necessary for investigations or lawsuits, (iii) to enforce, both in and outside the United States, judgments obtained in U.S. courts against these individuals in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws, and (iv) to bring an original action in a Hong Kong court to enforce liabilities against these individuals based upon the U.S. federal securities laws. None of PubCo’s directors, officers and members of senior management is, or is expected to be, located in mainland China.

For a more detailed description on the related risks, see:

•	Potential political and economic instability in Hong Kong may adversely impact our results of operations;

•

The business, financial condition and results of operations of our Hong Kong subsidiaries and/or the value of PubCo’s securities or PubCo’s ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws, rules and regulations of the PRC become applicable to us;

•

The PRC government has significant oversight, discretion and control over the manner in which companies incorporated under the laws of the PRC or companies that operate in, or generate revenue from, mainland China must conduct their business activities. Because of our substantial operations in Hong Kong and given the PRC government’s significant oversight and authority over the conduct of business in Hong Kong generally, if we were to become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or become worthless, which would materially affect the interests of our investors;

•

Our Hong Kong subsidiaries may be subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations;

•

We and our subsidiaries may be subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations;

•

The future development of national security laws and regulations in Hong Kong could materially impact our business by possibly triggering sanctions and other measures that can cause economic harm to our business;

•

If PubCo is identified by the SEC as a Commission-Identified Issuer for two consecutive years due to the PCAOB’s inability to inspect its auditors, PubCo’s securities will likely be delisted. The delisting of PubCo’s securities, or the threat of PubCo’s securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections;

•

There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in Hong Kong based on United States or other foreign laws against PubCo’s directors, officers and members of senior management who are located in Hong Kong;

•	We and our Hong Kong subsidiaries may be affected by the currency pegging system in Hong Kong and other exchange rate fluctuations; and

•	Increases in labor costs may adversely affect our business and results of operations.

Risks Related to Doing Business in Taiwan

•	Regional geopolitical risks and disruptions in Taiwan’s political environment caused by local political events could negatively affect our business operations in Taiwan.

Risks Related to Doing Business in the Philippines

•	Our Philippines subsidiaries face challenges and risks unique to operating a business in the Philippines.

•	If we are unable to manage those challenges and risks, the growth of our business could be limited, and our business could suffer; and

•	The credit ratings of the Philippines may restrict the access to capital of Philippine companies, including our Philippines subsidiaries.

Risks Related to Doing Business in Malaysia

•	Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

Risks Related to PubCo and Its Securities

•	Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our PubCo Class A Ordinary Shares and/or PubCo Public Warrants;

•	The market price and trading volume of PubCo securities may be volatile and could decline significantly in the future, which could subject PubCo to securities class action litigation;

•

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about PubCo, its share price and trading volume could decline significantly.

•	A market for PubCo’s securities may not be sustained, which would adversely affect the liquidity and price of PubCo’s securities and make it difficult for holders to sell the securities.

•

The securities being offered in this prospectus represent a substantial percentage of PubCo’s outstanding shares. In addition, Selling Securityholders that acquired the Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares could make substantial profits upon resales;

•

Future resales of a large number of PubCo Class A Ordinary Shares or PubCo Warrants may cause the market price of PubCo Class A Ordinary Shares to drop significantly, even if PubCo’s business is doing well;

•	Certain shareholders of PubCo have substantial influence over PubCo, and their interests may not be aligned with the interests of PubCo’s other shareholders;

•	PubCo is a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualifies for, and could elect to rely on, exemptions from certain corporate governance requirements; and

•

PubCo’s issuance of additional share capital in connection with acquisitions, investments, financings, its equity incentive plans, the exercise of PubCo Warrants or otherwise will dilute all other shareholders and could cause the market price of PubCo’s securities to decline.

SELECTED HISTORICAL FINANCIAL DATA OF MONEYHERO GROUP

The following tables present MoneyHero Group’s selected consolidated financial information derived from the unaudited financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022, and the audited financial statements as of December 31, 2022 and 2021 included elsewhere in this prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and notes thereto included elsewhere in this prospectus. MoneyHero Group’s audited consolidated financial statements are prepared and presented in accordance with IFRS. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of MoneyHero Group.

Consolidated Statements of Comprehensive Income

	For the Six Months ended June 30,		For the Year ended December 31,
	2023	2022	2022	2021
	(US$, in thousands, except for loss per share)
Revenue	34,892	33,564	68,132	61,882
Cost and expenses	(44,625)	(55,673)	(109,839)	(91,537)
Operating loss	(9,733)	(22,109)	(41,707)	(29,654)
Other income / (expenses)	(61,334)	(7,682)	(7,987)	(1,316)
Loss before income tax	(71,067)	(29,791)	(49,694)	(30,970)
Tax (expenses)/credit	(34)	(4)	252	38
Loss for the year/period	(71,101)	(29,795)	(49,442)	(30,932)
Other comprehensive income, net of tax	1,638	4,347	3,130	2,368
Total comprehensive loss, net of tax	(69,463)	(25,448)	(46,312)	(28,564)

Basic and diluted	(15.1)	(42.4)	(31.7)	(44.0)

Consolidated Balance Sheets

	As of June 30,	As of December 31,
	2023	2022	2021
	(US$, in thousands)
Assets
Current assets	43,926	48,644	36,882
Non-current assets	14,767	15,608	19,766
Total assets	58,693	64,252	56,648
Liabilities
Current liabilities	98,744	39,011	42,969
Non-current liabilities	12,795	9,419	5,576
Total liabilities	111,539	48,430	48,545
Net (liabilities) / assets	(52,846)	15,822	8,103
Shareholders’ equity
Total shareholders’ equity	(52,846)	15,822	8,103

Consolidated Statements of Cash Flows

	For the Six Months ended June 30,		For the Year ended December 31,
	2023	2022	2022	2021
	(US$, in thousands)
Net cash flows used in operating activities	(2,900)	(8,437)	(14,609)	(14,385)
Net cash flows used in investing activities	(1,131)	(3,597)	(4,976)	(5,475)
Net cash flows (used in)/from financing activities	(383)	12,849	34,790	11,584
Net (decrease)/increase in cash and cash equivalents	(4,414)	815	15,205	(8,276)
Cash and cash equivalents at the beginning of the year/period	24,078	9,190	9,190	17,611
Effect of foreign exchange rate changes, net	(208)	(591)	(317)	(145)
Cash and cash equivalents at the end of the year/period	19,456	9,414	24,078	9,190

Non-IFRS Financial Measures

	For the Six Months ended June 30,		For the Year ended December 31,
	2023	2022	2022	2021
	(US$, in thousands)
Loss for the year/period	(71,101)	(29,795)	(49,442)	(30,932)
Adjustments:
Tax expenses/(credit)	34	4	(252)	(38)
Depreciation and amortization	2,400	2,143	4,789	3,900
Interest income	(126)	(6)	(28)	(15)
Finance costs	3,569	5,471	7,801	1,702
Government subsidies	(43)	(390)	(734)	(533)
Impairment of goodwill	—	—	4,383	—
Impairment of other intangible assets	—	—	1,451	—
Equity-settled share option expense	795	4,298	14,431	9,353
Other long-term employee benefits expense	(84)	(337)	(4,951)	(240)
Employee severance expenses	1	7	528	—
Transaction expenses	3,613	471	1,139	2,254
Changes on fair value of financial instruments	57,937	2,742	1,101	179
Gain on derecognition of convertible loan and bridge loan	—	(135)	(135)	—
Equity-settled share-based payment expense	—	—	882	—
Unrealized foreign exchange differences, net	2,070	5,434	3,389	2,748
Adjusted EBITDA(1)	(935)	(10,093)	(15,648)	(11,622)
Revenue	34,892	33,564	68,132	61,882
Adjusted EBITDA	(935)	(10,093)	(15,648)	(11,622)
Adjusted EBITDA Margin(1)	(2.7)%	(30.1)%	(23.0)%	(18.8)%

Note:

(1)

In addition to MoneyHero Group’s results determined in accordance with IFRS, MoneyHero Group believes that the above non-IFRS measures are useful in evaluating its operating performance. MoneyHero Group uses these measures, collectively, to evaluate ongoing operations and for internal planning and forecasting purposes. MoneyHero Group believes that non-IFRS information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and may assist in comparisons with other companies to the extent that such other companies use similar non-IFRS measures to supplement their IFRS results. These non-IFRS measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with IFRS and may be different from similarly titled non-IFRS measures used by other companies. Accordingly, non-IFRS measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of other IFRS financial measures, such as loss for the year/period and loss before income tax.

Adjusted EBITDA is a non-IFRS financial measure defined as loss for the year/period plus depreciation and amortization, interest income, finance costs, income tax expenses/(credit), impairments of assets when the impairment is the result of an isolated, non-recurring event, equity-settled share option and share-based payment expenses, other long-term employee benefits expenses, employee severance expenses, transaction expenses including certain one-off audit and legal fees, changes on the fair value of financial instruments, gain on derecognition of convertible loan and bridge loan, unrealized foreign exchange loss minus government subsidies. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation is provided above for each non-IFRS measure to the most directly comparable financial measure stated in accordance with IFRS. Investors are encouraged to review the related IFRS financial measures and the reconciliations of these non-IFRS measures to their most directly comparable IFRS financial measures. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. For additional information on related risks, see “Risk Factors—Risks Related to PubCo and Its Securities—We currently, and will continue to, report financial results under IFRS, which differs in certain significant respects from U.S. GAAP.”

SELECTED HISTORICAL FINANCIAL DATA OF BRIDGETOWN

The following tables present Bridgetown’s selected historical financial information derived from Bridgetown’s unaudited financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022, and from Bridgetown’s audited financial statements as of December 31, 2022 included elsewhere in this prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Bridgetown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. Bridgetown’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2023	2022	2022	2021
Statement of Operations Data:
Operating expense	$5,328,857	$818,249	$(1,701,017)	$(3,919,122)
Total other (expense) income, net	(1,046,001)	18,065,670	24,917,061	92,966,129

Net (loss) income	$(6,374,858)	$17,247,421	$23,216,044	$89,047,007

Basic and diluted weighted average shares outstanding of PubCo Class A Ordinary Shares	15,093,034	59,499,351	50,618,088	59,499,351

Basic and diluted net (loss) income per share, PubCo Class A Ordinary Shares	$(0.21)	$0.23	$0.35	$1.20

Basic and diluted weighted average shares outstanding of Class B ordinary shares	14,874,838	14,874,838	14,874,838	14,874,838

Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.21)	$0.23	$0.35	$1.20

	As of June 30, 2023	As of December 31, 2022
Balance Sheet Data:
Total current assets	451,981	687,982
Cash held in Trust Account	154,927,287	152,362,993

Total assets	$155,379,268	$153,050,975

Total current liabilities	10,718,241	5,625,385
Warrant liabilities	6,764,261	3,153,966
Deferred underwriting fee payable	17,849,805	17,849,805

Total liabilities	35,332,307	26,629,156

PubCo Class A Ordinary Shares subject to possible redemption, $0.0001 par value, 200,000,000 shares authorized, 15,093,034 shares at approximately $10.26 and $10.09 per share at June 30, 2023 and December 31, 2022, respectively	154,927,287	152,362,993
Preference shares, $0.0001 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 14,874,838 shares issued and outstanding at June 30, 2023 and December 31, 2022	1,487	1,487
Accumulated deficit	(34,881,813)	(25,942,661)
Total shareholders’ deficit	(34,880,326)	(25,941,174)
Total liabilities and shareholders’ deficit	$155,379,268	$153,050,975

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2023	2022	2022
Statement of Cash Flows Data:
Net cash used in operating activities	(477,251)	(319,687)	(1,933,708)
Net cash provided by investing activities	—	—	447,637,641
Net cash provided by (used in) financing activities	600,000	500,000	(445,836,661)

THE OFFERING

Issuer	MoneyHero Limited

Securities offered by the issuer	26,282,971 PubCo Class A Ordinary Shares issuable upon the exercise of 19,833,035 PubCo Public Warrants and 6,449,936 PubCo Sponsor Warrants.

Securities offered by the Selling Securityholders	Up to 42,988,598 PubCo Class A Ordinary Shares and 8,116,602 PubCo Warrants.

Share capital outstanding	25,280,667 PubCo Class A Ordinary Shares, 13,254,838 PubCo Class B Ordinary Shares and 3,466,820 PubCo Preference Shares issued and outstanding.

Use of proceeds	We will not receive any of the proceeds from the sale of the Registered Securities by the Selling Securityholders. In connection with the issuance of PubCo Class A Ordinary Shares upon the exercise of 19,833,035 PubCo Public Warrants and 6,449,936 PubCo Sponsor Warrants registered herein, we will receive up to $302,254,166.50 if all such warrants are exercised in full for cash at an exercise price of $11.50 per share. In addition, to the extent any Selling Securityholder wishes to exercise its PubCo Class A Warrants and sell the underlying PubCo Class A Ordinary Shares, we will receive an exercise price of $2.9899, $5.9798 or $8.9697 per 0.307212 share, as applicable, from the Selling Securityholder (or up to $24,845,189.97 in the aggregate). There is no assurance that our warrants will be in the money prior to their expiration or that the holders of the warrants will elect to exercise any or all of such warrants. We believe the likelihood that warrant holders will exercise their warrants, and therefore any cash proceeds that we may receive in relation to the exercise of the warrants overlying shares being offered for sale in this prospectus, will be dependent on the trading price of our ordinary shares. The historical trading prices for PubCo Class A Ordinary Shares have varied from a low of approximately $0.75 per share on November 14, 2023 to a high of approximately $6.0 per share on October 13, 2023, and the closing price of PubCo Class A Ordinary Shares on Nasdaq on December 19, 2023 of $1.63 per share. Because the market price for our ordinary shares has been less than the aforementioned exercise prices of our warrants, we believe it is likely that warrant holders will not exercise their warrants for cash, which could adversely affect our liquidity and our ability to fund our operations on a prospective basis with our current cash on hand. To the extent that any warrants are exercised on a “cashless basis” under the limited circumstances in which such exercises are permitted, the amount of cash we would receive from the exercise of the warrants will also decrease. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes, which may include acquisitions or other strategic investments. We will have broad discretion over the use of any proceeds from the exercise of the warrants.

Market for PubCo Class A Ordinary Shares and PubCo Warrants	The PubCo Class A Ordinary Shares and PubCo Public Warrants are listed on Nasdaq under the symbols “MNY” and “MNYWW,” respectively.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of PubCo. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by the MoneyHero Group, which later may prove to be incorrect or incomplete. The MoneyHero Group may face additional risks and uncertainties that are not presently known to it, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on it.

Risks Related to the MoneyHero Group’s Business and Industry

Our historical revenue growth and financial performance may not be indicative of our future performance.

As a relatively young company, we have experienced rapid growth in the past, which may not be sustainable or representative of our future growth trajectory. Additionally, the COVID-19 pandemic has accelerated the shift towards digital acquisition of financial services, leading to an exceptional period of growth that may not be maintained in the future. As the effects of the pandemic subside and market conditions change, we may face new challenges that could impact our growth rate and financial performance. These challenges may include increased competition, evolving user preferences, adverse market conditions or regulatory changes, and other factors beyond our control. Consequently, our historical growth and financial performance may not be indicative of our future prospects. If we are unable to maintain our growth momentum, adapt to changing market conditions or address new challenges effectively, our business, financial condition and results of operations could be materially and adversely affected.

We have a history of losses, and we may not achieve or maintain profitability in the future.

We have a history of losses, including losses of US$30.9 million, US$49.4 million, US$29.8 million and US$71.1 million for the years ended December 31, 2021, 2022 and the six months ended June 30, 2022 and 2023, respectively. We expect to continue to make investments in developing and expanding our business, including, but not limited to, in technology, recruitment and training, marketing, and for the purpose of pursuing strategic opportunities. Our growth efforts may result in significant costs and expenses before generating any incremental revenue from acquisitions or investments. Moreover, we may experience more expenses than we anticipate or fail to generate enough revenue to offset costs, leading to increased losses. Additionally, we may continue to incur significant losses in the future for a number of reasons, including, but not limited to:

•	our inability to grow market share in our existing markets or any new markets we may enter;

•	our expansion into new markets or adjacent lines of business, for which we typically incur more significant losses in the early stages following entry;

•	our inability to successfully execute on acquisitions, integrate acquired businesses and realize efficiencies or meet growth aspirations inherent in the decision to make a specific acquisition;

•	increased competition in the financial comparison industry and insurance brokerage industry in our main markets;

•	failure to realize effective marketing campaigns and product and technology enhancements;

•	failure to execute our growth strategies;

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changes in the macroeconomic and geopolitical environment and a subsequent reduction in our commercial partners’ customer acquisition budgets for, and our users’ demand for, financial products across our markets;

•	increased marketing costs;

•	challenges in hiring additional personnel to support our overall growth;

•	increased labor costs as a result of rising inflation and increasing competition;

•	changes in laws, regulations and government policies that directly or indirectly impact our industries and business operations ;

•	public health threats, natural disasters or other catastrophic events;

•	changes in accounting policies; and

•	unforeseen expenses, difficulties, complications and delays, and other unknown factors.

In addition, as a public company, we will also incur significant legal, accounting, insurance, compliance and other expenses that we did not incur as a private company. These expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs. If we fail to manage our losses or to grow our revenue sufficiently to keep pace with our investments and other expenses, our business will be harmed, and we may not achieve or maintain profitability in the future.

Economic conditions, including changes in the consumer lending and insurance markets, and ongoing geopolitical uncertainties and conflicts could materially and adversely affect our business, financial condition and results of operations.

Our business operations and financial performance are influenced by the overall condition of the markets in which we operate. Each of the markets in which we operate is affected by various macroeconomic factors outside our control, which by their nature are cyclical and subject to change. These factors include, among other things, interest rates, the general market outlook for economic growth, unemployment and consumer confidence. These factors are also affected by government policy and regulations that may change.

The current global economic slowdown, adverse changes in the consumer lending and insurance markets and the possibility of continued turbulence or uncertainty in global financial markets and economies have had, continue to have, and may increasingly have a negative impact on our users and commercial partners, the demand for, and supply of, the financial products on our platforms, our ability to generate revenue from our commercial partners and grow our business, and our access to and the availability of financing on acceptable terms. For example, while rising inflation could cause consumers to seek increased credit both in the form of credit cards and personal loans, our commercial partners may tighten their underwriting standards as they see higher rates of default from consumers, which could result in decreased supply of credit card or personal loan products on our platforms and lower approval rates. Inflationary pressures have increased our operating costs in 2022 and could continue to have an adverse impact on our costs, margins and profitability in the future. Factors such as increased interest rates, economic uncertainties, recessionary conditions, increased unemployment or stagnant or declining wages also can cause consumers to become more cautious in their borrowing behavior, seek alternative financing options or postpone borrowing decisions altogether. While we closely monitor market conditions and have adopted vertical diversification strategies, there is no guarantee that our efforts will be successful in countering the potential negative impacts of macroeconomic risks on our business. Furthermore, macroeconomic conditions could adversely affect the financial strengths of our commercial partners, causing them to cease participating, or participating less, on our platform, tighten underwriting standards, become less willing or able to issue credit, reduce approval rates, implement cost-reduction initiatives that reduce or eliminate their marketing budgets available to our platforms, requiring them to drop the quality of their products and services, or rendering them unable to pay us fees on time, or at all. We cannot predict the timing or duration of an economic slowdown or the timing or strength of a subsequent economic recovery generally or in our industries. If macroeconomic conditions worsen or the current global economic conditions continue for a prolonged period of time, our business, financial condition and results of operations could be materially and adversely affected.

Our operations also could be disrupted by geopolitical risks, including those arising from geopolitical conditions, political and social instability, acts of war or other similar events, which may negatively impact economic growth, cause uncertainty and volatility in the financial markets, and adversely affect our business, financial condition and results of operations. For example, in February 2022, Russia initiated significant military actions against Ukraine, and the tension between Israel and Iran may escalate in the future and turn violent. In response, the U.S. and certain other countries imposed sanctions and export controls against Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business and financial organizations. It is not possible to predict the broader consequences of the conflict, its future development, the extent of further sanctions, and their impact on our business operations and our ability to raise capital. These and any adverse changes or instabilities in the geopolitical environment could increase our costs and our exposure to legal and business risks and disrupt the operations of our company, our content and channel partners and our commercial partners.

Our operations are located in Greater Southeast Asia, which subjects us to various risks inherent in operating and investing in this region, such as uncertainties with respect to the local economic, legal and political environment.

We are dual-headquartered in Singapore and Hong Kong and have operations in five Greater Southeast Asia markets. In 2022, approximately 34.4%, 32.7%, 16.2%, 14.5%, 1.9% and 0.3% of our total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines, Malaysia and Thailand, respectively. We ceased our operations in Thailand in 2022. For the six months ended June 30, 2023, approximately 32.3%, 33.6%, 10.9%, 21.9% and 1.3% of our total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, respectively.

Each of our markets has its own set of political, policy, legal, economic, taxation and other risks and uncertainties that may impact our performance. Therefore, operating in our current markets often requires bespoke business models for each market in which we operate, which adds complexity and reduces economies of scale. In addition, volatile political situations, policy instabilities or changes in policy directions in these markets could negatively affect the local economy, operating environment and investor confidence, which in turn could have a material adverse effect on our business, financial condition and results of operations. Furthermore, emerging market countries, such as the Philippines and Malaysia, tend to have less sophisticated legal, taxation and regulatory frameworks than developed markets and are typically subject to greater risks and uncertainties, including, but not limited to, the risks of expropriation, nationalization, commercial or governmental disputes, inflation, interest rate and currency fluctuations, and greater difficulty in enforcing or collecting payment against contracts and ensuring that all required governmental and regulatory approvals necessary to operate our business are in place and will be renewed. In addition, the laws and regulations in these markets are more susceptible to unexpected changes and inconsistent application, interpretation or enforcement.

For a more detailed description of these risks, see “—Risks Related to Doing Business in Singapore,” “—Risks Related to Doing Business in Hong Kong,” “—Risks Related to Doing Business in Taiwan,” “—Risks Related to Doing Business in the Philippines” and “—Risks Related to Doing Business in Malaysia.”

If we fail to retain existing commercial partners, especially commercial partners from which we generate a substantial portion of our revenue, or attract new commercial partners, or maintain favorable fee arrangements with our commercial partners, our business, financial condition and results of operations could be materially and adversely affected.

Our ability to offer a substantial spectrum of relevant and competitively priced financial products for our users to search, compare and procure is essential to our business, and we generate revenue directly from commercial partners who place financial products on our platforms and engage us for insurance brokerage, marketing and events-related services. As of June 30, 2023, we had over 270 commercial partner relationships.

Our commercial partners typically do not have exclusive commercial relationships with us. Our agreements with our commercial partners typically have a term of one to three years on average, which may be terminated by either party for any reason with adequate notice. Our ability to attract and retain commercial partners and negotiate favorable fee arrangements with them is largely dependent on our ability to provide them with a large and consistent volume of qualified users ready to transact and our fee arrangements with them. If we fail to consistently deliver a sufficient quantity of reliable and high-quality customer referrals, due to factors such as shifts in consumer behavior or the emergence of new competitors, our commercial partners may choose to allocate their resources towards alternative channels or competitors, which could negatively impact our revenue, business, financial condition and results of operations. Additionally, changes in market conditions or the regulatory environment may further impact our commercial partner network.

The process of establishing new partnerships or expanding existing relationships can be time-consuming and resource intensive. We devote significant resources to developing and maintaining our relationships with commercial partners but there is no guarantee that our efforts will be successful. If we fail to identify and adapt to the evolving needs of our commercial partners, successfully maintain our relationships with existing commercial partners or identify and secure new sources of supply for our platforms, the amount of fees we can generate from commercial partners could decline significantly, and the quality, diversity and competitiveness of the financial products available through our platforms could be harmed, which will in turn make it more difficult for us to attract and retain users and make us less valuable to commercial partners.

In addition, as the financial services industry in Asia is relatively concentrated, our revenue is heavily reliant on a small number of key commercial partners. For example, various entities affiliated with or acting on behalf of Citibank, N.A. across our key markets together contributed to approximately 43.1% of our revenue in 2022. The services we provide to these entities are governed by master services agreements, with a term of 1-3 years, and various work orders and marketing agreements covering a variety type of financial products. The work orders and marketing agreements set out the specific commercial terms and have varying terms of duration. The termination of the master services agreements will not result in the termination of any specific work order or marketing arrangement. The concentrated nature of the industry increases our dependency on these key partners and exposes us to risks associated with the loss of business, unfavorable renegotiation of contractual terms and the emergence of new competitors. If we are unable to manage the risks associated with our dependence on a small number of key commercial partners or adapt to changes in the market environment, if our relationships with any of these key commercial partners were to be terminated, or if our level of business with them were to decrease significantly, our business, financial condition and results of operations could be materially and adversely affected.

Our success-based fee model is subject to risks that could have a material adverse effect on our business, financial condition and results of operations.

We generate revenue directly from commercial partners who place financial products on our platforms and engage us for insurance brokerage, marketing and events-related services. For our internet leads generation and marketing service income, which accounted for approximately 95.8%, 95.3% and 93.3% of our total revenue in 2021, 2022 and the six months ended June 30, 2023, respectively, we charge our commercial partners on a RPC, RPL, RPA or RPAA basis. In 2021, 2022 and the six months ended June 30, 2023, 87%, 84% and 88% of our revenue was realized based on Approved Applications, respectively, with the remaining portion realized primarily based on Clicks, leads and Applications. Our internet leads generation and marketing service income is tied to Click, leads, Application or Approved Application, as applicable, and there is no duplication among the pricing models. Our pricing model is product-based, and our arrangements with some of our commercial partners involve more than one pricing model. The success-based nature of our fee structures creates business risks as we incur marketing and other costs involved in generating revenue upfront but will only receive fees from our commercial partners when such efforts and costs successfully result in Clicks, leads, Applications and Approved Applications. In 2021, 2022 and the six months ended June 30, 2023, over 80% of our revenue was realized based on Approved Applications. As such, fluctuations in approval rates for Applications, which may be influenced by factors such as economic conditions, consumer creditworthiness and competition from other financial services providers, could create significant risks to our ability to generate revenue and earn profit. Our dependency on success-based outcomes requires us to continuously invest in marketing and promotional activities to attract users to our platforms, while also maintaining strong relationships with our commercial partners. Any adverse change in the availability and competitiveness of the financial products on our platforms, the willingness of our commercial partners to approve applications for financial products, our fee arrangements with our commercial partners, or our ability to attract new users, retain existing users and increase user engagement level could have a material and adverse impact on our business, financial condition and results of operations.

Trends in the credit card industry and impact of the general economy on the credit card industry could harm our business, financial condition and results of operations.

The credit card market is an important part of our business. In 2021, 2022 and the six months ended June 30, 2023, over 70% of our revenue was derived from credit card products. Our participation in the credit card market is subject to particular risks, each of which could negatively affect our business, financial condition and results of operations:

•	adverse conditions in the economy may affect consumer creditworthiness and credit card issuers’ willingness to issue new credit;

•	lower approval rates by credit card issuers due to tighter underwriting or other factors;

•	credit losses among credit card issuers may increase beyond normal and budgeted levels, which could cause a reduction in credit card issuers’ ability to extend credit;

•	decreases in consumer interest in credit card products;

•	increased competition; and

•	our inability to provide competitive service to credit card issuers and to consumers using our platforms.

Our insurance brokerage businesses pose unique risks.

We hold insurance brokerage licenses in Singapore, Hong Kong and the Philippines and insurance agent registrations in Malaysia. In 2021, 2022 and the six months ended June 30, 2023, we had insurance commission income of US$0.9 million, US$1.6 million and US$1.3 million, respectively, representing approximately 1.5%, 2.4% and 3.8% of our total revenue. Commission fee rates and premiums can change based on various factors over which we do not have control, such as the prevailing economic, regulatory, taxation and competitive factors, as well as consumer demand for insurance products and the growing availability of alternative methods for consumers to meet their risk-protection needs. Any decrease in commission fee rates or premiums may have an adverse effect on our financial condition and results of operations.

In addition, our insurance brokerage business is subject to various laws and regulations. Any failure to comply with applicable laws or regulations could result in fines, censure, suspensions of business or other sanctions, including revocation of licenses, which could have a material and adverse effect on our business, financial condition and results of operations. For more details on the applicable laws and regulations, see the section titled “Regulatory Overview.” Even if a sanction imposed against us or our personnel is small in monetary amount, the resulting adverse publicity arising could harm our reputation and impair our ability to attract and retain users and commercial partners. In addition, new laws and regulations that impose additional compliance requirements or make it harder for us to renew our licenses could be adopted from time to time.

Our business relies heavily on our ability to cost-effectively attract new, and retain existing, users and maintain and enhance user engagement.

Our financial performance heavily depends on our ability to refer our users to our commercial partners and facilitate transactions between our users and commercial partners. Our ability to attract new, and retain existing, users and maintain and increase levels of user engagement depends on various factors, including, but not limited to:

•	changes in market conditions and the regulatory environment;

•	fluctuations in the demand for, and supply of, the financial products on our platforms;

•	our ability to identify the evolving needs of our users and adapt our platforms and product offerings to cater to such needs in a timely and effective manner;

•	the strength and influence of our brands;

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our commercial partners’ ability to offer products and services that meet user demands and to ensure the relevance and attractiveness of their products in response to new and refined financial products available in the market.

•	our ability to offer high-quality content, access to competitive products, personalized user experience and satisfactory customer services;

•	our ability to further diversify our product and service offerings;

•	the effectiveness of our marketing and promotional activities;

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our ability to continuously invest in research and development, adapt to technological advancements and emerging trends in customer touchpoints, data management and digital marketing, and stay at the forefront of industry innovation;

•	our ability to successfully navigate the competitive landscape by staying ahead of new entrants and the evolving strategies of existing competitors; and

•	our ability to address user concerns regarding the privacy and security of our platforms.

Negative publicity about our platforms, our commercial partners, or the financial products available on our platforms, whether accurate or inaccurate, disruptions or outages of our or our commercial partners’ platforms or other technical or customer service problems that frustrate the user experience may also adversely affect our ability to attract and retain users.

A substantial portion of our user base discovers our services through search engine results, making our visibility in these results a critical factor in attracting and retaining users. Search engine algorithms and ranking criteria are subject to continuous changes and updates. Changes to search engine algorithms or terms of service, or a decline in the effectiveness of our search engine optimization (“SEO”) activities, could cause our websites to be ranked lower or excluded from search results. In addition, our competitors may engage in SEO and search engine marketing (“SEM”) strategies that could result in their offerings ranking higher than ours in search results, the search engines we use could experience service disruptions or outages, and search engines may take actions against our websites for behavior that it believes unfairly influences search results. We must continuously invest in and adapt our SEO and SEM strategies to maintain and improve our search result rankings and effectively use other social media platforms and other online sources to generate traffic to our platforms, which may require significant resources and expertise. If we are unable to maintain or improve our search engine visibility, or if we experience a decline in our search result rankings due to algorithm changes or other factors, our ability to cost-effectively attract and retain users may be compromised.

In addition to organic traffic, we also expand our user reach through paid marketing channels, such as Google, Facebook, Bing, and Yahoo!, and by partnering with other third-party online content and channel partners via Creatory, who receive commission from us on a fixed fee basis or conversion-based fee basis for promoting the financial products on our platforms. If we are unable to monitor conversions on a real time basis across all paid marketing channels and optimize our paid marketing channel mix, or identify, attract and retain at economically attractive price points a sufficient number of content and channel partners who can successfully promote the products on our platforms, our ability to cost-effectively expand our user base and our results of operations could be significantly harmed. In addition to the paid marketing channels, we also employ rewards, such as consumer products, gift cards, e-commerce vouchers and cashback rewards for certain online payment services, as a way to attract visits to our platforms. Failure to drive campaigns with cost-effective rewards options that are likely to attract high quality traffic and result in conversions could have a material adverse effect on our financial performance. In addition, we bear the cost for most of the rewards offered to our users who purchase or were approved for particular financial products via our platforms and certain costs related to the fulfillment of rewards, which require operational bandwidth and a dedicated procurement team for cost-effective sourcing of rewards. Adverse changes in these costs and other costs related to the services that we provide to our commercial partners and their customers, such as customer support services, also could have a material and adverse effect on our financial performance.

Our business is highly dependent on our ability to offer high-quality content that meets our users’ preferences and demands.

Our business relies heavily on our ability to provide high-quality content that is both timely and tailored to meet the preferences and demands of our users. To maintain user engagement and attract new users to our platforms, we must continuously invest in creating, curating and updating relevant content that covers a wide range of consumer finance products, offers value to our users and supports their financial decision-making processes. The success of our content strategy depends on various factors, including our ability to anticipate and adapt to evolving user preferences, the effectiveness of our content development and delivery processes, and our capacity to leverage data and analytics to optimize content relevance and user engagement. In addition, we must stay abreast of market trends, technological advancements and regulatory changes that may impact the financial industry and users’ needs and preferences.

If we fail to offer high-quality content in a timely manner that aligns with our users’ preferences and demands, we may experience a decline in user engagement, retention and acquisition, which could adversely affect our business, financial condition and results of operations. Moreover, any failure to effectively compete with other financial services aggregators or adapt to the changing content landscape may negatively impact our competitive position, growth prospects and long-term viability.

Failure to offer high-quality customer support could adversely affect our business, financial condition and results of operations.

Providing high-quality customer service and support, including with respect to rewards fulfilment, is essential for fostering trust and loyalty among our users and commercial partners. Poor customer service or inadequate support could reduce user satisfaction and conversion rates, weaken our reputation and harm our relationships with our commercial partners. This risk is especially pronounced in emerging markets such as the Philippines, where we rely on customer service agents to assist with converting Clicks and leads to Applications for our commercial partners.

We have invested in the continuous improvement of our technological infrastructure and customer service operations, including the training and development of customer service agents, streamlining our support processes, and implementing systems for monitoring and evaluating performance. However, these efforts may be resource intensive and may not guarantee the desired level of customer satisfaction. If we fail to provide high- quality customer service and support, our business, financial condition and results of operations could be materially and adversely affected.

We are making substantial investments in new product offerings and technologies, and expect to increase such investments in the future. These efforts are inherently risky, and we may never realize any expected benefit from them.

In response to the constant innovation in the financial services industry, evolving customer preferences and ongoing emergence of new digital channels and solutions, we expect to increase our investments in new product offerings and technologies in the future. However, these efforts are inherently risky, and there is no guarantee that we will realize any anticipated benefits from them. Despite the potential for growth and increased market share, the introduction of new products and technologies exposes us to several risks, including, but not limited to:

•	the possibility that these new products or services may not gain market acceptance or be commercially viable;

•	the risk of investing significant financial and human resources in the development and implementation of new technologies without generating adequate returns;

•	the challenge of overcoming any potential regulatory hurdles and adapting to changes in legal frameworks;

•	the need to differentiate our offerings from those of our competitors; and

•	the uncertainty associated with the effectiveness of our marketing and sales strategies in promoting new products or services.

We have less experience operating in some of the newer fields into which we have expanded.

As we continue to expand our product portfolio, such as wealth management products and new types of insurance products, our lack of experience could adversely affect our ability to successfully navigate the complexities of these new sectors. Entering new fields involves unique challenges, including understanding industry-specific regulations, establishing relationships with new commercial partners, developing expertise in product offerings and user preferences and navigating new regulatory landscapes. Our ability to successfully expand into these areas will depend on our capacity to acquire the necessary knowledge and skills, as well as to adapt our business model and strategies accordingly. To mitigate these risks, we may need to invest in training our existing workforce, hiring new employees with relevant experience, and potentially acquiring or collaborating with other companies that possess the required expertise. However, these efforts may be time-consuming or resource intensive and may not guarantee success. If we are unable to effectively manage our expansion into newer fields, our business, financial condition and results of operations could be materially and adversely affected.

We rely on the data provided by our users and third parties to operate our business and enhance our products and services, and failure to maintain and grow the use of such data may adversely affect our business, financial condition and results of operations.

As an online financial services aggregator, we rely on the data provided by our users and third parties, such as Google, to operate our business, provide our services and enhance our offerings. Examples of relevant types of data include, but are not limited to, user demographics, financial profiles, transaction data, search and browsing behavior, preferences for financial products, feedback on user experiences, and data from third-party financial institutions, credit reporting agencies and industry research. Maintaining the quality, accuracy and comprehensiveness of this data is crucial for our ability to provide valuable services to our users and commercial partners. For the credit report feature in our MoneyHero App in partnership with TransUnion Limited (“TransUnion”), we offer registered users who have provided the requisite consent and passed the authentication process access to credit reports provided by TransUnion on the MoneyHero App free of charge. Other than with respect to users accessing their own credit reports and our own internal use of data to enhance our tailored product and service offerings, we do not compile or process such data for dissemination to anyone else.

However, users may provide inaccurate or incomplete information or may choose not to share certain data with us due to privacy concerns, and third-party sources may also face challenges in ensuring the accuracy and completeness of their data. For example, we do not verify the information obtained from TransUnion, and the credit scores we provide to users of the MoneyHero App may not reflect their actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data. Moreover, changes in laws and regulations governing data protection and privacy may restrict our ability to collect, use and share such data, or may impose additional compliance burdens that increase our operating costs and subject us to fines and penalties if we or our business partners mishandle such data. For more details on applicable regulatory requirements, see the section titled “Regulatory Overview.” For more details on related risks, see “—We and our subsidiaries may be subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.” If we are unable to effectively manage the risks associated with maintaining and growing the use of user and third-party data, our ability to provide high-quality products and services, attract and retain users and commercial partners, and maintain our competitive position may be materially and adversely affected.

Failure to maintain our relationship with TransUnion could have a material adverse effect on our business, financial condition and results of operations.

Our relationship with TransUnion is critical for our credit scoring efforts in the Hong Kong market. In February 2023, we launched a credit report feature in our MoneyHero App, pursuant to the terms and conditions of a Consumer Connect Services Agreement between our subsidiary MoneyHero Global Limited and TransUnion. Under the Consumer Connect Services Agreement, TransUnion granted a limited, non-exclusive, non-transferable, non-sublicensable and revocable license to MoneyHero Global Limited for it to offer consumer identity verification services and consumer credit data provision services in Hong Kong to users of the MoneyHero App. Registered users who have provided the requisite consent and passed the authentication process can access their credit reports on the MoneyHero App free of charge. From the launch of the credit report feature to the end of June 2023, approximately 300 applications for credit cards and personal loans were submitted on our platform by users of the MoneyHero App. If we fail to maintain our collaboration with TransUnion or to maintain such collaboration on terms acceptable to us, we may not be able to continue to offer our credit scoring service, which could harm user acquisition and conversion and have a material adverse effect on our business, financial condition and results of operations.

Under the Consumer Connect Services Agreement, we are required to comply with various restrictions and requirements with respect to, among other things, the request, use and retention of the consumer credit information provided by TransUnion, information security and incident notification. TransUnion also has the right to conduct audits on our compliance with the agreement. The Consumer Connect Services Agreement has a term of five years, commencing on February 1, 2023, and will be automatically renewed for four consecutive terms of 12 months unless terminated earlier pursuant to the terms of the agreement. Each party has the right to terminate the agreement with sufficient notice or, in certain circumstances, immediately. The circumstances under which TransUnion may suspend its performance under the agreement or terminate the agreement, without notice or liability, include, among others, if TransUnion suspects we are not in compliance with the agreement or if there are any threatened or filed legal, regulatory or judicial inquiries, claims, actions, or lawsuits by any third party arising out of or relating to our use of the consumer identity verification services and consumer credit data provision services provided by TransUnion. We are currently renegotiating certain key commercial terms with TransUnion based on our and TransUnion’s assessment of the performance of the agreement and aim to finalize the terms by the end of 2023.

In addition, the implementation of the Multiple Credit Reference Agencies Model, an initiative introduced by the Hong Kong Association of Banks, the Hong Kong Association of Restricted License Banks and Deposit- Taking Companies and the Licensed Money Lenders Association Limited for credit providers to share and use consumer credit data through credit reference agencies, could adversely affect the implementation requirements under the Consumer Connect Services Agreement and may cause the Consumer Connect Services Agreement to be terminated.

Our actual or perceived failure to protect information provided by our users and commercial partners, or other confidential information, and to comply with the relevant laws and regulations could adversely affect our business, financial condition and results of operations.

The protection of data is crucial to maintaining user trust and the confidence of our users and commercial partners. As an online financial services aggregator and a licensed insurance broker/registered agent in certain jurisdictions, we collect and manage significant amounts of personally identifiable information from our users and third parties, such as user demographics, financial profiles, transaction data, search and browsing behavior, preferences for financial products and feedback on user experiences, as well as sensitive data from our commercial partners, and are subject to numerous legal requirements, contractual obligations and industry standards concerning security, data protection, and privacy. For more details on related risks and relevant laws and regulations, see “Risks Related to Doing Business in Hong Kong—We and our subsidiaries may be subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations, “ “Regulatory Overview—Regulations in Hong Kong—Regulations on Data Protection,” “Regulatory Overview—Regulations in Singapore—Regulations on Data Protection,” “Regulatory Overview—Regulations in the Philippines—Regulations on Data Protection,” “Regulatory Overview— Regulations in the Philippines—Regulations on Cybersecurity,” “Regulatory Overview—Regulations in Taiwan—Regulations on Data Protection and Information Security,” “Regulatory Overview—Regulations in Malaysia—Regulations on Data Protection.” Failure to adequately safeguard this information, whether due to data breach, cyberattack, employee negligence or other factors, or to comply with the applicable legal and regulatory requirements, contractual obligations or industry standards could result in negative consequences for our business, including reputational damage, loss of users and commercial partners, regulatory penalties and potential legal liabilities. In particular, failure to comply with the specific requirements for ISO 27001 certification, an internationally recognized standard for information security management systems that requires organizations to implement a comprehensive set of security controls and establish an ongoing process to maintain and improve their information security posture, may hinder our ability to compete effectively in the marketplace, as our commercial partners often view this certification as a key differentiator when selecting service providers.

To mitigate these risks, we have invested in robust data security systems, implemented effective policies and procedures and undergone relevant accreditation processes and believe that we are compliant with the applicable laws and regulations on data protection and privacy. However, these measures may not be sufficient to prevent or fully address potential data breaches or other security incidents. If we fail, or are perceived to fail, in protecting information provided by our users and commercial partners, or other confidential information, our business, financial condition and results of operations may be adversely affected.

We compete in a highly competitive and rapidly evolving market with a number of other companies, and we face the possibility of new entrants disrupting our market over time.

We compete in a highly competitive and rapidly evolving market. For our internet leads generation and marketing businesses, we face competition for user growth and commercial partnerships from both online and offline financial product acquisition channels. For our insurance brokerage business, we primarily compete with insurance companies with in-house distribution capabilities and other intermediaries such as insurance brokers. Some of our current competitors may possess more capital or are able to offer a wider range of products or services, which they could use to gain an edge over us, including through strategic acquisitions. Moreover, we must also contend with the potential emergence of new competitors. These newcomers may enter the market with the ability to innovate and launch products and services more rapidly or to better predict and meet the demands of consumers or commercial partners. Some new entrants, including major search engines and content aggregators, could potentially utilize their existing products, services or data access to our detriment.

To stay competitive with both current and future competitors, we may need to invest substantial resources. Should any of our competitors prove to be more successful in attracting and retaining users or commercial partners, our business, financial condition and results of operations could be significantly and negatively impacted.

COVID-19 and other pandemics, epidemics or public health threats may adversely affect our business, financial condition and results of operations.

The COVID-19 pandemic, its broad impact, and measures taken to contain or mitigate the pandemic have had, and may continue to have, significant negative effects on the global economy, employment levels, employee productivity and certain aspects of the financial markets. This, in turn, has had and may continue to have a negative impact on our users, their creditworthiness and demand for our products and services, the financial strength of our commercial partners, and our profitability, access to credit and ability to operate our business.

While COVID-related restrictions have largely been lifted in the markets in which we operate, measures used by government authorities to contain the spread of COVID-19 and other pandemics, epidemics or public health threats are often implemented unpredictably at short notice and can operate for extended periods. With the emergence and spread of new variants, we are unable to predict whether local governments will reimpose restrictive measures and the consequential impact on economies. Our access to and the availability of financing on acceptable terms may also be adversely impacted by pandemics, epidemics or public health threats. Any continuing effects of, or prolonged reemergence from, pandemics, epidemics or public health threats could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to ensure the accuracy and completeness of the product information on our platforms.

The product information on our platforms is provided to us by our commercial partners. Despite our commercial partners’ undertaking to only provide us with factual and complete information about their products, we may not be able to guarantee the accuracy and completeness of the product information displayed on our platforms, as product information is typically subject to frequent changes and updates. After receiving product information from our commercial partners, we manually input the information into our systems. This manual process inherently exposes us to the risk of human error, potentially resulting in inaccurate or incomplete information being presented to our users. While we have invested in quality control measures, staff training and technological improvements to minimize the occurrence of human errors and ensure the accuracy and completeness of the product information on our platforms, there is no guarantee that our efforts will be successful in eliminating inaccuracies or inconsistencies in the product information presented to our users. If the product information on our platforms is found to be inaccurate or incomplete, it could undermine user trust and confidence in our services and negatively affect user satisfaction, engagement and loyalty. This, in turn, could adversely affect our business, financial condition and results of operations.

Our business depends on a strong reputation and brand, and any failure to maintain, protect and enhance our brand could have a material adverse effect on our business, financial condition and results of operations.

Our business is dependent on maintaining a strong reputation and brand, which is crucial for attracting and retaining users and commercial partners, maintaining a high level of organic or unpaid traffic, driving user engagement and facilitating growth in our market share. Maintaining our brand reputation requires continuous investment in marketing and public relations strategies, user experience and customer support, as well as a commitment to appropriate business practices and compliance with relevant laws and regulations. However, our brand may be adversely affected by factors beyond our control, such as security breaches, incidents involving our platforms, our commercial partners, content and channel partners and other third-party service providers, negative publicity or media coverage about our company, shareholders, commercial partners, content and channel partners and other participants in the personal finance and insurance industry, or regulatory investigations and litigation. Additionally, our brand may be vulnerable to risks associated with rapid expansion, including the challenges of maintaining consistent quality standards and adapting to local market preferences.

Failure to maintain, protect and enhance our brand could lead to a loss of users and commercial partners, reduced user engagement and diminished market share, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Improper, illegal or otherwise inappropriate activity by our users, employees, former employees, customer service agents, content and channel partners, commercial partners or other third parties could harm our business and reputation and expose us to liability.

We are exposed to potential risks and liabilities arising from improper, illegal or otherwise inappropriate activity taken by our users, employees, former employees, content and channel partners, commercial partners or other third parties in connection with the use of our platforms or the content and products available on our platforms. In addition, we conduct business in certain countries where there is a heightened risk of fraud and corruption due to local business practices and customs. There can be no assurance that we will be able to identify and address all instances of such improper, illegal or otherwise inappropriate activity in a timely manner, or at all. Such inappropriate activity may give rise to complaints, expose us to liability and harm our business and reputation.

If we continue to grow in the future and fail to manage our growth effectively, our brand, business, financial condition and results of operations could be adversely affected.

Successful growth management requires investment in infrastructure, technology and human resources, as well as the implementation of appropriate financial and operational controls. It also demands the ability to anticipate market trends, adapt our product and service offerings based on the needs of our users and commercial partners, and maintain strong relationships with users and commercial partners. As our operations expand, we will face increased challenges in maintaining the quality and efficiency of our services, managing our resources and adapting to evolving market demands, and greater risks with respect to overextension of resources, loss of strategic focus and dilution of our company culture. Additionally, we may encounter difficulties in integrating acquired businesses, entering new markets, and navigating diverse regulatory environments. If we are unable to manage our growth effectively, we could experience reduced user satisfaction and loss of market share, and our brand, business, financial condition and results of operations could be materially and adversely impacted.

We may need to raise additional capital to grow our business or satisfy our liquidity requirements and may not be able to raise additional capital on terms acceptable to us, or at all.

Our primary sources of liquidity have been cash and bank balances raised from the issuance of preference shares and loan instruments and cash generated from operating activities. As part of our growth strategies, we expect to continue to require additional capital in the future to cover our costs and expenses. However, we may be unable to obtain additional capital in a timely manner or on commercially acceptable terms, or at all.

Our ability to obtain additional financing in the future is subject to a number of uncertainties, including those relating to:

•	our market position and competitiveness, especially in Greater Southeast Asia;

•	our future profitability, overall financial condition, operating results and cash flows;

•	the general market conditions for financing activities; and

•	the macroeconomic and other conditions in Greater Southeast Asia and elsewhere.

To the extent that we engage in debt financing, the incurrence of indebtedness would result in increased debt servicing obligations and could result in operating and financing covenants that may, among other things, restrict our operational flexibility or our ability to distribute dividends. If we fail to service our debt obligations or are unable to comply with our debt covenants, we could be in default under the relevant financing agreements, and our liquidity and financial condition may be materially and adversely affected. To the extent that we raise additional financing by issuance of additional equity or equity-linked securities, our shareholders would experience dilution, and the equity securities issued could also provide for rights, preferences or privileges senior to those of holders of PubCo Class A Ordinary Shares. In the event that financing is not available or is not available on terms commercially acceptable to us, our business, operating results and growth prospects may be adversely affected.

Our subsidiaries are, or may in the future be, subject to restrictions and limitations on paying dividends or otherwise transferring funds to us or other group companies or making other cross border transfers or foreign exchange transactions, which may restrict our ability to satisfy liquidity requirements, expand our business or pay dividends to our shareholders.

Our subsidiaries are subject to restrictions on paying dividends to us. For example, (i) our Singapore subsidiaries, like all Singapore companies, are only allowed to pay dividends out of profits, and there are certain restrictions on the use of profits for the purposes of dividend declaration; (ii) except under limited circumstances, our Taiwan subsidiaries, like all Taiwan companies, will not be permitted to distribute dividends or make other distributions to shareholders in any given year for which it did not record net income or retained earnings (excluding reserves), and 10% of each Taiwan company’s annual net income is required to be set aside as a legal reserve until the accumulated legal reserve equals the paid-in capital of the company; (iii) a Philippines company may declare dividends out of the unrestricted retained earnings which can be payable in cash, property, or in stock, provided that, stock dividends are issued with the approval of stockholders representing at least two-thirds (2/3) of the outstanding capital stock, and the declaration of dividends must comply with relevant guidelines on determining retained earnings available for dividend declaration; and (iv) a Malaysian company may only distribute dividends out of profits available if the company is solvent, and any distribution of dividend must be pre-authorized by the directors of the company. For a more detailed description on these and other restrictions on intercompany funds transfers, see the section titled “Regulatory Overview.” While there are currently no restrictions on the ability of our Hong Kong subsidiaries to issue dividends or make other distributions to us, transfer funds to other group companies or make other cross border transfers or foreign exchange transactions, we cannot assure you that such restrictions will not be imposed in the future. For more details, see the section titled “—Risks Related to Doing Business in Hong Kong—Our Hong Kong subsidiaries may be subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.”

In addition, existing or future foreign exchange controls or imposition of withholding taxes may further hinder our subsidiaries’ ability to pay dividends, transfer funds to us or other group companies or make other cross border transfers or foreign exchange transactions. For a more detailed description on foreign exchange controls, see the section titled “Regulatory Overview.” Furthermore, our subsidiaries may enter into financing agreements in the future with provisions that restrict their ability to pay dividends or transfer funds to us or other group companies. Any such restrictions or limitations on our subsidiaries’ ability to pay dividends, transfer funds to us or other group companies or make other cross border transfers or foreign exchange transactions may adversely affect our ability to satisfy our liquidity requirements, expand our business or pay dividends to our shareholders, which could result in a material adverse change to our business, financial condition and results of operations and cause our securities to significantly decline in value.

We may be subject to complaints, litigation, arbitration proceedings and regulatory investigations and inquiries from time to time.

From time to time, we may become subject to complaints, litigation, arbitration proceedings and regulatory investigations or inquiries with respect to, among other things, intellectual property, labor and employment, information on our platforms, complaints from our users, disputes with our commercial partners, content and channel partners or competitors, and compliance with regulatory requirements and other matters. For example, the content we publish on our platforms to educate users about personal finance products and content that users post to our platforms through ratings, reviews, forums, comments or other social media features may be subject to claims of violations of law or regulations and claims for defamation, negligence, discrimination, invasion of personal privacy, fraud, deceptive practices or copyright or trademark infringement, which could subject us to monetary damages and legal penalties that are beyond the scope of our insurance coverage. As our business continues to grow, we also may become subject to additional types of claims, lawsuits, government investigations and legal or regulatory proceedings. In addition, improper, illegal or otherwise inappropriate conduct by our users, commercial partners, content and channel partners or other third parties could also expose us to liability.

The results of any such complaints, litigation, arbitration proceedings and regulatory investigations or inquiries cannot be predicted with any degree of certainty. Any claims against us or any of our subsidiaries, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention and divert significant resources. Determining reserves for pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that one or more such proceedings could result in substantial damages, settlement costs, fines and penalties that could adversely affect our business, financial condition and results of operations. These proceedings could also result in sanctions, consent decrees, injunctions or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition and results of operations. Furthermore, under certain circumstances, we may be required to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

We may make decisions based on the best interests of our users in order to build long-term trust, which may result in us forgoing short-term gains.

As an online financial services aggregator, our priority is to build long-term trust with our users by offering valuable guidance and prioritizing their best interests. We believe that providing valuable and carefully considered guidance, rather than aggressively pushing users to transact, is crucial to maintaining user trust and loyalty. This approach may require us to forgo short-term gains in favor of nurturing sustainable relationships and creating effective user experiences. However, this approach may result in slower revenue growth or reduced profitability in the short term. Additionally, our commitment to prioritizing user interests and trust could lead to situations in which we choose not to offer certain financial products or services on our platforms, even if they offer higher revenue potential. This decision may result in lost revenue opportunities or strained relationships with commercial partners, who may have different priorities or expectations. Furthermore, developing and maintaining a user-centric platform that offers personalized and relevant content takes considerable time, effort and resources. We must continuously invest in technology, user experience design and data analytics to ensure that we can meet the evolving needs of our users. This investment may divert resources from other revenue- generating activities and increase our operational costs, which could adversely affect our financial performance.

We track certain operational metrics, which are subject to inherent challenges in measurement. Real or perceived inaccuracies or limitations in such metrics may harm our reputation and adversely affect our business, financial condition and results of operations.

We track certain operational metrics, such as Monthly Unique Users, Traffic sessions, MoneyHero Group Members, Clicks, leads, Applications and Approved Applications, which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies or the assumptions on which we rely. Our internal systems and the tools we use to track these metrics are subject to a number of limitations. If these internal systems or tools undercount or overcount or contain algorithmic or other technical errors, the data we report may not be accurate. Changes in the algorithms of the tools we use to track these metrics, such as Google Analytics, could also lead to inaccuracies and cause our operating results from different periods to be less comparable. Additionally, there are inherent challenges in measuring how our platforms are used. For example, the number of Monthly Unique Users on our platforms is based on activity associated with a unique device identifier during a certain time period. Certain individuals may have more than one device and therefore may be counted more than once in our count of Monthly Unique Users.

Limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operational metrics are not accurate representations of our business, if investors do not perceive these metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, our stock price could decline, we may be subject to shareholder litigation, and our business, financial condition and results of operations could be adversely affected.

Industry data and estimates contained in this prospectus are inherently uncertain and subject to interpretation. Accordingly, you should not place undue reliance on such information.

This prospectus contains market and industry data and estimates obtained from third-party sources, including the e-Conomy SEA 2019 and 2022 reports by Google, Temasek and Bain & Company, the 2021 Financial Inclusion Survey of the Bangko Sentral ng Pilipinas (BSP), Similarweb and Euromonitor. Although we generally consider this information to be reliable, we have not independently verified the accuracy or completeness of any such third-party data. Such information may not have been prepared on a consistent basis and may not align with other sources. Additionally, this prospectus includes information based on, or derived from, internal company surveys, studies and research that has not been independently verified by third-party sources.

Industry data and estimates inherently involve uncertainty, as they necessarily depend on certain assumptions and judgments. Furthermore, the industries in which we operate are not strictly defined or subject to standardized definitions. Consequently, our use of terms referring to our industries may be open to interpretation, and the resulting industry data and estimates may not be reliable. For these reasons, you should exercise caution when relying on such information.

The unaudited pro forma financial information included herein may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions, including, but not limited to, CGCL being considered the accounting acquirer in the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance, and our actual financial condition and results of operations may vary materially from these unaudited pro forma financial information, including as a result of such assumptions not being accurate. The unaudited pro forma condensed combined financial information also does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

We expect a number of factors to cause our results of operations to fluctuate periodically, which may make it difficult to predict our future performance.

Our results of operations may vary significantly from quarter to quarter and year to year due to various factors, such as the number of users utilizing our platforms to apply for or register for financial products, variations in the timing and amount of our expenses, our ability to properly plan our expenses, changes in search engine algorithms and the visibility of our editorial articles in search results, fluctuations and variability in our industries and the overall economy, and the impact of heightened competition on our operations. In addition, each market where we operate has unique seasonality and events that can increase or decrease the demand for our offerings. For example, we typically witness (i) drops in Applications near the calendar year end and during Chinese New Year, which is in the first quarter of the calendar year, and the Holy Week in the Philippines, which typically occurs in April; (ii) increases in travel insurance Applications in Singapore and Hong Kong a month before government-designated school holidays, which generally occur in the second half of the calendar year; and (iii) increases credit card and personal loan Applications in Hong Kong and Taiwan during tax seasons, which generally occur in the first half of the calendar year.

Consequently, comparing our operational results on a period-to-period basis may not provide meaningful insights, and the outcomes of a single period should not be considered indicative of future performance. Our operational results might not align with the expectations of investors or public market analysts who track us, which could negatively affect our stock price.

The withdrawal of government subsidies could affect our operations.

Certain of our subsidiaries have received government subsidies from the Singapore and Hong Kong governments related to employee cost support. In 2021, 2022 and the six months ended June 30, 2023, we recognized approximately US$0.5 million, US$0.7 million and US$43,000 in government subsidies, respectively. Past government grants or subsidies are not indicative of what we will obtain in the future. We cannot guarantee that we will continue to be eligible for government grants or other forms of government support. In the event that we are no longer eligible for grants, subsidies or other government support, our business and financial condition could be adversely affected.

We are exposed to fluctuations in foreign currency exchange rates.

We operate across various markets in Greater Southeast Asia. Our financial statements are presented in U.S. dollars, while a significant portion of our revenue, expenses and cash deposits is denominated in the local currencies of the markets in which we operate. As a result, changes in the value of these local currencies relative to the U.S. dollar could have a material impact on our financial results. Fluctuations in foreign currency exchange rates, which are affected by factors beyond our control, such as changes in economic and political conditions, monetary policies and global market trends, can be volatile and could result in increased operating costs, reduced revenue and lower profitability. While we may engage in foreign currency hedging activities in an attempt to mitigate the risk associated with currency fluctuations, there can be no assurance that these hedging activities will be effective in protecting us against adverse currency movements. To the extent that we are unable to manage or mitigate the risks associated with currency fluctuations, our business, financial condition and results of operations could be adversely affected.

There are various risks associated with the facilitation of payments from users, including risks related to fraud and reliance on third parties.

As an online financial services aggregator, particularly in our insurance brokerage operations where we facilitate end-to-end user journeys, we are exposed to various risks associated with the facilitation of payments from users, such as risks of fraud and reliance on third parties, which could have a material adverse effect on our business, financial condition and results of operations. The risk of fraud is inherent in the facilitation of payments, and we may be subject to fraudulent activities, such as unauthorized transactions, identity theft and data breaches. Despite our efforts to implement robust security measures, there can be no guarantee that we will be able to prevent all instances of fraud. Any occurrence of fraud could result in reputational damage, financial losses and increased regulatory scrutiny. Additionally, we rely on third-party payment processors, banks and other financial institutions to process payments and facilitate transactions between users and providers of financial products or services. Our reliance on these third parties exposes us to the risk of disruptions or failures in their systems and services, as well as potential breaches of their security measures. Such events could lead to delays or errors in processing payments, reputational damage, and loss of users and commercial partners.

Our future international expansion could subject us to additional costs and risks, and such plans may not be successful.

Our capacity for continued growth depends in part on our ability to expand our operations into, and compete effectively in, new markets. Entering new markets may require significant investments in resources, including time, capital and human resources. We may incur significant operating expenses and may not be successful in our international expansion for a variety of reasons, including:

•	recruiting and retaining talented and capable employees and maintaining our company culture across all of our offices;

•

operating our business across a significant distance, in different languages and among different cultures, including the potential need to modify our platforms and features to ensure that they are culturally appropriate and relevant in different countries;

•	competition from local incumbents;

•	differing demand dynamics for our products and services;

•	difficulties in establishing relationships with local financial institutions, regulators and commercial partners;

•

compliance with applicable laws and regulations, including laws and regulations with respect to privacy, intellectual property, data protection, consumer protection, anti-corruption, trade barriers and economic sanctions, and the risk of penalties if our practice is deemed to be noncompliant;

•	obtaining required government approvals, licenses or other authorizations;

•	varying levels of internet adoption and infrastructure;

•	operating in jurisdictions that do not protect intellectual property rights to the same extent as other regions;

•	foreign exchange controls and exchange rate fluctuations;

•	political and economic instability;

•	public health emergencies and containment measures;

•	potentially adverse tax consequences; and

•	higher costs of doing business internationally, including increased accounting, travel, infrastructure, and legal compliance costs.

Each market we may seek to evaluate to enter presents unique characteristics and operating environments that may differ significantly from our current markets, posing challenges to the successful replication of our business model and strategies. There is no assurance that we will be able to leverage our existing experience and knowledge from our current markets to achieve success in new markets. If our international expansion efforts do not yield the desired results or if we fail to manage the risks and challenges associated with entering new markets, our brand, business, financial condition and results of operations could be adversely affected.

Acquisitions or strategic investments that we may pursue may not be successful or yield the intended benefits and could disrupt our business and harm our financial condition.

As an online financial services aggregator operating across various markets in Greater Southeast Asia, we may pursue acquisitions or strategic investments to enhance our business capabilities, expand our market presence, or diversify our product offerings. However, such acquisitions or investments may not be successful or yield the intended benefits, and they could disrupt our business and harm our financial condition.

Acquisitions and strategic investments entail a variety of risks and challenges, including, but not limited to:

•	difficulties in integrating the acquired businesses, technologies or products into our existing operations while maintaining our company culture and values;

•	the potential loss of key employees, customers or partners of the acquired or invested entities;

•	inaccurate assessments of the value, potential or synergies of the acquired or invested entities;

•	the assumption of unforeseen liabilities or contingencies related to the acquired or invested entities;

•	potential dilution of our existing shareholders’ ownership and earnings per share;

•	the diversion of management’s attention from our core business operations;

•	challenges in realizing cost savings, efficiencies or other benefits expected from the acquisitions or investments;

•	the risk of overpaying for acquisitions or investments, resulting in impairment charges or write-downs; and

•	difficulties in obtaining required regulatory approvals or meeting other conditions for completing the acquisitions or investments.

If we fail to manage these risks and challenges effectively, our acquisitions or strategic investments may not contribute positively to our growth, and our business, financial condition and results of operations could be adversely affected. Furthermore, any negative publicity or perception surrounding these transactions could damage our reputation and brand, potentially impacting our ability to retain and attract users, commercial partners and employees.

Our ability to attract, train and retain executives and other qualified employees is critical to our business, results of operations and future growth.

We face intense competition for talent across all functional aspects. Several factors contribute to the risks associated with talent acquisition and retention, including, but not limited to:

•	the necessity to offer competitive compensation packages to attract and retain skilled employees in a highly competitive market;

•	the potential loss of key employees to competitors or other industries, which may negatively impact our operations and institutional knowledge;

•

the need to invest in training and development programs to ensure our employees are equipped with the skills and expertise required to excel in their roles and adapt to the rapidly changing industry landscape;

•	the challenge of maintaining a strong company culture that fosters employee engagement, job satisfaction and loyalty;

•	the potential impact of changes in immigration policies and regulations on our ability to hire and retain foreign talent; and

•	the need to establish and maintain strong succession planning for key executive and managerial positions to minimize the risk of disruption in our operations.

Failure to effectively manage these risks and challenges could result in a diminished ability to execute our business strategies, innovate and respond to market demands, which may adversely affect our competitive position, business, financial condition and results of operations.

Failures, defects, errors or vulnerabilities in our systems or those of our third-party service providers could adversely affect our business, financial condition and results of operations.

We rely heavily on the availability and performance of our platforms and systems and those of our third-party service providers to service our users and commercial partners. However, these platforms and systems are susceptible to failures, interruptions and security breaches and may have defects, errors or vulnerabilities, which could adversely affect our business, financial condition and results of operations. Such risks include, but are not limited to:

•

technical malfunctions, power outages, hardware or software failures, defects, errors or vulnerabilities in our systems or those of our third-party service providers and human errors that could disrupt the availability or functionality of our platforms, leading to decreased user satisfaction and potential loss of users and commercial partners;

•

security breaches, cyberattacks or unauthorized access to our systems or those of our third-party service providers that could compromise the security, confidentiality or availability of our platforms or the loss or compromise of user data or other confidential information, resulting in reputational damage, legal liability and loss of trust among users and commercial partners;

•	increased costs and resources associated with identifying, addressing and resolving any defects, errors or vulnerabilities in our systems or those of our third-party service providers;

•

increased costs associated with maintaining, upgrading and enhancing our platforms and systems to minimize the risks of failures, interruptions and security breaches and to comply with evolving legal and regulatory requirements;

•	the potential for a prolonged system failure or interruption, which could lead to loss of revenue, increased operating expenses or negative publicity; and

•	the potential for legal liability, regulatory penalties or negative publicity resulting from system failures, defects, errors or vulnerabilities, which could harm our reputation and brand.

Failure to effectively manage these risks and maintain the availability and performance of our platforms could diminish our ability to service our users and commercial partners, leading to loss of market share, decreased revenue and reputational damage, which could adversely affect our business, financial condition and results of operations.

We rely on third parties to deliver our services to users on our platforms, and any disruption of or interference with our use of third parties could adversely affect our business, financial condition and results of operations.

As an online financial services aggregator operating across different markets in Greater Southeast Asia, we rely on third parties to deliver our services to users on our platforms. Any disruption of or interference with our use of these third parties could adversely affect our business, financial condition and results of operations.

In particular, we rely heavily on Amazon Web Services (“AWS”) as our primary cloud services provider for hosting our websites and data. Services provided to us by AWS include, but are not limited to, storage, networking and database management. Our relationship with AWS is governed by their standard customer agreement (the “AWS Agreement”). The AWS Agreement will remain in effect until terminated by either party in accordance with the agreement. AWS can change or discontinue services provided under the AWS Agreement from time to time, provided that they provide 12 months’ prior notice if such changes are material (except in certain situations, such as if such notice period would be economically or technically burdensome or cause AWS to violate legal requirements). AWS can also modify the AWS Agreement at any time by posting a revised version of the customer agreement or standard terms of service on their website or by notifying us, provided that they provide at least 90 days’ advance notice of any adverse changes.

This reliance on AWS exposes us to various risks, including:

•	the potential for service outages, disruptions or degradation in performance on the AWS platform, which could lead to interruptions in our services, loss of user trust and damage to our reputation;

•

the possibility of AWS encountering technical difficulties, cybersecurity breaches or other issues that could impact the security, privacy and integrity of our data and systems, leading to potential legal liabilities, regulatory penalties and loss of user trust;

•

the risk of AWS increasing its prices, changing its terms of service, or discontinuing certain features or services, which could result in increased operating costs or the need for us to find alternative providers, potentially disrupting our operations;

•

the possibility of AWS facing regulatory scrutiny or legal action, which could lead to limitations on its ability to provide services, increased costs or reputational damage, indirectly impacting our business; and

•	the reliance on AWS for ongoing maintenance, support and enhancements to its platform, which may not align with our needs.

While we have in the past been able to renew our customer agreement with AWS and expect to continue to do so in the future, there can be no assurance that we can continue to renew the AWS Agreement on commercially favorable terms, or at all, or if the AWS Agreement is not terminated early pursuant to its terms. In an effort to mitigate the risks associated with reliance on a single provider, such as AWS, we have adopted technologies that work across all major cloud infrastructure platforms. This strategy provides us with the flexibility to switch providers if necessary. However, the process of transferring data and systems between providers would likely be time-consuming and complex, and there is no guarantee that this could be done seamlessly or without disruption to our operations. Any disruption of, or interference with, our use of AWS or other third-party service providers could result in interruptions to our services, increased costs, reputational damage, loss of user trust and potential legal liabilities, all of which may adversely impact our business, financial condition and results of operations.

Our use of open-source software could adversely affect our ability to offer our platforms and services and subject us to costly litigation and other disputes.

We utilize open-source software in various aspects of our platforms and services. While we strive to comply with relevant open-source licensing requirements and copyleft restrictions, there is no guarantee that we will always be successful in doing so. The use of open-source software may inadvertently expose us to risks that could adversely impact our ability to operate our platforms and subject us to costly litigation and other disputes.

In the event of noncompliance with open-source licensing terms or copyleft restrictions, we may be required to release the source code of our proprietary software, reengineer our platforms and services, or discontinue the use of certain software components, any of which could result in significant costs and disruptions to our business. Additionally, defending against potential legal claims or disputes relating to open-source software may consume valuable resources and divert the attention of our management and technical personnel. These factors could adversely affect our business, financial condition and results of operations.

Our failure to protect our intellectual property rights and other proprietary information could diminish the value of our platforms, brand and other intangible assets.

As of the date of this prospectus, we had 52 registered trademarks, of which 15 are registered in Hong Kong, 12 are registered in Singapore, 10 are registered in Taiwan and the rest are registered in the Philippines, Malaysia and Indonesia, 272 registered domain names, and 15 pending trademarks. In terms of revenue contribution, our most material intellectual property and proprietary rights are held in Singapore and Hong Kong. Our registered trademarks will expire between September 2024 and April 2032 and on average have approximately 5.4 years of remaining term of protection as of the date of this prospectus. These trademarks generally can be renewed before their respective expiration date following the submission of the requisite renewal application and/or renewal fee. However, there is no guarantee that all of these registered trademarks can be renewed. Failure to renew, register or otherwise protect our trademarks could negatively affect the value of our brand names and our ability to use those names in certain geographical areas and allow our competitors to take advantage of the lapse by using such trademarks in competition, both of which could have a material and adverse effect on our business, financial condition and results of operations. Our registered domain names are renewed automatically upon expiration.

We rely, and expect to continue to rely, on a combination of trademark, copyright, trade secret and other laws and confidentiality and license agreements with our employees and third parties to protect our intellectual property and proprietary rights. The scope of intellectual property protection may be limited in the regions in which we operate, including Hong Kong, Singapore, Taiwan, the Philippines and Malaysia, compared to the protection available in the United States, and we may face challenges in enforcing our intellectual property rights in these jurisdictions if the intellectual property laws and enforcement procedures in these jurisdictions do not protect intellectual property rights to the same extent as the laws and enforcement procedures of the United States do. In addition, any changes in, or unexpected interpretations of, the intellectual property laws in any country or region in which we currently operate or may operate in the future may compromise our ability to enforce our intellectual property and proprietary rights. The agreements and tools we use to protect our intellectual property rights may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Third parties may knowingly or unknowingly infringe our intellectual property and proprietary rights, and we may not be able to prevent infringement without incurring substantial expenses. In addition, others may independently discover our trade secrets or develop similar technologies and processes, in which case we would not be able to assert trade secret rights. Our failure to obtain intellectual property registration or protect our intellectual property rights in any country or region in which we operate could diminish the value of our platforms, brand and other intangible assets, which could have a material adverse effect on our business, financial condition and results of operations.

Defending against intellectual property infringement claims could be expensive and divert our management’s attention and resources, which could harm our business, financial condition and results of operations.

Although we believe that our intellectual property and proprietary rights do not infringe on the intellectual property rights of others, we face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be time-consuming and costly to defend, cause us to cease using or incorporating the challenged intellectual property and divert our management’s attention and resources. Additionally, a successful claim of infringement against us could result in us being required to pay significant damages or enter into costly license or royalty agreements to obtain the right to use a third party’s intellectual property. Any such royalty or licensing agreements may not be available to us on acceptable terms, or at all. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Our business could be adversely affected by natural disasters, political conflicts or other unexpected events.

Any significant natural disaster, such as an earthquake, fire, hurricane, tornado, flood or significant power outage, could disrupt our operations, mobile networks, the internet or the operations of our third-party technology providers. In addition, any unforeseen political conflicts, such as terrorist attacks, military actions and other political instability or catastrophic events in the jurisdictions in which we operate could adversely affect our operations, the overall economy and investor sentiment with respect to personal finance products. The impact of these disruptions could adversely affect our business, financial condition and results of operations.

As we grow our business, the need for business continuity planning and disaster recovery plans will grow in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after the aforementioned events and successfully execute on those plans, our business, financial condition and results of operations could be harmed.

We may not be able to obtain or maintain adequate insurance coverage.

We maintain insurance to cover costs and losses from certain risk exposures in the ordinary course of our operations. Our insurance policies do not cover 100% of the costs and losses from the events that they are intended to insure against. We are responsible for certain retentions and deductibles that vary by policy, and we may suffer losses that exceed our insurance coverage by a material amount. We also may incur costs or suffer losses arising from events against which we have no insurance coverage. There are certain losses, including, but not limited to, losses from floods, fires, earthquakes, wind, pollution, certain environmental hazards, security breaches, litigation, regulatory action, and other events for which we may not be insured, because it may not be deemed economically feasible or prudent to do so, among other reasons. In addition, large-scale market trends or the occurrence of adverse events in our business may raise our cost of procuring insurance or limit the amount or type of insurance we are able to secure. We may not be able to maintain our current coverage, or obtain new coverage in the future (including, but not limited to, coverage for our directors and executive officers), on commercially reasonable terms, or at all. Any losses resulting from lack of insurance coverage could adversely affect our business, financial condition and results of operations.

Our business is subject to legal and regulatory risks that could have a material and adverse impact on our business, financial condition and results of operations.

As an online financial services aggregator, our business operates in a highly regulated environment, and we must comply with numerous laws, regulations and guidelines that govern the provision of online services, advertising or marketing, consumer protection, data localization, data portability, cybersecurity, anti-money laundering, anti-trust, anti-corruption, foreign ownership restrictions and other aspects of our operations. These requirements may vary across jurisdictions, and our compliance obligations may change over time as new regulations are introduced or existing ones are amended. To manage these legal and regulatory risks, we have invested in resources to monitor and adapt to evolving legal and regulatory landscapes, ensure our policies and procedures align with applicable requirements, and provide ongoing training and support to our employees. However, there is no guarantee that these efforts will be sufficient to prevent non-compliance or the associated adverse effects. Failure to comply with applicable legal and regulatory requirements may result in fines, penalties, sanctions, litigation and reputational damage. In addition, non-compliance may lead to increased scrutiny from regulatory authorities and heightened expectations for future compliance, potentially increasing the costs and complexity of our operations.

Furthermore, the laws and regulations governing our business operations are subject to frequent changes and varying interpretations by regulatory authorities, and such changes may include more stringent licensing requirements, increased regulatory scrutiny, additional reporting obligations, or the imposition of new taxes or fees. These changes could increase our compliance costs, restrict our ability to place certain products or services on our platforms, require us to make significant changes to our business practices or limit our ability to enter new markets or expand our operations, which could adversely impact our competitive position and our ability to attract and retain users and commercial partners. Such regulatory uncertainty could negatively affect our ability to plan and execute our business strategies effectively and may also affect the perceptions and decisions of our users and commercial partners, leading to reduced demand for our services or increased competition from other providers who may be subject to different regulatory requirements.

We may fail to obtain, maintain or renew the requisite licenses and approvals.

Our business is subject to various licensing and approval requirements. For more details, see the section titled “Regulatory Overview.” We believe that we have received all requisite permissions to conduct our businesses, and no permission has been declined. However, relevant laws and regulations in certain jurisdictions, as well as their interpretations, may be unclear, which makes it difficult for us to assess which licenses and approvals are necessary for our business and to ascertain the processes required for obtaining such licenses. As such, we cannot assure you that the relevant government authorities, which often have broad discretion in interpreting and implementing these laws and regulations, will not take a contrary position. In addition, new laws or regulations may be introduced to impose additional government approval, license and permit requirements, and there is no guarantee that we will be able to comply with these additional requirements.

Maintaining or renewing the licenses and approvals we currently have may require significant time and financial resources, which could divert our focus from other strategic initiatives and increase our operational costs, and the requirements for maintaining and renewing these licenses and approvals are complex and may be subject to change. Regulatory authorities also may impose conditions on our licenses or approvals, such as imitations on the types of financial products or services we can present on our platforms or the manner in which we conduct our business, which could restrict our ability to operate or grow our business, limit our ability to attract and retain users and commercial partners, impact our competitiveness and ultimately harm our financial performance. Due to these factors or other circumstances beyond our control, we may fail to maintain or renew the requisite licenses and approvals for our operations.

Failure to secure or maintain the necessary licenses and approvals may result in fines, penalties, or other sanctions. Additionally, it could necessitate the modification or discontinuation of our services in certain jurisdictions, which may adversely affect our business, financial condition and results of operations.

We may be subject to restrictions on foreign ownership in certain jurisdictions.

Based on our assessment of our business operations as of the date of this prospectus and opinions from local counsel, we believe that our operations in each of the markets we operate in are not subject to foreign ownership restrictions. For a detailed description on the relevant foreign ownership laws and regulations, see the section titled “Regulatory Overview.” However, government authorities have significant discretion in interpreting and implementing these laws and regulations, and there can be no assurance that the relevant authorities would take the same position as we do. In addition, the foreign ownership laws and regulations in each of our markets and their interpretations may be modified by the relevant authorities in the future, which could adversely affect our ability to comply with applicable foreign ownership requirements. If our foreign ownership arrangements in any of our markets are successfully challenged or if changes in laws, regulations or their interpretations render our arrangements invalid, we may face a range of consequences, including civil and criminal penalties against our subsidiaries and their shareholders, monetary penalties and restrictions or suspension on operations, and we may be required to reorganize our ownership arrangements in these markets. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Changes in, or failure to comply with, competition laws or regulations could adversely affect us.

We are subject to competition laws in each of the markets we operate in. In recent years, antitrust regulators in Southeast Asia have taken greater interest in potential antitrust abuses and are reviewing their frameworks and policies for dealing with digital markets. For example, the Competition and Consumer Commission of Singapore has revised its competition guidelines, effective from February 1, 2022, for greater clarity and guidance on issues and conduct that may be relevant in the digital era. While we have not been subject to any regulatory authority’s inquiries or investigations in connection with compliance with the applicable competition laws and regulations, our market position subjects us to heightened scrutiny from the relevant government authorities. We could be subject to fines or penalties, lose credibility with regulators, be subject to other administrative sanctions or otherwise incur expenses and diversion of management attention or other resources if any regulators choose to investigate us or find that we have not made required notifications or filings in connection with the Business Combination.

In addition, any new requirements or restrictions, or proposed requirements or restrictions, could limit our ability to pursue future acquisitions, divestitures or combinations, cause us to re-evaluate previous acquisitions, combinations or restructurings, subject us to significant fines, penalties or antitrust allegations from third parties, or require us to modify our operations, such as limitations on our contractual relationships with our users, restrictions on our pricing models or divestiture of certain of our assets.

We are subject to various laws with regard to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism and have operations in certain countries known to experience high levels of corruption. There can be no assurance that failure to comply with any such laws would not have a material adverse effect on us.

We are subject to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism laws in the jurisdictions in which we do business and may also be subject to such laws in other jurisdictions under certain circumstances, including, for example, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Under applicable anti-bribery and anti-corruption laws, we could be held liable for acts of corruption and bribery committed by third-party business partners, representatives and agents who acted, or may have purported to act, on our behalf. We and our employees, consultants, content and channel partners, commercial partners or other business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and we are subject to the risk that we could be held liable for, or be inadvertently involved in, the violation of anti-corruption laws, including the FCPA, by these parties and their respective employees, representatives, contractors and agents, notwithstanding that we do not authorize or have control over such activities. In addition, our activities in certain countries with high levels of corruption enhance such risks. While we have policies and procedures intended to prohibit and avoid the furtherance of such violations and manage such risks, there is no guarantee that such policies and procedures are or will be fully effective at all times.

Any violation of applicable anti-bribery, anti-corruption, and anti-money laundering and countering the financing of terrorism laws could result in whistleblower complaints, adverse media coverage, harm to our reputation and brand, investigations, imposition of significant legal fees and criminal or civil sanctions, suspension of or restrictions on our business operations, diversion of management’s attention or other adverse consequences, any or all of which could have a material and adverse effect on our business, financial condition and results of operations.

We could face uncertain tax liabilities in various jurisdictions in which we operate, which could adversely impact our operating results.

Although PubCo is incorporated in the Cayman Islands, we collectively operate in multiple tax jurisdictions and pay income taxes according to the tax laws of those jurisdictions. Our tax liabilities could be uncertain, and we could suffer adverse tax and other financial consequences if tax authorities do not agree with our interpretation of the applicable tax laws. Various factors, some of which are beyond our control, determine our effective tax rate and/or the amount we are required to pay, including changes in tax laws in any given jurisdiction or their interpretations and changes in the geographical allocation of our income. We accrue income tax liabilities and tax contingencies based upon our best estimate of the taxes ultimately expected to be paid after considering our knowledge of all relevant facts and circumstances, existing tax laws, our experience with previous audits and settlements, the status of current tax examinations and how the tax authorities view certain issues. Such amounts are included in income taxes payable or deferred income tax liabilities, as appropriate, and are updated over time as more information becomes available. In addition, it is possible that the relevant tax authorities in the jurisdictions where we do not file returns may assert that we are required to file tax returns and pay taxes in such jurisdictions. There can be no assurance that our subsidiaries will not be taxed in multiple jurisdictions in the future, and any such taxation in multiple jurisdictions could adversely affect our business, financial condition and results of operations.

We have been and may, from time to time, be subject to inquiries or audits from tax authorities of certain jurisdictions. We cannot be certain that tax authorities will agree with our interpretations of the applicable tax laws, or that they will resolve any inquiries in our favor. To the extent the relevant tax authorities do not agree with our interpretation, we may seek to enter into settlements with the tax authorities, which may require significant payments and may adversely affect our results of operations or financial condition. While we may appeal against the tax authorities’ determinations to the appropriate governmental authorities, we cannot be sure we will prevail. If our appeal does not prevail, we may have to make significant payments or otherwise record charges that could adversely affect our results of operations, financial condition and cash flows. Similarly, any adverse or unfavorable determinations by tax authorities on pending inquiries could lead to increased taxation on us, harm our reputation and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in Singapore

Our business, financial condition and results of operations may be influenced by the political, economic and legal environments in Singapore, and by the general state of the Singapore economy.

We conduct business in Singapore through the following subsidiaries: (i) SingSaver Pte. Ltd., which operates the online financial comparison platform SingSaver; (ii) Seedly Pte. Ltd., which operates the personal finance community platform Seedly; (iii) SingSaver Insurance Brokers Pte. Ltd., a registered insurance broker; (iv) eKos Pte. Ltd., a SaaS provider connecting financial institutions with their digital partners and affiliates; and (v) CAGRSG, which provides technology support services to group companies. In 2021, 2022 and the six months ended June 30, 2023, Singapore was our largest market, contributing to approximately 36.9%, 34.4% and 32.3% of our total revenue, respectively. Accordingly, any adverse change in the political, economic and legal environments in Singapore, or in the general state of the Singapore economy, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Doing Business in Hong Kong

Potential political and economic instability in Hong Kong may adversely impact our results of operations.

We conduct business in Hong Kong mainly through the following subsidiaries: (i) MoneyHero Global Limited, which operates the online financial comparison platform MoneyHero; (ii) MoneyHero Insurance Brokers Limited, a registered insurance broker; (iii) eKos Limited, a SaaS provider connecting financial institutions with their digital partners and affiliates; (iv) CAGRL, which provides technology regional support services, including legal, human resources and finance functions, to group companies and (v) CAGL, which is primarily engaged in investment holding and provision of management services to other group companies. In 2021, 2022 and the six months ended June 30, 2023, approximately 29.4%, 32.7% and 33.6% of our total revenue was derived from Hong Kong, respectively. As of June 30, 2023, approximately 31.3% of the MoneyHero Group’s assets were located in Hong Kong. Accordingly, any changes in the economic, social and political conditions in Hong Kong could have a material adverse effect on the business operations of our Hong Kong subsidiaries.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong. The Basic Law provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” Nevertheless, we cannot ensure that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since we conduct business in Hong Kong, any change of such political arrangements may affect the stability of the economy in Hong Kong, thereby directly affecting our results of operations and financial positions.

In addition, under the Basic Law, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Any escalation in political and trade tensions, including those involving the U.S., China and Hong Kong, could potentially harm our business. For more details on related risks, see “—The future development of national security laws and regulations in Hong Kong could materially impact our business by possibly triggering sanctions and other measures that can cause economic harm to our business.”

Incidents such as protests, social unrests, strikes, riots, civil disturbances or disobedience in Hong Kong may have a widespread effect on the business operations of our Hong Kong subsidiaries, which could in turn materially affect our business, financial condition and results of operations. In addition, policies of the PRC government, which are subject to frequent changes, can have significant effects on economic conditions in Hong Kong.

The future development of national security laws and regulations in Hong Kong could materially impact our business by possibly triggering sanctions and other measures that can cause economic harm to our business.

On June 30, 2020, the Standing Committee of China’s National People’s Congress (the “NPC”) passed the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region, or the Hong Kong National Security Law, which was promulgated in Hong Kong by Hong Kong’s Chief Executive on the same day. Among other things, the Hong Kong National Security Law criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. On July 14, 2020, former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. government to impose sanctions against foreign individuals and entities who are determined by the U.S. government to have materially contributed to the failure to preserve Hong Kong’s autonomy. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The implementation of the Hong Kong National Security Law may trigger sanctions or other forms of penalties by foreign governments. It is difficult to predict the full impact of the HKAA on Hong Kong and companies located in Hong Kong. If any of our Hong Kong subsidiaries or Hong Kong-based content and channel partners or commercial partners is determined to be in violation of the Hong Kong National Security Law or the HKAA, our business operations, financial position and results of operations could be materially and adversely affected.

The business, financial condition and results of operations of our Hong Kong subsidiaries and/or the value of PubCo’s securities or PubCo’s ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws, rules and regulations of the PRC become applicable to us.

We do not currently have any subsidiaries or business operations in mainland China, generate any revenue from mainland China, provide our products or services in mainland China, or solicit any customer, or collect, host or manage any customer’s personal data, in mainland China, and none of our assets, directors, officers or and members of senior management are, or are expected to be, located in mainland China. Accordingly, we believe that the laws, rules and regulations of the PRC do not currently have any material impact on our business, financial condition and results of operations or the initial or continued listing of PubCo’s securities, notwithstanding the fact that we have substantial operations in Hong Kong.

Pursuant to the Basic Law, (i) national laws of the PRC, except for those listed in Annex III of the Basic Law, shall not be applied in Hong Kong, and (ii) the national laws listed in Annex III of the Basic Law shall be limited to those relating to defense, foreign affairs and other matters that are deemed to be outside the autonomy of Hong Kong under the Basic Law. As a result, national laws of the PRC not listed in Annex III of the Basic Law, such as the PRC Cybersecurity Law, the PRC Data Security Law, the PRC Personal Information Protection Law, the Measures for Cybersecurity Review (“Review Measures”) and the PRC Enterprise Tax Law, do not apply in Hong Kong.

To the extent any PRC laws, rules and regulations, including but not limited to the laws mentioned in the preceding paragraph, were to become applicable to our business in Hong Kong, we may be required to make substantial changes to our business operations and how we seek financing, may have to incur substantial costs in order to comply with such laws, rules and regulations and may be subject to fines, penalties and sanctions if we are unable to comply with such laws, rules and regulations in a timely manner, or at all. The application of such PRC laws, rules and regulations may have a material adverse impact on our business, financial conditions and results of operations and PubCo’s ability to offer or continue to offer securities to investors, any of which may cause the value of PubCo’s securities to significantly decline or become worthless. In addition, we will face risks and uncertainties associated with the rapidly evolving PRC legal system. For example, PRC laws, regulations, policies and their interpretations may change quickly with little or no advance notice. In particular, because many laws, regulations and policies are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretations of these laws, regulations and policies may contain inconsistencies, and their enactment timetable, implementation and enforcement involve uncertainties. For more details, see “—We and our subsidiaries may be subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.”

The PRC government has significant oversight, discretion and control over the manner in which companies incorporated under the laws of the PRC or companies that operate in, or generate revenue from, mainland China must conduct their business activities. Because of our substantial operations in Hong Kong and given the PRC government’s significant oversight and authority over the conduct of business in Hong Kong generally, if we were to become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or become worthless, which would materially affect the interests of our investors.

We do not currently have any subsidiaries or business operations in mainland China, generate any revenue from mainland China, provide our products or services in mainland China, or solicit any customer, or collect, host or manage any customer’s personal data, in mainland China and none of our assets, directors, officers or members of senior management are, or are expected to be, located in mainland China. Accordingly, we believe that the laws, rules and regulations of the PRC do not currently have any material impact on our business operations, and the PRC government does not currently exert direct oversight, discretion or control over the manner in which we conduct our business. However, because of our substantial operations in Hong Kong through our Hong Kong subsidiaries and given the PRC government’s significant oversight and authority over the conduct of business in Hong Kong generally, there is no guarantee that we or PubCo will not be subject to such direct oversight, discretion or control in the future due to changes in laws or other unforeseeable reasons. There is always a risk that the PRC government may, in the future, seek to affect operations of any company with any level of operations in mainland China or Hong Kong, including its ability to offer securities to investors, list its securities on a U.S. or other foreign stock exchange, maintain such listing, conduct its business or accept foreign investment. In addition, the PRC legal system is evolving rapidly and the PRC laws, rules and regulations may change quickly with little or no advance notice. Because the laws, rules and regulations in the PRC can change quickly with little advance notice, there are significant risks and uncertainties regarding the enforcement of these laws, rules and regulations. See “—The business, financial condition and results of operations of our Hong Kong subsidiaries and/or the value of PubCo’s Securities or PubCo’s ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws, rules and regulations of the PRC become applicable to us.” Furthermore, while we do not believe the recent statements and regulatory actions by the PRC government and regulatory authorities in Hong Kong, such as those related to data security or anti-monopoly concerns, have had any impact on us, these statements and regulatory actions could have a significant impact on our ability to conduct our business, accept foreign investments, or seek or maintain listing on Nasdaq or another U.S. or foreign stock exchange. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization, which could result in an inability or prohibition on making transfers or distributions to entities outside of Hong Kong and adversely affect our business. In 2021, 2022 and the six months ended June 30, 2023, approximately 29.4%, 32.7% and 33.6% of our total revenue was derived from Hong Kong. As of June 30, 2023, approximately 31.3% of the MoneyHero Group’s assets were located in Hong Kong. If we were to become subject to the intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons, it may require a material change in our operations and/or result in increased costs necessary to comply with existing or any newly adopted laws, rules and regulations or penalties for any failure to comply. Our operations and the value of the securities registered herein could be materially and adversely affected if the PRC government intervenes in or influences our operations at any time, or exerts more control over offerings conducted overseas by, and/or foreign investment in, issuers based in mainland China or Hong Kong. In addition, the market prices and value of PubCo’s securities could be adversely affected as a result of the actual or anticipated negative impacts of any such government actions, as well as negative investor sentiment towards companies with operations in Hong Kong subject to direct PRC government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the PRC government will not intervene in or influence our current or future operations at any time.

Based on the experience of our management team, we believe that no permission or approval from any PRC governmental authority is required for any of our Hong Kong subsidiaries to operate its business or for PubCo to list its securities on a U.S. securities exchange, maintain such listing or issue securities to foreign investors. As such, neither we nor any of our subsidiaries have applied for, or been denied, any permission or approval from PRC government authorities for operating our business, listing securities on a foreign stock exchange, maintaining such listing or offering securities to foreign investors. However, we have not engaged PRC legal counsel in connection with reaching these determinations, and there is no guarantee that PRC government authorities will take the same position as we do or that such permission or approval will not be required in the future, or even when such permission is obtained, it will not be subsequently denied or rescinded. If the conclusion that such permissions or approvals are not required proves to be incorrect, or if applicable laws, regulations or interpretations change and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, any failure to obtain the requisite permissions and approvals or the subsequent denial or rescission of such permissions and approvals could materially and adversely affect the operations of our company and our subsidiaries, significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities, and cause the value of PubCo’s securities to significantly decline or become worthless, which would materially affect the interests of the MoneyHero Group’s investors. See “—We and our subsidiaries may be subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.” Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas by, and/or foreign investment in, issuers that are based in mainland China or Hong Kong could significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or become worthless.

Our Hong Kong subsidiaries may be subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

There are various restrictions under current PRC laws and regulations on intercompany fund transfers and foreign exchange control, which mainly include the following:

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Dividends. PRC companies may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations, and must first set aside at least 10% of their after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. In addition, PRC companies are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and a withholding tax, at the rate of 10% or lower, is payable by a PRC subsidiary upon dividend remittance.

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Capital expenses. Approval from or registration with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, PRC companies are required to obtain approval from the SAFE or complete certain registration process in order to use cash generated from their operations to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi.

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Shareholder loans and capital contributions. Loans by an offshore holding company to its PRC subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from such holding company to its PRC subsidiaries is required to be registered with the competent PRC governmental authorities.

Due to these restrictions, cash and/or non-cash assets located in mainland China may not be available to fund the operations or liquidity needs of companies outside mainland China, and fundings in currencies other than Renminbi may not be readily accessible by companies in mainland China. In addition, more onerous restrictions under new PRC laws and regulations may come into effect in the future, and the PRC regulatory authorities could potentially impose additional restrictions and limitations in practice.

As we do not currently have, or expect to have, any subsidiaries or business operations in mainland China or any revenue from mainland China, and none of our assets are, or are expected to be, located in mainland China, we believe that we are not subject to the aforementioned restrictions. However, there remains uncertainty as to how the relevant laws and regulations will be implemented, and we cannot assure you that PRC regulatory agencies, including the SAFE, will take the same position as we do. If we or any of our subsidiaries were to be deemed by PRC regulatory authorities to be subject to these restrictions, there is no assurance that we can fully or timely comply with the relevant requirements or complete the required registration, which could have a material and adverse effect on our business, financial condition and results of operations.

We and our subsidiaries may be subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

As an online financial services aggregator, we rely on the data provided by our users and third parties, such as Google, to operate our business, provide our services and enhance our offerings. Examples of relevant types of data include, but are not limited to, user demographics, financial profiles, transaction data, search and browsing behavior, preferences for financial products, feedback on user experiences, and data from third-party financial institutions, credit reporting agencies and industry research. Maintaining the quality, accuracy and comprehensiveness of this data is crucial for our ability to provide valuable services to our users and commercial partners. For the credit report feature in our MoneyHero App in partnership with TransUnion, we offer registered users who have provided the requisite consent and passed the authentication process access to credit reports provided by TransUnion on the MoneyHero App free of charge. Other than to the users accessing their own credit reports and our own internal use of data to enhance our tailored product and service offerings, we do not compile or process such data for dissemination to anyone else.

The primary regulations applicable to data security protection in Hong Kong are the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) and the Personal Data (Privacy) (Amendment) Ordinance 2021 (the “PDPAO”). We believe that (i) we are compliant with the requirements under the PDPO, the PDPAO and related policies and (ii) these laws and policies do not apply to the offering of our securities, such as through the Business Combination. Failure to comply with these requirements or policies could have a material and adverse effect on our business, financial condition and results of operations.

The PDPO imposes a statutory duty on data users in Hong Kong to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not engage in any act or practice that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

•	Principle 1—purpose and manner of collection of personal data;

•	Principle 2—accuracy and duration of retention of personal data;

•	Principle 3—use of personal data;

•	Principle 4—security of personal data;

•	Principle 5—information to be generally available; and

•	Principle 6—access to personal data.

In particular, Data Protection Principle 4 requires data users to take all practicable steps to protect the personal data they hold against unauthorized or accidental access, processing, erasure, loss or use and, when doing so, to consider a list of factors including the nature of the data, the potential harm of such events, and the measures taken for ensuring the integrity, prudence and competence of persons having access to the data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense that may lead to a fine and imprisonment. In addition, the PDPO criminalizes certain activities, including, but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. For example, the use of personal data in direct marketing without giving notice to the data subject or the data subject’s consent is a criminal offence punishable by a fine of HK$500,000 and imprisonment; a data user that provides a third party with personal data for the purposes of direct marketing in return for consideration and without the data subject’s consent will be liable to fines of up to HK$1,000,000 and imprisonment; and failure to take all practicable steps to erase personal data held by the data user where the data is no longer required for the purpose for which the data was used is an offence liable to a fine of HK$10,000. Furthermore, an individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

The PDPAO amended the PDPO, particularly to: (i) criminalize the unconsented disclosure of personal data information of an individual who is a Hong Kong resident or is present in Hong Kong (such disclosure, “subject disclosure”), or “doxxing,” (ii) introduce a cessation notice regime to tackle doxxing; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner with respect to the enforcement against doxxing and other offences relating to disclosure of personal data without consent. Under the PDPO, if the Privacy Commissioner has reasonable ground to believe that (i) there is a written message or electronic message by means of which a subject disclosure is made (whether or not the message exists in Hong Kong) and (ii) an individual who is present in Hong Kong or a body of persons that is incorporated, established or registered in Hong Kong or has a place of business in Hong Kong (such individual or body, a “Hong Kong person”) is able to take a cessation, the Privacy Commissioner may serve a written notice on the person directing the person to take the cessation action. In addition, if the Privacy Commissioner has reasonable ground to believe that (i) there is an electronic message by means of which a subject disclosure is made (whether or not the message exists in Hong Kong) and (ii) a person (not being a Hong Kong person) that has provided or is providing any service (whether or not in Hong Kong) to any Hong Kong person is able to take a cessation action (whether or not in Hong Kong) in relation to the message, the Privacy Commissioner may serve a written notice on the provider directing the provider to take the cessation action. Failure to comply with cessation notices may result in a fine of HK$50,000 and two years of imprisonment for a first conviction, and in the case of a continuing offence, to a further fine of HK$1,000 for every day during which the offence continues.

In addition, on August 30, 2022, the Privacy Commissioner’s office issued the Guidance Note on Data Security Measures for Information and Communications Technology (the “ICT Guidance”) to provide data users with recommended data security measures for information and communications technology to facilitate their compliance with the requirements of the PDPO. For more details, see “Regulatory Overview—Regulations in Hong Kong—Regulations on Data Protection.”

In addition, our Hong Kong subsidiaries may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection. On November 7, 2016, the Standing Committee of the NPC passed the PRC Cybersecurity Law, which became effective on June 1, 2017. The PRC Cybersecurity Law applies to the construction, operation, maintenance and use of the internet network within the territory of the PRC and the supervision and administration of cybersecurity and systematically lays out the regulatory requirements on cybersecurity and data protection in China. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. The PRC Data Security Law applies to data processing activities and the security supervision thereof conducted in the territory of the PRC and also holds liable those who conduct data processing activities outside the territory of the PRC to the detriment of the national security, public interest, or lawful rights and interests of citizens and organizations of the PRC. The PRC Data Security Law sets forth a series of data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means and that the collection and use of such data should not exceed certain limits. On August 20, 2021, the Standing Committee of the NPC promulgated the PRC Personal Information Protection Law, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of the personal information of natural persons within the territory of the PRC. The PRC Personal Information Protection Law further detailed the rules on personal data processing and increased the potential liability of personal data processors. The legal consequences of violating these laws include, among other things, the issuance of warnings, confiscation of illegal income, suspension or winding-up of the related business, and revocation of business license or relevant permits. On January 4, 2022, the Cyberspace Administration of China (the “CAC”) and 12 other PRC regulatory agencies jointly adopted and published the Review Measures, which became effective on February 15, 2022. The Review Measures provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing on a foreign stock exchange must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine that certain network products, services, or data processing activities of such company affect or may affect national security.

As we do not have any operations in mainland China or engage in any data processing activities to the detriment of the national security, public interest, or lawful rights and interests of citizens and organizations of the PRC and because these laws and regulations are not listed in Annex III of the Basic Law, we believe that we are not subject to these laws and are not required to apply for cybersecurity review by the CAC for the Business Combination. However, there remains uncertainty as to how these laws and regulations will be implemented, and we cannot assure you that PRC regulatory agencies, including the CAC, will take the same position as we do. If we were deemed by PRC regulatory authorities to be subject to these laws and regulations, there is no assurance that we can fully or timely comply with the relevant requirements or complete the required cybersecurity review, and we may be required to suspend our relevant business, shut down the MoneyHero website or mobile app, or face other penalties, which could materially and adversely affect our business, financial condition and results of operations.

If PubCo is identified by the SEC as a Commission-Identified Issuer for two consecutive years due to the PCAOB’s inability to inspect its auditors, PubCo’s securities will likely be delisted. The delisting of PubCo’s securities, or the threat of PubCo’s securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states that if the SEC determines that an issuer has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years, the SEC shall prohibit the securities of the issuer from being traded on a national securities exchange or in the over-the-counter trading market in the United States. In May 2021, the PCAOB issued a proposed rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act, for public comment, which would establish a framework for the PCAOB to use when determining whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule was adopted by the PCAOB on September 22, 2021 and approved by the SEC on November 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA, pursuant to which the SEC will identify a “Commission-Identified Issuer” if an issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years.

The Accelerating Holding Foreign Companies Accountable Act, or the AHFCAA, which was passed by the U.S. Senate on June 22, 2021 and enacted on December 23, 2022, shortens the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduces the time before the potential trading prohibition against or delisting of our securities. On December 29, 2022, the Consolidated Appropriations Act of 2023 was signed into law, which contains, among other things, an identical provision to the AHFCAA that reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong, because of positions taken by PRC authorities in such jurisdictions. This includes our auditors, which are headquartered in Hong Kong. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol with the CSRC and the Ministry of Finance of China, which grants the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. The PCAOB has since then conducted inspections of certain PCAOB-registered public accounting firms headquartered in mainland China and/or Hong Kong and has found deficiencies in certain of the audits reviewed. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions.

While our auditors currently can be inspected by the PCAOB, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors outside the control of we and our auditors. For example, should the regulatory authorities in mainland China or Hong Kong obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. If PubCo in the future files an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, PubCo’s securities would become subject to the trading prohibitions under the HFCAA if PubCo is identified as a Commission-Identified Issuer for two consecutive years. The delisting of PubCo’s securities, or the threat of PubCo’s securities being delisted, may substantially impair your ability to sell PubCo’s securities when you wish to do so and the value of your investment. Our brand and our ability to conduct our business operations and raise capital on acceptable terms, or at all, would also be materially and adversely affected.

In addition, inspections of other audit firms that the PCAOB has conducted outside the PRC have identified deficiencies in those firms’ audit and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. If the PCAOB is unable to conduct inspections, it will be prevented from fully evaluating the audit and quality control procedures of our independent registered public accounting firm. As a result, we and our investors will be deprived of the benefits of such PCAOB inspections, and it will be more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit or quality control procedures, which could cause investors and potential investors to lose confidence in the audit procedures and reported financial information and the quality of our financial statements.

There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in Hong Kong based on United States or other foreign laws against PubCo’s directors, officers and members of senior management who are located in Hong Kong.

Several of PubCo’s directors, officers and members of senior management, including but not limited to Kenneth Chan, Derek Fong, Rohith Murthy, Susanna Lee and Daniel Wang, are located in Hong Kong, which makes it more difficult to serve legal process within the United States upon these individuals. In addition, there may be significant legal and other obstacles in Hong Kong to providing information needed for regulatory investigations or litigation initiated by regulators outside Hong Kong, which could make it more difficult to conduct investigations or collect evidence within Hong Kong. Furthermore, courts in Hong Kong may recognize and enforce judgments from courts in other jurisdictions in accordance with Hong Kong laws based either on the ordinances of Hong Kong or common law principles. Currently, except for the arrangement with mainland China, Hong Kong has not entered into any multilateral convention or bilateral treaty regarding the recognition and enforcement of foreign court judgments nor is Hong Kong a party to any international treaties/conventions relevant to the enforcement of foreign court judgments, including with the United States or the Cayman Islands. Therefore, foreign judgments obtained from courts in the United States or the Cayman Islands can only be enforced in Hong Kong in accordance with common law principles, which entails issuing fresh proceedings in Hong Kong based on the foreign judgment. As a result, it may be more difficult to enforce, both in and outside the United States, judgments obtained in U.S. courts against these individuals in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws, or to bring an original action before a Hong Kong court to enforce liabilities against these individuals based upon U.S. federal securities laws.

We and our Hong Kong subsidiaries may be affected by the currency pegging system in Hong Kong and other exchange rate fluctuations.

The functional currency of our Hong Kong subsidiaries is Hong Kong dollars. Since 1983, the Hong Kong dollar has been pegged to the U.S. dollar at the rate of approximately HK$7.79 to US$1.00. There is no assurance that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, our business, financial condition and results of operations could be materially and adversely affected.

Increases in labor costs may adversely affect our business and results of operations.

The economy in Hong Kong and globally has experienced general increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong and certain other regions are expected to continue to increase. In addition, the MoneyHero Group’s Hong Kong subsidiaries are required by Hong Kong laws and regulations to pay various statutory employee benefits, including mandatory provident fund to designated government agencies for the benefit of its employees, to provide statutorily required paid sick leave, annual leave and maternity leave, and pay severance payments or long service payments. We expect that our labor costs, including wages and employee benefits, will continue to increase. Increasing labor costs could materially and adversely affect our financial condition and results of operations.

Risks Related to Doing Business in Taiwan

Regional geopolitical risks and disruptions in Taiwan’s political environment caused by local political events could negatively affect our business operations in Taiwan.

We conduct business in Taiwan through our subsidiary Money101 Company Limited, which operates the online financial comparison platform Money101.com.tw. In 2021, 2022 and the six months ended June 30, 2023, approximately 21.7%, 16.2% and 10.9% of our total revenue was derived from Taiwan, respectively. Despite recent challenges in the Taiwan market associated with the halt of various product offerings by certain key clients, which have led to a decrease in revenue, Money101 continues to witness a significant increase in user engagement, and continued investments are set to capture potential growth opportunities in the market.

Past and recent developments related to the relations between the Republic of China and PRC governments, United States-China diplomatic and trade friction, threats of military actions or escalation of military activities, and local political events, such as election results, have on occasion depressed the market prices of the securities of Taiwanese or Taiwan-related companies. Any major change in Taiwan’s political environment, including the outcome of elections, changes in governmental policies, and political and social instability, may affect the direction of economic and political developments in Taiwan and negatively impact the local economic and political environment, which could in turn have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Doing Business in the Philippines

Our Philippines subsidiaries face challenges and risks unique to operating a business in the Philippines. If we are unable to manage those challenges and risks, the growth of our business could be limited, and our business could suffer.

We conduct business in the Philippines through the following subsidiaries: (i) MoneyGuru Philippines Corporation, which operates the online financial comparison platform Moneymax, (ii) MoneyHero Insurance Brokerage Inc., a registered insurance broker, and (iii) eKos Inc., a SaaS provider connecting financial institutions with their digital partners and affiliates, as well as CompareAsia Group ROHQ Philippines, which is a branch and the regional operating headquarters in the Philippines of CAGRL. In 2021, 2022 and the six months ended June 30, 2023, approximately 9.8%, 14.5% and 21.9% of our total revenue was derived from the Philippines, respectively.

In recent history, there has been political instability in the Philippines, including alleged extra judicial killings, alleged electoral fraud, impeachment proceedings against former presidents and chief justices of the Supreme Court of the Philippines, hearings on graft and corruption issues against various government officials, and public and military protests arising from alleged misconduct by previous and current administrations. In addition, a number of officials of the Philippine government have been indicted on corruption charges stemming from allegations of misuse of public funds, extortion, bribery, or usurpation of authority. There can be no assurance that acts of political violence will not occur in the future, and any such events could negatively impact the Philippine economy. We also may be affected by changes in the political leadership and policy directions in the Philippines. An unstable political environment and policy instabilities may negatively affect the general economic conditions and operating environment in the Philippines and result in loss of investor confidence in the Philippines, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, our business operations in the Philippines face other challenges and risks unique to operating a business in the Philippines, including, but not limited to:

•	difficulties and costs of staffing and managing foreign operations;

•	restrictions imposed by local labor practices and laws on our business and operations;

•	exposure to different business practices and legal standards;

•	unexpected changes in legal and regulatory requirements;

•	the imposition of government controls and restrictions;

•	the risk of military conflicts, terrorist activities or other international incidents;

•	the failure of telecommunications and connectivity infrastructure;

•	natural disasters and public health emergencies;

•	potentially adverse tax consequences; and

•	lack of intellectual property protection.

If we are unable to manage these challenges and risks, the growth of our business could be limited, and our business could suffer.

The credit ratings of the Philippines may restrict the access to capital of Philippine companies, including our Philippines subsidiaries.

The Philippine government’s credit ratings directly affect companies domiciled in the Philippines, as international credit rating agencies issue credit ratings by reference to that of the sovereign. Historically, the Philippines’ sovereign debt has been rated relatively low by international credit rating agencies. In September

2022, Moody’s affirmed its rating of Baa2 with a stable outlook. In October 2022, Fitch affirmed its rating of BBB with a negative outlook, reflecting risks to the country’s medium-term growth prospects due to high interest rates, weak external demands and high commodity prices.

No assurance can be given that Fitch, Moody’s, S&P or any other international credit rating agency will not downgrade the credit ratings of the Philippine government in the future. Any such downgrade could have a material adverse impact on the liquidity in the Philippine financial markets and the ability of the Philippine government and Philippine companies, including our Philippines subsidiaries, to raise additional financing, including the interest rates and other commercial terms at which such additional financing is available.

Risks Related to Doing Business in Malaysia

Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

We conduct business in Malaysia through our subsidiary Compargo Malaysia Sdn. Bhd., which operates the online financial comparison platform CompareHero and generates lead referrals for insurance products as a licensed insurance agency. In 2021, 2022 and the six months ended June 30, 2023, approximately 2.0%, 1.9% and 1.3% of our total revenue was derived from Malaysia, respectively.

Our business, financial condition and results of operations may be adversely affected by social, political, regulatory and economic developments and uncertainties in Malaysia, such as risks of war, terrorism, nationalism, nullification of contracts, changes in interest rates, imposition of capital controls and changes in methods of taxation. While the overall Malaysian economic environment appears to be positive, there can be no assurance that this will continue to prevail in the future.

Risks Related to PubCo and Its Securities

Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our PubCo Class A Ordinary Shares and/or PubCo Public Warrants.

If we fail to satisfy Nasdaq’s continued listing requirements, Nasdaq may take steps to delist our PubCo Class A Ordinary Shares and/or PubCo Public Warrants, which would likely have a negative effect on the trading price and impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting notification, we would take actions to restore our compliance with the applicable requirements. However, there is no guarantee that such efforts will be successful.

The market price and trading volume of PubCo securities may be volatile and could decline significantly in the future, which could subject PubCo to securities class action litigation.

The stock markets, including Nasdaq, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market is sustained for PubCo’s securities, the market prices of PubCo’s securities may be volatile and could decline significantly. In addition, the trading volumes in PubCo’s securities may fluctuate and cause significant price variations to occur. If the market prices of PubCo’s securities decline significantly, you may be unable to resell your PubCo securities at or above the market price of such securities as of the date immediately following Closing. There can be no assurance that the market prices of PubCo’s securities will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•

actual or anticipated differences in PubCo’s estimates, or in the estimates of analysts, for PubCo’s revenue, results of operations, adjusted EBITDA, cash flows, level of indebtedness, liquidity or financial condition;

•	announcements by PubCo or its competitors of significant business developments;

•	acquisitions or expansion plans;

•	PubCo’s involvement in litigation;

•	sales of PubCo’s securities in the future;

•	market conditions in PubCo’s industry;

•	changes in key personnel;

•	the trading volume of PubCo’s securities;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines;

•

other events or factors, including, but not limited to, those resulting from infectious diseases, health epidemics and pandemics (including, but not limited to, the COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events; and

•	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of PubCo’s securities, regardless of PubCo’s operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Such litigation could cause PubCo to incur substantial costs, and PubCo’s management’s attention and resources could be diverted as a result.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about PubCo, its share price and trading volume could decline significantly.

The trading market for PubCo Class A Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about PubCo or its business. PubCo may be unable to sustain coverage by well-regarded securities and industry analysts. If no, or only a limited number of, securities or industry analysts maintain coverage of PubCo, or if these securities or industry analysts are not widely respected within the general investment community, the demand for PubCo Class A Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that one or more of the analysts who cover PubCo downgrade their assessment of PubCo or publish inaccurate or unfavorable research about PubCo, the market price and liquidity for PubCo Class A Ordinary Shares could be negatively impacted.

A market for PubCo’s securities may not be sustained, which would adversely affect the liquidity and price of PubCo’s securities and make it difficult for holders to sell the securities.

A substantial amount of PubCo Class A Ordinary Shares are, or will be (in the case of certain PubCo Class A Ordinary Shares issuable upon the conversion of PubCo Class B Ordinary Shares or PubCo Preference Shares or the exercise of PubCo Warrants or PubCo Options), subject to transfer restrictions, While there is currently an active trading market for PubCo’s securities, it may not be sustained. Additionally, if PubCo’s securities are not listed on Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of PubCo’s securities may be more limited than if they were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be sustained.

The securities being offered in this prospectus represent a substantial percentage of PubCo’s outstanding shares. In addition, Selling Securityholders that acquired the Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares could make substantial profits upon resales.

This prospectus relates to, among other things, the resale from time to time by the Selling Securityholders of up to 42,988,598 PubCo Class A Ordinary Shares, including (i) (a) 12,659,892 PubCo Class A Ordinary Shares issuable upon the conversion of the same number of PubCo Class B Ordinary Shares held by Sponsor, which were issued to it in connection with the Business Combination in exchange for its Bridgetown Class B Ordinary Shares, which were purchased by Sponsor prior to Bridgetown’s initial public offering, together with other Bridgetown Class B Ordinary Shares, of which 2,214,946 were outstanding immediately prior to the Business Combination, for an aggregate price of $25,000 (or less than $0.002 per share), (b) 594,946 PubCo Class A Ordinary Shares issuable upon the conversion of the same number of PubCo Class B Ordinary Shares that Sponsor may acquire, at its discretion, from Steven Teichman for no consideration, which were issued to Mr. Teichman in connection with the Business Combination in exchange for the Bridgetown Class B Ordinary Shares he acquired from Sponsor for nil consideration after Sponsor bought the shares from Bridgetown at the aforementioned price, (c) 451,839 PubCo Class A Ordinary Shares issued to Sponsor pursuant to the Working Capital Loan Capitalization Agreement to settle an aggregate of $4,518,390 working capital loans from Sponsor to Bridgetown, and (d) 6,449,936 PubCo Class A Ordinary Shares issuable upon the exercise of its PubCo Sponsor Warrants, which were converted from certain Bridgetown warrants Sponsor purchased at a price of $1.00 per warrant; (ii) 6,577,459 PubCo Class A Ordinary Shares held by PMIL, consisting of shares issued (a) in exchange for its CGCL shares in connection with the Business Combination, (b) upon the full exercise, for no consideration, of its PubCo warrants, which were converted from its CGCL warrants, and (c) upon the full exercise, for no consideration, of its PubCo call option, which was converted from its CGCL call option in connection with the Business Combination and was exercised in connection with its purchase of 5.0 million Call Option Notes at a price of US$1.0 per Call Option Note. PMIL acquired its CGCL shares, warrants and call option in connection with the purchase of 11.4 million CGCL Loan Notes at a price of US$1.0 per CGCL Loan Note; (iii) (a) 7,212,571 PubCo Class A Ordinary Shares held by EIHL, of which 5,207,308 were issued to it in exchange for its CGCL Class A Ordinary Shares and its Bridgetown Class A Ordinary Shares in connection with the Business Combination and 2,005,263 were issued to it upon the exercise, for no consideration, of its PubCo warrants converted from its CGCL Class C Warrants in connection with the Business Combination, (b) 1,692,419 PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Preference Shares, which were issued in exchange for its CGCL Preference Shares in connection with the Business Combination, (c) 1,566,817 PubCo Class A Ordinary Shares issuable upon the exercise of its PubCo Class A Warrants, which were converted from its CGCL Class A Warrants in connection with the Business Combination, including 940,091

PubCo Class A Ordinary Shares issuable at an exercise price of $2.9899 per 0.307212 share, 313,363 PubCo Class A Ordinary Shares issuable at an exercise price of 5.9798 per 0.307212 share and 313,363 PubCo Class A Ordinary Shares issuable at an exercise price of $8.9697 per 0.307212 share, and (d) 1,666,666 PubCo Class A Ordinary Shares issuable upon the exercise of its PubCo Public Warrants, which were converted, in connection with the Business Combination, from its warrants to purchase Bridgetown Class A Ordinary Shares. EIHL acquired its CGCL Class A Ordinary Shares and CGCL Class A Warrants for an aggregate consideration of approximately $48,000,000, its CGCL Class C Warrants for no consideration in connection with the purchase of 5.0 million CGCL Loan Notes at a price of US$1.0 per CGCL Loan Note, its CGCL Preference Shares in connection with the conversion of approximately $12.8 million worth of 2022 Convertible Notes and its Bridgetown Class A Ordinary Shares and Bridgetown warrants from the FWD Parties for an aggregate price of $51.7 million; (iv) 320,842 PubCo Class A Ordinary Shares held by E Capital, which were issued to it in exchange for its CGCL Class C Ordinary Shares in connection with the Business Combination, and 715,156 PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Preference Shares, which were issued to it in exchange for its CGCL Preference Shares in connection with the Business Combination. E Capital acquired its CGCL Class C Ordinary Shares upon the exercise of CGCL Class C Warrants, which were acquired by it for no consideration in connection with the purchase of 800,000 CGCL Loan Notes at a price of US$1.0 per CGCL Loan Note, and its CGCL Preference Shares in connection with the conversion of approximately $5,400,000 worth of 2022 Convertible Notes; (v) an aggregate of (a) 167,461 PubCo Class A Ordinary Shares held by certain directors and executive officers of PubCo, which were issued in exchange for their CGCL Class A Ordinary Shares in connection with the Business Combination, upon the exercise of their CGCL Class C Warrants, for no consideration, in connection with the Business Combination and upon the conversion of certain PubCo Preference Shares, which were issued in exchange for CGCL Preference Shares in connection with the Business Combination, following the Business Combination, (b) 28,704 PubCo Class A Ordinary Shares issuable upon the exercise of their PubCo Class A Warrants, which were issued in exchange for their CGCL Class A Warrants in connection with the Business Combination, including 17,224 PubCo Class A Ordinary Shares issuable at an exercise price of $2.9899 per 0.307212 share, 5,740 PubCo Class A Ordinary Shares issuable at an exercise price of 5.9798 per 0.307212 share and 5,740 PubCo Class A Ordinary Shares issuable at an exercise price of $8.9697 per 0.307212 share, and (d) 938,890 PubCo Class A Ordinary Shares issuable upon the exercise of their PubCo Options at an exercise price of US$0.0003 per share. These directors and executive officers acquired these CGCL Class A Ordinary Shares at par value, CGCL Class C Warrants in connection with the purchase of 0.2 million CGCL Loan Notes at a price of US$1.0 per CGCL Loan Note, CGCL Preference Shares in connection with the conversion of approximately $0.6 million worth of 2022 Convertible Notes, CGCL Class A Warrants for no consideration and the PubCo Options as compensation for their services; (vi) 325,000 PubCo Class A Ordinary Shares issuable to BTIG as compensation for certain strategic and capital markets advisory services to be provided by BTIG to PubCo following Closing; and (vii) (a) 1,600,000 PubCo Class A Ordinary Shares held by Daniel Wong, Bridgetown’s Chief Executive Officer, Chief Financial Officer and director, (b) 5,000 PubCo Class A Ordinary Shares held by John R. Hass, a director of Bridgetown, (c) 5,000 PubCo Class A Ordinary Shares held by Samuel Altman, a director of Bridgetown, (d) 5,000 PubCo Class A Ordinary Shares held by In Joon Hwang, a director of Bridgetown, (e) 5,000 PubCo Class A Ordinary Shares held by Kenneth Ng, an advisor to Bridgetown, and (d) 594,946 PubCo Class B Ordinary Shares held by Steven Teichman, an advisor to Bridgetown, which Sponsor may acquire from time to time at its discretion. These shares of Messrs. Wong, Hass, Altman, Hwang, Ng and Teichman were issued to them in connection with the Business Combination in exchange for the Bridgetown Class B Ordinary Shares that they acquired from Sponsor for nil consideration after Sponsor bought the shares from Bridgetown at the aforementioned price. The PubCo Class A Ordinary Shares being offered for resale under this prospectus, including the PubCo Class A Ordinary Shares underlying the aforementioned PubCo Warrants and PubCo Options, represent approximately 81.6% of the sum of (i) PubCo’s total outstanding shares as of the date of this prospectus and (ii) the total amount of PubCo Class A Ordinary Shares issuable upon the exercise of the aforementioned PubCo Warrants and PubCo Options. The PubCo Class A Ordinary Shares being offered for resale under this prospectus, excluding the PubCo Class A Ordinary Shares underlying the aforementioned PubCo Warrants and PubCo Options, represent approximately 77.0% of PubCo’s total outstanding shares as of the date of this prospectus.

In addition, because some Selling Securityholders acquired all or a portion of their Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares, as described above, these Selling Securityholders will have an incentive to sell even if the trading price of PubCo securities is low because they could still make substantial profits upon resales, whereas our public securityholders who purchased Bridgetown Class A Ordinary Shares as part of the units offered in the initial public offering of Bridgetown at a price of $10.00 per unit or, subsequent to the initial public offering, Bridgetown Class A Ordinary Shares or PubCo Class A Ordinary Shares at a price higher than the current trading price may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the current trading price. The sale of all the Registered Securities could result in a significant decline in the trading price of PubCo securities. Despite such a decline in the public trading price, Selling Securityholders that acquired all or a portion of their Registered Securities for no consideration or at a price that is below the trading price of PubCo Class A Ordinary Shares may still experience a positive rate of return on the Registered Securities.

Assuming that no Selling Securityholder will exercise its PubCo Warrants for cash for so long as the warrant exercise price remains above the trading price of PubCo Class A Ordinary Shares, then, based on the closing price of PubCo Class A Ordinary Shares on December 19, 2023 of $1.63 per share and the closing price of PubCo Public Warrants on December 19, 2023 of $0.043 per warrant, (i) the Sponsor could experience a potential profit of approximately $1.628 per share, or approximately $20.61 million in the aggregate, on the resale of its PubCo Class B Ordinary Shares (not taking into account any payments that the Sponsor may be required to be make under the Non-Redemption Deeds, the exact amount of which cannot be ascertained at this time), which were converted from the Bridgetown Class B Ordinary Shares that it purchased at a price of less than $0.002 per share, and will experience a negative rate of return on the resale of its PubCo Class A Ordinary Shares and PubCo Sponsor Warrants; (ii) PMIL could experience a potential profit of $1.63 per share, or approximately $10.72 million in the aggregate, on the resale of its PubCo Class A Ordinary Shares, which were acquired by it for no consideration in connection of its purchase of Call Option Notes and CGCL Loan Notes; (iii) EIHL could experience a potential profit of $1.63 per share, or approximately $3.27 million in the aggregate, on the resale of the 2,005,263 PubCo Class A Ordinary Shares that it received for no consideration in connection with the exercise of its CGCL Class C Warrants, which were acquired for no consideration in connection with its purchase of CGCL Loan Notes, and will experience a negative rate of return on the resale of the remainder of its Registered Securities; (iv) E Capital could experience a potential profit of $1.63 per share, or approximately $0.5 million in the aggregate, on the resale of its 320,842 PubCo Class A Ordinary Shares, which were converted from the CGCL Class C Ordinary Shares that it acquired for no consideration in connection with its purchase of CGCL Loan Notes, and will experience a negative rate of return on the resale of the remainder of its Registered Securities; (v) the directors and officers participating in this offering could experience (a) a potential profit of up to $1.63 per share, or up to approximately $0.14 million in the aggregate, on the resale of 88,018 PubCo Class A Ordinary Shares that they acquired for no consideration upon the conversion or exercise of their CGCL shares and warrants, which were acquired at par value or for no consideration and (b) a potential profit of $1.6297 per share, or approximately $1.53 million in the aggregate, on the resale of 938,890 PubCo Class A Ordinary Shares issuable to them upon the exercise of their PubCo Options at an exercise price of US$0.0003 per share, and will experience a negative rate of return on the resale of the remainder of their Registered Securities; (vi) BTIG could experience a potential profit of $1.63 per share, or approximately $0.53 million in the aggregate, on the resale of its 325,000 PubCo Class A Ordinary Shares, not taking into account any costs related to the provision of the aforementioned strategic and capital markets advisory services; and (v) Daniel Wong, John R. Hass, Samuel Altman, In Joon Hwang, Kenneth Ng and Steven Teichman may experience a potential profit of up to $1.63 per share, or up to $3.61 million in the aggregate, on the resale of their 1,620,000 PubCo Class A Ordinary Shares and 594,946 PubCo Class B Ordinary Shares, which were converted from the Bridgetown Class B Ordinary Shares that they acquired from Sponsor for nil consideration. As noted above, the Registered Securities being offered for resale by several Selling Securityholders, namely, the Sponsor, EIHL, E Capital and Mr. Shaun Kraft, consist of PubCo shares of different cost bases. When shares of different cost bases are aggregated, based on the closing price of PubCo Class A Ordinary Shares on December 19, 2023 of $1.63 per share, the Sponsor could experience a potential profit of approximately $1.28 per share, or approximately $16.83 million in the aggregate, on the resale of its PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Class B Ordinary Shares), EIHL will experience a negative rate of return on the resale of its PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Preference Shares), E Capital also will experience a negative rate of return on the resale of its PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the conversion of its PubCo Preference Shares), and Mr. Kraft could experience a potential profit of approximately $0.48 per share, or approximately $0.21 million in the aggregate, on the resale of his PubCo shares (including existing PubCo Class A Ordinary Shares and PubCo Class A Ordinary Shares issuable upon the exercise of his PubCo Options).

Future resales of a large number of PubCo Class A Ordinary Shares or PubCo Warrants may cause the market price of PubCo Class A Ordinary Shares to drop significantly, even if PubCo’s business is doing well.

Among the up to 42,988,598 PubCo Class A Ordinary Shares registered for resale herein, including an aggregate of 16,644,980 PubCo Class A Ordinary Shares currently held by the Selling Securityholders and 26,313,426 PubCo Class A Ordinary Shares issuable to them upon the conversion of PubCo Class B Ordinary Shares and PubCo Preference Shares and the exercise of PubCo Warrants and PubCo Options, 35,820,126 are subject to contractual transfer restrictions as of the date of this prospectus. Upon (i) the effectiveness of the registration statement of which this prospectus is a part or satisfaction of the requirements of Rule 144 under the Securities Act and (ii) the expiration or waiver of the applicable contractual resale restrictions, shareholders of PubCo may sell large amounts of PubCo Class A Ordinary Shares and/or PubCo Warrants in the open market or in privately negotiated transactions, which increase the volatility in PubCo’s share price and result in a significant decline in the price of PubCo’s securities. For more details, see the section titled “Securities Eligible for Future Sales” in this prospectus.

PubCo is a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualifies for, and could elect to rely on, exemptions from certain corporate governance requirements.

Under Nasdaq’s listing rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements. As of the date of this prospectus, Sponsor, the sole member of which is indirectly wholly owned by Mr. Richard Tzar Kai Li (“Mr. Li”), directly holds 31.2% of the equity interest and 78.8% of the voting power in PubCo (not taking into account any PubCo Class A Ordinary Shares issuable upon exercise of PubCo Sponsor Warrants).

As a result of Sponsor’s majority voting power, which gives it the ability to control the outcome of certain matters submitted to PubCo shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this prospectus), PubCo qualifies as a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Therefore, PubCo has the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its board of directors shall consist of independent directors and the requirement that its nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. PubCo currently does not intend to take advantage of these exemptions but intends to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. However, we cannot guarantee that this may not change going forward. In the event that we elect to rely on the exemptions, our shareholders will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Certain shareholders of PubCo will have substantial influence over PubCo, and their interests may not be aligned with the interests of PubCo’s other shareholders.

As of the date of this prospectus and after taking into account additional PubCo Class A Ordinary Shares that may be acquired by the relevant shareholder within 60 days following the date of this prospectus, (i) Sponsor beneficially owns 41.6% of the equity interest and 83.1% of the voting power in PubCo, which enable it to control the outcome of certain matters submitted to our shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this prospectus); (ii) EIHL, an affiliate of Sponsor, beneficially owns 26.8% of the equity interest and 7.4% of the voting power in PubCo; (iii) PMIL, a wholly-owned subsidiary of PCCW Limited, a Hong Kong Stock Exchange-listed company where Mr. Li is the Chairman and an Executive Director, beneficially owns 15.7% of the equity interest and 4.1% of the voting power in PubCo. In addition, Mr. Li, by virtue of his indirect ownership of E Capital, may be deemed to beneficially own an additional 2.5% of the equity interest and 0.6% of the voting power in PubCo through E Capital.

These shareholders may have interests different than yours, and they may want us to pursue strategies that deviate from the interests of other shareholders of PubCo.

PubCo’s issuance of additional share capital in connection with acquisitions, investments, financings, its equity incentive plans, the exercise of PubCo Warrants or otherwise will dilute all other shareholders and could cause the market price of PubCo’s securities to decline.

As part of PubCo’s business strategy, it may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. PubCo also expects to issue additional share capital in the future in connection with financings, grant of equity awards under its equity incentive plans. In addition, an aggregate of 32,447,889 PubCo Class A Ordinary Shares are issuable upon the exercise of PubCo Warrants outstanding as of the date of this prospectus (including warrants that are being registered for resale herein and other warrants held by non-affiliates, all of which are out of money based on the closing price of PubCo Class A Ordinary Shares on December 19, 2023), and an aggregate of 13,197,563 PubCo Class A Ordinary Shares have been reserved for issuance under the 2023 Equity Incentive Plan (the “PubCo Equity Plan”). For more details, see the section titled “Management—Equity Incentive Plan.”

As a result of additional share issuance(s), (i) the proportionate ownership interest of PubCo’s then existing shareholders in PubCo may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding share of PubCo may be diminished; and (iv) the market price of PubCo’s securities may decline.

PubCo’s dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of PubCo Class A Ordinary Shares may view as beneficial.

PubCo’s authorized and issued ordinary shares are divided into PubCo Class A Ordinary Shares, PubCo Class B Ordinary Shares and PubCo Preference Shares. Each PubCo Class A Ordinary Share and PubCo Preference Share is entitled to one vote, while each PubCo Class B Ordinary Share is entitled to 10 votes, with all ordinary shares voting together as a single class on most matters. Each PubCo Class B Ordinary Share is convertible into one PubCo Class A Ordinary Share at any time by the holder thereof, while PubCo Class A Ordinary Shares are not convertible into PubCo Class B Ordinary Shares under any circumstances. Sponsor and Steven Teichman each directly holds approximately 95.5% and 4.5% of the PubCo Class B Ordinary Shares issued and outstanding as of the date of this prospectus, respectively, which together represent 41.6% of the equity interest and 83.1% of the voting power in PubCo, after taking into account additional PubCo Class A Ordinary Shares that may be acquired by them within 60 days following the date of this prospectus. In addition, Sponsor may, at its discretion, acquire the PubCo Class B Ordinary Shares held by Mr. Teichman for no consideration.

As a result of the dual-class share structure and the concentration of control, holders of PubCo Class B Ordinary Shares have considerable influence over matters such as decisions regarding election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of control may discourage, delay or prevent a change in control of us, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of us and may reduce our share price. This concentrated control will also limit the ability of other shareholders to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that other shareholders may view as beneficial.

PubCo may redeem your unexpired PubCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your PubCo Public Warrants worthless, while PubCo Sponsor Warrants (so long as they are held by Sponsor or any of the Sponsor Permitted Transferees) and PubCo Class A Warrants are not redeemable.

PubCo has the ability to redeem outstanding PubCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sales price of PubCo Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on each of the 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which PubCo gives proper notice of such redemption and there is an effective registration statement covering the issuance of PubCo Class A Ordinary Shares issuable upon exercise of the PubCo Public Warrants. Redemption of the outstanding PubCo Public Warrants could force you (i) to exercise your PubCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) to sell your PubCo Public Warrants at the then-current market price when you might otherwise wish to hold your PubCo Public Warrants; or (iii) to accept the nominal redemption price, which, at the time the outstanding PubCo Public Warrants are called for redemption, is likely to be substantially less than the market value of your PubCo Public Warrants. PubCo Sponsor Warrants, so long as they are held by Sponsor or any of the Sponsor Permitted Transferees, and PubCo Class A Warrants are not redeemable by us. For more details, see the section titled “Description of PubCo Securities—Warrants.”

The historical trading prices for PubCo Class A Ordinary Shares have varied from a low of approximately $0.75 per share on November 14, 2023 to a high of approximately $6.0 per share on October 13, 2023, but have not reached the $18.00 per share threshold for redemption described above. We have no obligation to notify holders of the PubCo Public Warrants that they have become eligible for redemption and will not provide separate notice to the holders of PubCo Public Warrants at the time that they become exercisable. However, in the event we decide to redeem your PubCo Public Warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in such a manner shall be conclusively presumed to have been duly given.

The Assignment, Assumption and Amendment Agreement and the PubCo Class A Warrant Agreement provide that any action, proceeding or claim against PubCo arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that PubCo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but, as discussed below, will not apply to claims under the Exchange Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Assignment, Assumption and Amendment Agreement and the PubCo Class A Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the Assignment, Assumption and Amendment Agreement and the PubCo Class A Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in our securities.

The exclusive forum provision in the Assignment, Assumption and Amendment Agreement and the PubCo Class A Warrant Agreement may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes related to the Assignment, Assumption and Amendment Agreement or the PubCo Class A Warrant Agreement, which may discourage such lawsuits against PubCo and PubCo’s directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, PubCo may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect PubCo’s business, financial condition and results of operations and result in a diversion of the time and resources of PubCo’s management and board of directors.

The PubCo Articles designate the Cayman Islands as the exclusive forum for certain litigation that may be initiated by PubCo’s shareholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act or the Exchange Act, which could limit PubCo’s shareholders’ ability to obtain a favorable judicial forum for disputes with PubCo.

The PubCo Articles provide that, unless PubCo consents in writing to the selection of an alternative forum, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, will be the U.S. federal district courts, regardless of whether such legal suit, action, or proceeding also involves parties other than PubCo. In addition, the PubCo Articles provide that, unless PubCo consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with the PubCo Articles or otherwise, including any questions regarding their existence, validity, formation or termination, provided that such forum selection provisions shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, as amended, or any other claim based on securities laws for which the federal district courts of the United States have exclusive jurisdiction. Without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to PubCo, the PubCo Articles also provide that the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of PubCo to PubCo or PubCo’s shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the applicable laws or the PubCo Articles, including but not limited to any purchase or acquisition of PubCo Shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against PubCo concerning its internal affairs.

The forum selection provisions in the PubCo Articles may increase a shareholder’s cost and limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PubCo or PubCo’s directors, officers or other employees, which may discourage lawsuits against PubCo and PubCo’s directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation, memorandum and articles of association and/or equivalent constitutional documents has been challenged in legal proceedings, and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find these provisions in the PubCo Articles to be inapplicable or unenforceable in an action, PubCo may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on PubCo’s business, financial conditions and results of operations.

It is not expected that PubCo will pay dividends in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in PubCo being unable to pay its debts as they fall due in the ordinary course of its business. It is expected that PubCo will retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business. As a result, it is not expected that PubCo will pay any cash dividends in the foreseeable future.

PubCo’s board of directors (the “PubCo Board”) has complete discretion as to whether to distribute dividends. Even if the PubCo Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by PubCo from subsidiaries, PubCo’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the shares of PubCo will appreciate in value in the future or that the trading price of the shares will not decline. Holders of PubCo shares should not rely on an investment in such shares as a source for any future dividend income.

PubCo’s management team has limited skills and experience related to managing a public company.

PubCo’s management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. PubCo’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from PubCo’s management and could divert their attention away from the day-to-day management of our business, which could adversely affect PubCo’s business, financial condition, results of operations and prospects.

PubCo is obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in PubCo and, as a result, the value of its securities.

PubCo will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of PubCo’s internal control over financial reporting as of the end of the fiscal year that coincides with the filing of PubCo’s second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by its management in its internal control over financial reporting. In addition, PubCo’s independent registered public accounting firm will be required to attest to the effectiveness of its internal control over financial reporting in PubCo’s first annual report required to be filed with the SEC following the date it is no longer an “emerging growth company.”

PubCo’s current internal controls and any new controls that it develops may become inadequate because of changes in conditions in its business. In addition, changes in accounting principles or interpretations could also challenge PubCo’s internal controls and require that PubCo establishes new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that PubCo expects or do not operate as intended, it could materially and adversely affect PubCo’s financial reporting systems and processes, its ability to produce timely and accurate financial reports or the effectiveness of its internal control over financial reporting. Moreover, PubCo’s business may be harmed if it experiences problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

Any material weakness or significant deficiency in PubCo’s internal control over financial reporting or PubCo’s failure to maintain internal control over financial reporting could severely inhibit PubCo’s ability to accurately report its financial condition or results of operations impair investor confidence in the accuracy and completeness of its financial reports, cause the market price of PubCo’s securities to decline and restrict PubCo’s future access to the capital markets, and PubCo could be subject to sanctions or investigations by the SEC or other regulatory authorities.

The growth and expansion of PubCo’s business places a continuous, significant strain on its operational and financial resources, and its internal controls and procedures may not be adequate to support its operations. As PubCo continues to grow, it may not be able to successfully implement requisite improvements to these systems, controls and processes. PubCo’s failure to improve its systems and processes, or failure to operate its systems and processes in the intended manner, may result in its inability to accurately forecast its revenue and expenses, or to prevent certain losses, undermine its ability to provide accurate, timely and reliable reports on its financial and operating results, and adversely impact the effectiveness of its internal control over financial reporting. In addition, PubCo’s systems and processes may not be able to prevent or detect all errors, omissions or fraud.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations, which may adversely affect investor confidence in PubCo and, as a result, the value of PubCo’s shares.

Prior to Closing, CGCL was a private company with limited accounting and financial reporting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2021 and 2022, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to our (i) lack of sufficient accounting and financial reporting personnel with the requisite knowledge, skills and experience in application of IFRS and SEC reporting requirements to properly address complex IFRS accounting issues and related disclosures in accordance with IFRS and financial reporting requirements set forth by the SEC, and (ii) lack of financial reporting policies and procedures that are commensurate with IFRS and SEC reporting requirements.

We are in the process of implementing a number of measures to address the material weaknesses identified, including, among other things, (i) hiring additional accounting and financial reporting personnel with IFRS and SEC reporting experience, (ii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under IFRS, and SEC rules and regulations, (iii) developing, communicating and implementing an accounting policy manual in accordance with IFRS for our accounting and financial reporting personnel for recurring transactions and period-end closing processes, and (iv) establishing effective monitoring and oversight controls for non-recurring and complex transactions to ensure the accuracy and completeness of our company’s consolidated financial statements and related disclosures. However, there is no guarantee that these measures will be effective in addressing the material weaknesses identified or that we may conclude in the future that these material weaknesses have been fully remediated. In addition, during the course of documenting and testing our internal control procedures, we may identify additional material weaknesses in our internal control over financial reporting. Such material weaknesses would likely cause investors to lose confidence in our reported financial information, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares.

Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is adverse if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently than we do. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404, meet our reporting obligations, avoid material misstatements in our financial statements, or anticipate and identify accounting issues or other financial reporting risks that could materially impact our consolidated financial statements. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods. For a more detailed description of the related risks, see “—PubCo is obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in PubCo and, as a result, the value of its securities.”

We currently, and will continue to, report financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

We currently, and will continue to, report financial results under IFRS. There are, and there may in the future be, certain significant material differences between IFRS and U.S. GAAP. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, PubCo does not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those of companies that prepare financial statements under U.S. GAAP.

The reduced SEC reporting requirements applicable to emerging growth companies may make PubCo’s securities less attractive to investors, which could have a material and adverse effect on PubCo, including its growth prospects.

PubCo is an “emerging growth company” as defined in the JOBS Act and will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Class A Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of PubCo’s prior second fiscal quarter, and (ii) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Furthermore, even after PubCo no longer qualifies as an “emerging growth company,” as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and will not be required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, PubCo’s shareholders may not have access to certain information they deem important. PubCo cannot predict if investors will find PubCo’s securities less attractive because it relies on these exemptions. If some investors do find PubCo’s securities less attractive as a result, there may be a less active trading market and the price of PubCo’s securities may be more volatile.

PubCo qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act and is therefore exempt from certain provisions applicable to United States domestic public companies.

Because PubCo qualifies as a foreign private issuer under the Exchange Act, PubCo is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

PubCo is required to file an annual report on Form 20-F within four months of the end of each fiscal year. Information relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information PubCo is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, you may receive less or different information about PubCo than you would receive about a U.S. domestic public company.

As a foreign private issuer, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq’s corporate governance standards applicable to domestic U.S. companies. These practices may afford less protection to shareholders than they would enjoy if PubCo complied fully with Nasdaq’s corporate governance standards.

Nasdaq market rules permit a foreign private issuer like PubCo to follow certain corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is PubCo’s home country, may differ significantly from Nasdaq’s corporate governance standards applicable to domestic U.S. companies.

PubCo currently relies, and expects to continue to rely, on the foreign private issuer exemption with respect to the following:

•

Rule 5605(b)(1), which requires that independent directors comprise a majority of a company’s board of directors. As allowed by the laws of the Cayman Islands, independent directors do not comprise a majority of our board of directors;

•

Rule 5605(b)(2), which requires that independent directors must meet at regularly scheduled executive sessions without management present. As allowed by the laws of the Cayman Islands, our independent directors do not meet in regularly scheduled executive sessions;

•

Rule 5605(d)(2), which requires that a company has a compensation committee, comprised solely of independent directors. As allowed by the laws of the Cayman Islands, our compensation committee is not comprised solely of independent directors;

•	Rule 5605(e), which requires that a company has a nominations committee comprised solely of independent directors and a formal written charter or board resolution, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws. As allowed by the laws of the Cayman Islands, our nominating and corporate governance committee is not comprised solely of independent directors, and our nominating and corporate governance committee is not required to address matters required under the federal securities laws;

•

Rule 5620(a), which requires a company to hold an annual meeting of shareholders no later than one year after the end of the company’s fiscal year-end. As allowed by the laws of the Cayman Islands, we may not always hold annual meetings of shareholders; and

•

Rule 5635, which requires a company to obtain shareholder approval for the issuance of securities under certain circumstances. As allowed by the laws of the Cayman Islands, we are not required to seek shareholder approval in these circumstances.

Such home country practices may deprive you of the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, PubCo could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of PubCo’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of PubCo’s directors or officers are U.S. citizens or residents; (ii) more than 50% of PubCo’s assets are located in the United States; or (iii) PubCo’s business is administered principally in the United States. If PubCo loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, PubCo would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of PubCo’s management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.

Because PubCo is incorporated under the laws of the Cayman Islands and conducts substantially all of its operations outside of the United States, and all of PubCo’s directors and executive officers reside outside of the United States, you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.

PubCo is an exempted company limited by shares incorporated under the laws of the Cayman Islands. In addition, PubCo conducts substantially all of its operations through its subsidiaries outside of the United States, substantially all of PubCo’s assets are located outside of the United States, and all of PubCo’s officers and directors, and a substantial portion of their assets, are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against PubCo or against its officers and directors outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise, and it will be difficult to effect service of process within the United States upon PubCo’s officers or directors or enforce judgments obtained in United States courts against PubCo’s officers or directors. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions in which PubCo operates could render you unable to enforce a judgment against PubCo’s assets or the assets of PubCo’s officers and directors. In addition, it is unclear if any applicable extradition treaties now in effect between the United States and the jurisdictions in which PubCo operates would permit effective enforcement of criminal penalties of U.S. federal securities laws.

In addition, PubCo’s corporate affairs are governed by the PubCo Articles, the Cayman Companies Act and the common law of the Cayman Islands, and the rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedents in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of PubCo’s shareholders and the fiduciary duties of PubCo’s directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like PubCo have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company and the register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. PubCo’s directors will have discretion under the PubCo Articles to determine whether or not, and under what conditions, PubCo’s corporate records may be inspected by its shareholders, but PubCo is not obliged to make them available to its shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of PubCo). This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. See the section titled “Description of PubCo Securities—Differences in Company Law—Inspection of Books.”

The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Certain corporate governance practices in the Cayman Islands differ significantly from the requirements for companies incorporated in other jurisdictions such as the United States. To the extent PubCo chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, PubCo’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

PubCo may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If PubCo or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of the PubCo shares that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Following the Initial Merger; provided that the Initial Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, PubCo will be treated as the successor to Bridgetown for U.S. federal income tax purposes, and for the taxable year that includes the Business Combination and subsequent taxable years, the PFIC asset and income tests will be applied based on the assets and activities of the combined business. Based on the anticipated assets and income of the combined company, PubCo is not expected to be a PFIC for its taxable year beginning January 1, 2024 or subsequent taxable years. However, based on such assets, the application of the PFIC rules to the taxable year of PubCo that includes the Business Combination is expected to result in PubCo being a PFIC for its current taxable year ending December 31, 2023.

Additionally, even if PubCo is not a PFIC following the Business Combination, PubCo Class A Ordinary Shares will generally be treated as stock of a PFIC with respect to a U.S. Holder that held Bridgetown Class A Ordinary Shares in a prior taxable year in which Bridgetown was treated as a PFIC, provided the Initial Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Because it is a blank check company with no active business, it is anticipated that Bridgetown was a PFIC for its taxable years ended December 31, 2020, December 31, 2021 and December 31, 2022.

Although PubCo’s PFIC status for any taxable year is an annual factual determination, absent certain elections, a determination that PubCo is a PFIC (or, in the circumstances described above, that Bridgetown was a PFIC) for any taxable year in which a U.S. Holder holds shares in such entity will generally continue to apply to such U.S. Holder for subsequent years in which such U.S. Holder continues to hold shares in such entity (including a successor entity), whether or not PubCo continues to be a PFIC.

Please see the section entitled “United States Federal Income Tax Considerations” for a more detailed discussion with respect to the PFIC rules and risks and tax consequences of PFIC classification to U.S. Holders of PubCo Class A Ordinary Shares. U.S. Holders should consult their tax advisors regarding the possible application of the PFIC rules to holders of the PubCo Class A Ordinary Shares.

USE OF PROCEEDS

All of the ordinary shares and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales. In connection with the issuance of PubCo Class A Ordinary Shares upon the exercise of 19,833,035 PubCo Public Warrants and 6,449,936 PubCo Sponsor Warrants registered herein, we will receive up to $302,254,166.50 if all such warrants are exercised in full for cash at an exercise price of $11.50 per share, assuming the exercise in full of 8,116,602 warrants for cash. In addition, to the extent any Selling Securityholder wishes to exercise its PubCo Class A Warrants and sell the underlying PubCo Class A Ordinary Shares, we will receive an exercise price of $2.9899, $5.9798 or $8.9697 per 0.307212 share, as applicable, from the Selling Securityholder (or up to $24,845,189.97 in the aggregate). There is no assurance that our warrants will be in the money prior to their expiration or that the holders of the warrants will elect to exercise any or all of such warrants. The historical trading prices for PubCo Class A Ordinary Shares have varied from a low of approximately $0.75 per share on November 14, 2023 to a high of approximately $6.0 per share on October 13, 2023, and the closing price of PubCo Class A Ordinary Shares on Nasdaq on December 19, 2023 of $1.63 per share. We believe the likelihood that warrant holders will exercise their warrants, and therefore any cash proceeds that we may receive in relation to the exercise of the warrants overlying shares being offered for sale in this prospectus, will be dependent on the trading price of our ordinary shares. Because the market price for our ordinary shares has been less than the aforementioned exercise prices of our warrants, we believe it is likely that warrant holders will not exercise their warrants for cash, which could adversely affect our liquidity and our ability to fund our operations on a prospective basis with our current cash on hand. To the extent that any warrants are exercised on a “cashless basis” under the limited circumstances in which such exercises are permitted, the amount of cash we would receive from the exercise of the warrants will also decrease. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes, which may include acquisitions or other strategic investments. We will have broad discretion over the use of any proceeds from the exercise of the warrants.

DIVIDEND POLICY

The PubCo Board has complete discretion as to whether to distribute dividends. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in PubCo being unable to pay its debts as they fall due in the ordinary course of its business. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by PubCo from subsidiaries, PubCo’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. It is expected that PubCo will retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business. As a result, it is not expected that PubCo will pay any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023 on:

•	a historical basis; and

•

on a pro forma basis, as adjusted for the Business Combination as if the Business Combination had been consummated as of that date. See “Unaudited Pro Forma Condensed Combined Financial Information” for information regarding the basis for the pro forma calculations, including the assumptions and adjustments in respect thereof.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2023
	Actual	Pro Forma as adjusted
	(US$)
Cash and cash equivalents	19,455,522	115,923,927
Interest-bearing borrowings	(12,282,655)	(17,282,655)
Warrants liabilities (current and non-current)	(61,299,262)	(18,587,036)
Shareholders’ equity
Issued capital	2,020	4,168
Reserves	(52,847,648)	87,132,480
Total shareholders’ equity	(52,845,628)	87,136,649
Total capitalization(1)	(138,310,611)	51,266,958

Note:

(1)	Calculated as total shareholders’ equity plus interest-bearing borrowings and warrant liabilities (current and non-current).

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of Registered Securities.

U.S. Federal Income Tax Considerations to U.S. Holders

General

The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the acquisition, ownership and disposition of PubCo Class A Ordinary Shares and PubCo Public Warrants (the “PubCo Securities”). No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of PubCo Securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold PubCo Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	our officers or directors;

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	S-corporations, partnerships and other pass-through entities or arrangements;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our shares by vote or value;

•	persons that acquired PubCo Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons subject to the alternative minimum tax or the base erosion and anti-abuse tax;

•	persons that hold PubCo Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of PubCo Securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold PubCo Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of PubCo Securities, the U.S. federal income tax treatment of the partnership or a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. If you are a partnership or a partner of a partnership holding PubCo Securities, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF PUBCO SECURITIES. HOLDERS OF PUBCO SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Taxation of Distributions

As stated under “—Dividend Policy,” we do not anticipate paying any cash distributions on PubCo Class A Ordinary Shares in the foreseeable future. However, subject to the possible applicability of the PFIC rules discussed below under “Passive Foreign Investment Company Status,” if we do make a distribution of cash or other property on PubCo Class A Ordinary Shares, a U.S. Holder will generally be required to include in gross income as a dividend the amount of any distribution paid on PubCo Class A Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules described below, distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in PubCo Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Class A Ordinary Shares and PubCo Public Warrants” below). We do not intend to provide calculations of our earnings and profits under U.S. federal income tax principles. A U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will generally not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions, dividends will generally be taxed at the lower applicable long-term capital gains rate (see “—Gain or

Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Class A Ordinary Shares and PubCo Public Warrants” below) provided that PubCo Class A Ordinary Shares are readily tradable on an established securities market in the United States, and we are not treated as a PFIC in the year the dividend is paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on Nasdaq (on which the PubCo Class A Ordinary Shares are listed) will be considered readily tradable on an established securities market in the United States. Even if the PubCo Class A Ordinary Shares are listed on Nasdaq, there can be no assurance that PubCo Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to PubCo Class A Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Class A Ordinary Shares and PubCo Public Warrants

Subject to the PFIC rules described below under “Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize capital gain or loss on the sale or other taxable disposition of PubCo Class A Ordinary Shares or PubCo Public Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo Class A Ordinary Shares or PubCo Public Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such PubCo Class A Ordinary Shares or PubCo Public Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a PubCo Public Warrant

Subject to the PFIC rules described below under “Passive Foreign Investment Company Status” and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will generally not recognize gain or loss upon the acquisition of a PubCo Class A Ordinary Share on the exercise of a PubCo Public Warrant for cash. A U.S. Holder’s tax basis in a PubCo Class A Ordinary Share received upon exercise of the PubCo Public Warrant will generally be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Public Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a PubCo Class A Ordinary Share received upon exercise of the PubCo Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Public Warrant and will not include the period during which the U.S. Holder held the PubCo Public Warrant. If a PubCo Public Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the PubCo Public Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. Although we expect a U.S. Holder’s cashless exercise of PubCo Public Warrants (including after we provide notice of our intent to redeem PubCo Public Warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the PubCo Class A Ordinary Shares received would generally equal the U.S. Holder’s tax basis in the PubCo Public Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the PubCo Class A Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise is treated as a recapitalization, the holding period of the PubCo Class A Ordinary Shares would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the PubCo Public Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining PubCo Public Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of PubCo Public Warrants having an aggregate value equal to the exercise price for the total number of warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the exercise price for the total number of warrants deemed exercised and the U.S. Holder’s tax basis in such PubCo Public Warrants. In this case, a U.S. Holder’s tax basis in the PubCo Class A Ordinary Shares received would equal the U.S. Holder’s tax basis in the PubCo Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. It is unclear whether a U.S. Holder’s holding period for the PubCo Class A Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if we redeem warrants for cash or purchase warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Exercise, Lapse or Redemption of a PubCo Public Warrant.”

Possible Constructive Distributions

The terms of each PubCo Public Warrant provide for an adjustment to the number of PubCo Class A Ordinary Shares for which the PubCo Public Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of PubCo Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the PubCo Public Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interests in our assets or earnings and profits (e.g. through an increase in the number of PubCo Class A Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a Warrant) as a result of a distribution of cash or other property to the holders of PubCo Class A Ordinary Shares which is taxable to the U.S. Holders of such PubCo Class A Ordinary Shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in its PubCo Public Warrants to the extent that such distribution is treated as a dividend.

Passive Foreign Investment Company Status

The treatment of U.S. Holders of PubCo Class A Ordinary Shares and PubCo Public Warrants could be materially different from that described above if we are or were treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

With certain exceptions, the PubCo Class A Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if we were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s PubCo Class A Ordinary Shares. Based on our expected operations, composition of assets and income, and market capitalization, it is possible that we could qualify as a PFIC for the 2023 taxable year, however, we do not expect to qualify as a PFIC beginning January 1, 2024 or for subsequent taxable years. There can be no assurance, however, that we will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of PubCo Class A Ordinary Shares or PubCo Public Warrants and, in the case of PubCo Class A Ordinary Shares, the U.S. Holder did not make an applicable purging election, or a mark-to-market election, such U.S. Holder would generally be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its PubCo Class A Ordinary Shares or PubCo Public Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the PubCo Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the PubCo Class A Ordinary Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the PubCo Class A Ordinary Shares or PubCo Public Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of such U.S. Holder’s PubCo Class A Ordinary Shares (but not PubCo Public Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends.

A U.S. Holder may not make a QEF election with respect to its PubCo Public Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such PubCo Public Warrants (other than upon exercise of such PubCo Public Warrants for cash) and we were a PFIC at any time during the U.S. Holder’s holding period of such PubCo Public Warrants, any gain recognized will generally be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such PubCo Public Warrants properly makes and maintains a QEF election with respect to the newly acquired PubCo Class A Ordinary Shares (or has previously made a QEF election with respect to PubCo Class A Ordinary Shares), the QEF election will apply to the newly acquired PubCo Class A Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired PubCo Class A Ordinary Shares (which will generally be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the PubCo Public Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, we will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of our earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, we must also be determined to be a “controlled foreign corporation” as defined by the Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the PubCo Class A Ordinary Share acquired upon the exercise of the warrants solely for purposes of the PFIC rules. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. We have not determined whether we will provide U.S. Holders this information if we determine that we are a PFIC.

Alternatively, if we are a PFIC and the PubCo Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the PubCo Class A Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder will generally include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its PubCo Class A Ordinary Shares at the end of such year over its adjusted basis in its PubCo Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its PubCo Class A Ordinary Shares over the fair market value of its PubCo Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its PubCo Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Class A Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to PubCo Public Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which the PubCo Class A Ordinary Shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to PubCo Class A Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the PubCo Class A Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury

Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the PubCo Class A Ordinary Shares and PubCo Public Warrants should consult their tax advisors concerning the application of the PFIC rules to PubCo Securities under their particular circumstances.

Cayman Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the PubCo Securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of PubCo Securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of PubCo Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of the PubCo Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of PubCo Securities or on an instrument of transfer in respect of a PubCo Security.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (2018 Revision) of the Cayman Islands, the Governor in Cabinet of the Cayman Islands has undertaken with the Company:

(a)	no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (2018 Revision).

The concessions apply for a period of TWENTY years from September 21, 2021.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the shell company report on Form 20-F to which this exhibit is attached (the “Form 20-F”) and, if not defined in the Form 20-F, the proxy statement/prospectus dated September 26, 2023 (the “Proxy Statement/Prospectus”) filed by MoneyHero Limited with the Securities and Exchange Commission as part of its registration statement on Form F-4 (Registration No.333- 274454).

The following unaudited pro forma condensed combined financial statements are based on the historical financial information of PubCo, Bridgetown and CGCL as adjusted to give effect to: (i) the Business Combination, and the other transactions contemplated by the Business Combination Agreement between Bridgetown and CGCL; and (ii) other changes in capitalization that occurred upon closing of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2023 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination as if it had occurred on January 1, 2022.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information is based on and should be read in conjunction with (i) CGCL’s audited consolidated financial statements as of and for the year ended December 31, 2022, (ii) Bridgetown’s audited financial statements for the year ended December 31, 2022, (iii) CGCL’s unaudited interim financial statements for the six months ended June 30, 2023, (iv) Bridgetown’s unaudited interim financial statements for the six months ended June 30, 2023, (v) PubCo’s unaudited interim financial statements for the period from March 21, 2023 (date of incorporation) to June 30, 2023 and related notes, the sections titled “Bridgetown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “MoneyHero’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the proxy statement/prospectus dated September 26, 2023 (the “Proxy Statement/Prospectus”) filed by MoneyHero Limited with the SEC as part of its registration statement on Form F-4 (Registration No.333- 274454).

The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below:

•	2,655,171 CGCL Class A Ordinary Shares and 2,058,932 CGCL Class B Ordinary Shares outstanding as of June 30, 2023 were converted at a ratio of 0.307212 into PubCo Class A Ordinary Shares;

•	15,488,498 CGCL Preference Shares outstanding as of June 30, 2023 were converted at a ratio of 0.307212 into PubCo Preference Shares;

•

An aggregate of 150,801 PubCo Preference Shares and PubCo Class A Ordinary Shares were issued in connection with the Business Combination from the conversion at a ratio of 0.307212 of: (i) 462,327 CGCL Preference Shares that CGCL issued to holders of CGCL Preference Shares as share dividends; and (ii) 28,544 CGCL Class A Ordinary Shares that CGCL issued to settle its contractual obligations before Closing; The estimated fair value of PubCo equity issued was based on the market values of Bridgetown’s

Class A ordinary shares outstanding at the date of the Business Combination. The fair value of PubCo equity consideration issued was determined based on Bridgetown’s quoted market price of $6.15/share as of October 12, 2023.

•	27,179,790 CGCL Class C Warrants outstanding as of June 30, 2023 were exercised and converted at a ratio of 0.307212 into PubCo Class A Ordinary Shares;

•	451,839 PubCo Class A Ordinary Shares were issued pursuant to the Working Capital Loan Capitalization Agreement;

•

5,452,739 Bridgetown Class A Ordinary Shares outstanding as of June 30, 2023 were redeemed at US$10.36 per share, the pro rata share of the funds in Bridgetown’s Trust Account upon Closing of the Business Combination. US$56.5 million in cash was paid to the redeeming shareholders with the offset to share capital.

•

Upon Closing of the Business Combination, PMIL exercised its call option immediately and subscribed for 5 million Call Option Notes in an aggregate principal amount of US$5,000,000 at a price of US$1.0 per Call Option Note and 2,005,460 PubCo Class A Ordinary Shares were issued to PMIL for no consideration.

Description of the Business Combination

On May 25, 2023, Bridgetown entered into the Business Combination Agreement with CGCL, PubCo, Bridgetown Merger Sub and CGCL Merger Sub. Pursuant to the Business Combination Agreement, on October 12, 2023, Bridgetown merged with and into Bridgetown Merger Sub, with Bridgetown Merger Sub being the surviving company and remaining as a wholly-owned subsidiary of PubCo, and following the Initial Merger, CGCL Merger Sub merged with and into CGCL, with CGCL being the surviving company and becoming a wholly-owned subsidiary of PubCo.

Ownership

Pursuant to Bridgetown Holdings Limited’s existing charter, Bridgetown’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, Bridgetown Class A Ordinary Shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the actual redemption of 5,452,739 shares of Bridgetown Class A Ordinary Shares at $10.36 per share upon Closing.

The following summarizes the number of PubCo ordinary shares outstanding at the Closing Date:

	Shares	%
CGCL Shareholders(1)	16,712,657	40.10%
Bridgetown Public Shareholders(2)	9,640,295	23.13%
Bridgetown Sponsor/Directors/Advisors	15,326,677	36.77%

Total PubCo Shares Outstanding at Closing	41,679,629	100.00%

Notes:

(1)

Excluding an aggregate of 5,000,000 Bridgetown Class A Ordinary Shares transferred from the FWD Parties to EIHL after the extraordinary general meeting of Bridgetown’s shareholders to approve the Business Combination (the “Extraordinary General Meeting”) and before the Closing Date.

(2)	Including the 5,000,000 Bridgetown Class A Ordinary Shares transferred from the FWD Parties to EIHL after the Extraordinary General Meeting and before the Closing Date.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS AT 30 JUNE 2023

(in US$)

	(IFRS, US$) CompareAsia Group Capital Limited	(IFRS, US$) Money Hero Limited	(US GAAP, US$) Bridgetown Holdings Ltd.	Transaction accounting adjustment	Note	Pro forma combined
NON-CURRENT ASSETS
Goodwill	—		—			—
Other intangible assets	13,558,503		—			13,558,503
Property and equipment	223,893		—			223,893
Right-of-use assets	825,322		—			825,322
Prepayments and deposits	159,086		—			159,086
Cash and marketable securities held in Trust Account	—		154,927,287	(154,927,287)	E	—

Total non-current assets	14,766,804	—	154,927,287	(154,927,287)		14,766,804

CURRENT ASSETS
Accounts receivable	9,189,533		—			9,189,533
Contract assets	11,328,082		—			11,328,082
Prepayments, deposits and other receivables	3,737,126		305,833			4,042,959
Tax recoverable	22,691					22,691
Due from shareholders	—	—				—
Pledged bank deposits	192,959		—			192,959
Cash and cash equivalents	19,455,522		146,148	(3,371,452)	A	115,923,927
				(3,745,920)	D
				154,927,287	E
				2,718	H
				(56,490,376)	J
				5,000,000	K

Total current assets	43,925,913	—	451,981	96,332,257		140,700,151

CURRENT LIABILITIES
Accounts payable	14,620,665					14,620,665
Other payables and accruals	10,227,471	183,437	6,199,843			16,610,751
Other derivative financial instruments	11,883,067			(11,883,067)	K	—
Warrant liabilities	61,299,262			(49,476,487)	H	11,822,775
Lease liabilities	713,262		—			713,262
Tax payable	—		—			—
Provisions	—					—
Advances from related party			2,818,398	(2,818,398)	I	—
Due to Related Party	—		400,000	(400,000)	I	—
Promissory notes - related party	—		1,300,000	(1,300,000)	I	—

Total current liabilities	98,743,727	183,437	10,718,241	(65,877,952)		43,767,453

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION—(Continued)

AS AT 30 JUNE 2023

(in US$)

	(IFRS, US$) CompareAsia Group Capital Limited	(IFRS, US$) Money Hero Limited	(US GAAP, US$) Bridgetown Holdings Ltd.	Transaction accounting adjustment	Note	Pro forma combined
NET CURRENT ASSETS/(LIABILITIES)	(54,817,814)	(183,437)	(10,266,260)	162,200,208		96,932,698
	—	—	—	—		—
TOTAL ASSETS LESS CURRENT LIABILITIES	(40,051,010)	(183,437)	144,661,027	7,272,921		111,699,502
	—	—	—	—		—
NON-CURRENT LIABILITIES
Lease liabilities	117,755		—			117,755
Other payables	124,477					124,477
Interest-bearing borrowings	12,282,655		—	5,000,000	K	17,282,655
Deferred tax liabilities	35,673		—			35,673
Provisions	234,058		—			234,058
Warrant liabilities	—		6,764,261			6,764,261
Deferred underwriting fee payable	—		17,849,805	(17,849,805)	C	—
Preference shares				3,861	F	3,975
				114	G

Total non-current liabilities	12,794,618	—	24,614,066	(12,845,831)		24,562,854

Commitments and Contingencies
Ordinary shares subject to possible redemptions	—	—	154,927,287	(154,927,287)	B	—

EQUITY
Issued capital	2,020	—	1,487			4,168
				964	B
				(1,400)	F
				15	G
				837	H
				45	I
				200	K
Reserves/ (deficit)	(52,847,648)	(183,437)	(34,881,813)	(3,371,452)	A	87,132,480
				154,926,323	B
				17,849,805	C
				(3,745,920)	D
				(2,461)	F
				(129)	G
				49,478,368	H
				4,518,353	I
				(56,490,376)	J
				11,882,867	K

Total equity/ (deficit)	(52,845,628)	(183,437)	(34,880,326)	175,046,039		87,136,648

Total liabilities and equity/ (deficit)	58,692,717	—	155,379,268	(58,605,030)		155,466,955

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE PERIOD ENDED 30 JUNE 2023

(in US$, except share and per share data)

	(IFRS, US$) CompareAsia Group Capital Limited	(IFRS, US$) MoneyHero Limited	(US GAAP, US$) Bridgetown Holdings Ltd.	Transaction accounting adjustment	Note	Pro forma combined
REVENUE	34,891,982	—	—			34,891,982
Cost and expenses:
Cost of revenue	(15,994,026)		—			(15,994,026)
Advertising and marketing expenses	(7,488,058)		—			(7,488,058)
Technology costs	(3,256,222)		—			(3,256,222)
Employee benefit expenses	(9,601,992)					(9,601,992)
General, administrative and other operating expenses	(6,114,849)	(183,487)	—			(6,298,336)
Foreign exchange differences, net	(2,169,649)		—			(2,169,649)
Formation and operating costs	—		(5,328,857)			(5,328,857)

Operating loss	(9,732,814)	(183,487)	(5,328,857)	—		(15,245,158)
Other income/(expenses):
Other income	171,873		—			171,873
Finance costs	(3,568,652)		—			(3,568,652)
Change in fair value of financial instruments	(57,937,053)		(3,610,295)			(61,547,348)
Interest earned on cash and marketable securities held in Trust Account	—		2,564,294	(2,564,294)	L	—

LOSS BEFORE TAX	(71,066,646)	(183,487)	(6,374,858)	(2,564,294)		(80,189,285)
Income tax expenses	(34,352)	—	—			(34,352)

LOSS FOR THE YEAR	(71,100,998)	(183,487)	(6,374,858)	(2,564,294)		(80,223,637)

Pro forma weighted average common of shares outstanding
- basic and diluted						41,679,629

Pro forma net loss per share
- basic and diluted						(1.92)

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2022

(in US$, except share and per share data)

	(IFRS, US$) CompareAsia Group Capital Limited	(US GAAP, US$) Bridgetown Holdings Ltd	Transaction accounting adjustment	Note	Pro forma combined
REVENUE	68,132,256	—			68,132,256
Cost and expenses:
Cost of revenue	(33,881,248)	—			(33,881,248)
Advertising and marketing expenses	(16,473,378)	—			(16,473,378)
Technology costs	(6,554,254)	—			(6,554,254)
Employee benefit expenses	(35,023,534)	—			(35,023,534)
General, administrative and other operating expenses	(13,854,809)	—	(89,678)	G	(13,944,487)
Foreign exchange differences, net	(4,051,710)	—			(4,051,710)
Formation and operating costs	—	(1,701,017)			(1,701,017)
Cost of proposed listing			3,648,995	A	(87,308,408)
			(90,957,403)	B

Operating loss	(41,706,677)	(1,701,017)	(87,398,086)		(130,805,780)
Other income/(expenses):
Other income	915,164	—			915,164
Finance costs	(7,800,597)	—			(7,800,597)
Change in fair value of financial instruments	(1,101,484)	20,366,950			19,265,466
Interest earned on cash and marketable securities held in Trust Account	—	4,550,111	(4,550,111)	L	—

LOSS BEFORE TAX	(49,693,594)	23,216,044	(91,948,197)		(118,425,747)
Income tax credit	251,779	—			251,779

LOSS FOR THE YEAR	(49,441,815)	23,216,044	(91,948,197)		(118,173,968)

Pro forma weighted average common of shares outstanding - basic and diluted					41,679,629
- Pro forma net loss per share - basic and diluted					(2.84)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Preparation

The unaudited pro forma condensed financial information is based on CGCL, Bridgetown and PubCo’s historical consolidated financial statements as adjusted to give effect of the Business Combination and the other transactions contemplated by the Business Combination Agreement. The unaudited pro forma condensed combined statement of financial position as of June 30, 2023 assumes that the Business Combination occurred on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with (i) CGCL’s audited consolidated financial statements as of and for the year ended December 31, 2022, (ii) Bridgetown’s audited financial statements for the year ended December 31, 2022, (iii) CGCL’s unaudited interim financial statements for the six months ended June 30, 2023, (iv) Bridgetown’s unaudited interim financial statements for the six months ended June 30, 2023, (v) PubCo’s unaudited interim financial statements for the period from March 21, 2023 (date of incorporation) to June 30, 2023 and related notes, the sections titled “Bridgetown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “MoneyHero’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the Proxy Statement/Prospectus.

Anticipated Accounting Treatment

The Business Combination is accounted for as a capital reorganization. Under this method of accounting, PubCo and Bridgetown are treated as the “acquired” companies for financial reporting purposes. Accordingly, the Business Combination is treated as the equivalent of CGCL issuing shares at the Closing for the net assets of PubCo and Bridgetown as of the Closing Date, accompanied by a recapitalization. The net assets of Bridgetown are stated at historical cost, with no goodwill or other intangible assets recorded.

CGCL is determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

(i)	CGCL’s ultimate controlling shareholder has the ability to nominate the majority of the members of the board of directors;

(ii)	CGCL’s senior management is the senior management of the post-combination company; and

(iii)	CGCL is the larger entity, in terms of substantive operations and employee base.

The Business Combination is not within the scope of IFRS 3 because PubCo and Bridgetown do not meet the definition of a business in accordance with IFRS 3, and is accounted for in accordance with IFRS 2. Any excess of the fair value of PubCo shares issued over the fair value of PubCo’s and Bridgetown’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of CGCL, Bridgetown and PubCo.

IFRS Policy and Presentation Alignment

The historical financial statements of CGCL and PubCo were prepared in accordance with IFRS as issued by the IASB and in their presentation and reporting currency of United States dollars (US$). The historical financial statements of Bridgetown were prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars (US$). IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Transaction Accounting Adjustments

The Transaction accounting adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2023 and the unaudited pro forma condensed combined statement of profit or loss and other comprehensive income for the six months ended June 30, 2023 and for the year ended December 31, 2022 are as follows:

A.

Represents transaction costs incurred and expensed by CGCL of approximately US$3.4 million for advisory, legal, research and accounting fees expected to be incurred as part of the Business Combination subsequent to June 30, 2023.

B.

Represents IFRS 2 stock exchange listing expenses calculated as the excess of (i) the estimated fair value of CGCL equity issued over (ii) the fair value of Bridgetown’s net assets acquired in connection with the Business Combination. The estimated fair value of PubCo equity to be issued was based on the market values of Bridgetown’s Class A ordinary shares and Class B ordinary shares outstanding at the date of the Business Combination. The IFRS 2 stock exchange listing expenses, which are non-recurring in nature and represent a share-based payment made in exchange for a listing service, is estimated to be US$91.0 million for the year ended December 31, 2022. The listing service expense is calculated based on the fair value of Bridgetown Class A ordinary shares and Class B ordinary shares outstanding at the date of the Business Combination.

As of June 30, 2023
(in US$)
Fair value of PubCo equity consideration issued (pro forma)
Fair value of Bridgetown Class A ordinary shares outstanding	59,287,814
Fair value of Bridgetown Class B ordinary shares outstanding	91,480,254

150,768,068
Estimated fair value of Bridgetown net assets/liabilities acquired (pro forma)
Net assets as of June 30, 2023	120,046,961
Accrued transaction costs in Note D	(3,745,920)
Settlement for redemptions of Bridgetown common stock	(56,490,376)

59,810,665
Excess of PubCo consideration issued over fair value of Bridgetown net assets acquired (IFRS2 Charge)	90,957,403

The estimated fair value of PubCo equity consideration issued was determined based on Bridgetown’s quoted market price of $6.15/share as of October 12, 2023 assuming 9,640,295 Bridgetown Class A ordinary shares and 14,874,838 Bridgetown Class B ordinary shares are converted into PubCo shares.

The actual amount of the IFRS 2 stock exchange listing expenses will be calculated as of (and recognized as a charge to the income statement upon) consummation of the Business Combination and may differ materially from the amount estimated above.

C.	Represents the agreement with UBS and BTIG, the underwriters of Bridgetown’s IPO, to waive any entitlement to the deferred underwriting compensation with respect to the Business Combination.

D.	Represents transaction costs incurred by Bridgetown of approximately US$3.7 million, for advisory, legal, research and accounting fees incurred as part of the Business Combination.

E.	Reflects the liquidation and reclassification of $152.6 million of investments held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

F.

Represents the conversion of (i) 2,655,171 CGCL Class A Ordinary Shares and 2,058,932 CGCL Class B Ordinary Shares outstanding as of June 30, 2023 at a ratio of 0.307212 into PubCo Class A Ordinary Shares per share in relation to the Business Combination Agreement; and (ii) 15,488,498 CGCL Preference Shares outstanding as of June 30, 2023 at a ratio of 0.307212 into PubCo Preference Shares in relation to the Business Combination Agreement.

G.

Represents an aggregate of 150,801 PubCo Preference Shares and PubCo Class A Ordinary Shares issued in connection with the Business Combination from the conversion at a ratio of 0.307212 of (i) 462,327 CGCL Preference Shares that CGCL issued to holders of CGCL Preference Shares as share dividends; and (ii) 28,544 CGCL Class A Ordinary Shares that CGCL issued to settle its contractual obligations before Closing. The estimated fair value of PubCo equity issued was based on the market values of Bridgetown’s Class A ordinary shares outstanding at the date of the Business Combination. The fair value of PubCo equity consideration issued was determined based on Bridgetown’s quoted market price of $6.15/share as of October 12, 2023.

H.

Represents the pro forma adjustment for the exercise and conversion of 27,179,790 CGCL Class C Warrants at a ratio of 0.307212 into 8,349,958 PubCo Class A Ordinary Shares in relation to the Business Combination Agreement.

I.	Represents 451,839 PubCo Class A Ordinary Shares issued pursuant to the Working Capital Loan Capitalization Agreement.

J.

Represents the pro forma adjustment for the 5,452,739 Bridgetown Class A Ordinary Shares redeemed at US$10.36 per share, the pro rata share of the funds in Bridgetown’s Trust Account upon Closing of the Business Combination. US$56.5 million in cash was paid to the redeeming shareholders with the offset to share capital.

K.

Represents the exercise of the PubCo Call Option by PMIL in full immediately following Closing, pursuant to which PMIL subscribed for 5 million Call Option Notes in an aggregate principal amount of US$5,000,000 at a price of US$1.00 per Call Option Note and received 2,005,460 PubCo Class A Ordinary Shares for no consideration.

L.	Represents the elimination of interest income generated from the Trust Account for the year ended December 31, 2022 and the six months ended June 30, 2023.

Pro forma basic and diluted net loss per share

Represents the pro forma basic and diluted net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination are outstanding for the entire period presented. No adjustment was made to the pro forma basic loss per share amounts presented for the six months ended June 30, 2023 and for the year ended December 31, 2022 as the impact of the warrants and share options outstanding had an anti-dilutive effect on the pro forma basic loss per share amounts presented.

The unaudited pro forma condensed combined financial statements were prepared based on the actual redemption of Bridgetown’s public shares as of the Closing Date:

For the six months ended 30 June 2023
(in US$)
Pro forma net loss	(80,223,637)
Weighted average shares outstanding—basic and diluted	41,679,629
Net loss per share—basic and diluted	(1.92)
Weighted average shares outstanding—basic and diluted:
CGCL Shareholders(1)	16,712,657
Bridgetown Public Shareholders(2)	9,640,295
Bridgetown Sponsor/Directors/Advisors	15,326,677

Total	41,679,629

For the year ended December 31, 2022
(in US$)
Pro forma net loss	(118,173,968)
Weighted average shares outstanding—basic and diluted	41,679,629
Net loss per share—basic and diluted	(2.84)
Weighted average shares outstanding—basic and diluted:
CGCL shareholders(1)	16,712,657
Bridgetown public shareholders(2)	9,640,295
Bridgetown Sponsor/Directors/Advisors	15,326,677

Total	41,679,629

	Shares	%
CGCL Shareholders(1)	16,712,657	40.10%
Bridgetown Public Shareholders(2)	9,640,295	23.13%
Bridgetown Sponsor/Directors/Advisors	15,326,677	36.77%

Total PubCo Shares Outstanding at Closing	41,679,629	100.00%

Notes:

(1)	Excluding an aggregate of 5,000,000 Bridgetown Class A Ordinary Shares transferred from the FWD Parties to EIHL after the Extraordinary General Meeting and before the Closing Date.
(2)	Including the 5,000,000 Bridgetown Class A Ordinary Shares transferred from the FWD Parties to EIHL after the Extraordinary General Meeting and before the Closing Date.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning the industry in which MoneyHero Group operates, including market size and growth of the markets in which it participates, that are based on industry publications and estimates, reports and forecasts prepared by its management. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The sources of certain statistical data, estimates and forecasts contained in this prospectus include the following:

•	e-Conomy SEA 2019 and 2022 reports by Google, Temasek and Bain & Company;

•	2021 Financial Inclusion Survey of the Bangko Sentral ng Pilipinas (BSP);

•	Similarweb; and

•	the “Digital Financial Products Comparison Platform in APAC” report by Euromonitor, which is available on our website at https://investors.moneyherogroup.com/.

Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. This information involves a number of assumptions and limitations and is subject to a variety of risks and uncertainties, including those described under “Risk Factors.” Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

BUSINESS

Overview

Founded in 2014, MoneyHero Group, formerly known as the Hyphen Group or CompareAsia Group, is a leading personal finance aggregation and comparison company in Greater Southeast Asia. Our mission is to make all of life’s financial decisions a time saving and rewarding experience. We achieve this by creating innovative tools and frictionless digital experiences for consumers and financial product providers, offering relevant educational content and financial product comparison tools through our online platforms and accelerating the digitization of the financial industry. We are committed to building seamless experiences and creating the right content to help users make the most relevant financial decisions for them, especially as the personal finance industry continues to expand and become more complex and fragmented.

With a portfolio of seven well-known and trusted brands, we are primarily involved in the operation of online financial comparison platforms and related services for credit cards, personal loans, mortgages, insurance and other financial products, connecting the providers of these products with well-matched and ready-to-transact consumers and generating revenue directly from these providers for placing their products on our platforms and providing insurance brokerage, marketing and events-related services to them. These providers, which we refer to as our commercial partners in this prospectus, primarily consist of regional and international brick-and-mortar banking institutions, insurance providers and investment brokers, many of which are subsidiaries and branches of blue-chip global financial institutions that are based in Asia. In addition to our own platforms, we also help our commercial partners expand their user reach by partnering with third-party online content creators and channel partners via Creatory, a self-service portal that helps content and channel partners monetize their online traffic and user base. These content and channel partners earn commission from us for promoting the financial products on our platforms, either on a fixed fee basis or conversion-based fee basis.

Consumers in Asia have an ever-expanding portfolio of personal finance choices ahead of them and are increasingly comfortable using online sources to learn about their options, compare offerings and transact for financial products. At the same time, consumers are increasingly “time poor.” Through our services, we aim to make financial decisions a time-saving and rewarding experience for them. We help consumers with effective decision making by providing guidance through informative content and easy-to-use product comparison tools. As of June 30, 2023, we had approximately 4.3 million MoneyHero Group Members, which include users who have login IDs with us in Singapore, Hong Kong and Taiwan, users who have subscribed to our email distributions in Singapore, Hong Kong, the Philippines, Taiwan and Malaysia, and users who are registered in our rewards database in Singapore and Hong Kong.

Furthermore, consumers that would not otherwise transact directly through financial product providers’ own platforms, which are inherently limited in terms of product set, would naturally gravitate to our platforms with a strong intent of comparing and purchasing relevant financial products. We leverage technology and data-driven insights to deliver high and reliable volumes of new customers for financial product providers that place products on our platforms, fostering healthy competition and driving the development of better financial products. As of June 30, 2023, we had over 270 commercial partner relationships. Our platforms address nearly all aspects of customer needs for financial products, making us a vital partner for financial product providers. We are dual- headquartered in Singapore and Hong Kong and have operations in five Asian markets, namely Singapore, Hong Kong, the Philippines, Taiwan and Malaysia.

In 2022, we had approximately 7.8 million Monthly Unique Users, 113.7 million Traffic sessions, over 1.3 million Applications for financial product purchases and 0.4 million Approved Applications in our five current markets, compared to approximately 6.2 million Monthly Unique Users, 83.5 million Traffic sessions, 0.8 million Applications for financial product purchases and 0.3 million Approved Applications from these markets in 2021. During the first half of 2023, the number of our average Monthly Unique Users further grew to approximately 9.1 million. In addition, in 2022, we published over 170 articles per month on our blogs, and over

5.1 million articles on our platforms were read per month by our users, as measured by page views. In the first half of 2023, 70% of our Traffic sessions and 74% of our Monthly Unique Users engaged with our online platforms organically through this rich and trend-relevant content. The volume of user activities on our platforms provides visibility into our future growth and has also encouraged us to continue to improve user experience and drive up conversions.

Our main business pillars are:

•

Online Financial Comparison Platforms. We provide financial guidance to consumers in each market in which we operate by offering a broad range of financial and lifestyle content and product comparison tools via our online platforms. Our platforms include information on a comprehensive portfolio of over 1,500 financial products as of June 30, 2023, including credit cards, personal loans, mortgages, various insurance lines (such as medical insurance, travel insurance and car insurance), bank accounts, brokerage accounts and wealth management products. Our teams have developed significant expertise in monitoring and managing nearly all aspects of digital conversion in the personal finance space. We also actively set internal targets for different aspects of the digital conversion funnel to ensure that our expectations of revenue are aligned with fundamental demand drivers. We operate these platforms through the following websites: https://www.moneyherogroup.com, https:// www.moneyhero.com.hk, https://www.singsaver.com.sg, https://www.money101.com.tw, https:// www.moneymax.ph, and https://www.comparehero.my.

In exchange for featuring products on our platforms and through our content and channel partners and providing services such as developing promotional campaigns, we charge our commercial partners using various fee models depending on the underlying contractual relationship. Our fee arrangements are flexible depending on the requirements of each commercial partner and our own assessment of the economic risks and potential involved. The main types of our fee structures for our internet leads generation and marketing service income are RPC, RPL, RPA and RPAA. Under the RPC pricing model, a commercial partner pays us each time a prospective customer clicks through from our platform to its website by means of a hyperlink to a product that appears in the comparison search results, sponsored link or promotional link. We measure a Click for the purposes of the RPC pricing model at the point in time when a visitor leaves our platform for a commercial partner’s website. Under the RPL pricing model, a commercial partner pays us each time a prospective customer provides his or her contact information to us in order to receive more information about the product(s). Under the RPA pricing model, a commercial partner pays us for each Application submitted by a prospective customer sourced from our platforms. Under the RPAA pricing model, a commercial partner pays us for each Approved Application that was facilitated through our platforms. Over the years, we have continued to evolve our revenue model from RPC, PRL or RPA to RPAA so that we can align our interest with that of our commercial partners and enhance our financial performance. In 2021, 2022 and the six months ended June 30, 2023, 87%, 84% and 88% of our revenue was realized based on Approved Applications, respectively, and the remaining portion was realized primarily based on Clicks, leads and Applications. Our internet leads generation and marketing service income is tied to Click, leads, Application or Approved Application, as applicable, and there is no duplication among the pricing models. Our pricing model is product-based, and our arrangements with some of our commercial partners involve more than one pricing model. We also generate marketing income from our commercial partners for providing certain marketing and event-related services via our online platforms.

In addition, we hold insurance brokerage licenses in Singapore, Hong Kong and the Philippines and insurance agent registrations in Malaysia, which enable us to provide end-to-end insurance acquisition services to consumers. For the insurance products on our platforms, we either act as the broker and generate insurance commission when the product is sold or earn leads generation income when we are not acting as the broker. Since we serve consumers until the end of issuance policies, we are very well positioned to capture insurance renewals and repeat purchases based on the lifestyle and financial needs of individual users in the insurance segment.

In 2021, 2022 and the six months ended June 30, 2023, revenue generated directly through our online financial comparison platforms accounted for 88.8%, 86.3% and 83.7% of our total revenue, respectively.

•

B2B Business (Creatory Content Creators and Channel Partners; also known as eKos_connect). In addition to our own platforms, we also help our commercial partners expand their user reach by partnering with third-party online content creators and channel partners via Creatory, a self-service portal that helps content and channel partners monetize their online traffic and user base by earning commission from us for promoting the financial products that our commercial partners place on our platforms, either on a fixed fee basis or conversion-based fee basis. This helps us increase the scale of sustainable customer acquisition for our commercial partners by improving our paid channel mix and capturing additional users that may not naturally use our own first-party platforms for information on personal finance products. Our ability to provide commercial partners with a greater scale of sustainable customer acquisition further increases our leverage in negotiating higher fee rates or other favorable commercial terms with our commercial partners and makes it easier for us to attract and retain commercial partners. As of June 30, 2023, we had over 400 content and channel partners engaged via Creatory. The expansion of our channel network also allows us to capture a greater share of the total addressable market, or TAM, and is a key driver for the growth of our business. The website for the Creatory platform is https://creatory.hyphengroup.io/landingpage/index.

In 2021, 2022 and the six months ended June 30, 2023, revenue generated directly through our content and channel partners accounted for 11.2%, 13.7% and 16.3% of our total revenue, respectively.

For the years ended December 31, 2021 and 2022, our revenue was US$61.9 million and US$68.1 million, respectively, representing a year-over-year growth of 10.0%. For the six months ended June 30, 2022 and 2023, our revenue was US$33.6 million and US$34.9 million, respectively, representing a year-over-year growth of 4.0%. We generate revenue in the form of (i) internet leads generation and marketing service income related to credit cards, personal loans, mortgages, medical insurance, travel insurance, car insurance and other financial products, whereby we charge the providers of these products on an RPC, RPL, RPA or RPAA basis; (ii) insurance commission income through providing insurance brokerage services; (iii) marketing income through providing marketing services; and (iv) event income from holding financial events and festivals. In 2022, internet leads generation and marketing service income, insurance commission income, marketing income, and events income accounted for approximately 95.3%, 2.4%, 1.6%, and 0.7% of our total revenue, respectively, compared to 95.8%, 1.5%, 2.2%, and 0.5% in 2021 respectively. For the six months ended June 30, 2023, internet leads generation and marketing service income, insurance commission income, marketing income, and events income accounted for approximately 93.3%, 3.8%, 1.5% and 1.4% of our total revenue, respectively, compared to 95.0%, 1.8%, 1.8% and 1.4% for the six months ended June 30, 2022. We recorded a loss of US$30.9 million, US$49.4 million, US$29.8 million and US$71.1 million for the years ended December 31, 2021, 2022 and the six months ended June 30, 2022 and 2023, respectively.

In 2021, approximately 36.9%, 29.4%, 21.7%, 9.8%, 2.0% and 0.2% of our total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines, Malaysia and Thailand, respectively. In 2022, approximately 34.4%, 32.7%, 16.2%, 14.5%, 1.9% and 0.3% of our total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines, Malaysia and Thailand, respectively. We ceased our operations in Thailand in 2022. For the six months ended June 30, 2023, approximately 32.3%, 33.6%, 10.9%, 21.9% and 1.3% of our total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, respectively. As of June 30, 2023, approximately 42.7%, 31.3%, 7.0%, 16.8% and 1.4% of our assets were located in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, respectively.

Our Market Opportunity

The Digital Opportunity in the Region Is Large and Growing

According to the e-Conomy SEA 2022 report by Google, Temasek and Bain & Company, there were 460 million total internet users in Southeast Asia (excluding Hong Kong and Taiwan) in 2022, and digital adoption continues to climb. Furthermore, the gross merchandise value of the digital economy in Southeast Asia (excluding Hong Kong and Taiwan) only accounted for 5%-10% of the region’s GDP, implying ample space for growth.

Financial Product Providers Are Increasing Their Reliance on Online Acquisition Channels for Customer Acquisitions

Our commercial partners have been pursuing digital transition strategies to meet the needs of their young and emerging affluent customers as well as to improve their operational efficiency. In particular, they have made continued investments in seamless digital approval and onboarding processes and are increasingly able to work with us and directly benefit from the sheer scale of volumes that we provide. We also benefit from the tailwind of digitization in Asia with consumers increasingly preferring to learn about and directly apply for financial products online. Based on our track record in delivering quality volumes and our commercial partners’ operational readiness, we believe that we will continue to see an increase in acquisition budgets to us from our commercial partners over the long term.

Emerging Markets Present Immense Growth Opportunities for Our Business

Given continued improvements in financial inclusion in emerging markets, we see huge opportunities in digital acquisitions. For example, our Philippines business achieved US$9.9 million in revenue in 2022, increasing by 62.9% from US$6.1 million in 2021, which is the highest year-over-year revenue growth among our five operating markets. According to the 2021 Financial Inclusion Survey of the Bangko Sentral ng Pilipinas (BSP), the percentage of Philippines adults with a bank account almost doubled from 12% in 2019 to 23% in 2021. We are determined to continue investment in our existing businesses in emerging markets and may explore additional market opportunities in select markets.

The Insurance Market in Greater Southeast Asia Offers a Strong Path to Organic Growth

Despite increased urbanization and population growth in Greater Southeast Asia in recent years, which indicates a strong growth potential for the insurance market, the penetration of insurance products remains relatively low. According to the e-Conomy SEA 2019 report by Google, Temasek and Bain & Company, the digital distribution penetration rate for insurance products in 2019 was only approximately 4%, and we believe that this rate has not grown materially since then. With a low penetration rate and a lack of scaled competitors in the market, we see a huge potential for us to capture market leadership with the right strategies and investments. Since 2022, we have increased investment into our insurance capabilities and now offer a comprehensive portfolio of life and non-life insurance products. The demand associated with insurance products is structural in nature and has the added benefit of reducing our reliance on other demand sources that may be more cyclical in nature over the longer term.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

Market Leader in the Rapidly Expanding Greater Southeast Asia Market

We operate in five markets in Greater Southeast Asia, with approximately 4.3 million MoneyHero Group Members and over 270 commercial partner relationships as of June 30, 2023 and approximately 9.1 million average Monthly Unique Users in the first half of 2023. We achieved US$68.1 million in revenue in 2022, which we believe is the largest in the personal finance aggregation and comparison sector in Greater Southeast Asia. In addition, driven by the transition of our commercial partners’ customer acquisition channels from offline channels such as telemarketers and shopping mall booths to digital channels, we experienced impressive revenue growth during the COVID-19 pandemic, recording 79% and 64% year-over-year revenue growth in 2020 and

2021, respectively. Leveraging the scale and volume of customers that we deliver for our commercial partners, we have built deep alliances and fostered strong relationships with our commercial partners by leveraging our deep understanding of their strategic acquisition requirements, our expertise and know-how on running attractive campaigns, and our ability to (i) cost-effectively utilize both organic and paid digital marketing channels to deliver high and reliable volumes of new and ready-to-transact customers to our commercial partners, (ii) provide our commercial partners with actionable insights for optimizing their product offerings and marketing strategies based on changing user preferences, and (iii) provide end-to-end support to both commercial partners and our users in terms of seamless online application processes and rewards fulfillment.

At the same time, we continue to expand our TAM by expanding our customer base in new vertical segments such as life insurance and emerging markets such as Malaysia and the Philippines.

Proven Scalable Business Model with Significant Runway

In 2022, we published over 170 articles per month on our blogs, over 5.1 million articles on our platforms were read per month by our users, as measured by page views, and we ran over 580 promotional campaigns offering exclusive rewards to users who purchase or were approved for particular financial products via our platforms. We work together with our commercial partners to design offers, promotions and rewards. The rewards we offer typically include popular consumer products, gift cards, e-commerce vouchers and cashback rewards for certain online payment services. We bear the cost for most of the rewards offered to our users who purchase or were approved for particular financial products via our platforms and certain costs related to rewards fulfillment. Bridging the gap between a massive online consumer base seeking quality information for making relevant financial decisions and a large number of financial institutions pursuing quality customer acquisitions, our platforms consistently attract high-intent users through high-quality content and innovative tools, ultimately generating reliable volumes of new customers for our commercial partners. We provide our commercial partners with one-stop solutions for scalable customer acquisitions, from attracting quality traffic online and converting them to purchases, to managing all aspects of the rewards process, including selecting, sourcing and fulfilling rewards to users.

In addition, through our B2B business networks via the Creatory platform, we can massively expand our user reach in a cost-efficient and scalable manner. We believe we can achieve exponential user growth through access to the users and followers of our content and channel partners. As we capture new users through our B2B business and deliver a higher number of application volumes to our commercial partners, we improve our positioning relative to our competitors and are therefore more likely to secure better commercial terms from our commercial partners, construct more appealing reward structures and attract more quality users as a result, thus creating a virtuous cycle.

High-Quality and Complex Commercial Partnerships

We have established a large and growing network of commercial partnerships with financial product providers. This onboarding process is both lengthy and nontrivial, involving not only contract negotiations but also being approved as a vendor through an extensive know-your-customer and due diligence process designed to ensure that we meet the high standards they require for compliance, information security and more. Additionally, as many commercial partners require that the applications for their products be completed on their websites, our ability to offer bespoke technological integrations of our platforms with the websites of our commercial partners is essential to helping our commercial partners offer a seamless online application process to their customers, improve the conversion rates of their products, and more easily track rewards management. Ensuring a complete end-to-end user journey from the initial visit of our platforms to the completion of applications on our commercial partners’ websites also requires clear integration with our commercial partners’ digital marketing strategies and close alignment on the information that we and our commercial partners provide to users. These onboarding and integration processes take a significant amount of time and effort and serve as a major hurdle in building monetizable commercial relationships with financial institutions. Furthermore, nurturing these relationships and developing the skills to manage them requires significant time and investment, which creates a substantial barrier for new entrants in our industry.

In addition, we believe that the value propositions that we offer our commercial partners, which are described in greater detail under “—Our Value Propositions—Commercial Partners,” are difficult to replicate and require considerable investment to build, which further solidifies our competitive advantage in the market.

Clear Path to Profitability Enabling Continued Future Investment for Growth

We decided to lower our operating cost base as we shifted our focus from volume expansion to profitability improvements amid changes in macroeconomic market conditions in mid-2022. We meaningfully reduced the number of new initiatives and decided to focus our resources on selecting top priority projects that we believe will have a more direct and immediate impact on our top-line growth and profitability improvements. Moreover, in the second half of 2022, we implemented a company-wide reorganization and adopted an efficient operating and management model. Under the new structure, we develop product and marketing strategies at a group level and implement the strategies in local markets with limited need for customization. This process meaningfully reduced our operating costs and enabled us to respond to business and customer needs faster. These actions have had a positive impact on our financial performance in the second half of 2022 and the first half of 2023, and we expect this trend to continue in 2023 and beyond. Having fine-tuned our profitability levers, we are now re-focusing our efforts on stronger top-line growth and market share expansion.

Access to Credit Profiles of Individual Users Provides Opportunities for Curated Customer Targeting and Improved Conversions

We launched a credit report feature in our MoneyHero App in partnership with TransUnion in Hong Kong in February 2023. We believe that most consumers in Hong Kong did not have free, direct access to their credit profiles prior to our service. Registered users who have provided the requisite consent and passed the authentication process can access their credit reports on the MoneyHero App free of charge. From the launch of the credit report feature to the end of June 2023, approximately 300 applications for credit cards and personal loans were submitted on our platform by users of the MoneyHero App. Based on users’ credit profiles, we aim to make product recommendations that are tailored to users’ financial needs, and we expect this personalized experience will drive up conversions and approval rates. Other than to the users accessing their own credit reports and our own internal use of data to enhance our tailored product and service offerings, we do not compile or process such data for dissemination to anyone else.

World-Class Management Team

Our Chief Executive Officer, Prashant Aggarwal, and Chief Financial Officer and Chief Operating Officer, Shaun Kraft, joined us in 2016 and 2015, respectively. Mr. Aggarwal and Mr. Kraft have built MoneyHero Group into a market leading personal finance aggregation and comparison company and grew the company to US$68.1 million in revenue in 2022 in less than eight years. Our Chief Product Officer, Rohith Murthy, who joined us in 2015, has held various senior digital banking roles and leads our overall product vision, strategy, development and innovation. We believe that the depth and breadth of the experience and expertise of our world- class management team are instrumental to our continued success and our ability to attract and retain talent.

Our Value Propositions

We bring significant benefits for users and commercial partners, as well as content creators and channel partners, based on the following principles:

•	Consumers face increasing choice with regard to financial products and need trusted guidance;

•	Financial product providers find it increasingly difficult to make consumers aware of the key differentiators and benefits of their financial products compared to those of their competitors;

•	Content creators and channel partners are keen to monetize their user base with limited operational burdens, either as a side hustle or an additional revenue stream; and

•

As an aggregator with significant reach, we can effectively play a bridging role among all parties and use our established platforms and the data that we have captured to effectively serve the evolving needs of consumers, our commercial partners, and our content and channel partners.

Users

We attract high-intent users through high-quality content and innovative tools.

Trustworthy, relevant and free personal finance guidance from an unbiased editorial team—Our users’ personal finance journey starts before they make a purchasing decision. Our platforms’ content, which includes, among other things, high-quality and relevant articles that are optimized for easy discovery online on a wide range of topics such as tips on selecting financial products and guides on personal finance, enables our users to become better informed and ready to transact. In 2021, MoneyHero, our main platform in Hong Kong, was recognized as a Financial Education Champion by the Investor and Financial Education Council for its continuous efforts to improve Hongkongers’ financial literacy through financial education. In 2022, Moneymax, our main platform in the Philippines was recognized with a Bronze Award in the Marketing-Interactive Marketing Excellence Awards for empowering Filipinos to rebuild and level up their finances.

Greater choice of financial products and better value for those products—We have established over 270 commercial partner relationships to ensure that our platforms offer a broad range of choices to suit a variety of needs across a wide spectrum of price points in financial product verticals, including credit cards, personal loans, mortgages, various insurance lines, bank accounts, brokerage accounts and wealth management products. Leveraging our relationships with our commercial partners, we also offer exclusive rewards to our users.

Convenient and seamless user journey—We simplify users’ shopping experience by providing a one-stop, end-to-end journey that is intuitive and easy to navigate with the relevant filters and tools. Users can learn about, find, compare and purchase or apply for financial products within minutes.

Customer service—While we aim to provide a seamless digital journey, we understand users may need additional help. We offer call center capabilities, in particular in markets like the Philippines, where consumers expect a certain level of offline contact.

Commercial Partners

We deliver high and reliable volumes of new and ready-to-transact customers to our commercial partners.

Additional customer acquisition channel—As more people rely on information online for their personal finance needs, financial product providers are increasingly turning to the internet to market their products and services to consumers. We offer commercial partners access to considerable and sustained volumes of well-matched and well-informed consumers who, having compared products, are ready to transact. Many of our users are already ready to make a transaction, utilizing our platforms as a final check. For our commercial partners, this results in highly engaged potential customers who possess a better understanding of their products. Furthermore, because we are able to connect our commercial partners with consumers when their purchase intent is near its peak, some commercial partners market exclusive offers primarily or solely through our platforms. This is further helped by our strong commercial, marketing and technological integrations with our commercial partners.

Deep technological integration—We work with our commercial partners to elevate the digital experience of their consumers. Our technology systems can easily onboard new commercial partners and integrate their application processes with ours. The end-to-end user journey that we offer to our users through such technology integration helps reduce frictions in user experience and helps improve conversion rates for our commercial partners.

Data insights—We had approximately 9.1 million average Monthly Unique Users across five markets in Greater Southeast Asia during the first half of 2023, who turn to our platforms to learn more about personal finance and navigate financial products across various verticals based on their financial needs. As a major online financial product aggregator in each of our markets, our sizable user base and comprehensive product coverage enable us to collect valuable data on the types of users who are interested in a particular product, the popularity of a particular product compared to competing products, user characteristics associated with application approvals and denials, such as credit profiles, and various user behavioral data throughout the entire user journey, from the initial visit to clicks, inquiries, applications and rewards fulfillment. In addition, we monitor market reactions to our marketing campaigns and rewards programs on a real time basis. By learning more about our users as they engage with our platforms and the relevant conversion metrics across products and financial institutions, we are able to better understand user preferences and gain actionable insights that can help our commercial partners optimize their product offerings and marketing strategies and increase conversion rates and approval rates. We often share these insights with our commercial partners through quarterly or ad-hoc business review sessions.

Comprehensive support—We provide our commercial partners with one-stop solutions for digital customer acquisitions. In addition to the services described above, our customer service teams liaise with customers both digitally and offline. For example, in markets like the Philippines, our customer service teams often follow up offline with users who have started applications so that they can successfully complete the application with all required documents and information. We also handle post-purchase logistics such as fulfilments of rewards, which require operational bandwidth and a dedicated procurement team for cost- effective sourcing of rewards.

Effective return on investment—We charge our commercial partners on an RPC, RPL, RPA or RPAA basis. Coupled with our expertise and know-how in running attractive campaigns and cost-effectively utilizing both organic and paid digital marketing channels to deliver high and reliable volumes of well-matched customers, our success-based fee models help reduce the cost exposure of our commercial partners and realize effective return on their investment. In addition, higher conversion rates and approval rates can further lead to lower administrative fees.

Content and Channel Partners	Monetization opportunity—Our Creatory platform is a self-service portal for our content and channel partners, with tools that help them discover offers for products they want to promote, gain access to real-time analytics about their content and actionable insights, and connect with a community of other creators that want to share their best practices and success stories. Through Creatory, content and channel partners can monetize their online traffic and user base by earning commission from us for promoting the financial products of our commercial partners, either on a fixed fee basis or conversion-based fee basis. This in turn helps us increase the scale of sustainable customer acquisition for our commercial partners by improving our paid channel mix and capturing additional users that may not naturally use our own first-party platforms for information on personal finance products. Our ability to provide commercial partners with a greater scale of sustainable customer acquisition further increases our leverage in negotiating higher fee rates or other favorable commercial terms with our commercial partners and makes it easier for us to attract and retain commercial partners.

Access to attractive campaigns—Our platforms offer over 1,500 different financial products, including credit cards, personal loans, mortgages, various insurance lines, bank accounts, brokerage accounts and wealth management products. Our content and channel partners can gain access to this broad pool of financial products via our platforms and promote products that they believe would be best aligned with their audience and users.

Dedicated support—We have a team of account managers who work closely with content and channel partners, alongside our wider commercial, marketing and product teams. From campaign structuring to managing cash flows for marketing activities, our team works side-by-side with our content and channel partners to attract quality users and conversions.

Our Strategies

We plan to pursue the following strategies to grow our business:

Effective Demand Generation

Our core competencies lie in conversions of digital traffic to financial product purchases in a cost-effective manner. In order to achieve this, we aim to attract more visitors through cost-effective channels with higher conversion rates through channel optimizations. We aim to generate substantial volumes of high-value and ready-to-transact users by continuously refining customer targeting. We continue to strive for shorter, seamless user journeys in discovering the right products for them in order to minimize drop-offs or distractions prior to application submissions or purchases.

Maintain User Engagement and Retention

Capitalizing on the vast amount of user data that we have accumulated, we plan to maintain user engagement on our platforms through timely reminders, tailored content and product offerings, and continued expansion and updates of our rewards portfolios, which we believe are key factors for user retention.

Business Diversification and Expansion

We aim to develop and offer a best-in-class integrated online financial comparison platform with a broad set of products that meet the lifecycle of the financial needs of our users. As part of these efforts, we will continue to expand our relationships with our commercial partners, enhance comparison tools and interfaces, and form additional strategic partnerships to diversify product offers. As an example, recently, we commenced a strategic partnership with TransUnion in Hong Kong and became the first in our industry to provide users with their credit profiles free of charge in Hong Kong. We believe that this service will help not only to attract more high-quality traffic but also to increase conversion through customized deal offerings based on the user profiles that we have access to. We plan to offer credit scoring-based services in other markets such as the Philippines and believe that this could allow us to cost-effectively tap into the customer base that has recently been onboarded into the formal financial system, which is instrumental to expanding the scale of our business.

In addition, certain strategic investments have been initiated since the second quarter of 2023 to enhance general insurance, data infrastructure, technology architecture, product catalogue, and SEO strategy, and are expected to lead to a stronger growth profile in 2024 and beyond.

Capture Massive Insurance Market Opportunities

Insurance as an industry vertical presents significant opportunities for us. As we enter into a post-pandemic era with most of the travel bans lifted across regions but also heightened concerns around health and international insurance coverage, we continue to see user traffic and demand in travel insurance increasing and have seen similar increases in demand for other general insurance categories in key markets like Hong Kong.

We are a licensed insurance broker in Singapore, Hong Kong and the Philippines, and hold agency licenses in Malaysia. We started investing more in our insurance brokerage business in early 2022 and are in the process of building more end-to-end user journeys with insurance providers and expanding the types of insurance products covered. We aim to run a comprehensive digital insurance broker model with a full set of life and non-life insurance products and online-to-offline fulfilment capabilities to capture a large, growing end market that we believe has a low digital distribution penetration rate and lack of scaled competitors.

Further Expand Our Reach Through Third-Party Traffic

While we have a large audience of Monthly Unique Users visiting our platforms, we believe that we can further massively expand our reach by partnering with a broad pool of content creators and channel partners, such as Foodpanda and Shopback, via our Creatory brand. Including target users of our channel partners and followers of relevant content creators, we believe that the addressable users of our platforms can be expanded to over 80 million in the coming years. As of June 30, 2023, we had over 400 such partner relationships engaged via Creatory. The success and growth of our B2B business depend on the continued expansion of these types of relationships and our ability to identify partners who can bring in higher volumes and conversions.

Opportunity to Further Cement Leadership Position via Inorganic Growth

In addition to organic growth, we also look for various types of inorganic growth opportunities in consideration of factors such as industry consolidation, market expansion and vertical integration. Given our position as a regional leading player, we receive interest from multiple parties who want to tap into our regional platforms and roll up to a broader ecosystem in the financial comparison business. We believe that we are in a strong position to capture market opportunities and successfully drive inorganic growth.

Our Products and Offerings

We operate our holistic online financial comparison platforms under a portfolio of known and trusted brands across five Greater Southeast Asia markets and across comprehensive financial product verticals.

Our platforms provide free, comprehensive information about specific categories of financial products for our users to search for, compare and make informed decisions. As of June 30, 2023, we had over 270 commercial partner relationships and our platforms offered over 1,500 different financial products, including credit cards, personal loans, mortgages, various insurance lines, bank accounts, brokerage accounts and wealth management products. We design all aspects of our platforms to be intuitive and easy-to-use, enabling users to learn about, find, compare and purchase or apply for financial products within minutes. MoneyHero Group Members, which include users who have login IDs with us in Singapore, Hong Kong and Taiwan, users who subscribe to our email distributions in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia and users who are registered in our rewards database in Singapore and Hong Kong, have access to more tailored information and recommendations. Leveraging our relationships with our commercial partners, we also offer exclusive promotions for users who purchase or were approved for particular financial products via our platforms, such as consumer products, gift cards, e-commerce vouchers and cashback rewards for certain online payment services.

In addition, we hold insurance brokerage licenses in Singapore, Hong Kong and the Philippines and insurance agent registrations in Malaysia, through which we generate commission revenue when a product is sold through our online platform. We are currently in the process of expanding relationships with life insurance providers and aim to offer a more comprehensive range of life and non-life insurance products.

The following table presents a breakdown of our revenue by product verticals, both in absolute amounts and as a percentage of total revenue for the years presented. In 2022, insurance was our fastest growing vertical, recording a 117% year-over-year growth.

	For the Six Months ended June 30,				For the Year ended December 31,
	2023		2022		2022		2021

	(in thousands, except for percentages)
	US$	%	US$	%	US$	%	US$	%
Revenue
Credit cards	25,307	72.5	23,912	71.2	49,430	72.6	46,658	75.4
Personal loans and mortgages	4,480	12.8	5,109	15.2	9,655	14.2	7,924	12.8
Insurance	2,432	7.0	1,128	3.4	2,662	3.9	1,229	2.0
Insurance-related internet leads generation and marketing service income	1,079	3.1	500	1.5	937	1.4	307	0.5
Insurance commission income	1,325	3.8	596	1.8	1,634	2.4	908	1.5
Marketing income	28	0.1	32	0.1	91	0.1	14	0.0
Other verticals	2,673	7.7	3,415	10.2	6,385	9.3	6,071	9.8
Total Revenue	34,892	100.0	33,564	100.0	68,132	100.0	61,882	100.0

We operate at both a regional and local level, which enables us to effectively leverage our technology systems, marketing tools and market insights across our markets in Asia while deploying localized on-the-ground branding, marketing and product selection strategies specifically tailored to users in each market.

Key Brands

The map below presents our key brands and related average Monthly Unique User data in the first half of 2023.

MoneyHero

Launched in 2013, MoneyHero is one of the most comprehensive online financial comparison platforms in Hong Kong according to Similarweb, offering quick and easy access to personal finance resources to over 20% of Hong Kong’s total population. In addition to detailed and customizable comparison tables, users can get access to resource guides, answers to frequently asked questions and topical articles exploring new ways to save money in Hong Kong, all of which help them better understand the various financial products in the market. MoneyHero strives to provide users with impartial information so that they can quickly find the right product at the most competitive price, saving both time and money. MoneyHero also continuously updates its products and services portfolio to better assist users in making informed choices. By helping users become more aware of various financial products, MoneyHero enables users to take more control over their financial well-being and improve their financial standing.

In February 2023, we launched a credit report feature in our MoneyHero App in collaboration with TransUnion, which granted our subsidiary MoneyHero Global Limited a limited, non-exclusive, non-transferable, non-sublicensable and revocable license for it to offer users of the MoneyHero App consumer identity verification services and consumer credit data provision services in Hong Kong. Based on users’ credit profiles, we aim to make product recommendations that are tailored to users’ financial needs, and we expect this personalized experience will increase conversions and approval rates. For more details on our contractual arrangements with TransUnion and related risks, see the section titled “Risk Factors—Risks Related to the MoneyHero Group’s Business and Industry—Failure to maintain our relationship with TransUnion could have a material adverse effect on our business, financial condition and results of operations.”

SingSaver

Launched in 2015, SingSaver is a Singaporean personal finance comparison site that makes personal finance accessible with easy to understand personal finance articles, tools and tips that simplify everyday financial decisions for users. As a trusted personal finance partner to its users, SingSaver offers users a seamless and secure experience for signing up for financial products and receiving special rewards.

Seedly

Launched in 2016 and acquired by us in 2020, Seedly helps users make smarter financial decisions through a wealth of community member-driven financial content on its platform and events such as the annual Personal Finance Festival. Seedly’s offerings include (i) advertising on a community forum that allows users to crowdsource knowledge from peers before making a financial decision, (ii) business accounts from which financial institutions can source unbiased reviews from Seedly community members for a myriad of products ranging from travel insurance to robo-advisors, and (iii) targeted campaigns for financial institutions to improve awareness of their brands, products and personal finance in general. Together, Seedly and SingSaver have Monthly Unique Users equivalent to over 30% of Singapore’s population and are among the largest online financial comparison platforms within the personal finance comparison sector in terms of visitors, according to Similarweb.

Money101.com.tw

Launched in 2014, Money101.com.tw is Taiwan’s largest online financial comparison platform within the personal finance comparison sector in terms of visitors, according to Similarweb. Money101.com.tw enables users to save time and money by helping them find the best products for their needs and providing them with resource guides and articles through its blog. With Money101.com.tw, users can easily and quickly compare the rates and services for consumer finance products in Taiwan.

Moneymax

Launched in 2014, Moneymax is the largest online financial comparison in the Philippines for financial products such as car insurance, credit cards and loans, according to Similarweb. Moneymax empowers Filipinos to lead healthier financial lives through its free, impartial platform that enables them to easily compare, choose and purchase or apply for the right products online, as well as providing educational content via blogs, emails and social media channels.

CompareHero

Launched in 2013, CompareHero is a leading Malaysian online financial comparison, offering users quick and easy access to resources that help them understand and compare various financial products, choose products that match their individual needs, and make better-informed decisions regarding their personal finances. In addition to detailed, impartial and customizable comparison results, CompareHero offers users personal finance guides, answers to frequently asked questions and topical articles exploring new ways to save money in Malaysia. CompareHero constantly works with major banks and other financial institutions in Malaysia to make personal finance informative and accessible to everyone.

Creatory (also known as eKos_connect)

Launched in 2019, Creatory is a self-service portal for our content and channel partners, with tools that help content and channel partners discover offers for products they want to promote, gain access to real-time analytics about their content and actionable insights, and connect with a community of other creators that want to share their best practices and success stories. We have a team of account managers who work closely with content and channel partners, alongside our wider commercial, marketing and product teams. Creatory is one of our key growth areas as it enables us to capture a large pool of independent content creators and users from other large online platforms in a cost-efficient and scalable manner, strengthen our economic relationships with commercial partners and build an ecosystem of competitors ranging from financial aggregators to lifestyle creators.

User Journey

Our financial comparison platforms offer users an end-to-end journey, creating locally tailored and seamless user experiences.

Personal Finance Education

Since our inception, we have built our consumer brands by delivering high-quality personal finance content to our users, which is crucial for building trusted relationships with our users and is a key driver for our user base. As the entry point to our platforms, our personal finance content allows us to meaningfully engage with our users and educate them on important personal finance matters. Over time, engagement through our personal finance content drives trust with our users and increases brand awareness for our online platforms. In 2022, 74% of our Traffic sessions and 77% of our Monthly Unique Users engaged with our online platforms organically.

Our experienced content team of writers, editors, strategists, graphic designers and videographers is dedicated to creating and publishing original and useful information to educate our users and help them build the right portfolio of financial products, manage and optimize that portfolio, and improve their financial health. We also work with freelance writers. In 2022, over 5.1 million articles on our platforms were read per month by our users (based on page views). Our articles appeal to a wide range of users, from casual readers to more sophisticated consumers of financial products. Each market also maintains its own blog that is focused on personal finance topics that are particularly relevant in the local markets, such as money-saving tips, rankings of best products and general financial education. Furthermore, we benefit from the content expertise provided by creators on Creatory.

In addition to free content, we also offer more tailored information and recommendations to our MoneyHero Group Members. We believe that with the increasing complexity in personal finance, there is a significant need to proactively help our users in a more personalized manner to meet the lifecycle of their financial needs.

Product Comparison

Users can specify the type of product and other parameters (if necessary) on our online platforms to search for the products they are looking for. Our platforms instantaneously provide a free and easy-to-read comparison results table, which includes an organic ranking of the products and their key features, in addition to filters that help users narrow down the search results and more easily select the right product. The screenshots below illustrate the key features displayed in the results table and filters that are available for users for some of our major verticals:

Credit Cards

Personal Loans

Travel Insurance

Personalized Recommendations

We provide useful and timely recommendations of financial products to our users, leveraging the user behavioral data accumulated on our platforms over the years and our big data analytics capability. In particular, our technology systems comprehensively aggregate and analyze such data and enable us to effectively anticipate a user’s needs and recommend appropriate financial products, even if the user has not previously requested information about that type of product. For example, in order to receive rewards, users must return to our platforms to claim rewards, which provides us with useful information as to which users’ applications have been approved by our commercial partners, and we can then utilize such information in making future recommendations to users who are more likely to be eligible for the products. As user engagement on our platforms continues to grow, we are able to keep learning more about our users and provide them with more personalized recommendations and enhanced rewards programs. In addition, we have launched a service to provide to our users their credit reports free of charge in Hong Kong. Based on the credit reports, we will be able to further improve tailored offerings and improve conversion rates.

Purchases and Applications

Within the results table or blog articles, users can click on “Buy Now” or “Apply Now” to purchase or apply for products and are then directed to the purchase page on our website or an external application portal of the product provider. Application approval and/or purchase can be instantaneous for certain financial products, such as travel insurance and personal loans from certain of our commercial partners. For other financial products, such as credit cards, the application will be processed by the financial institution in accordance with its own policies and procedures.

Rewards Programs and Fulfilment

One of the key benefits that our platforms provide is the exclusive rewards that we offer for certain financial products. The rewards we offer typically include popular consumer products, gift cards, e-commerce vouchers and cashback rewards for certain online payment services. Our rewards programs incentivize users to purchase financial products through our online platforms and enable us to learn more about our users and deliver more personalized and proactive solutions. Our years of experience in our markets also provides us with a deep understanding of what types of rewards are effective in driving user purchases or applications for particular products. We manage the entire rewards process, including providing, sourcing and fulfilment of the rewards.

Our Commercial Partners

Our commercial partnerships with financial product providers form a core part of the foundations of our strategy and vision. We partner with these providers to promote their financial products online and facilitate a digital product purchase and/or application process. We also work with commercial partners to create personal finance content and design offers, promotions and rewards, which helps ensure our ability to offer users the latest, most comprehensive product information. We seek to build long-term relationships with our commercial partners by understanding how we can add value to their businesses across the digital ecosystem.

As of June 30, 2023, we had over 270 commercial partner relationships. Our commercial partners primarily consist of regional and international brick-and-mortar banking institutions, insurance providers and investment brokers, many of which are subsidiaries and branches of blue-chip global financial institutions that are based in Asia. We also partner with online-only providers, emerging companies and industry disrupters such as digital banks and help them expand their market presence. Our agreements with our commercial partners typically have a term of 1-3 years on average, which may be terminated by either party for any reason with adequate notice.

Marketing

We have a group-level marketing team that is responsible for forming the overall holistic and omni-channel brand and content marketing strategy for our company, including budget planning, channel optimization and campaign design. They also oversee our group-wide and brand-level paid performance marketing strategies and execution. For each brand, we also have a brand-level marketing team that understands the local market well and focuses on the local market. These teams are primarily responsible for gathering user insights, creating and executing marketing plans, generating relevant content, executing search engine optimization plans and performing other marketing functions as needed. Our content creation teams sit at the brand-level under our marketing function. Although each consumer brand has its own brand identity, we are highly aligned across our brands under our umbrella brand, MoneyHero Group.

We leverage a number of marketing channels, including search engines, social media, email, brand marketing and paid performance marketing to drive traffic to our sites.

The vast majority of our user visits are generated from organic traffic via direct and unpaid channels, predominantly through search engine optimization, or SEO, and the content on our platforms. In the first half of 2023, 70% of our Traffic sessions and 74% of our Monthly Unique Users engaged with our online platforms organically through the rich and trend-relevant content we provide. We believe our ability to generate organic traffic via unpaid channels is rooted in the strength and influence of our brands, our expertise in SEO and our ability to provide users with relevant and credible informational content, a broad supply of personal finance product listings and a smooth user experience. We also have a dedicated SEO team with technical SEO specialists that work seamlessly together with our technology and content teams to monitor and update our websites regularly to maximize our search engine exposure. In addition, based on the personal data we collect from our new and existing users, we engage in personalized email marketing activities to drive high-intent users to our platforms.

We also employ various paid marketing channels such as Google, Facebook, Bing, and Yahoo! to drive traffic to our platforms and leverage social media and our Creatory platform as an additional source of marketing and lead generation. As of June 30, 2023, we had over 400 content and channel partners engaged via Creatory. In addition to the paid marketing channels, we also employ rewards, such as consumer products, gift cards, e- commerce vouchers and cashback rewards for certain online payment services, as a way to attract visits to our platforms into Applications. Our ability to drive campaigns with cost effective rewards options that are likely to attract high quality traffic and conversions will have a direct impact on our performance.

After attracting users to our platforms, we continue to build trust with users as we guide them through their personal finance journey, and we seek to maximize value for our users and achieve economies of scale by cross- promoting and up-promoting products and services on our platforms to existing users in a cost-effective manner. The more that users rely on our platforms for their personal finance needs, the more loyal they tend to be, which leads to increased retention rates and offers us greater cross-promotion and up-promotion opportunities within the product and service mix available on our platforms.

We look to continuously improve the effectiveness of our paid marketing channel mix in order to achieve a specific level of volume at an acceptable price point relative to our revenue expectations for any given campaign, and we plan to do so primarily through enhancing our data analytics capabilities, increasing the share of organic traffic from focused SEO strategies and strengthening our internal infrastructure and tools that support unpaid channels.

Technology

We have built our technology platform to serve both the growing number of consumers searching for financial products digitally and the increasing number of financial product providers looking to reach consumers with the right characteristics.

Our technology systems are designed to be scalable. For instance, we can quickly launch new product verticals in any of our markets. We continue to improve our core technology architecture to reduce the time needed to offer new product verticals, channels and products on our platforms. At the same time, our technology systems are flexible enough to be localized for each of our five markets, enabling us to deliver localized user experiences in terms of languages and other variations in product offerings specific to our markets across Asia.

Our technology systems are also adaptable to our commercial partners’ needs. For example, if our commercial partners are not capable of offering a digital journey to our users, we can work with them to develop an online process. If our partners already have a digital process for their products, we can work to integrate their portals with our platforms. In both cases, our technology systems allow for quick and easy onboarding of new commercial partners and their products. Technical integration where feasible allows for better user journeys with greater operational efficiency in terms of our ability to track users through the conversion funnel and enables us to better capture data to drive engagement.

We host our platforms in secure and cloud-based data centers on AWS, which also allows for redundancy and scalability. Our technology team regularly performs penetration testing.

Data Security and Privacy

We are committed to adhering to the strictest standards when it comes to data security and privacy. We practice a security-first approach to product development, with our information security team involved in building our products, features, platforms and infrastructure. This approach allows us to treat security as a core requirement rather than an afterthought. Our information security team has a wide range of expertise, from corporate security to network security to application security, giving us the ability to design security into everything that we do, from product development to commercial partner selection to the tools that we use in our daily operations. We do security testing on an ongoing basis as we continue to develop our technology.

Intellectual Property

Our trademarks, domain names, and other intellectual property and proprietary rights are essential for us to establish our brand recognition, enhance our reputation and distinguish our services from our competitors in the market. As of the date of this prospectus, we had 52 registered trademarks, of which 15 are registered in Hong Kong, 12 are registered in Singapore, 10 are registered in Taiwan and the rest are registered in the Philippines, Malaysia and Indonesia, 272 registered domain names, and 15 pending trademarks. In terms of revenue contribution, our most material intellectual property and proprietary rights are held in Singapore and Hong Kong. Our registered trademarks will expire between September 2024 and April 2032 and on average have approximately 5.4 years of remaining term of protection as of the date of this prospectus. These trademarks generally can be renewed before their respective expiration date following the submission of the requisite renewal application and/or renewal fee. However, there is no guarantee that all of these registered trademarks can be renewed. Failure to renew, register or otherwise protect our trademarks could negatively affect the value of our brand names and our ability to use those names in certain geographical areas and allow our competitors to take advantage of the lapse by using such trademarks in competition, both of which could have a material and adverse effect on our business, financial condition and results of operations. Our registered domain names are renewed automatically upon expiration.

We believe the protection of our intellectual property and proprietary rights is critical to our business, and we protect our intellectual property and proprietary rights, including our proprietary technology, software, know-how and brand, by relying on a combination of trademark, copyright, trade secret and other laws. In addition, we rely on contractual restrictions to protect our intellectual property and proprietary rights. We enter into standard employment agreements that have confidentiality and intellectual property assignment arrangements with employees. We also regularly monitor any infringement or misappropriation of our intellectual property and proprietary rights.

We have not been subject to any intellectual property infringement claims that had any material impact on us up to the date of this prospectus. While we actively take steps to protect our intellectual property and proprietary rights, these steps may not be adequate to prevent the infringement or misappropriation of the intellectual property created by or licensed to us. The scope of intellectual property protection may be limited in the regions in which we operate, including Hong Kong, Singapore, Taiwan, the Philippines and Malaysia, compared to the protection available in the United States, and we may face challenges in enforcing our intellectual property rights in these jurisdictions if the intellectual property laws and enforcement procedures in these jurisdictions do not protect intellectual property rights to the same extent as the laws and enforcement procedures of the United States do. In addition, any changes in, or unexpected interpretations of, the intellectual property laws in any country or region in which we currently operate or may operate in the future may compromise our ability to enforce our intellectual property and proprietary rights. Even if our efforts are successful, we may incur significant costs in defending our intellectual property and proprietary rights or combatting allegations by third parties. Our failure to address these challenges and protect our intellectual property and proprietary rights could diminish the value of our platforms, brand and other intangible assets, which could have a material adverse effect on our business, financial condition and results of operations. For a more detailed description of the related risks, see the section titled “Risk Factors—Risks Related to the MoneyHero Group’s Business and Industry—Our failure to protect our intellectual property rights and other proprietary information could diminish the value of our platforms, brand and other intangible assets.” From time to time, we may be subject to legal proceedings or claims, or threatened legal proceedings or claims, including allegations of infringement, misappropriation or other violations of third-party patents, trademarks, copyrights, trade secrets or other intellectual property or proprietary rights of third parties. In addition, the use of litigation and other dispute resolution processes may be necessary for us to enforce our intellectual property and proprietary rights or to determine the validity and scope of intellectual property or proprietary rights claimed by others. See the section titled “Risk Factors—Risks Related to the MoneyHero Group’s Business and Industry—Defending against intellectual property infringement claims could be expensive and divert our management’s attention and resources, which could harm our business, financial condition and results of operations.”

Properties and Facilities

Our corporate headquarters are located in Singapore and Hong Kong. We have approximately 4,000 sq. ft. of leased space in Hong Kong with a lease term expiring in February 2025 and approximately 5,000 sq. ft. of leased space in Singapore with a lease term expiring in October 2024. We have also leased office space in each of our local markets across Greater Southeast Asia. We believe our facilities are adequate and suitable for our current needs and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Competition

For our comparison business, we face competition from both online and offline financial product acquisition channels, mainly from:

•	Commercial Partners’ Own Acquisition Channels, including their branch networks, in-app or inhouse telemarketers, email and direct mail, etc.;

•

Offline Agencies, such as sales agencies that set up booths in shopping malls and solicit the purchase of credit cards or offline insurance brokers or financial advisors soliciting purchase of financial products;

•	Other Online Financial Product Comparison Businesses in Greater Southeast Asia, such as MoneySmart, Flyformiles, Alphaloan/Alphacard, iMoney and Ringgitplus, etc.; and

•	Other Online Platforms, such as PropertyGuru, which has expanded into the home mortgage and home insurance business, or Klook, which sells travel insurance on its platform.

We believe that we compete favorably due to the trust that we have built with all the key stakeholders in our business ecosystem, including our users, commercial partners, content and channel partners and rewards vendors, etc. Given the breadth and depth of our relationships with these stakeholders and the expertise that we have accumulated at a regional level in each local market, we offer highly attractive campaigns in a cost-effective manner across markets, allowing us to grow our business while improving profitability at the same time.

For our insurance brokerage business, we primarily compete with insurance companies with in-house distribution capabilities and other intermediaries such as insurance brokers. We believe that our subsidiaries can compete effectively with insurance companies and other intermediaries because (i) our digital platforms provide customers with a seamless and convenient way to compare and purchase insurance policies from multiple commercial partners, giving them a wider range of options and greater control over their coverage; (ii) our data analytics capabilities enable us to better identify and understand customer needs and preferences, allowing us to offer tailored recommendations and personalized experiences; (iii) our partnerships with a broad network of insurance providers enable us to offer a diverse range of products and services, ensuring that our customers can find the coverage they need at a competitive price; and (iv) we continuously invest in technology and innovation to stay ahead of the curve and provide customers with advanced and value-adding solutions in the insurance industry.

Employees

Our success depends on our ability to attract, retain, and motivate qualified employees. We are focused on attracting, developing and retaining top talent to help drive the growth of our business. In addition, we have a strong commitment to building a diverse workforce that reflects our values and the needs of our user base.

The following table sets forth the number of our employees by function as of December 31, 2022 and June 30, 2023.

	As of June 30, 2023		As of December 31, 2022
Function	Number of Employees	Percentage	Number of Employees	Percentage
Commercial	26	8%	27	8%
Marketing	83	25%	90	25%
Technology	25	8%	34	10%
Product	19	6%	24	7%
Operations	113	34%	112	32%
Other Corporate Functions	67	20%	72	18%
Total	333	100%	359	100%

The following table sets forth the number of our employees by geographic location as of December 31, 2022 and June 30, 2023.

	As of June 30, 2023		As of December 31, 2022
Location	Number of Employees	Percentage	Number of Employees	Percentage
Singapore	100	30%	114	32%
Hong Kong	67	20%	78	22%
Taiwan	26	8%	26	7%
The Philippines	126	38%	123	34%
Malaysia	14	4%	18	5%
Total	333	100%	359	100.0%

We offer employees competitive salaries, performance-based cash bonuses, comprehensive training and development programs and other fringe benefits and incentives. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes or work stoppages. None of our employees are represented by labor unions, and no collective bargaining agreement has been put in place. We enter into standard employment agreements with our employees that include confidentiality and non-compete arrangements.

Insurance

We maintain insurance coverage that we believe is relevant for our businesses and operations. Our insurance includes local property insurance in various countries, which also covers business interruptions and public liabilities, employee insurance covering varying combinations of outpatient and inpatient medical, term life, work injury and personal accidents and directors’ and officers’ liability insurance, among other coverage. Our insurance policies are subject to deductibles, limitations and exclusions. See the section titled “Risk Factors—Risks Related to the MoneyHero Group’s Business and Industry—We may not be able to obtain or maintain adequate insurance coverage.”

Regulations

We operate in heavily regulated industries across a variety of Greater Southeast Asia markets. As a result, our business is subject to a variety of laws and regulations relating to, among other things, data privacy and consumer protection laws, intellectual property rights, anti-money laundering and anti-terrorism financing, employment and labor, foreign investment, dividend distributions and foreign exchange controls. For a detailed summary of the significant regulations or requirements in the jurisdictions where we conduct our material business operations, see the section titled “Regulatory Overview.”

Legal Proceedings

We are not currently involved in any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATORY OVERVIEW

Regulations in Hong Kong

We conduct business in Hong Kong mainly through the following subsidiaries: (i) MoneyHero Global Limited, which operates the online financial comparison platform MoneyHero; (ii) MoneyHero Insurance Brokers Limited, a registered insurance broker; (iii) eKos Limited, a SaaS provider connecting financial institutions with their digital partners and affiliates; (iv) CAGRL, which provides technology regional support services, including legal, human resources and finance functions, to group companies and (v) CAGL, which is primarily engaged in investment holding and provision of management services to other group companies. Each of our Hong Kong subsidiaries has obtained a business registration certificate under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) since incorporation and the commencement of its business operations.

Regulations Relating to Trade Description of Products on Our Comparison Platforms

The Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong), which came into full effect in Hong Kong on April 1, 1981, prohibits false descriptions, false, misleading or incomplete information in respect of goods in the course of trade. Under the Trade Descriptions Ordinance, it is an offence for a person, in the course of trade or business, to apply a false or misleading trade description to any goods or supply any goods with false or misleading trade descriptions, to forge any trademark or falsely apply any trademark to any goods, or to engage in relation to a consumer in a commercial practice that is a misleading omission, aggressive, bait advertising, a bait and switch, or constitutes wrongly accepting payment for a product.

A person who commits any such offense is subject to, on conviction on indictment, a fine of up to HK$500,000 and imprisonment for five years and, on summary conviction, a fine of HK$100,000 and imprisonment for two years.

Regulations on Insurance Intermediaries

In Hong Kong, the Insurance Authority is responsible for supervising compliance with the Insurance Ordinance (Chapter 41 of the Laws of Hong Kong) (the “IO”) and the relevant regulations, rules, codes and guidelines issued by the Insurance Authority by insurance agents and brokers (collectively, the “Insurance Intermediaries”). The Insurance Authority is also responsible for promoting and encouraging proper standards of conduct of the Insurance Intermediaries and has regulatory powers in relation to licensing, inspection, investigation and disciplinary sanctions.

The regulatory regime for the Insurance Intermediaries is activity-based. Under section 64G of the IO, a person must not carry on a regulated activity, and must not hold out that the person is carrying on a regulated activity, in the course of its business or employment or for reward unless the person holds an appropriate type of Insurance Intermediary license or is exempt under the IO.

Regulated Activity

Under section 3A(a) of the IO and Schedule 1A to the IO, a person carries on a regulated activity if the person does any of the following:

•	negotiating or arranging a contract of insurance;

•	inviting or inducing, or attempting to invite or induce, a person to enter into a contract of insurance;

•

inviting or inducing, or attempting to invite or induce, a person to make a decision in relation to: (a) the making of an application or proposal for a contract of insurance; (b) the issuance, continuance or renewal of a contract of insurance; (c) the cancellation, termination, surrender or assignment of a contract of insurance; (d) the exercise of a right under a contract of insurance; (e) the change in any term or condition of a contract of insurance; or (f) the making or settlement of an insurance claim; or

•

giving advice in relation to: (a) the making of an application or proposal for a contract of insurance; (b) the issuance, continuance or renewal of a contract of insurance; (c) the cancellation, termination, surrender or assignment of a contract of insurance; (d) the exercise of a right under a contract of insurance; (e) the change in any term or condition of a contract of insurance; or (f) the making or settlement of an insurance claim.

Types of Licensed Insurance Brokers

The licensing regime under the IO prescribes two types of licensed insurance brokers: licensed insurance broker companies and licensed technical representatives (brokers).

•

A licensed insurance broker company is a company that is granted an insurance broker company license under section 64ZA of the IO to carry on regulated activities in one or more lines of business and to perform the act of negotiating or arranging an insurance contract as an agent of any policy holder or potential policy holder.

•

A licensed technical representative (broker) is an individual who is granted a technical representative (broker) license under section 64ZC of the IO to carry on regulated activities in one or more lines of business as an agent of any licensed insurance broker company.

A license granted under section 64ZA or 64ZC of the IO is valid for three years or, if the Insurance Authority considers it appropriate in a particular case, another period determined by the Insurance Authority, beginning on the date on which it is granted. MoneyHero Insurance Brokers Limited holds an Insurance Authority License to act as an insurance broker company which is valid from June 3, 2021 to June 2, 2024. Prior to the expiry of the three-year period, a holder of an insurance broker company license may apply to the Insurance Authority for a renewal of the license.

Responsible Officer

Under section 64ZF of the IO, a licensed insurance broker company should appoint a fit and proper person to discharge his or her responsibilities as a responsible officer of the insurance broker company and should provide sufficient resources and support to that person for discharging his or her responsibilities. Prior approval of the Insurance Authority is required for appointment of the responsible officer.

“Fit and Proper” Requirements

Under the IO, a person who is, is applying to be or is applying for a renewal of a license to be a licensed insurance broker is required to satisfy the Insurance Authority that he/she/it is a fit and proper person. In addition, the responsible officer(s), controller(s), and director(s) (where applicable) of a licensed insurance broker company are also required to be fit and proper persons. These “fit and proper” requirements aim at ensuring that the licensed insurance brokers are competent, are reliable and financially sound, and have integrity.

The Insurance Authority also has issued the Guideline on “Fit and Proper” Criteria for Licensed Insurance Intermediaries under the IO to further explain the criteria that the Insurance Authority would adopt in determining whether a person is a fit and proper person. In addition, continuing professional development is part of the fit and proper requirement, and the Insurance Authority issued the Guideline on Continuing Professional Development for Licensed Insurance Intermediaries to provide guidance on complying with the continuing professional development requirements.

Financial and Other Requirements for Licensed Insurance Broker Companies

A licensed insurance broker company is required to comply with the Insurance (Financial and Other Requirements for Licensed Insurance Broker Companies) Rules (Chapter 41L of the Laws of Hong Kong) (the “Broker Rules”), which set out, inter alia, some of the key requirements in relation to:

•	Share Capital and Net Assets: A licensed insurance broker company must at all times maintain a paid-up share capital of not less than HK$500,000 and net assets of not less than HK$500,000;

•

Professional Indemnity Insurance: A licensed insurance broker company must maintain a professional indemnity insurance policy that provides coverage for claims made against the company for liabilities arising from breaches of duty in the course of carrying on its regulated activities;

•

Client Accounts: A licensed insurance broker company that receives or holds client monies must maintain at least one client account with an authorized institution in the name of the licensed insurance broker company in the title of which the word “client” appears; and

•

Recordkeeping: A licensed insurance broker company must keep, in relation to its business that constitutes the carrying on of regulated activities, where applicable, sufficient accounting and other records (including records relating to the assets or affairs of the company’s clients).

Licensed insurance broker companies are required to file their audited financial statements and auditor’s compliance reports to the Insurance Authority annually, which statements and reports are reviewed by the Insurance Authority. Any issue noted or qualified opinion expressed by the auditor will be followed up on, and where applicable, further action will be taken as the Insurance Authority considers necessary.

The Broker Rules also provide certain exemptions for the broker insurance companies during certain specified transitional periods in complying with the requirements in relation to professional indemnity insurance, client monies reconciliation and audited financial statements.

Conduct Requirements

Licensed insurance brokers are required to comply with the statutory conduct requirements set out in sections 90 and 92 of the IO. The Insurance Authority has also issued the Code of Conduct for Licensed Insurance Brokers (the “Code of Conduct”) to set out the general principles, together with the standards and practices relating to each general principle, that form the minimum standards of professionalism to be met by licensed insurance brokers when carrying on regulated activities.

A licensed insurance broker company is required to have proper controls and procedures in place to ensure that the broker company and its licensed technical representatives (i.e., brokers) meet the general principles, standards and practices set out in the Code of Conduct.

The Code of Conduct does not have the force of law and should not be interpreted in a way that would override the provision of any law. Failure by a licensed insurance broker to comply with the Code of Conduct shall not by itself render the broker liable to any judicial or other proceedings. However, in proceedings under the IO before a court, the Code of Conduct is admissible as evidence and if a provision in the Code of Conduct appears to the court to be relevant to a question arising in the proceedings, the court may, in determining the question, take into account any compliance or non-compliance with the Code of Conduct.

Regulations on Data Protection

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) imposes a statutory duty on data users in Hong Kong to comply with the requirements of the six data protection principles contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not engage in any act or practice that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

•	Principle 1—purpose and manner of collection of personal data;

•	Principle 2—accuracy and duration of retention of personal data;

•	Principle 3—use of personal data;

•	Principle 4—security of personal data;

•	Principle 5—information to be generally available; and

•	Principle 6—access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data. In addition, the Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense that may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, such as, inter alia:

•	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

•	if the data user holds such data, the right to be supplied with a copy of such data; and

•	the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes certain activities, including, but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. For example, the use of personal data in direct marketing without giving notice to the data subject or the data subject’s consent is a criminal offence punishable by a fine of HK$500,000 and imprisonment; a data user that provides a third party with personal data for the purposes of direct marketing in return for consideration and without the data subject’s consent will be liable to fines of up to HK$1,000,000 and imprisonment; and failure to take all practicable steps to erase personal data held by the data user where the data is no longer required for the purpose for which the data was used is an offence liable to a fine of HK$10,000. Furthermore, an individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

On October 8, 2021, the Personal Data (Privacy) (Amendment) Ordinance 2021 came into effect. The PDPAO amended the PDPO, particularly to: (i) criminalize the unconsented disclosure of personal data information of an individual who is a Hong Kong resident or is present in Hong Kong (such disclosure, “subject disclosure”), or “doxxing,” (ii) introduce a cessation notice regime to tackle doxxing; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner with respect to the enforcement against doxxing and other offences relating to disclosure of personal data without consent. Under the PDPO, if the Privacy Commissioner has reasonable ground to believe that (i) there is a written message or electronic message by means of which a subject disclosure is made (whether or not the message exists in Hong Kong) and (ii) an individual who is present in Hong Kong or a body of persons that is incorporated, established or registered in Hong Kong or has a place of business in Hong Kong (such individual or body, a “Hong Kong person”) is able to take a cessation, the Privacy Commissioner may serve a written notice on the person directing the person to take the cessation action. In addition, if the Privacy Commissioner has reasonable ground to believe that (i) there is an electronic message by means of which a subject disclosure is made (whether or not the message exists in Hong Kong) and (ii) a person (not being a Hong Kong person) that has provided or is providing any service (whether or not in Hong Kong) to any Hong Kong person is able to take a cessation action (whether or not in Hong Kong) in relation to the message, the Privacy Commissioner may serve a written notice on the provider directing the provider to take the cessation action. Failure to comply with cessation notices may result in a fine of HK$50,000 and two years of imprisonment for a first conviction, and in the case of a continuing offence, to a further fine of HK$1,000 for every day during which the offence continues. In addition, on August 30, 2022, the Privacy Commissioner’s office issued the Guidance Note on Data Security Measures for Information and Communications Technology to provide data users with recommended data security measures for information and communications technology to facilitate their compliance with the requirements of the PDPO. The ICT

Guidance does not have the force of law and provides recommendations on data security measures in the following seven areas, supplemented by case studies:

•	Data Governance and Organizational Measures;

•	Risk Assessments on data security for new systems and applications;

•	Technical and Operational Security Measures;

•	Data Processor Management;

•	Remedial actions in the event of Data Security Incidents;

•	Monitoring, Evaluating and Improving compliance with data security policies; and

•	Other recommended Data Security Measures for Cloud Services, “Bring Your Own Devices” and Portable Storage Devices.

Regulations on Foreign Investment, Exchange Control and Dividend Distribution

There are no restrictions on foreign investments or foreign ownership applicable to the businesses currently conducted by our Hong Kong subsidiaries. There are also no foreign exchange controls currently in force in Hong Kong, and the Hong Kong dollar is freely convertible into other currencies. Our Hong Kong subsidiaries are not restricted in their ability to pay dividends.

Regulations on Anti-money Laundering and Counter-Terrorist Financing (“AML/CFT”)

Anti-money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong) (the “AMLO”)

The AMLO imposes requirements relating to client due diligence and record-keeping and provides regulatory authorities with the powers to supervise compliance with the requirements under the AMLO. Our Hong Kong subsidiaries are not subject to these requirements.

Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong) (the “OSCO”)

Among other things, the OSCO empowers officers of the Hong Kong Police Force and the Hong Kong Customs & Excise Department to investigate organized crime and triad activities, and confers jurisdiction on the Hong Kong courts to confiscate the proceeds of organized and serious crimes and to issue restraint orders and charging orders in relation to the property of defendants of specified offenses under the OSCO. The OSCO extends the money laundering offense to cover the proceeds from all indictable offenses.

United Nations (Anti-terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong) (the “UNATMO”)

Among other things, the UNATMO stipulates that it is a criminal offense to (i) provide or collect property (by any means, directly or indirectly) with the intention to, or knowledge that the property will be used to, commit, in whole or in part, one or more terrorist acts; or (ii) make any property or financial (or related) services available, by any means, directly or indirectly, to or for the benefit of a person knowing that, or being reckless as to whether, such person is a terrorist or terrorist associate, or collect property or solicit financial (or related) services, by any means, directly or indirectly, for the benefit of a person knowing that, or being reckless as to whether, the person is a terrorist or terrorist associate. The UNATMO also requires a person to disclose his knowledge or suspicion of terrorist property to an authorized officer, and failure to make such disclosure constitutes an offense under the UNATMO.

GL3: Guideline on Anti-money Laundering and Counter-Terrorist Financing (the “AML/CFT Guidance”)

The AML/CFT Guidance issued by the Hong Kong Monetary Authority sets out the relevant anti-money laundering and counter-financing of terrorism statutory and regulatory requirements. It also prescribes the AML/ CFT standards that authorized insurers and reinsurers carrying on long-term business, and licensed individual insurance agents, licensed insurance agencies and licensed insurance broker companies carrying on regulated activities in respect of long-term business (hereinafter referred to as “insurance institutions”), should meet in order to comply with the statutory requirements under the AMLO and the IO. Compliance with the AML/CFT Guidance is enforced through the AMLO and the IO. Insurance institutions that fail to comply with the AML/ CFT Guidance may be subject to disciplinary or other actions under the AMLO and/or the IO for noncompliance with the relevant requirement.

Regulations on Labor and Employment

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “EO”) is an ordinance enacted for, among other things, the protection of the wages of employees and the regulation of the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, among other things, notice of termination of his or her employment contract, payment in lieu of notice, maternity protection in the case of a pregnant employee, sickness allowance, statutory holidays or alternative holidays and paid annual leave.

Under the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), employers must participate in a Mandatory Provident Fund (the “MPF”) Scheme for employees employed under the jurisdiction of the EO. Under the MPF Scheme, the employer and its employees are each required to make contributions to the plan at 5% of the employees’ relevant income, subject to a cap of monthly relevant income of HK$30,000. Employers are also required to maintain a policy of insurance issued by an insurer for an amount not less than the applicable amount stated in the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (the “ECO”). According to the ECO, the insured amount shall be not less than HK$100,000,000 per event if a company has no more than 200 employees.

Regulations in Singapore

We conduct business in Singapore through the following subsidiaries: (i) SingSaver Pte. Ltd., which operates the online financial comparison platform, SingSaver; (ii) Seedly Pte. Ltd., which operates the personal finance community platform, Seedly; (iii) SingSaver Insurance Brokers Pte. Ltd., a registered insurance broker; (iv) eKos Pte. Ltd., a SaaS provider connecting financial institutions with their digital partners and affiliates; and (v) CAGRSG, which provides technology support services to group companies. Each of our Singapore subsidiaries has been incorporated in accordance with the Companies Act 1967 of Singapore (“Companies Act”) and registered with the Accounting and Corporate Regulatory Authority of Singapore as required by the Companies Act.

Regulations on Consumer Protection

There are various general consumer protection laws in place in Singapore.

The Consumer Protection (Fair Trading) Act 2003 of Singapore sets out a legislative framework to allow consumers aggrieved by unfair practices to have recourse to civil remedies before the Singapore courts. The definition of supplier under the Consumer Protection (Fair Trading) Act 2003 includes persons who promote the use or purchase of goods or services. Suppliers may be held liable for engaging in unfair practices in relation to consumer transactions. Unfair practices include, among other things, (i) doing or saying anything, or omitting to do or say anything, that would reasonably deceive or mislead consumers, (ii) making a false claim, (iii) taking unreasonable advantage of a consumer, or (iv) making various forms of misrepresentations to the consumer.

The Singapore Code of Advertising Practice (the “SCAP”) is a code of practice set out by the Advertising Standards Authority of Singapore (the “ASAS”) prescribing general principles applicable to advertisements, which include decency, honesty and truthful presentation, and contains guidelines relating to specific services/ products. While the SCAP has no force of law, a breach of the SCAP may lead to ASAS referring the matter to the Consumers Association of Singapore for actions under the Consumer Protection (Fair Trading) Act 2003 if an advertiser has repeatedly violated the SCAP by marketing false, misleading or unsubstantiated claims. The ASAS has also issued additional guidelines from time to time, such as the Guidelines for Interactive Marketing Communication & Social Media, which emphasizes that marketing communication should be clearly distinguishable from editorial and personal opinion and should not take the form of social media content that appears to originate from a credible and impartial source, and the Guidelines on Advertising of Investments, which aim to minimize investments-related advertisement with claims that are speculative, misleading or not substantiable.

The Spam Control Act 2007 of Singapore, as administered by the Info-communications Media Development Authority (the “IMDA”), imposes certain requirements on the sending or receiving of unsolicited bulk commercial electronic messages, or “spam,” in Singapore and applies to emails and text messages that have a Singapore nexus. Electronic messages must have an “unsubscribe facility” or “opt-out” function, and the recipient should be removed from the distribution list within 10 business days after submitting an opt-out request. Any person who suffers loss or damage as a result of any violation of the foregoing requirements is entitled to institute legal action, and the court may grant injunctions, damages or statutory damages.

Regulations on Internet Content

Under the Broadcasting Act 1994 of Singapore (“Broadcasting Act”), no licensable broadcasting services in or from Singapore can be provided unless a broadcasting license has been granted by the IMDA. “Computer online services” provided by internet content providers (as defined under the Broadcasting (Class License) Notification, “ICPs”) are a licensable broadcasting service under the Broadcasting Act. Providers of Internet- based content generally are considered ICPs under the Broadcasting (Class License) Notification and are subject to an automatically-granted class license.

The IMDA is the regulator of the information, communications and media sectors in Singapore, and ICPs must comply with codes of practice issued by the IMDA from time to time, including the Internet Code of Practice. These requirements include, among other things, that the ICP must use its best efforts to ensure that prohibited material (i.e., any material that is objectionable on the grounds of public interest, public morality, public order, public security or national harmony, offends good taste or decency, or is otherwise prohibited by applicable Singapore laws) is not broadcast via the internet to users in Singapore and must deny access to any prohibited material if it is directed to do so by the IMDA.

In addition, the Protection from Online Falsehoods and Manipulation Act 2019 of Singapore (“POFMA”) counters the proliferation of online falsehoods. Under the POFMA, it is an offence to, inter alia, knowingly communicate a false statement of fact which is likely to be prejudicial to the security of Singapore or any part of Singapore. To the extent that our platforms or services transmit or allow our users to access third-party online content, we would be an internet intermediary under the POFMA. POFMA empowers any Singapore government minister to direct the POFMA Office of the IMDA to issue certain directions to internet intermediaries whose internet intermediary service has been used to communicate material that contains or consists of a false statement of fact in Singapore if the minister is of the opinion that it would be in the public interest to do so. Such directions would include (a) targeted correction directions, which require the internet intermediary to communicate a correction notice on its service to all end-users in Singapore who accessed the offending false statement of fact by means of its service after a specified time; and (b) disabling directions, which require the internet intermediary to disable access by end-users in Singapore to the offending false statement of fact being communicated on or through its service. Internet intermediaries may be fined or have their access to their online location by Singapore end-users disabled if they fail to comply with directions issued under POFMA without reasonable excuse.

There are also various other content regulation laws in Singapore, including:

(a)

Undesirable Publications Act 1967 (“UPA”): The UPA prevents the importation, distribution and reproduction of obscene and objectionable publications. The definition of “publication” is wide, and includes “any picture or drawing, whether made by computer-graphics or otherwise howsoever.” The UPA makes it an offence for a person to reproduce any obscene or objectionable publication knowing or having reason to believe that it is obscene or objectionable.

(b)

Foreign Interference (Countermeasures) Act 2021 (“FICA”): The FICA is intended to counteract foreign interference in the public interest. Under the FICA (which is partially in effect), it would be an offence to, inter alia, undertake (or prepare or plan to undertake) “electronic communications activity” in or outside Singapore that results in or involves the publication in Singapore of any information/material on behalf of (i) a foreign principal or (ii) another person acting on the foreign principal’s behalf, where any part of the undertaking or electronic communications activity is covert or involves deception, and with knowledge or reason to believe that the electronic communications activity or the published information/material is likely to be prejudicial to the security of Singapore or any part of Singapore.

(c)

The Online Safety (Miscellaneous Amendments) Act 2022 (the “OSA”): The OSA seeks to amend the Broadcasting Act to introduce a new Part 10A, which will regulate online communication services (“OCSs”) provided to Singapore end-users and listed in a new schedule under the Broadcasting Act. These regulations will apply to OCSs provided from outside Singapore as well as services provided in or from Singapore. Only one type of OCS is specified in the new schedule, namely social media services (“SMS”). An SMS is defined as an electronic service whose sole or primary purpose is to enable online interaction or linking between two or more end-users, including enabling end-users to share content for social purposes, and which allows end-users to communicate content on the service. Under the new Part 10A, (i) providers of OCSs with significant reach or impact (as designated by the IMDA) are to comply with the IMDA’s codes of practice; and (ii) if the IMDA is satisfied that any egregious content provided on an OCS can be accessed by Singapore end-users, IMDA can, among others, issue directions to the OCS provider to disable access to the egregious content by Singapore end-users, and stop the egregious content from being transmitted to Singapore end-users via other channels or accounts (though such directions cannot be issued in respect of private communications due to privacy concerns). Non-compliance with a direction by IMDA constitutes a criminal offence, punishable with a fine.

Regulations on Insurance Brokerage

The principal laws and regulations governing insurance brokers in Singapore include the Insurance Act 1966 of Singapore (the “IA”), the Financial Advisers Act 2001 of Singapore (the “FAA”), their subsidiary legislations, and notices and guidelines published by the MAS. Both the IA and the FAA are administered by the MAS, which is the integrated financial regulatory and supervisory authority that governs the insurance, capital markets, financial advisory and banking sectors in Singapore.

Registration Regime for Insurance Brokers

Under the IA, a person may not carry on business as any type of insurance broker in Singapore unless the person is registered by the MAS as that type of insurance broker or the person is an exempt insurance broker (as referred to in section 75 of the IA). An insurance broker includes, but is not limited to, a person who, as an agent for the insureds or intending insureds, collects or receives premiums on policies in Singapore or arranges contracts of insurance in Singapore in respect of policies relating to general insurance business and long-term accident and health policies. Further, a person may not hold himself out to be a registered insurance broker unless he is a registered insurance broker.

In addition, any individual appointed as broking staff of a registered insurance broker must comply with the minimum standards and examination requirements for broking staff set out in the MAS’s Notice 502 on

Minimum Standards and Continuing Professional Development for Insurance Brokers and Their Broking Staff, or Notice 502.

SingSaver Insurance Brokers Pte. Ltd. is a registered insurance broker with respect to direct insurance. The registration will continue to be valid until it is cancelled by order of the MAS, either upon the insurance broker’s request or on the grounds prescribed under section 80(2) of the IA. These grounds include, among other things:

•	the insurance broker ceasing to carry on the business for which it is registered;

•	the insurance broker carrying on its business in a manner likely to be detrimental to the interests of policy owners for whom it is acting as an agent; and

•	the insurance broker contravening any provision of the IA or any condition imposed or any direction given by the MAS under the IA.

Application for Registration

An applicant for registration as a registered insurance broker must be a Singapore-incorporated company with the prescribed minimum paid-up share capital and have a professional indemnity insurance policy, the coverage of which is consistent with the prescribed limit and deductible requirements.

In addition, the MAS’s Fit and Proper Guidelines set out the fit and proper criteria applicable to all relevant persons in relation to the carrying out of any activity regulated by the MAS, and the MAS may reject an application for registration if the MAS is not satisfied that the applicant is, and the applicable relevant persons are, fit and proper. Generally, a fit and proper person is one that is competent and honest, has integrity and is of sound financial standing.

Ongoing Obligations for Registered Insurance Brokers

A registered insurance broker must comply with all applicable provisions of the IA and the Insurance (Intermediaries) Regulations (the “IIR”), which is a subsidiary legislation of the IA, as well as the other regulations, notices and guidelines issued by the MAS. Some of the key ongoing obligations for registered direct insurance brokers are as follows:

•	maintaining a minimum paid-up share capital of S$300,000 (see regulation 3(3) of the IIR);

•	maintaining a standalone non-hybrid professional indemnity insurance policy of at leastS$1 million (see regulation 4(1) of the IIR);

•	maintaining net asset value of not less than 50% of the minimum paid-up share capital (see section 81 of the IA and regulation 5 of the IIR);

•

maintaining an insurance broking premium account with a licensed bank for monies received from or on behalf of an insured or intending insured for or on account of an insurer in connection with a contract of insurance or proposed contract of insurance, or from or on behalf of an insurer for or on account of an insured or intending insured (see 82 of the IA and regulation 7(1) of the IIR);

•	submitting the prescribed returns to the MAS within five months of the end of each financial year (see section 94 of the IA and regulation 10 of the IIR); and

•	appointing an auditor and audit financial statements (see sections 94(5) and (6) of the IA).

Restrictions on Take-over of an Insurance Broker

Under section 87(2) of the IA, no person may enter into an agreement to acquire shares of a registered insurance broker by virtue of which he would, if the agreement is carried out, obtain effective control of that insurance broker without first notifying the MAS of his intention to enter into the agreement and obtaining the approval of the MAS to his entering into the agreement. Such a person must apply for MAS’s approval prior to entering into such an agreement.

A person shall be regarded as obtaining effective control of a registered insurance broker by virtue of an agreement if the person, alone or acting together with any associate or associates, would, if the agreement were carried out, (i) acquire or hold, directly or indirectly, 20% or more of the issued share capital of the insurance broker; or (ii) control, directly or indirectly, 20% or more of the voting power of the insurance broker.

This restriction applies to all individuals, whether or not a resident in or a citizen of Singapore, and bodies corporate or unincorporate, whether incorporated in or carrying on business in Singapore.

Disciplinary Power of the MAS

Under section 80 of the IA, the MAS may cancel the registration of any registered insurance broker on the grounds as specified therein, including for failure to comply with any applicable obligations or the contravention of the provisions of the IA.

Regulations on Data Protection

The Personal Data Protection Act 2012 of Singapore (the “Singapore PDPA”) governs the collection, use and disclosure of the personal data of individuals (i.e., data, whether true or not, about an individual, whether living or deceased, who can be identified (a) from that data or (b) from that data and other information to which the organization has or is likely to have access) by organizations and is administered and enforced by the Personal Data Protection Commission (the “PDPC”). It sets out data protection obligations that all organizations are required to comply with in undertaking activities relating to the collection, use or disclosure of personal data.

Organizations are required to, among other things, (i) obtain consent from their customers and inform them of the applicable purposes before collecting, using or disclosing their personal data; and (ii) put in place reasonable measures to (a) protect the personal data in their possession or control from unauthorized access, loss or damage and (b) prevent the loss of any storage medium or device on which personal data is stored. In the event of a data breach involving any personal data in an organization’s possession or control, the Singapore PDPA requires the organization to reasonably and expeditiously assess whether the data breach is notifiable and notify the PDPC and, unless exceptions apply, the affected individuals of the data breach, if the data breach is assessed to be one that (a) is likely to result in significant harm or impact to the individuals to whom the information relates, or (b) is, or is likely to be, of a significant scale. Other obligations include accountability, retention and requirements around the overseas transfers of personal data. In addition, Do-Not-Call (“DNC”) requirements require organizations to check “Do-Not-Call” registries prior to sending marketing messages addressed to Singapore telephone numbers, through voice calls, fax or text messages, including text messages transmitted over the internet, unless clear and unambiguous consent to the sending of such marketing messages to the individual’s Singapore telephone number was obtained from the individual.

Non-compliance with the Singapore PDPA may attract financial penalties or even criminal liability. The PDPC has broad powers to give any such directions as it thinks fit to ensure compliance, which include requiring an organization to pay a financial penalty. In this connection: (i) in the case of contravention of the parts of the Singapore PDPA which sets out the obligations of organizations relating to data protection (including the obligation to protect and care for personal data, and to conduct assessments of data breaches), the maximum financial penalty that may be imposed: (a) on an organization whose annual turnover in Singapore exceeds S$10 million is 10% of the organization’s annual turnover in Singapore, if the contravention occurs on or after October 1, 2022; and (b) in any other case is S$1 million; and (ii) in the case of contravention of the DNC requirements, the maximum financial penalty that may be imposed is S$1 million.

Regulations on Foreign Investment and Exchange Control

Singapore does not have an umbrella regime for regulating foreign investment. Instead, foreign investment is regulated (if at all) by sector. Singapore imposes no significant restrictions on the repatriation of earnings and capital, or on remittances, foreign exchange transactions and capital movements.

Regulations on Dividend Distribution

The governing legislation for the distribution of dividends in Singapore is the Companies Act. Under section 403 of the Companies Act, no dividends can be paid to shareholders of a Singapore-incorporated company except out of profits, and there are certain restrictions on the use of profits for the purposes of dividend declaration. Any profits of a company applied towards the purchase or acquisition of its own shares pursuant to the share buyback provisions under the Companies Act, and any gains derived from the sale or disposal of treasury shares, cannot be payable as dividends to the shareholders of the company. The foregoing restriction does not apply to any part of the proceeds received by the company from a sale or disposal of its treasury shares which the company has applied towards the profits of the company where such part of the proceeds received from a sale or disposal of its treasury shares initially originated from (and was funded by) profits of the company in the first place.

In addition to complying with the Companies Act, the payment of dividends is also governed by case law and must be made in accordance with the company’s constitution and the Singapore Financial Reporting Standards. The Companies Act does not prescribe what constitutes distributable profits and guidance on this issue may be derived from case law.

Regulations on Anti-money Laundering and Counter-Terrorist Financing

Regulated financial institutions (including insurance brokers) must comply with all applicable AML/CFT obligations, including the relevant AML/CFT Notices and Guidelines issued by MAS and AML/CFT laws and regulations such as the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore (the “CDSA”) and the Terrorism (Suppression of Financing) Act 2002 of Singapore (the “TSOFA”). In particular, the AML/CFT guidelines applicable for registered insurance brokers include the Guidance to Capital Markets Intermediaries on Enhancing AML/CFT Frameworks and Control, the Guidance for Effective AML/CFT Transaction Monitoring Controls and MAS Circular No. CMI 06/2015. Registered insurance brokers that are also exempt financial advisers under the FAA have to comply with MAS Notice FAA-N06 on Prevention of Money Laundering and Countering the Financing of Terrorism, and the corresponding Guidelines to Notice FAA-N06 on Prevention of Money Laundering and Countering the Financing of Terrorism.

The CDSA criminalizes the concealment or transfer of the benefits of criminal conduct and the knowing assistance of the concealment, transfer or retention of such benefits. The CDSA permits the confiscation of benefits derived from, and to combat, corruption, drug dealing and other serious crimes. Failure to lodge suspicious transaction reports with the Suspicious Transaction Reporting Office may result in criminal liability under the CDSA. The TSOFA criminalizes terrorism financing and prohibits any person in Singapore from dealing with or providing services to a terrorist entity, including those designated pursuant to the TSOFA. There are also additional reporting and disclosure obligations under the TSOFA and asset-freezing requirements that financial institutions must comply with. In addition, the TSOFA has extraterritorial reach, and any person outside Singapore who commits an act or omission that would constitute an offense under the TSOFA if committed in Singapore may be proceeded against, charged, tried and punished accordingly in Singapore.

Among other things, the AML/CFT guidelines require financial institutions operating in Singapore to put in place robust controls to detect and deter the flow of illicit funds through Singapore’s financial system, identify and know their customers (including beneficial owners), conduct regular account reviews, and monitor and report any suspicious transactions. In addition, the AML/CFT guidelines also require financial institutions to set out the roles and responsibilities of their senior management, compliance team and employees, and to conduct and monitor AML/CFT training for all employees. Generally, financial institutions may apply a risk-based approach in implementing AML/CFT policies, procedures and controls to effectively manage and mitigate risks that are commensurate with the size and complexity of the business operations.

Regulated financial institutions are also subject to sanctions requirements under regulations issued pursuant to the Financial Services and Markets Act 2022 of Singapore and the Terrorism (Suppression of Financing) Act 2002 of Singapore. The extent of the prohibitions varies depending on the sanctions program.

Regulations on Labor and Employment

The Employment Act 1968 of Singapore (the “Employment Act”) generally extends to all employees regardless of their designation, salary level or type of work performed, with the exception of certain groups of employees (i.e., seafarers, domestic workers and public workers). It provides employees falling within its ambit certain protections such as minimum notice periods, restrictions in relation to the deductions from wages, minimum days of annual and sick leave, maternity/paternity leave and paid childcare leave. The Employment Act also applies to employees who are foreigners so long as they fall within the definition of “employee” under the Employment Act. Employers in Singapore owe a statutory obligation to contribute to a Central Provident Fund in relation to wages for employees who are Singapore citizens or permanent residents of Singapore. The specific contribution rate to be made by employers varies depending on whether the employee is a Singapore citizen or permanent resident and the age group and wage band of the employee. Under the Workplace Safety and Health Act 2006, every employer has a duty to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of its employees and any contractors when at work.

Regulations in the Philippines

We conduct business in the Philippines through the following subsidiaries: (i) MoneyGuru Philippines Corporation, which operates the online personal finance platform, Moneymax, (ii) MoneyHero Insurance Brokerage Inc., a registered insurance broker, and (iii) eKos Inc., a SaaS provider connecting financial institutions with their digital partners and affiliates, as well as CompareAsia Group ROHQ Philippines, which is a branch and the regional operating headquarters in the Philippines of CAGRL.

Regulations on Business Registration

Our subsidiaries in the Philippines each holds a certificate of incorporation under the official seal of the Philippines Securities and Exchange Commission (“PSEC”). In order to maintain the certificate of incorporation, a corporation must meet certain periodic reportorial requirements with respect to its basic information, such as its principal office address, composition of directors or officers, and disclosure of the corporation’s beneficial owners, and financial statements. The PSEC may place under delinquent status any corporation that fails to submit the required reporting documents for a total of three times, consecutively or intermittently, within a period of five years.

In addition, a Philippines corporation must register with the local government unit (“LGU”) where the corporation intends to conduct business. Under the Local Government Code of 1991, LGUs are given local autonomy in regulating the businesses that operate within their respective jurisdictions and levying applicable taxes, fees and charges thereto.

Our subsidiaries in the Philippines are all located in Makati City and must comply with the relevant regulations of the LGU of Makati City. Under the Revised Makati Revenue Code, every person that conducts a business, trade or activity within Makati City must secure a Makati Business Permit (“Business Permit”) prior to its operation and renew the same on an annual basis, and a barangay clearance from where it is located must be secured before it may apply for its Business Permit. Once the barangay clearance has been secured, the corporation may apply for its Business Permit from the Office of the Mayor and pay the corresponding permit or license fee to the Municipal Treasurer. All Business Permits have a term of one year, which take effect on the date of issue and expire on the date specified therein but not beyond December 31 of the year it was issued.

Regulations on Regional Operating Headquarters (the “ROHQs”)

An ROHQ is a branch established in the Philippines by multinational companies that are engaged in any of the following “qualifying services”: general administration and planning; business planning and coordination; sourcing and procurement of raw materials and components; corporate finance advisory services; marketing control and sales promotion; training and personnel management; logistic services; research and development services and product development; technical support and maintenance; data processing and communication; and business development. An ROHQ is allowed to derive income in the Philippines by performing qualifying services to its affiliates, subsidiaries or branches in the Philippines, the Asia-Pacific region and other foreign markets. An ROHQ is prohibited from offering qualifying services to entities other than its principal’s subsidiaries, branches and affiliates as declared in its registration with the PSEC.

An ROHQ may operate in the Philippines only after securing its license from the PSEC upon a favorable recommendation of the Board of Investments. Among the requirements for the establishment of an ROHQ are the following: (1) a certificate of inward remittance of at least US$200,000 or its equivalent; and (2) a certification that the foreign firm is an entity engaged in international trade with affiliates, subsidiaries or branch offices in the Asia-Pacific Region or other foreign markets. CompareAsia Group ROHQ Philippines, an ROHQ, holds the required license.

Regulations on E-commerce and Consumer Protection

The Electronic Commerce Act provides for the recognition of messages and documents in the electronic form as valid evidence of a transaction. It applies to all kinds of electronic data messages and electronic documents used in commercial and noncommercial activities and exchanges. The Consumer Act of the Philippines protects the interests of purchasers, lessees, lessors, or recipients of consumer products within the Philippines.

Regulations on Insurance Brokerage

The applicable laws governing insurance contracts and matters related to the insurance business are Republic Act No. 10607 (the “Insurance Code”) and the Civil Code of the Philippines. The Insurance Code defines an insurance broker as any person who, for any compensation, commission or other thing of value, acts or aids in any manner in soliciting, negotiating or procuring the making of any insurance contract or in placing risk or taking out insurance, on behalf of an insured other than himself. In relation thereto, no person shall act as an insurance broker in the solicitation or procurement of applications for insurance, or receive for services in obtaining insurance, any commission or other compensation from any insurance company doing business in the Philippines, or any agent thereof, without first procuring a license to so act from the Philippines Insurance Commission, which must be renewed every three years thereafter. MoneyHero Insurance Brokerage Inc. holds an Insurance Broker’s License, valid from December 27, 2021 to December 31, 2024.

Further, IC Circular Letter No. 2018-52 provides for other requirements that must be complied with during the application for new license or renewal thereof. For example, an existing insurance broker seeking license renewal must have a minimum net worth of PHP10,000,000.00 and a surety bond of at least PHP10,000,000 in favor of the Republic of the Philippines by a company authorized to become a surety upon official recognizances, stipulations and undertakings.

Any willful violation of the provisions of the Insurance Code, such as fraud, misrepresentation or material misstatement in the license application and misappropriation of money required to be held in fiduciary capacity, may cause the suspension or revocation of the broker’s license.

Regulations on Data Protection

The Republic Act No. 10173 (the “Philippines DPA”), its implementing rules and regulations, and the issuances of the National Privacy Commission govern the processing of all types of personal information involving the Philippines. The Philippines DPA applies to any natural or juridical person involved in personal information processing, such as personal information controllers and processors who, although not found or established in the Philippines, use equipment that is located in the Philippines, or those who maintain an office, branch or agency in the Philippines, subject to certain exceptions. The Philippines DPA expressly requires that, before a personal information controller or processor can collate, process and use or share personal data, the personal information controller or processor must have a lawful criterion or basis for processing the data, such as consent (which is defined as any freely given, specific, informed indication of will, whereby the data subject agrees to the collection and processing of his or her personal data). Such entity also must register with the National Privacy Commission and appoint a data protection officer.

The Philippines DPA and its implementing rules require personal information controllers and processors to have a data protection officer or compliance officer who shall be accountable for ensuring compliance with applicable laws and regulations for the protection of data privacy and security. Personal information controllers and processors must also comply with the relevant regulations to (i) conduct a privacy impact assessment as part of the organizational security measures and (ii) register its personal data processing system if it (a) employs more than 250 persons, or (b) employs less than 250 persons but the processing undertaken (1) is likely to pose a risk to the rights and freedoms of the data subject or is not occasional, or (2) involves the processing of sensitive personal information of at least 1,000 individuals. Personal information controllers and processors also are required to establish a data breach response team and maintain proper documentation under NPC Circular No. 2016-03.

Regulations on Cybersecurity

The Cybercrime Prevention Act aims to protect the integrity of computer systems, networks, and databases, as well as the confidentiality and integrity of the data stored therein, from misuse and illegal access. It punishes any person or entity who, among other things, illegally accesses or intercepts, or intentionally or recklessly interferes with, computer systems or data. Abetting or aiding in the commission of a cybercrime is also punishable under the Cybercrime Prevention Act. Insurance Commission Circular Letter No. 2014-47 (Guidelines on Electronic Commerce of Insurance Products) requires insurance providers to comply with the Philippines DPA and to maintain adequate security mechanisms to ensure security of payment mechanisms and personal information and provides guidelines on the collection and processing of data. The Insurance Commission may order insurance providers to cease conducting online distribution of insurance products if fraud or injury to the public is found.

Regulations on Foreign Ownership Restrictions

Under the Foreign Investment Act of 1991 (the “FIA”), in domestic market enterprises, foreigners can own as much as 100% equity except in areas specified in the Foreign Investment Negative List (the “Philippines Negative List”), in which case foreign ownership shall not exceed 25%, 30% or 40% depending on the specific circumstances. The Philippines Negative List enumerates industries and activities that have foreign ownership limitations under the FIA and other existing laws. The Philippines Negative List is updated regularly, and the most recent version took effect in 2022. The businesses operated by our Philippines subsidiaries, including our insurance brokerage business, are not on the Philippines Negative List and therefore not subject to foreign ownership restrictions.

Regulations on Exchange Control

Foreign exchange (“FX”) transactions are governed by the BSP Manual of Regulations on Foreign Exchange Transactions. Generally, inward investments need not be registered with the Bangko Sentral ng

Pilipinas (the “BSP”), unless the repatriation of capital and/or the remittance of related earnings in Philippines pesos thereon will be funded with FX resources of authorized agent banks (“AABs”) or AAB FX corps (i.e., subsidiary/affiliate FX corporations of AABs). Similarly, outward investments, such as when residents invest in an instrument requiring settlement in FX, may do so, without prior BSP approval, if such investments are funded with (i) the investors’ own FX deposited in their foreign currency deposit account(s) (whether offshore or onshore) and/or (ii) FX obtained from sources other than AABs/AAB FX corps.

Regulations on Dividend Distributions

The Revised Corporation Code (“RCC”) governs the distribution of dividends in the Philippines. Under Section 42 of the RCC, the board of directors may declare dividends out of the unrestricted retained earnings which can be payable in cash, property, or in stock, provided that, stock dividends are issued with the approval of stockholders representing at least two-thirds (2/3) of the outstanding capital stock.

Any cash dividends due on delinquent stock shall first be applied to the unpaid balance on the subscription plus costs and expenses, while stock dividends shall be withheld from the delinquent stockholders until their unpaid subscription is fully paid.

In addition to the foregoing, the declaration of dividends must comply with Philippine Securities and Exchange Commission Memorandum Circular No. 11-08, providing for the guidelines on determining retained earnings available for dividend declaration.

Regulations on Anti-money Laundering and Counter-Terrorist Financing

Republic Act No. 9160 (Anti-money Laundering Act of 2001), as amended (the “AMLA”), requires covered institutions, which include banks, nonbanks, quasi-banks, trust entities and all other institutions and their subsidiaries and affiliates supervised or regulated by the BSP, to (i) establish and record the true identity of their clients based on official documents; (ii) maintain a system of verifying the true identity of their clients and, in the case of corporate clients, a system of verifying their legal existence and organizational structure, as well as the authority and identity of all persons purporting to act on their behalf; (iii) register with the Anti-money Laundering Council’s (“AMLC”) electronic reporting system and report to AMLC covered transactions and suspicious transactions within five working days from the occurrence thereof, unless the supervising authority concerned prescribes a longer period not exceeding 10 working days; (iv) take steps to identify, assess and understand their AML/CTF risks and appropriately decide and document their risk-based approach; and (v) implement a comprehensive risk-based Money Laundering and Terrorism Financing Prevention Program geared towards the promotion of high ethical and professional standards and the prevention of money laundering and terrorism financing. Violations of the AMLA will result in administrative and criminal penalties.

In addition, the BSP, the PSEC and the Insurance Commission have each issued their own sets of regulations implementing the AMLA to cover institutions under their respective supervision.

Regulations on Labor and Employment

The Labor Code of the Philippines (the “Labor Code”) governs employment practices and labor relations in the Philippines. The Labor Code sets the conditions of employment and safety standards, and prescribes the minimum requirements relating to wages, hours of work, cost of living allowances and other monetary and welfare benefits, including standards relating to occupational safety and health (the “OSH Standards”). The Labor Code also governs the labor relations between employers and employees, including the just and authorized causes for termination of employment and the due process requirements related thereto.

The Department of Labor and Employment is the governmental authority that exercises jurisdiction over the enforcement of conditions of employment, safety standards and employment practices in the Philippines. An establishment that willfully fails to register under the OSH Standards shall be subject to an administrative fine of PHP20,000.

Regulations in Taiwan

We conduct business in Taiwan through our subsidiary Money101 Company Limited, which operates the online financial comparison platform Money101.com.tw. Our Taiwan subsidiary has been registered and incorporated in accordance with the Company Act of Taiwan. There are no other material registration or business license requirements for our Taiwan subsidiary to operate our business in Taiwan.

Regulations on Advertising

According to the Fair Trade Act, when an advertiser knows or should have known that its testimonial or endorsement for the advertised products or services is or may be misleading but still makes such advertisement available, it shall be jointly liable with the owner of the advertised products or services for any damages arising therefrom. The competent authority may order the violator to suspend or rectify the violation within a prescribed time limit and impose an administrative fine ranging from NT$50,000 to NT$25 million. If the violator fails to rectify the violation within the prescribed time limit and the competent authority issues additional orders of rectification, a fine ranging from NT$100,000 to NT$50 million will be imposed each time.

Regulations on Data Protection and Information Security

The main regulation governing the protection of personal data in Taiwan is the Personal Information Protection Act, as last amended on December 30, 2015. The Personal Information Protection Act governs the collection, processing and use of personal information in order to prevent abuse of personal data. Companies that seek to collect, process and use personal information need to disclose the name of the party collecting the personal information and the purpose of collecting the personal information, subject to the user’s consent. Data subjects should also be informed of their rights under the Personal Information Protection Act and how they can exercise such rights. Failure to comply with the Personal Information Protection Act will give rise to fines and criminal liability. In addition, a nongovernment agency shall not collect or process specific personal information unless it is for a legitimate specific purpose and complies with all of the conditions provided in the relevant laws.

Regulations on Foreign Investment

Foreign investments in Taiwan are governed by the Statute for Investment by Foreign Nationals, as last amended on November 19, 1997. Foreign investors may invest by holding shares issued by a Taiwanese company, contributing to its registered capital, establishing a branch office, a proprietary business or a partnership in Taiwan, or providing loans to the invested business for a period exceeding one year, provided that the business items of the invested Taiwanese company are not on a negative list promulgated by the Ministry of Economic Affairs of Taiwan (the “Taiwan Negative List”), or the MOEA, from time to time. The prohibition on direct foreign investment in the prohibited industries in the Taiwan Negative List is absolute in the absence of a specific exemption from the application of the Taiwan Negative List. Under the Taiwan Negative List, some other industries are restricted so that foreign investors may directly invest only up to a specified level and with the specific approval of the relevant authority responsible for enforcing the legislation that the Taiwan Negative List is intended to implement. The operation of an online personal finance aggregation and comparison platform is currently not on such Taiwan Negative List.

Regulations on Financial Support Provided by Offshore Entities

According to the Statute for Investment by Foreign Nationals, offshore entities can provide loans for a period of less than one year to any Taiwanese companies in which such offshore entities do not hold any equity interest without any approval from government authorities, subject to certain foreign exchange approval requirements in connection with the remittance of foreign currency in excess of certain amount. There is no maximum limitation on the amount of loans a Taiwanese company may receive from an offshore entity. Moreover, based on current laws and regulations, there is generally no limitation on guarantees made by an offshore entity to a Taiwanese company.

Regulations on Exchange Control

Foreign exchange matters are generally governed by Taiwan’s Foreign Exchange Regulation Act, as last amended on April 29, 2009, and regulated by the Ministry of Finance of Taiwan, and the Central Bank of the Republic of China (Taiwan) (the “CBC”). Authorized by the Foreign Exchange Regulation Act, the CBC has promulgated the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions, as last amended on December 26, 2022, to deal with the declaration of foreign exchange receipts, disbursements or transactions involving NT$500,000 or more or its equivalent in foreign currency.

Under existing laws and regulations, all foreign exchange transactions must be executed by banks designated to handle foreign exchange transactions by the Ministry of Finance and the CBC. Foreign exchange approvals must be obtained from the CBC on a payment-by-payment basis. A single remittance by a company with an amount over US$1 million or its equivalent in foreign currency shall be reported and documents supporting the accuracy of such report shall be provided to the bank handling such remittance before the remittance is conducted. In addition, remittances by a Taiwanese company whose annual aggregate amount exceeds US$50 million or its equivalent in foreign currency may not be processed without the approval of the Central Bank of the Republic of China (Taiwan). Although such approvals have been routinely granted in the past, there can be no assurance that in the future any such approvals will be obtained in a timely manner, or at all.

Regulations on Dividend Distributions

Except under limited circumstances, a Taiwanese company will not be permitted to distribute dividends or make other distributions to shareholders in any given year for which it did not record net income or retained earnings (excluding reserves). The Company Act of Taiwan also requires that 10% of each Taiwanese company’s annual net income (less prior years’ losses, if any, and applicable income taxes) be set aside as a legal reserve until the accumulated legal reserve equals the paid-in capital of the company.

Regulations on Anti-money Laundering and Counter-Terrorist Financing

According to the Money Laundering Control Act of Taiwan, as last amended on November 7, 2018, money laundering includes the following behaviors: (i) knowingly disguising or concealing property or property interests obtained from a serious crime, or transferring or changing the form of the gains from criminal actions in order to assist others to escape from criminal indictment; (ii) covering or hiding the nature, source, flow, location, ownership, disposition and other interest of gains from a particular crime; and (iii) receiving, possessing or using the gains from a particular crime.

Regulations on Labor and Employment

According to the Labor Standards Act of Taiwan, as last amended on June 10, 2020, employers are not allowed to terminate employment contracts without cause. Further, the mere transfer of ownership of a company is not sufficient grounds for laying off employees. Under the Labor Standards Act and the Labor Pension Act of Taiwan, employers are required to contribute no less than 6% of an employee’s monthly salary into a specific account as part of the employee’s pension. Under the Labor Insurance Act of Taiwan, employers should withhold and pay for certain statutory percentages of the labor insurance premiums for employees aged between 15 and 65. In addition, under the National Health Insurance Act of Taiwan, employers are required to pay a certain statutory percentage of the employees’ health insurance premium.

Regulations in Malaysia

We conduct business in Malaysia through our subsidiary Compargo Malaysia Sdn. Bhd., which operates the online financial comparison platform, CompareHero, and generates lead referrals for insurance products as a registered insurance agency.

Regulations on Business Registration

The Companies Act 2016 (Act 777) (the “2016 Act”) stipulates that a company must be registered with the Companies Commission of Malaysia in order to engage in any business activity. In addition, prior to the commencement of our business operations in Malaysia, we are required to apply for business premises licenses for each operating premise from the relevant local authority under the Local Government Act 1976. We have registered our Malaysia subsidiary in accordance with the 2016 Act and have obtained the business premises license from the local authority.

Regulations on E-commerce

There is no specific Malaysian legislative framework setting out the limitations and liabilities of online platform operators. The relevant laws governing e-commerce activities in Malaysia include the Electronic Commerce Act 2006, Digital Signature Act 1997, Consumer Protection (Electronic Trade Transactions) Regulations 2012, Contracts Act 1950, and Personal Data Protection Act 2010 (the “Malaysia PDPA”). In addition, the Trade Descriptions Act 2011 prohibits sellers from applying false trade descriptions and also regulates advertising in relation to the supply of goods or services in Malaysia and prohibits false trade descriptions and false or misleading statements, conduct and practices.

Regulations on Internet Content

Section 211 of the Communications and Multimedia Act 1998 (the “CMA”) provides that no content applications service provider, or other person using a content applications service, shall provide content that is indecent, obscene, false, menacing, or offensive in character with an intent to annoy, abuse, threaten or harass any person. The Malaysian Communications and Multimedia Commission is the regulatory body tasked with overseeing the enforcement of the CMA.

With respect to user-generated content, the Malaysian Communications and Multimedia Content Code (3rd edition, 2022) (the “Content Code”) issued by the Communications and Multimedia Content Forum (which is an independent self-regulatory industry body designated by the CMA to oversee and promote self-regulation of content over the electronic networked medium) sets out guidelines and procedures for good practice and standards for content dissemination. Compliance with the Content Code is voluntary but can be relied upon as a defense against any prosecution, action or proceeding of any nature whether in court or otherwise. Under the Content Code, the material disseminated must not include anything that offends good taste or decency, is offensive to public feeling, is likely to encourage crime or lead to disorder, or is abusive or threatening in nature.

Regulations on Insurance Agents

The primary legislation applicable to the carrying on of insurance business is the Financial Services Act 2013 (the “FSA”), which replaced the Insurance Act 1996 (“Repealed IA”), save for certain provisions of the Repealed IA that shall continue to remain in full force and effect by virtue of section 275 of the FSA. The General Insurance Association of Malaysia (“PIAM”) for general insurance agents has issued the General Insurance Agents Registration Regulations (the “GIARR”), which provide for regulations for supervision of general insurance agents by PIAM’s members.

An insurance agent is defined by the FSA to be a person who does all or any of the following: (i) solicits or obtains a proposal for insurance on behalf of an insurer; (ii) offers or assumes to act on behalf of an insurer in negotiating a policy; or (iii) does any other act on behalf of an insurer in relation to the issuance, renewal or continuance of a policy. To be an insurance agent, that person will be required to be registered under the GIARR and under the Rules on the Registration of Takaful Intermediaries issued by the Malaysian Takaful Association for Islamic General Insurance.

Under the GIARR, among others, an insurance agent registered with PIAM may represent a maximum number of two general insurance companies at any time and shall comply with certain requirements of conduct.

Noncompliance with the above could potentially result in penalties, including loss of or restriction on the license, administrative monetary penalties imposed by Bank Negara Malaysia (the Central Bank of Malaysia) (“BNM”), civil damages claims, and criminal penalties for the respective company and/or its officers (including fines and, in the case of officers, imprisonment for a term not exceeding 10 years).

Regulations on Data Protection

The Malaysia PDPA regulates the processing of personal data in commercial transactions and applies to (a) any person who processes, and (b) any person who has control over or authorizes the processing of, any personal data in respect of commercial transactions. The Malaysia PDPA also applies to a person in respect of personal data if (a) the person is established in Malaysia and personal data is processed, whether or not in the context of that establishment, by that person or any other person employed or engaged by that establishment, or (b) the person is not established in Malaysia but uses equipment in Malaysia for processing the personal data, except for the purposes of transit through Malaysia. The Malaysia PDPA is enforced by the Personal Data Protection Commissioner. “Personal data” is statutorily defined to mean any information in respect of commercial transactions, which (a) is being processed wholly or partly by means of equipment operating automatically in response to instructions given for that purpose, (b) is recorded with the intention that it should wholly or partly be processed by means of such equipment, or (c) is recorded as part of, or with the intention that it should form a part of, a relevant filing system that relates directly or indirectly to a data subject (i.e., an individual who is the subject of the personal data) who is identified or identifiable from that information or from that and other information in the possession of a data user, including any sensitive personal data and expression of opinion about the data subject. “Personal data” does not include any information that is processed for the purpose of a credit reporting business carried on by a credit reporting agency under the Credit Reporting Agencies Act 2010.

Under the Malaysia PDPA, a “data user” is a person who either alone or jointly, or in common with other persons, processes any personal data or has control over, or authorizes the processing of, any personal data but does not include a processor. The Malaysia PDPA provides that data users must adhere to the following principles with respect to the processing of personal data:

(a)	the general principle;

(b)	the notice and choice principle;

(c)	the disclosure principle;

(d)	the security principle;

(e)	the retention principle;

(f)	the data integrity principle; and

(g)	the access principle.

In particular, to process or disclose personal data relating to any individuals would require (i) consent from such individuals, which may be obtained in any form that can be recorded and maintained properly by the data user; and (ii) written notice to such individuals of (a) personal data of the data subject by or on behalf of the data user, (b) the purposes for which the personal data is being or is to be collected and further processed, (c) any information available to the data user as to the source of that personal data, (d) the data subject’s right to request access to and request correction of the personal data, (e) contact details of the data user for any inquiries or complaints in respect of the personal data, (f) the class of third parties to whom the data user discloses or may disclose the personal data, (g) options that the data user offers the data subject for limiting the processing of personal data, including personal data relating to other persons who may be identified from that personal data, and (h) whether it is obligatory or voluntary for the data subject to supply the personal data and, where it is obligatory for the data subject to supply the personal data, the consequences that the data subject may face if he fails to supply the personal data. Any person engaged in processing personal data shall take measures to protect the personal data from any loss, misuse, modification, unauthorized or accidental access or disclosure, alteration or destruction and to maintain the integrity of the personal data processed, which should not be kept longer than necessary for the fulfilment of the purpose for which it was to be processed. Such personal data shall be destroyed or permanently deleted if it is no longer required. Furthermore, section 40(1) of the Malaysia PDPA prohibits a data user from processing any sensitive personal data of a data subject except where the data subject has given his explicit consent to the processing of the personal data. Data users who violate this provision are liable to a fine up to RM200,000 and/or to imprisonment for a term not exceeding two years.

Regulations on Foreign Investment

Foreign companies/investors generally can hold 100% equity of a Malaysian company except for companies in strategic sectors of national interest such as water, telecommunications, ports, and energy. For every industry, there are specific sector regulations issued by the relevant governmental departments, including regulations that could impose restrictions on the foreign ownership of equity of a company. Compargo Malaysia Sdn. Bhd. is not subject to restrictions on foreign investment.

Regulations on Exchange Control

The exchange control regime in Malaysia is regulated by the FSA, which regulates the domestic and international transactions involving residents and nonresidents of Malaysia and prescribes a list of transactions that are prohibited without approval from BNM. The requirements, restrictions, and conditions of approval in respect of the prohibited transactions and directions of BNM are further set forth in the Foreign Exchange Notices issued by BNM (the “FE Notices”).

Under the FSA, all payments made between the residents of Malaysia must be paid in Malaysian ringgit, subject to limited exceptions and approval under the FE Notices, whereas payment made between resident and nonresident of Malaysia may be made either (i) in Malaysian ringgit, if for the prescribed purposes (for, among others, any purpose between immediate family members, income earned or expenses incurred in Malaysia or settlement of trade in goods or services in Malaysia), or (ii) in foreign currency (except for the currency of Israel), if for any purpose subject to certain prohibition under the FE Notices. Nonresidents are allowed to make or receive payment in foreign currency (except for the currency of Israel) in Malaysia for any purpose (including capital, divestment proceeds, profits, dividends, rent, fees, and interest arising from any investment in Malaysia, subject to any withholding tax) in accordance with the FE Notices.

Regulations on Dividend Distribution

The governing legislation for the distribution of dividends in Malaysia is the Companies Act 2016. Under section 131 of the Companies Act 2016, a Malaysian company may only distribute dividends out of profits available if the company is solvent. Under the Companies Act 2016, the company is regarded as solvent if it is able to pay its debts as and when they become due within 12 months immediately after the distribution is made.

Further, the distribution of dividend must be in compliance with the relevant provisions of the Companies Act 2016 (e.g., where any distribution of dividend must be authorized by the directors of the company before such distribution is made) and the company’s constitution. Unless otherwise restricted by contractual undertakings and subject to applicable laws, our Malaysian subsidiary is at liberty to distribute dividends to us in foreign currency without having to seek prior approval from BNM.

Regulations on Anti-money Laundering and Counter-Terrorist Financing

The Anti-money Laundering, Anti-terrorism Financing and Proceeds of Unlawful Activities Act 2001 (the “AMLA 2001”) prohibits money laundering and terrorism financing activities. Any person who (a) engages in a transaction that involves proceeds of unlawful activity; (b) uses proceeds of unlawful activity; (c) removes from or brings into Malaysia proceeds of unlawful activity; or (d) conceals, disguises, or impedes the establishment of the true nature, origin, location, movement, disposition, title of, rights with respect to, or ownership of proceeds of unlawful activity commits a money laundering offense under the AMLA 2001.

In addition, a reporting institution under the First Schedule of the AMLA 2001 is obliged to observe the anti-money laundering and counter financing terrorism requirements and standards, which include reporting and recordkeeping duties, such as submitting suspicious transaction reports, implementing a risk-based application, and conducting customer due diligence. Compargo Malaysia Sdn. Bhd. is not deemed to be a reporting institution under the AMLA 2001.

Regulations on Labor and Employment

Employment and industrial relations in Malaysia are mainly governed by the Employment Act 1955 (the “EA”). The requirements under the EA apply to all employees that enter into a contract of service regardless of wages (except that, for certain prescribed categories of employees such as employees earning more than RM4,000 per month, provisions in the EA relating to, among other things, overtime payments and termination benefits do not apply). Both employees and employers in Malaysia are required to contribute toward the Employees Provident Fund, the Employment Insurance System and the Employees Social Security Fund. The contributions are premised on the statutorily prescribed rates under the Employees Provident Fund Act 1991, Employment Insurance System Act 2017 and Employees’ Social Security Fund Act 1969.

Regulations in the Cayman Islands

Data Protection

PubCo has certain duties under the Data Protection Act (as revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (collectively, the “Cayman DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts PubCo’ shareholders on notice that, through your investment in PubCo. you will provide PubCo with certain personal information that constitutes personal data within the meaning of the Cayman DPA (“personal data”). In the following discussion, the “company” refers to PubCo and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

PubCo will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. PubCo will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which PubCo is subject. PubCo will only transfer personal data in accordance with the requirements of the Cayman DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In its use of personal data, PubCo will be characterized as a “data controller” for the purposes of the Cayman DPA, while its affiliates and service providers who may receive this personal data from PubCo in the conduct of its activities may either act as our “data processors” for the purposes of the Cayman DPA or may process personal information for their own lawful purposes in connection with services provided to PubCo.

PubCo may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides PubCo with personal data on individuals connected to you for any reason in relation to your investment in the company, this will be relevant for those individuals and you should transmit the content of this privacy notice to such individuals or otherwise advise them of its content.

How PubCo May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•	where this is necessary for the performance of its rights and obligations under any purchase agreements;

•	where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•	where this is necessary for the purposes of its legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should PubCo wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why PubCo May Transfer Your Personal Data

In certain circumstances, PubCo may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

PubCo anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures PubCo Takes

Any transfer of personal data by PubCo or its duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Cayman DPA.

PubCo and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data and accidental loss or destruction of, or damage to, personal data.

PubCo shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of MoneyHero Group’s financial condition and results of operations should be read in conjunction with “Selected Historical Financial Data of MoneyHero Group” and its audited consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect MoneyHero Group’s plans, estimates and beliefs that involve risks and uncertainties. MoneyHero Group’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Founded in 2014 and dual-headquartered in Singapore and Hong Kong, MoneyHero Group, formerly known as the Hyphen Group or CompareAsia Group, is a leading personal finance aggregation and comparison company in Greater Southeast Asia, operating in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia with respective local market brands. With a portfolio of seven well-known and trusted brands, we are primarily involved in the operation of online financial comparison platforms and related services for credit cards, personal loans, mortgages, insurance and other financial products, connecting the providers of these products with well- matched and ready-to-transact consumers and generating revenue directly these providers for placing their products on our platforms and engaging us to provide insurance brokerage, marketing and events-related services. These providers, which we refer to as our commercial partners in this prospectus, primarily consist of regional and international brick-and-mortar banking institutions, insurance providers and investment brokers, many of which are subsidiaries and branches of blue-chip global financial institutions that are based in Asia. In addition to our own platforms, we also help our commercial partners expand their user reach by partnering with third-party online content creators and channel partners via Creatory, a self-service portal that helps content and channel partners monetize their online traffic and user base. These content and channel partners earn commission from us for promoting the financial products on our platforms, either on a fixed fee basis or conversion-based fee basis.

We help consumers with effective decision making by providing guidance through informative content and easy-to-use product comparison tools. As of June 30, 2023, we had approximately 4.3 million MoneyHero Group Members, which include users who have login IDs with us in Singapore, Hong Kong and Taiwan, users who subscribe to our email distributions in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, and users who are registered in our rewards database in Singapore and Hong Kong.

As of June 30, 2023, we had over 270 commercial partner relationships, which are measured based on relationships with different business lines within a given financial institution. Our platforms address nearly all aspects of customer needs for financial products, making us a vital partner for financial product providers. In 2022, we had approximately 7.8 million Monthly Unique Users, 113.7 million Traffic sessions, over 1.3 million Applications for financial product purchases and 0.4 million Approved Applications in our five current markets, compared to approximately 6.2 million Monthly Unique Users, 83.5 million Traffic sessions, 0.8 million Applications for financial product purchases and 0.3 million Approved Applications from these markets in 2021. During the first half of 2023, the number of our Monthly Unique Users further grew to approximately 9.1 million. Driven primarily by the rich and trend-relevant content available on our platforms, 70% of our Traffic sessions and 74% of our Monthly Unique Users engaged with our online platforms organically through unpaid channels in the first half of 2023. The volume of user activities on our platforms provides visibility into our future growth and has also encouraged us to continue to improve user experience and drive up conversions.

Our main business pillars are (i) online financial comparison platforms, where we provide financial guidance to consumers by offering a broad range of financial and lifestyle content, product comparison tools, and financial product marketplaces on our websites, and (ii) B2B business (Creatory), where we expand our user reach by partnering with other third-party online content and channel partners.

For the years ended December 31, 2021 and 2022, our revenue was US$61.9 million and US$68.1 million, respectively, representing a year-over-year growth of 10.0%. For the six months ended June 30, 2022 and 2023, our revenue was US$33.6 million and US$34.9 million, respectively, representing a year-over-year growth of 4.0%. We generate revenue in the form of (i) internet leads generation and marketing service income related to credit cards, personal loans, mortgages, medical insurance, travel insurance, car insurance and other financial products, whereby we charge the providers of these products on a RPC, RPL, RPA or RPAA basis; (ii) insurance commission income through providing insurance brokerage services; (iii) marketing income through providing marketing services; and (iv) event income from holding financial events and festivals. In 2022, internet leads generation and marketing service income, insurance commission income, marketing income, and events income accounted for approximately 95.3%, 2.4%, 1.6% and 0.7% of our total revenue, respectively, compared to 95.8%, 1.5%, 2.2% and 0.5% in 2021, respectively. For the six months ended June 30, 2023, internet leads generation and marketing service income, insurance commission income, marketing income, and events income accounted for approximately 93.3%, 3.8%, 1.5% and 1.4% of our total revenue, respectively, compared to 95.0%, 1.8%, 1.8% and 1.4% for the six months ended June 30, 2022, respectively. We recorded a loss of US$30.9 million, US$49.4 million, US$29.8 million and US$71.1 million for the years ended December 31, 2021 and 2022 and the six months ended June 30, 2022 and 2023, respectively.

In 2021, approximately 36.9%, 29.4%, 21.7%, 9.8%, 2.0% and 0.2% of our total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines, Malaysia and Thailand, respectively. In 2022, approximately 34.4%, 32.7%, 16.2%, 14.5%, 1.9% and 0.3% of our total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines, Malaysia and Thailand, respectively. We ceased our operations in Thailand in 2022. For the six months ended June 30, 2023, approximately 32.3%, 33.6%, 10.9%, 21.9% and 1.3% of our total revenue was generated from Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, respectively. As of June 30, 2023, approximately 42.7%, 31.3%, 7.0%, 16.8% and 1.4% of our assets were located in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, respectively.

Key Factors Affecting Our Results of Operations

Our results of operations and financial condition are affected by the general factors affecting online financial comparison platforms and insurance brokerage services in Greater Southeast Asia, including, among others, the overall global economic conditions and the penetration rate and popularity of the product and service offerings on our platforms. General economic factors and conditions, including the general interest rate environment and unemployment rates, may affect our users’ willingness to seek the financial products and services offered on our platforms and their financial ability to procure these products and services, as well as our commercial partners’ willingness to offer these products to our users, their underwriting standards and approval rates. For example, a significant increase in interest rates could cause our users to delay seeking loans. Additionally, if weakness in the economy persists and actual or expected default rates increase, our commercial partners may delay or reduce their credit card or loan originations. Changes in any of these general factors may affect our results of operations. In addition to these general factors, we believe the following specific factors may have a more direct impact on our results of operations:

Ability to attract and retain commercial partners on favorable terms

Our ability to offer a substantial spectrum of relevant and competitively priced financial products for our users to search, compare and procure is essential to our business, and we generate revenue directly from commercial partners who place financial products on our platforms and engage us for insurance brokerage, marketing and events-related services. As such, our financial condition and results of operations are highly dependent on our ability to retain existing commercial partners, attract new partners and maintain favorable fee arrangements with these partners, which in turn is largely dependent on our ability to provide them with a large and consistent volume of qualified users ready to transact and our fee arrangements with them. As of June 30, 2023, we had over 270 commercial partner relationships.

For our internet leads generation and marketing service income, which accounted for approximately 95.8%, 95.3% and 93.3% of our total revenue in 2021, 2022 and the six months ended June 30, 2023, respectively, we charge our commercial partners on a RPC, RPL, RPA or RPAA basis. Our fee arrangements are flexible depending on the requirements of each commercial partner and our own assessment of the economic risks and potential involved. In 2021, 2022 and the six months ended June 30, 2023, 87%, 84% and 88% of our revenue was realized based on Approved Applications, respectively, and the remaining portion was realized primarily based on Clicks, leads and Applications. For a detailed description of the fee structures, see the section titled “Information Related to the MoneyHero Group—Our Products and Offerings.”

Changes in our pricing models, fluctuations in the size of our user base or the level of our user engagement and the resulting impact on the number of Clicks, leads, Applications and Approved Applications, and the costs we incur in developing, maintaining and strengthening our relationships with commercial partners could have a material impact on our business, financial condition and results of operations.

Ability to cost-effectively attract and retain users and maintain and enhance user engagement

Our results of operations and long-term growth depend on our continued ability to cost-effectively attract and retain users and to convert them into users who transact, or otherwise engage with, our commercial partners via our platforms.

The vast majority of our user visits are generated from organic traffic via direct and unpaid channels, predominantly through search engine optimization, or SEO, and the content available on our platforms. Our ability to generate organic traffic via unpaid channels depends on the strength and influence of our brands, our expertise in SEO and our ability to provide users with relevant and credible informational content, a broad supply of personal finance product listings and a smooth user experience. In addition, based on the personal data we collect from our new and existing users, we interact with the users directly via emails. Our ability to drive conversions from the personalized email marketing activities will also impact our performance and profitability.

We also employ various paid marketing channels such as Google, Facebook, Bing, and Yahoo! to drive traffic to our platforms. Our ability to monitor the conversions on a real time basis across all paid marketing channels and optimize our paid marketing channel mix directly impacts our performance. In addition to the paid marketing channels, we also employ rewards, such as consumer products, gift cards, e-commerce vouchers and cashback rewards for certain online payment services, as a way to attract Traffic visits to our platforms into Applications. Our ability to drive campaigns with cost-effective rewards options that are likely to attract high quality traffic and result in conversions will have a direct impact on our performance.

Furthermore, the long term growth of our business also depends on our ability to identify, attract and retain content creators and channel partners that can drive additional user demand through our Creatory platform. These content and channel partners receive commission from us on a fixed fee basis or success-based fee basis for promoting the products and services on our platforms. Many factors, such as the attractiveness of our fee arrangements with content and channel partners, the user experience of our content and channel partners with the Creatory platform, the level of support we are able to provide to content and channel partners and market competition, could affect our ability to cost-effectively attract and retain high-quality content and channel partners. Changes in other market conditions may also lead to increased costs and reduced availability of content and channel partners.

The following table presents a breakdown of our revenue by source, both in absolute amounts and as a percentage of total revenue for the years presented.

	For the Six Months ended June 30,				For the Year ended December 31,
	2023		2022		2022		2021

	(in thousands, except for percentages)
	US$	%	US$	%	US$	%	US$	%
Revenue
Online financial comparison platforms	29,194	83.7	28,419	84.7	58,765	86.3	54,929	88.8
Creatory	5,698	16.3	5,145	15.3	9,367	13.7	6,953	11.2
Total Revenue	34,892	100.0	33,564	100.0	68,132	100.0	61,882	100.0

Leveraging the strong value proposition we offer to our users and the repeat purchase or renewal nature of certain products, such as insurance, we are generally able to benefit from long-term retention and visibility of business from existing users with negligible marginal costs. In order to continue to attract and retain users in a cost-effective manner, we plan to continue to invest in our technology infrastructure and overall product and marketing capabilities, which could potentially lead to increased costs and expenses.

Ability to expand our verticals

Our platforms include information on a comprehensive portfolio of over 1,500 financial products as of June 30, 2023, including credit cards, personal loans, mortgages, various insurance lines (such as medical insurance, travel insurance and car insurance), bank accounts, brokerage accounts and wealth management products. Our ability to achieve and maintain long-term revenue growth depends in part on our ability to successfully expand our product verticals to capture a larger range of personal finance products that are relevant to our users. The following table presents a breakdown of our revenue by product verticals, both in absolute amounts and as a percentage of total revenue for the years presented.

	For the Six Months ended June 30,				For the Year ended December 31,
	2023		2022		2022		2021

	(in thousands, except for percentages)
	US$	%	US$	%	US$	%	US$	%
Revenue
Credit cards	25,307	72.5	23,912	71.2	49,430	72.6	46,658	75.4
Personal loans and mortgages	4,480	12.8	5,109	15.2	9,655	14.2	7,924	12.8
Insurance	2,432	7.0	1,128	3.4	2,662	3.9	1,229	2.0
Insurance-related internet leads generation and marketing service income	1,079	3.1	500	1.5	937	1.4	307	0.5
Insurance commission income	1,325	3.8	596	1.8	1,634	2.4	908	1.5
Marketing income	28	0.1	32	0.1	91	0.1	14	0.0
Other verticals	2,673	7.7	3,415	10.2	6,385	9.3	6,071	9.8
Total Revenue	34,892	100.0	33,564	100.0	68,132	100.0	61,882	100.0

Net of marketing costs, the profit margin of personal loans, mortgages, insurance products and certain other verticals have historically been higher than that of credit cards. We plan to continue to diversify our revenue by introducing more verticals within our market coverage and investing more strongly into existing, non-credit card verticals, such as the insurance vertical, which was our highest growth vertical in 2022 and the first half of 2023. As we achieve greater product diversifications, we believe there also will be natural improvements in group level profitability.

Regulatory and economic conditions affected by geographic mix

We operate across several geographies in Greater Southeast Asia, and our results of operations and financial condition have been, and will continue to be, affected by the regulatory environment and general economic conditions in the jurisdictions in which we operate, particularly in Singapore, Hong Kong, Taiwan and the Philippines.

The following table presents a breakdown of our revenue by market, both in absolute amounts and as a percentage of total revenue for the years presented.

	For the Six Months ended June 30,				For the Year ended December 31,
	2023		2022		2022		2021

	(in thousands, except for percentages)
	US$	%	US$	%	US$	%	US$	%
Revenue
Singapore	11,270	32.3	10,890	32.4	23,468	34.4	22,839	36.9
Hong Kong	11,718	33.6	10,911	32.5	22,247	32.7	18,190	29.4
Taiwan	3,805	10.9	5,364	16.0	11,027	16.2	13,401	21.7
Philippines	7,627	21.9	5,570	16.6	9,858	14.5	6,052	9.8
Malaysia	472	1.3	689	2.1	1,282	1.9	1,270	2.0
Thailand(1)	—	—	140	0.4	250	0.3	130	0.2
Total Revenue	34,892	100.0	33,564	100.0	68,132	100.0	61,882	100.0

Note:

(1)	We ceased our operations in Thailand in 2022.

The applicable laws and regulations of the jurisdictions in which we currently operate or may enter in the future could be subject to frequent changes and varying interpretations by regulatory authorities, which will increase our compliance costs and adversely affect our profitably and ability to operate our businesses in such jurisdictions. For a more detailed description of the related risks, see the section titled “Risk Factors—Risks Related to the MoneyHero Group’s Business and Industry—Our operations are located in Greater Southeast Asia, which subjects us to various risks inherent in operating and investing in this region, such as uncertainties with respect to the local economic, legal and political environment,” “Risk Factors—Risks Related to Doing Business in Singapore,” “Risk Factors—Risks Related to Doing Business in Hong Kong,” “Risk Factors—Risks Related to Doing Business in the Philippines,” “Risk Factors—Risks Related to Doing Business in Taiwan” and “Risk Factors—Risks Related to Doing Business in Malaysia.”

Competition

Our industry is evolving rapidly and is becoming increasingly competitive. For our internet leads generation and marketing businesses, we face competition for user growth and commercial partnerships from both online and offline financial product acquisition channels. For our insurance brokerage business, we primarily compete with insurance companies with in-house distribution capabilities and other intermediaries such as insurance brokers. We believe that our competitive strengths position us favorably in the industry, principally considering our ability to consistently attract users at scale with an intent to transact in personal finance products. However, increased competition could materially and adversely affect our business, financial condition and results of operations.

Investment in technology

Our technology infrastructure is critical to creating a convenient and seamless user journey and ensuring quick and efficient onboarding and integration with our commercial partners. We plan to continue to invest in our technology infrastructure to better serve the needs of our users and commercial partners, which could cause our costs and expenses to increase. For example, because our engineers and product managers are critical to the success of our business, we have invested significantly in hiring technical staff and anticipate that such efforts will continue.

Investment in People

Human capital plays a critical role for the sustained success and growth trajectory of our company. As a personal finance aggregation and comparison company, we operate within a highly intricate commercial and marketing ecosystem. It is the caliber of our people that enables us to navigate this complexity with agility. Hence, continuous investment in talent development, acquisition and retention remains a critical strategic imperative for our organization. Effective resourcing, particularly in the domains of product management, technology, commercial operations and marketing, is integral to our capacity to deliver superior service, drive innovation and maintain a competitive edge in our market.

Seasonality

Our business is primarily affected by the following elements of seasonality: (i) drops in Applications near the calendar year end and during Chinese New Year, which is in the first quarter of the calendar year, and the Holy Week in the Philippines, which typically occurs in April; (ii) increases in travel insurance Applications in Singapore and Hong Kong a month before government-designated school holidays, which generally occur in the second half of the calendar year; and (iii) increases credit card and personal loan Applications in Hong Kong and Taiwan during tax seasons, which generally occur in the first half of the calendar year.

Non-IFRS Financial Measures and Key Performance Metrics

In this prospectus, we have included Adjusted EBITDA and Adjusted EBITDA Margin, two key non-IFRS financial measures used by our management and board of directors in evaluating our operating performance and making strategic decisions regarding capital allocation. Adjusted EBITDA is a non-IFRS financial measure defined as loss for the year/period plus depreciation and amortization, interest income, finance cost, income tax expenses/(credit), impairments of assets when the impairment is the result of an isolated, non-recurring event, equity-settled share option and share-based payment expenses, other long-term employee benefits expenses, employee severance expenses, transaction expenses including certain one-off audit and legal fees, changes on the fair value of financial instruments, gain on derecognition of convertible loan and bridge loan, unrealized foreign exchange loss minus government subsidies. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue. We believe that these measures provide investors with greater comparability of our operating performance without the effects of unusual, non-repeating or non-cash adjustments.

Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under IFRS. Some of these limitations are:

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect any expenses related to the Business Combination; and

•	Other companies, including companies in our industry, may calculate Adjusted EBITDA or Adjusted EBITDA Margin differently, which reduces their usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, operating profit and other IFRS results.

The following table shows our non-IFRS financial measures for the years ended December 31, 2021 and 2022 and the six months ended June 30, 2022 and 2023:

	For the Six Months ended June 30,		For the Year ended December 31,
	2023	2022	2022	2021

		(US$, in thousands)
Loss for the year/period	(71,101)	(29,795)	(49,442)	(30,932)
Adjustments:
Tax expenses/(credit)	34	4	(252)	(38)
Depreciation and amortization	2,400	2,143	4,789	3,900
Interest income	(126)	(6)	(28)	(15)
Finance costs	3,569	5,471	7,801	1,702
Government subsidies	(43)	(390)	(734)	(533)
Impairment of goodwill	—	—	4,383	—
Impairment of other intangible assets	—	—	1,451	—
Equity-settled share option expense	795	4,298	14,431	9,353
Other long-term employee benefits expense	(84)	(337)	(4,951)	(240)
Employee severance expenses	1	7	528	—
Transaction expenses	3,613	471	1,139	2,254
Changes on fair value of financial instruments	57,937	2,742	1,101	179
Gain on derecognition of convertible loan and bridge loan	—	(135)	(135)	—
Equity-settled share-based payment expense	—	—	882	—
Unrealized foreign exchange differences, net	2,070	5,434	3,389	2,748
Adjusted EBITDA	(935)	(10,093)	(15,648)	(11,622)
Revenue	34,892	33,564	68,132	61,882
Adjusted EBITDA	(935)	(10,093)	(15,648)	(11,622)
Adjusted EBITDA margin	(2.7)%	(30.1)%	(23.0)%	(18.8)%

Adjusted EBITDA increased from negative $11.6 million in 2021 to negative $15.6 million in 2022, as we continued to expand our headcount and technology investments in early 2022 on the back of strong growth achieved in 2021. In response to changing market conditions, however, we started shifting our focus from revenue growth to profit maximization in the second quarter of 2022 and have since then focused more on projects and businesses that we believe would generate higher returns with greater certainty. Having fine-tuned our profitability levers, we are now re-focusing our efforts on stronger top-line growth and market share expansion.

In the second and third quarters of 2022, we implemented various cost optimization measures to right-size our business, which has led to meaningful improvements in the first half of 2023 compared to the first half of 2022. Accordingly, Adjusted EBITDA changed from negative $10.1 million for the six months ended June 30, 2022 to negative $0.9 million for the six months ended June 30, 2023.

In addition to Adjusted EBITDA and Adjusted EBITDA Margin, we also track several key performance metrics in our key markets through our internal analytics systems in managing our business, as shown in the following tables.

	For the Six Months ended June 30,				For the Year ended December 31,
	2023		2022		2022		2021
	(in millions, except for percentages)
Monthly Unique

Users(1)
Singapore	1.8	19.3%	1.6	20.0%	1.7	21.2%	1.7	28.0%
Hong Kong	1.5	16.6%	2.0	25.3%	1.8	22.7%	1.5	24.1%
Taiwan	2.5	28.1%	1.7	21.3%	1.7	22.4%	1.6	26.1%
Philippines	3.0	32.7%	2.3	28.7%	2.3	29.3%	1.0	16.5%
Malaysia	0.3	3.2%	0.4	4.6%	0.3	4.3%	0.3	5.3%
Total	9.1	100.0%	8.0	100.0%	7.8	100.0%	6.2	100.0%

Traffic(2)
Singapore	8.0	12.1%	7.6	12.9%	15.6	13.7%	14.1	16.9%
Hong Kong	12.7	19.2%	17.5	29.7%	30.6	26.9%	25.2	30.2%
Taiwan	20.7	31.3%	13.2	22.4%	27.3	24.0%	24.5	29.4%
Philippines	22.6	34.2%	17.9	30.4%	35.3	31.0%	14.7	17.6%
Malaysia	2.1	3.2%	2.7	4.6%	5.0	4.4%	5.0	5.9%
Total	66.0	100.0%	59.0	100.0%	113.7	100.0%	83.5	100.0%

	As of June 30,				As of December 31,
	2023		2022		2022		2021
	(in millions, except for percentages)
MoneyHero Group

Members(3)
Singapore	1.0	24.0%	0.8	28.8%	0.9	23.3%	0.7	31.5%
Hong Kong	0.5	12.1%	0.4	14.5%	0.5	12.2%	0.3	14.5%
Taiwan	0.2	5.4%	0.2	6.0%	0.2	5.4%	0.1	6.1%
Philippines	2.3	53.5%	1.1	42.4%	1.9	51.8%	0.8	39.3%
Malaysia	0.2	5.0%	0.2	8.3%	0.3	7.2%	0.2	8.7%
Total	4.3	100.0%	2.7	100.0%	3.8	100.0%	2.1	100.0%

Notes:

(1)

We define a Monthly Unique User as a unique user with at least one session in a given month as determined by a unique device identifier from Google Analytics. We measure Monthly Unique Users during a time period longer than one month by averaging the Monthly Unique Users of each month within that period.

(2)

We define Traffic as the total number of unique sessions in Google Analytics. A unique session is a group of user interactions recorded when a user visits the website or app within a 30-minute window. The current session ends when there is 30 minutes of inactivity or users have a change in traffic source.

(3)

We define MoneyHero Group Members as users who have login IDs with us in Singapore, Hong Kong and Taiwan, users who subscribe to our email distributions in Singapore, Hong Kong, Taiwan, the Philippines and Malaysia, and users who are registered in our rewards database in Singapore and Hong Kong. Any duplications across the three sources above are deduplicated.

	For the Six Months ended June 30,		For the Year ended December 31,
	2023	2022	2022	2021
		(in thousands)
Clicks(1)	3,877	2,759	5,843	3,459
Applications(2)	784	646	1,303	821
Approved Applications(3)	260	189	397	332

Notes:

(1)

Excluding Thailand. We define Clicks as the sum of unique clicks by product vertical on a tagged “Apply Now” button on our website, including product result pages and blogs. We track Clicks to understand how our users engage with our platforms prior to application submission or purchase, which enables us to further optimize conversion rates.

(2)	Excluding Thailand. We define Applications as the total number of product applications submitted by users and confirmed by our commercial partners.
(3)	Excluding Thailand. We define Approved Applications as the number of applications that have been approved and confirmed by our commercial partners.

Under the RPL pricing model, a commercial partner pays us each time a prospective customer provides his or her contact information to us in order to receive more information about the product(s). However, we do not keep close track of the number of leads generated in connection with the RPL model as the amount of such revenue is insignificant and only a small portion of users who provide contact information to us on our platforms contribute to our revenue via the RPL model, while the rest of these users contribute to our revenue via the RPA model or the RPAA model.

Discussion of Results of Operations

The following table sets forth our consolidated statements of profit or loss and other comprehensive income for the years indicated:

	For the Six Months ended June 30,		For the Year ended December 31,
	2023	2022	2022	2021
	(US$, in thousands except for loss per share)
Revenue	34,892	33,564	68,132	61,882
Costs and expenses:
Cost of revenue	(15,994)	(16,794)	(33,881)	(29,881)
Advertising and marketing expenses	(7,488)	(9,976)	(16,473)	(15,625)
Technology costs	(3,256)	(3,103)	(6,554)	(5,059)
Employee benefit expenses	(9,602)	(16,824)	(35,024)	(29,978)
General, administrative and other operating expense	(6,115)	(3,312)	(13,855)	(8,000)
Foreign exchange differences, net	(2,170)	(5,664)	(4,052)	(2,993)
Operating loss	(9,733)	(22,109)	(41,707)	(29,654)
Other income/(expenses):
Other income	172	531	915	565
Finance costs	(3,569)	(5,471)	(7,801)	(1,702)
Changes in fair value of financial instruments	(57,937)	(2,742)	(1,101)	(179)
Loss before tax	(71,067)	(29,791)	(49,694)	(30,970)
Income tax credit/(expenses)	(34)	(4)	252	38
Loss for the year/period	(71,101)	(29,795)	(49,442)	(30,932)

	For the Six Months ended June 30,		For the Year ended December 31,
	2023	2022	2022	2021
	(US$, in thousands except for loss per share)
Other comprehensive income
Other comprehensive income that may be classified to profit or loss in subsequent periods (net of tax):
Exchange differences on translation of foreign operations	1,673	4,297	3,088	2,341
Other comprehensive income that may not be reclassified to profit or loss in Remeasurement gains on defined benefit plan	(35)	50	42	27
Other comprehensive income year/period, net of tax	1,638	4,347	3,130	2,368
Total comprehensive loss for the year/period, net of tax	(69,463)	(25,448)	(46,312)	(28,564)
Basic and diluted	(15.1)	(42.4)	(31.7)	(44.0)

Revenue

We generate revenue in the form of (i) internet leads generation and marketing service income related to credit cards, personal loans, mortgages, medical insurance, travel insurance, car insurance and other financial products, whereby we charge our commercial partners on a RPC, RPL, RPA or RPAA basis; (ii) insurance commission income through provision of insurance brokerage services; (iii) marketing income through providing marketing services; and (iv) event income from holding financial events and festivals. The following table sets forth a breakdown of our revenue by service offerings, both in absolute amounts and as a percentage of total revenue for the years presented.

	For the Six Months ended June 30,				For the Year ended December 31,
	2023		2022		2022		2021
	US$	%	US$	%	US$	%	US$	%

			(in thousands, except for percentages)
Revenue from contracts with customers:
Internet leads generation and marketing service income	32,551	93.3	31,894	95.0	64,930	95.3	59,301	95.8
Insurance commission income	1,325	3.8	596	1.8	1,666	2.4	907	1.5
Marketing income	527	1.5	612	1.8	1,079	1.6	1,356	2.2
Events income	489	1.4	462	1.4	457	0.7	318	0.5

Total revenue	34,892	100.0	33,564	100.0	68,132	100.0	61,882	100.0

Other Income

Other income primarily consists of government subsidies related to employee cost support from both the Singapore and Hong Kong governments, interest income from bank deposits, interest income on refundable rental deposit, gain on disposal of property and equipment, and non-cash gain arising from the conversion of an original financial instrument into a new financial instrument where the gain was measured as the difference between the fair value of the original financial instrument and the face value of the new financial instrument.

Cost of Revenue

Cost of revenue is comprised of expenses that increase or decrease, mainly, according to the number of Applications or Approved Applications achieved. This includes campaign rewards costs, variable affiliate fees paid to content and channel partners, events costs, transaction fees, and reward fulfillment costs.

Advertising and Marketing Expenses

Advertising and marketing expenses consist primarily of performance marketing costs, fixed fees paid to content and channel partners, brand keyword boosting fees, other branding-related consulting costs, media advertising costs, and marketing software subscription costs.

Technology Costs

Technology costs are expensed as incurred and consist primarily of subscription fees for IT-related services, such as cloud storage services on AWS, amortization of intangible assets, and third-party vendors and consulting fees for platform development and management. We regularly review costs incurred in the development stage of websites and software, and assess such costs for potential capitalization.

Employee Benefit Expenses

Employee benefit expenses consist of personnel costs, such as salaries, allowances, other employee benefits, including pension scheme contributions, retirement benefits, equity-settled share option expenses, and other long-term employee benefits expense.

General, Administrative and Other Operating Expenses

General, administrative and expenses primarily include legal expenses, audit fees, recruitment fees, depreciation and amortization of property and equipment, impairment of assets, provisions of bad debt, and other office expenses.

Foreign Exchange Differences, net

Foreign exchange differences mainly represent unrealized foreign exchange gains or losses arising from translation of working capital loans to, and payments made by CGCL on behalf of, our operating subsidiaries.

Finance Costs

Finance costs mainly include interest from financial instruments and the amortization of the derivative portion of the financial instruments.

Changes in Fair Value of Financial Instruments

Changes in fair value of (i) the embedded derivatives of the 2022 Convertible Notes, the Bridge Loan, the CGCL Loan Notes, issued in 2021 and 2022, and (ii) CGCL Class A and Class C warrants, issued in 2022, represent the difference in fair value of the derivative components of the financial instruments and the warrants between the initial recognition/previous year-end and the following year-end.

Six months ended June 30, 2023 compared to six months ended June 30, 2022

Revenue

Revenue increased by 4.0% from US$33.6 million for the six months ended June 30, 2022 to US$34.9 million for the six months ended June 30, 2023, primarily due to (i) an increase of US$2.0 million in our revenue from the Philippines (excluding revenue from insurance products), mainly as a result of an increase in Approved Applications on our Moneymax platform from approximately 22,000 in the first half of 2022 to approximately 26,000 in the first half of 2023, driven by our deepened regional expertise in campaign management, and (ii) an increase of US$1.3 million in our revenue from insurance products, which was primarily driven by the expansion of insurance products on our platforms in Hong Kong and Singapore. This was partially offset by a decrease of US$1.6 million in our revenues in Taiwan as one of our main clients in Taiwan sold its Taiwan business.

Other Income

Other income decreased by 67.6% from US$0.5 million for the six months ended June 30, 2022 to US$0.2 million for the six months ended June 30, 2023, primarily due to a decrease in government subsidies for employee cost support of US$0.3 million.

Cost of Revenue

Cost of revenue decreased by 4.8% from US$16.8 million for the six months ended June 30, 2022 to US$16.0 million for the six months ended June 30, 2023, primarily due to a reduced rewards pricing across all markets as part of cost optimization measures.

Advertising and Marketing Expenses

Advertising and marketing expenses decreased by 24.9% from US$10.0 million for the six months ended June 30, 2022 to US$7.5 million for the six months ended June 30, 2023, primarily due to a decrease in performance marketing as we optimized paid marketing channels.

Technology Costs

Technology costs increased by 4.9% from US$3.1 million for the six months ended June 30, 2022 to US$3.3 million for the six months ended June 30, 2023, primarily due to an increase in amortization of intangible assets of US$0.4 million, partially offset by a decrease in third-party vendors and consultant costs of US$0.2 million.

Employee Benefit Expenses

Employee benefit expenses decreased by 42.9% from US$16.8 million for the six months ended June 30, 2022 to US$9.6 million for the six months ended June 30, 2023, primarily due to decreases in salaries, employee benefits and contributions of US$4.0 million, and a decrease in equity-settled share-based payment expense of US$3.5 million.

General, Administrative and Other Operating Expenses

General, administrative and other operating expenses increased by 84.6% from US$3.3 million for the six months ended June 30, 2022 to US$6.1 million for the six months ended June 30, 2023, primarily due to an increase in legal and professional fees of US$2.7 million in relation to the business combination.

Foreign Exchange Differences, net

Foreign exchange differences, net decreased by 61.7% from US$5.7 million for the six months ended June 30, 2022 to US$2.2 million for the six months ended June 30, 2023 due to the relative stabilization of local currencies against the US dollar for the six months of 2023 as compared to the same period in 2022.

Finance Costs

Finance costs decreased by 34.8% from US$5.5 million for the six months ended June 30, 2022 to US$3.6 million for the six months ended June 30, 2023, primarily attributable to the early settlement of the Bridge Loan in April 2022.

Changes in Fair Value of Financial Instruments

Changes in fair value of financial instruments increased from US$2.7 million for the six months ended June 30, 2022 to US$57.9 million for the six months ended June 30, 2023. The increase is primarily due to an increase in the fair value of warrant liabilities and the derivative components of CGCL Loan Notes, which include the Existing Call Option to subscribe for additional CGCL Loan Notes, based on the estimated enterprise value of CGCL at Closing.

Income Tax Expenses/(Credit)

Income tax expenses/(credit) increased from US$0.004 million for the six months ended June 30, 2022 to US$0.03 million for the six months ended June 30, 2023 mainly due to an increase in taxes in the Philippines aligned with an increase in revenues in the Philippines.

Loss for the Year/Period

As a result of the foregoing, our loss for the year/period increased by 138.6% from US$29.8 million for the six months ended June 30, 2022 to US$71.1 million for the six months ended June 30, 2023.

Year ended December 31, 2022 compared to year ended December 31, 2021

Revenue

Revenue increased by 10.1% from US$61.9 million for the year ended December 31, 2021 to US$68.1 million for the year ended December 31, 2022, primarily due to (i) an increase of US$3.8 million in our revenue from the Philippines (excluding revenue from insurance products), mainly as a result of an increase in Approved Applications on our Moneymax platform from approximately 20,000 in 2021 to approximately 39,000 in 2022, driven by our deepened regional expertise in campaign management, and (ii) an increase of US$1.4 million in our revenue from insurance products, which was primarily driven by the expansion of insurance products on our platforms and strengthened marketing efforts for insurance products, particularly travel insurance as the travel industry rebounded from the COVID-19 pandemic.

Other Income

Other income increased by 61.9% from US$0.6 million for the year ended December 31, 2021 to US$0.9 million for the year ended December 31, 2022, primarily due to an increase in government subsidies for employee cost support of US$0.2 million, and a gain from the derecognition of the 2022 Convertible Notes and the Bridge Loan of US$0.1 million.

Cost of Revenue

Cost of revenue increased by 13.4% from US$29.9 million for the year ended December 31, 2021 to US$33.9 million for the year ended December 31, 2022, primarily due to an increase in reward costs associated with the increase in Approved Applications from 0.3 million in 2021 to 0.4 million in 2022.

Advertising and Marketing Expenses

Advertising and marketing expenses increased by 5.4% from US$15.6 million for the year ended December 31, 2021 to US$16.5 million for the year ended December 31, 2022, primarily due to an increase in performance marketing associated with the increase in Traffic sessions from 83.5 million in 2021 to 113.7 million in 2022.

Technology Costs

Technology costs increased by 29.6% from US$5.1 million for the year ended December 31, 2021 to US$6.6 million for the year ended December 31, 2022, primarily due to increases in subscription costs of US$0.8 million and amortization of intangible assets of US$0.8 million.

Employee Benefit Expenses

Employee benefit expenses increased by 16.8% from US$30.0 million for the year ended December 31, 2021 to US$35.0 million for the year ended December 31, 2022, primarily due to an increase in salaries, allowances and other benefits of US$4.0 million, and equity-settled share-based payment expense of US$5.1 million, partially offset by write-back of accrual for long-term employee benefits of US$4.7 million.

General, Administrative and Other Operating Expenses

General, administrative and other operating expenses increased by 73.2% from US$8.0 million for the year ended December 31, 2021 to US$13.9 million for the year ended December 31, 2022, primarily due to write-off of goodwill of US$4.4 million and impairment of intangible assets of US$1.5 million arising from the acquisition of Seedly.

Foreign Exchange Differences, net

Foreign exchange differences, net increased by 35.4% from US$3.0 million for the year ended December 31, 2021 to US$4.1 million for the year ended December 31, 2022 due to the weakening of local currencies against the US dollar.

Finance Costs

Finance costs increased by 358.2% from US$1.7 million for the year ended December 31, 2021 to US$7.8 million for the year ended December 31, 2022, primarily due to costs related to bridge loans, convertible notes and CGCL Loan Notes.

Changes in Fair Value of Financial Instruments

Changes in fair value of financial instruments increased from US$0.2 million for the year ended December 31, 2021 to US$1.1 million for the year ended December 31, 2022. The increase is primarily due to an increase in fair value of the derivative components of the Bridge Loan and CGCL Loan Notes, which include the Existing Call Option to subscribe for additional CGCL Loan Notes.

Income Tax Credit

We had an income tax credit of US$0.04 million for the year ended December 31, 2021 and an income tax credit of US$0.3 million for the year ended December 31, 2022. The income tax credit is primarily the result of the release of deferred tax liability in relation to the write-off of intangible assets arising from the acquisition of Seedly.

Loss for the Year

As a result of the foregoing, our loss for the year increased by 59.8% from US$30.9 million for the year ended December 31, 2021 to US$49.4 million for the year ended December 31, 2022.

Liquidity and Capital Resources

Capital Resources

Our primary sources of liquidity have been cash and cash equivalents raised from the issuance of preference shares and loan instruments and cash generated from operating activities. As of June 30, 2023, we had cash and cash equivalents of US$19.5 million, which are primarily held in U.S. dollars, Hong Kong dollars, Singapore dollars, Philippines pesos, and New Taiwan dollars. Our cash and cash equivalents primarily consist of bank deposits.

On October 14, 2022, CGCL entered into a loan note purchase agreement (the “Loan Note Purchase Agreement”) with PMIL and EIHL, pursuant to which CGCL issued 11.4 million fixed-rate unsecured loan notes 2027 and PIK notes, bearing a PIK interest rate of 25% per annum (the “CGCL Loan Notes”), to PMIL and 5.0 million CGCL Loan Notes to EIHL, at a price of US$1.0 per CGCL Loan Note, as well as 12,823,301 and 6,527,295 CGCL Class C Warrants to PMIL and EIHL, respectively, in connection with the issuance of the CGCL Loan Notes for no consideration. On the same day, CGCL granted PMIL the Existing Call Option.

On December 21, 2022, CGCL, PMIL, EIHL and additional subscribers entered into an amendment to the Loan Note Purchase Agreement, pursuant to which an aggregate of US$6.0 million worth of CGCL Loan Notes and 7,829,194 CGCL Class C Warrants were issued to the additional subscribers. In 2022, we accrued interest on the CGCL Loan Notes of approximately US$0.8 million.

As of June 30, 2023, we had an aggregate of US$73.6 million in liabilities associated with the CGCL Loan Notes, which contain three components: (i) a liability component of US$12.3 million, (ii) a derivative component for the option for additional subscription of US$11.9 million, and (iii) warrant liabilities of CGCL Class C Warrants of US$49.5 million. In October 2023, CGCL made a voluntary prepayment of all outstanding CGCL Loan Notes and accrued but unpaid interest in an aggregate amount of US$27,676,306. For more details on the CGCL Loan Notes and related agreements and deed poll, see “Certain Relationships and Related Person Transactions.”

Our capital expenditures amounted to US$1.3 million in the six months ended June 30, 2023, US$5.0 million in 2022 and US$5.4 million in 2021, respectively. These capital expenditures are primarily related to investments in the development of our technology platform. We expect to continue to make capital expenditures to meet the expected growth and scaling of our business.

We believe that our currently available cash and cash equivalents, together with the net proceeds we received from the Business Combination of nearly $90 million, will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of our business for a period of at least twelve months from the date of this prospectus. In addition, in connection with the issuance of PubCo Class A Ordinary Shares upon the exercise of 19,833,035 PubCo Public Warrants and 6,449,936 PubCo Sponsor Warrants registered herein, we will receive up to $302,254,166.50 if all such warrants are exercised in full for cash at an exercise price of $11.50 per share and, to the extent any Selling Securityholder wishes to exercise its PubCo Class A Warrants and sell the underlying PubCo Class A Ordinary Shares, we will receive an exercise price of $2.9899, $5.9798 or $8.9697 per 0.307212 share, as applicable, from the Selling Securityholder (or up to $24,845,189.97 in the aggregate). There is no assurance that our warrants will be in the money prior to their expiration or that the holders of the warrants will elect to exercise any or all of such warrants. The historical trading prices for PubCo Class A Ordinary Shares have varied from a low of approximately $0.75 per share on November 14, 2023 to a high of approximately $6.0 per share on October 13, 2023. We believe the likelihood that warrant holders will exercise their warrants, and therefore any cash proceeds that we may receive in relation to the exercise of the warrants overlying shares being offered for sale in this prospectus, will be dependent on the trading price of our ordinary shares. Because the market price for our ordinary shares has been less than the aforementioned exercise prices of our warrants, we believe it is likely that warrant holders will not exercise their warrants for cash, which could adversely affect our liquidity and our ability to fund our operations on a prospective basis with our current cash on hand. To the extent that any warrants are exercised on a “cashless basis” under the limited circumstances in which such exercises are permitted, the amount of cash we would receive from the exercise of the warrants will also decrease.

Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our growth rate, the market acceptance of our service offerings, the introduction of new products and services, continued investment in our technology infrastructure, the expansion of sales and marketing activities and overall economic conditions. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. Therefore, we may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be adversely affected. See the section titled “Risk Factors—Risks Related to the MoneyHero Group’s Business and Industry—We may need to raise additional capital to grow our business or satisfy our liquidity requirements and may not be able to raise additional capital on terms acceptable to us, or at all.”

The following table sets forth our cash flows for the years presented:

	For the Six Months ended June 30,		For the Year ended December 31,
	2023	2022	2022	2021

	(US$, in thousands)
Net cash flows used in operating activities	(2,900)	(8,437)	(14,609)	(14,385)
Net cash flows used in investing activities	(1,131)	(3,597)	(4,976)	(5,475)
Net cash flows (used in)/from financing activities	(383)	12,849	34,790	11,584
Net (decrease)/increase in cash and cash equivalents	(4,414)	815	15,205	(8,276)
Cash and cash equivalents at the beginning of the year/period	24,078	9,190	9,190	17,611
Effect of foreign exchange rate changes, net	(208)	(591)	(317)	(145)
Cash and cash equivalents at the end of the year/period	19,456	9,414	24,078	9,190

Operating Activities

Net cash used in operating activities was US$2.9 million for the six months ended June 30, 2023, while our loss for the same period was US$71.1 million. The difference was primarily due to adjustments for non-cash items, including changes in fair value of financial instruments of US$57.9 million, finance costs of US$3.6 million, amortization and depreciation of US$2.4 million, equity settled share option expenses of US$0.8 million, and net unrealized foreign exchange loss of US$2.1 million, partially offset by write-back of accrual for other long-term employee benefit expenses of US$0.1 million, as well as a decrease in working capital of US$1.6 million, including an increase in other payables and accruals of US$3.7 million, partially offset by a decrease in accounts payable of US$2.0 million.

Net cash used in operating activities was US$14.6 million for the year ended December 31, 2022, while our loss for the same period was US$49.4 million. The difference was primarily due to adjustments for non-cash items, including finance costs of US$7.8 million, amortization and depreciation of US$4.8 million, impairment of intangible assets and goodwill of US$5.8 million, equity settled share option expenses of US$14.4 million, equity-settled share- based payment expense of US$0.9 million, changes in fair value of financial instruments of US$1.1 million and net unrealized foreign exchange loss of US$3.4 million, partially offset by write-back of accrual for other long-term employee benefit expenses of US$5.0 million and gain from the derecognition of the 2022 Convertible Loan and the Bridge Loan of US$0.1 million, as well as a decrease in working capital of US$1.9 million, including decrease in accounts receivable of US$5.4 million, partially offset by an increase in contract assets of US$2.6 million.

Net cash used in operating activities was US$14.4 million for the year ended December 31, 2021. The difference between our loss for the same period of US$31.0 million and the net cash used in operating activities was primarily attributable to adjustments for non-cash items including finance costs of US$1.7 million, amortization and depreciation of US$3.9 million, equity settled share option expenses of US$9.4 million, changes in fair value of financial instruments of US$0.2 million and net unrealized foreign exchange loss of US$2.7 million, partially offset by write-back of accrual for other long-term employee benefit expenses of US$0.2 million as well as an increase in working capital of US$1.2 million, including net increase in accounts receivable, prepayment, deposits and other receivables, and contract assets totaling US$10.7 million, partially offsetting by an increase in accounts payable and other payables and accruals of US$9.5 million.

Investing Activities

Net cash used in investing activities was US$1.1 million for the six months ended June 30, 2023, which primarily resulted from additions to intangible assets of US$1.2 million, representing cash spent but capitalized in relation to the development of our technology platform, partially offset by interest of US$0.1 million from our bank deposits.

Net cash used in investing activities was US$5.0 million for the year ended December 31, 2022, which primarily resulted from additions to intangible assets of US$4.7 million, representing cash spent but capitalized in relation to the development of our technology platform, and purchases of property and equipment of US$0.3 million, primarily consisting of purchases of computer equipment for our employees.

Net cash used in investing activities was US$5.5 million for the year ended December 31, 2021, which primarily resulted from additions to intangible assets of US$5.2 million and purchases of items of property and equipment of US$0.3 million, such as computer equipment for our employees.

Financing Activities

Net cash used in financing activities amounted to US$0.4 million for the six months ended June 30, 2023, which was primarily attributable to US$0.4 million of lease payments.

Net cash generated from financing activities amounted to US$34.8 million for the year ended December 31, 2022, which was primarily attributable to $0.6 million net of proceeds from drawdowns and settlement of a bridge loan, US$12.7 million proceeds from a convertible loan issued in April 2022, US$22.4 million proceeds from the issuance of the CGCL Loan Notes in October 2022, net of US$0.9 million lease payments.

Net cash generated from financing activities amounted to US$11.6 million for the year ended December 31, 2021, which was primarily attributable to US$13.2 million proceeds from a bridge loan that we entered into in September 2021, US$0.8 million net of lease payments and US$0.8 million other finance costs.

Contractual Obligations and Commitments

The following table sets forth the maturity profile of our financial liabilities as of June 30, 2023:

	Payment due by
	Within 1 year or on demand	1 to 5 years	Total

	(US$, in thousands)
Lease liabilities	612	258	870
Accounts payable	14,621	—	14,621
Financial liabilities included in other payables and accruals	7,778	—	7,778
The CGCL Loan Notes	—	68,351	68,351

	23,011	68,609	91,620

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of June 30, 2023.

Off-Balance Sheet Arrangements

We did not have during the years presented, and we do not currently have, any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenue, or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Taxation

Cayman Islands

Our Company is incorporated under the laws of the Cayman Islands as an exempted company with limited liability under the Cayman Companies Act. The Cayman Islands currently levies no taxes on profits, income, gains or appreciation earned by individuals or corporations. In addition, our payment of dividends, if any, is not subject to withholding tax in the Cayman Islands.

Singapore

The chargeable income of a Singapore company is taxed at 17%. Partial tax exemptions and corporate income tax rebates are available under certain circumstances.

Hong Kong

Hong Kong profits tax has been provided at the rate of 16.5% (2021: 16.5%) on the estimated assessable profits arising in Hong Kong during the year, except for one Hong Kong subsidiary that qualifies for the two-tiered profits tax rates regime effective from the year of assessment 2020/2021, pursuant to which the first HK$2,000,000 of assessable profits of this subsidiary is taxed at 8.25% and the remaining assessable profits are taxed at 16.5%. All entities with profits chargeable to profits tax in Hong Kong can qualify for the two-tiered profits tax rates, except for those with a connected entity that is nominated to be chargeable at the two-tiered rates.

Taiwan

The taxable income of enterprises with head office located in Taiwan in excess of NT$120,000 is subject to a 20% tax rate.

The Philippines

The corporate income tax rate for domestic Philippines corporations with a net taxable income not exceeding PHP5 million and with total assets not exceeding PHP100 million is 20%. All other domestic corporations and resident foreign corporations are subject to income tax at a rate of 25%.

Recent Accounting Pronouncements

For a discussion on certain revised IFRS accounting policies recently adopted, see Note 2 to our consolidated financial statements beginning on page F-10 of this prospectus.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with IFRS. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates under different assumptions or conditions. Our significant accounting policies are described in Note 2 to our consolidated financial statements beginning on page F-12 of this prospectus. We believe that the following critical accounting policies reflect the more significant judgments, estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition

We generate fees from financial institution customers for our integrated marketing services, which generate leads for financial institutions from users who use our comparison platforms to compare credit cards, personal loans, mortgages, medical insurance, travel insurance, car insurance and other financial products. Revenue is recognized over time as the services are provided to the customer. Users are considered to be the financial institutions’ customers and cash incentives provided to the users are accounted for as consideration payable to the users and recorded as a reduction of revenue at the later of: (i) when revenue is recognized or (ii) when we pay or promise to pay the consideration.

When the consideration to which we will be entitled in exchange for transferring the goods or services to a financial institution customer includes, under our contract with the customer, a variable amount, the amount of variable consideration is estimated. The estimate is made at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur and the uncertainty associated with the variable consideration is subsequently resolved.

Share-based Compensation

We provide incentives and rewards to eligible employees who contribute to the success of our operations through equity-settled share-based payment arrangements. The cost of equity-settled transactions with employees is measured by reference to the fair value at the date on which they were granted.

The cost of equity-settled transactions is recognized in employee benefit expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and our best estimate of the number of equity instruments that will ultimately vest. The charge or credit to profit or loss for a period represents the movement in the cumulative expense recognized as of the beginning and end of that period.

Market performance conditions are taken into account when determining the grant date fair value of awards. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of our best estimate of the number of equity instruments that will ultimately vest. For awards that do not ultimately vest because non-market performance and/or service conditions have not been met, no expense is recognized.

Where the terms of an equity-settled award are modified, at a minimum, an expense is recognized as if the terms had not been modified, if the original terms of the award are met. In addition, an expense is recognized for any modification that increases the total fair value of the share-based payments or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either our company or the employee are not met. However, if a new award is substituted for the cancelled award and is designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original cancelled award, as described in the previous paragraph.

Measurement of share-based compensation

The fair value of equity-settled share-based payments is determined at the grant date using the binomial option pricing model with the assistance of an independent third-party appraiser. The model requires the input of highly subjective assumptions, including the estimated expected volatility of our share price, the share price upon which our employees are likely to exercise their share options, and the exercise multiple. We historically have been a private company and lack information on our share price volatility. Therefore, we estimate our expected share price volatility based on the historical volatility of similar companies that are publicly traded. When selecting these public companies on which we have based our expected share price volatility, we selected companies with similar characteristics, including invested capital value, business model, risk profiles and industry position, and sufficient historical share price information. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own share price becomes available. As a private company, we were not able to develop an exercise pattern for reference, thus the exercise multiple is based on management’s estimation, which we believe is representative of the future exercise pattern of our share options. The risk-free interest rates for the periods within the contractual life of the share options are based on the U.S. Treasury yield curve in effect during the period in which the share options were granted.

There were no share options granted in 2022. The assumptions we adopted to estimate the fair value of share options granted in 2021 are described in Note 26 to our consolidated financial statements of this prospectus.

In order to determine the fair value of our ordinary shares underlying each share option grant, we first determined our equity value and then allocated the equity value to each element of our capital structure (convertible preference shares and ordinary shares) using a hybrid method comprising the probability-weighted expected return method and the option pricing method. In our case, two scenarios were assumed, namely: (i) the liquidation scenario, in which the option pricing method was adopted to allocate the value between convertible preference shares and ordinary shares, and (ii) the mandatory conversion scenario, in which equity value was allocated to preference shares and ordinary shares on an as-if converted basis.

We use a market-based approach to determine our underlying equity value. The significant assumptions used in this analysis include, but are not limited to, the derived multiples from comparable companies and other market data. The selection of comparable companies is based on the characteristics of the business they operate, taking into account factors such as risk profiles, size, geography and diversity of products and services. Such estimates involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, the accounting treatment for our share-based compensation could be materially different. Changes in the foregoing assumptions could have a material impact on our results of operation.

Measurement of derivative financial instruments and warrant liabilities

We measure our derivative financial instruments and warrant liabilities at fair value. During the year ended December 31, 2022, with the assistance of an independent third party appraiser, we used the market approach to determine the underlying equity value of CGCL and the binomial option pricing model to determine the fair value of certain derivative components, including the conversion feature of the 2022 Convertible Loan, the fair value of the option to subscribe for additional CGCL Loan Notes, and the fair value of CGCL Class A Warrants and CGCL Class C Warrants.

The models used require the input of highly subjective assumptions, including the estimated expected share price volatility. The risk-free interest rates for the periods within the contractual life of the option are based on the U.S. Treasury yield curve in effect of the valuation dates.

The inputs to the model used for the year ended December 31, 2022 are described in Notes 20, 21 and 22 to our consolidated financial statements of this prospectus.

Goodwill

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of our previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets acquired, the difference is, after reassessment, recognized in profit or loss as a gain on bargain purchase.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. We perform an annual impairment test of goodwill on December 31. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of our CGUs (“CGU”), or groups of CGUs, that are expected to benefit from the synergies of the combination, irrespective of whether our other assets or liabilities are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the CGU (group of CGUs) to which the goodwill relates. Where the recoverable amount of the CGU (group of CGUs) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Estimating the value in use requires us to make an estimate of the expected future cash flows from the CGUs and also to choose a suitable discount rate in order to calculate the present value of those cash flows.

The calculations of value in use for the cash-generated units are most sensitive to the following assumptions:

•

Budgeted revenue - The basis used to determine the value assigned to the budgeted revenue is the average revenue achieved in the year immediately before the budget year, adjusted for expected market development; and

•	Discount rate - Discount rate represents the current market assessment of the risks specific to a CGU.

Impairment of Non-Financial Assets

Where an indication of impairment exists, or when an annual impairment testing for an asset is required (other than financial assets), the asset’s recoverable amount is estimated. An asset’s recoverable amount is the higher of the asset’s value in use and its fair value less costs of disposal, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the CGU to which the asset belongs.

An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to profit or loss in the period in which it arises.

An assessment is made at the end of each reporting period as to whether there is an indication that any previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount is estimated. A previously recognized impairment loss of an asset is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortization) had no impairment loss been recognized for the asset in prior years. A reversal of such an impairment loss is credited to profit or loss in the period in which it arises.

The calculation of the fair value less costs of disposal is based on available data from binding sales transactions in an arm’s length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. When value in use calculations are undertaken, we estimate the expected future cash flows from the asset or CGU and choose a suitable discount rate in order to calculate the present value of those cash flows.

During the year ended 31 December, 2022, we recognized an impairment loss of US$4,382,926 and US$1,450,781 in relation to the Seedly CGU’s goodwill and intangible assets, respectively. The impairment losses arose mainly due to negative operating factors affecting the Seedly CGU. The recoverable amount of the Seedly CGU was determined based on a value-in-use calculation using cash flow projections from financial budgets covering a four-year period. The discount rate applied to the cash flow projections was 13.5% in 2022 and 13% in 2021. The terminal growth rate used to extrapolate the cash flows of the Seedly CGU beyond the four-year period was 3% in 2021 and 2022.

Internal Control Over Financial Reporting

Prior to Closing, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal control and procedures. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are our (i) lack of sufficient accounting and financial reporting personnel with the requisite knowledge, skills and experience in the application of IFRS and SEC reporting requirements to properly address complex IFRS accounting issues and related disclosures in accordance with IFRS and financial reporting requirements set forth by the SEC and (ii) lack of financial reporting policies and procedures that are commensurate with IFRS and SEC reporting requirements.

We are in the process of implementing a number of measures to address the material weaknesses identified, including, among other things, (i) hiring additional accounting and financial reporting personnel with working experience of IFRS and SEC reporting requirements, (ii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under IFRS, and SEC rules and regulations, (iii) developing, communicating and implementing an accounting policy manual in accordance with IFRS for our accounting and financial reporting personnel for recurring transactions and period-end closing processes, and (iv) establishing effective monitoring and oversight controls for non-recurring and complex transactions to ensure the accuracy and completeness of our consolidated financial statements and related disclosures.

The process of designing and implementing an effective financial reporting system and internal control over financial reporting is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. See “Risk Factors—Risks Related to PubCo and Its Securities—PubCo is obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in PubCo and, as a result, the value of its securities” and “Risk Factors—Risks Related to PubCo and Its Securities—We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations, which may adversely affect investor confidence in PubCo and, as a result, the value of PubCo’s shares.”

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise generally applicable to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 with respect to the assessment of the emerging growth company’s internal control over financial reporting.

Qualitative and Quantitative Factors about Market Risk

We are exposed to a variety of risks in the ordinary course of its business. These risks primarily include credit risk, liquidity risk and foreign currency risk. For more information about the financial risks to which we are exposed, see Note 31 to our consolidated financial statements included elsewhere in this prospectus.

Credit Risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations, resulting in us incurring a financial loss. We are exposed to credit risk from our operating and financing activities, which arises principally from our accounts receivable and cash and cash equivalents. We trade mainly with recognized and creditworthy third parties. Our trading terms with customers are mainly on credit. The credit period is generally one to three months. Customers who wish to trade on credit terms are normally subject to credit verification procedures. Receivable balances are monitored on an ongoing basis. As of December 31, 2021 and 2022 and June 30, 2023, we had accounts receivable of US$15.4 million, US$9.7 million and US$9.2 million, respectively.

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in foreign exchange rates. As we operate in several markets in Greater Southeast Asia, we are exposed to foreign exchange risk arising from foreign currency transactions. Our operating units may have financial instruments denominated in currencies other than their respective functional currencies and are therefore exposed to foreign currency risk, as the value of the financial instruments denominated in other currencies will fluctuate due to changes in exchange rates. We do not hedge foreign currency exposures. Our senior management monitors and manages our foreign currency risk exposure position on an ongoing basis.

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting financial obligations due to shortage of funds. Our exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. In order to manage our liquidity risk and ensure that there are adequate funds to meet our liquidity requirements in the short and longer terms, we monitor our risk to shortage of funds and regularly evaluate the maturity of both our financial liabilities and financial assets and projected cash flows from operations. As of June 30, 2023, we had current liabilities of US$98.7 million, primarily consisting of accounts payable, other payables and accruals, warrant liabilities, and other derivative financial instruments.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information relating to PubCo’s directors and executive officers.

Name	Position/Title
Kenneth Chan	Director
Derek Fong	Director
Prashant Aggarwal	Chief Executive Officer and Director
Shaun Kraft	Chief Financial Officer and Chief Operating Officer
Rohith Murthy	Chief Product Officer
Marc Syz	Director
Susanna Lee	Director
Daniel Wang	Director

Kenneth Chan, Director. Mr. Chan joined the MoneyHero Group Board in October 2022, served as the company’s interim co-CEO between October 2022 and April 2023 and has been instrumental in the reorganization of the MoneyHero Group into the revitalized consumer financial information leader across five dynamic Asian markets that it is today.

Mr. Chan is a Senior Vice President of Pacific Century. In that capacity, he plays a leadership role in the group’s corporate finance operations in equity and debt raisings, major mergers and acquisitions as well as venture investments. Pacific Century is an entrepreneurial conglomerate headquartered in Hong Kong with a portfolio of well-established and fast growing businesses including PCCW Limited and HKT Limited (both listed on the Hong Kong Stock Exchange), FWD (a pan-Asia life insurer), PineBridge (a global asset manager with approximately US$150 billion assets under management) and bolttech (an international insurtech unicorn founded by Pacific Century). In addition, Mr. Chan is a director of Ava Quest, a technology venture fund founded by Pacific Century focusing on cryptocurrency and blockchain technologies. Prior to joining Pacific Century, Mr. Chan was a fund manager at RAB Capital and Sofaer Capital, where he managed Asian long/short equity strategies. Mr. Chan came into finance from a management consulting background. As a management consultant at The Boston Consulting Group, he advised the boards and senior management of global corporations on key strategic and operational issues.

Mr. Chan holds a master’s degree in business administration with distinction from Melbourne Business School where he was awarded a full scholarship to pursue his studies as Murdoch Fellow. He also holds a bachelor’s degree in electrical engineering from the University of New South Wales.

Derek Fong, Director. Mr. Fong joined the MoneyHero Group Board in October 2022 and served as the company’s interim co-CEO between October 2022 and April 2023. Mr. Fong is currently the MoneyHero Group’s Chief Innovation Officer, responsible for driving and managing the development of innovative strategies, technology initiatives and new business models for the company. Mr. Fong is a Senior Vice President of Pacific Century. In that capacity, Mr. Fong is a member of the team responsible for structuring and executing the group’s corporate finance transactions across both equity and debt capital markets, venture investments and major mergers and acquisitions, including at FWD and bolttech. In addition, Mr. Fong is a founding member of the Ava Quest investment team, focused on blockchain and crypto-related technologies, and oversees Ava Quest’s investment in CMCC Global. Mr. Fong is also General Counsel, Asia-Pacific of Pacific Century and serves as a board observer of several key private operating companies within the group. Prior to joining Pacific Century, Mr. Fong was a Vice President at Morgan Stanley in Hong Kong, with legal coverage responsibility for investment banking and global capital markets in the Asia Pacific region. Prior to that, Mr. Fong was a corporate finance lawyer at Herbert Smith Freehills, specializing in initial public offerings and secondary offerings, and advised multinational corporates, financial institutions and private equity firms on a wide range of M&A transactions, including public takeovers, private investments, cross-border acquisitions and disposals, and joint ventures.

Mr. Fong holds an MBA from the Kellogg-HKUST Executive MBA Program and a bachelor’s degree in jurisprudence from the University of Oxford. Mr. Fong is a qualified solicitor in Hong Kong and England and Wales.

Prashant Aggarwal, Director and Chief Executive Officer. Mr. Aggarwal has served as the Chief Executive Officer of the MoneyHero Group since April 2023 and previously the MoneyHero Group’s President since November 2021 and Chief Commercial Officer since April 2016. In his career span of 25 years, Mr. Aggarwal has held various leadership roles in product management, sales, relationship management, consulting and finance at Visa, American Express and Oracle. Mr. Aggarwal is currently based in Singapore and has worked in various locations such as Sydney, Hong Kong, and Delhi, which gave him global exposure to client needs and skills across various aspects of business.

Mr. Aggarwal is a Chartered Accountant from the Institute of Chartered Accountants of India and holds a bachelor’s degree in commerce from the University of Delhi.

Shaun Kraft, Chief Financial Officer and Chief Operating Officer. Mr. Kraft joined the MoneyHero Group in 2015 as its Chief Financial Officer, a position that he held from March 2015 to May 2018 and again since April 2019. Mr. Kraft has also served as the MoneyHero Group’s Chief Operating Officer since January 2021. In these roles, Mr. Kraft is primarily responsible for the oversight of group-wide finance and accounting, strategic finance, human resources, business operations and investor relations. Previously, Mr. Kraft served as the Chief Financial Officer and Chief Operating Officer at CMCC Global in Hong Kong from June 2018 to April 2019, a Director at Perella Weinberg Partners in New York, where he specialized in M&A and strategic advisory for financial institutions, from March 2011 to February 2015 and an M&A associate at Lazard in Frankfurt from June 2007 to September 2010.

Mr. Kraft holds a Master of Science in Business Administration degree with a concentration on finance and investments from the Rotterdam School of Management and a Bachelor of Science degree in economics from Maastricht University.

Rohith Murthy, Chief Product Officer. Mr. Murthy joined the MoneyHero Group in March 2015 and has served as its Country Manager for Singapore, Group General Manager and Chief Product Officer. In his current capacity as the Chief Product Officer, Mr. Murthy is primarily responsible for shaping the group-wide product vision, strategy, management and delivery. Mr. Murthy also oversees the Seedly and Creatory businesses. With over 20 years of experience in product management, digital banking, innovation sales and operations, Mr. Murthy has held significant leadership roles at Citi, Siam Commercial Bank and Standard Chartered Bank. Currently based in Hong Kong, Mr. Murthy has worked in various locations including Singapore, Thailand, Central and Eastern Europe.

Mr. Murthy holds a bachelor’s degree in Computer Engineering from the National University of Singapore.

Marc Syz, Director. With over 18 years of investment experience, Mr. Syz is the co-founder and Managing Partner of Syz Capital and leads Syz Capital’s direct investments and is a member of the firm’s executive and investment committees. Prior to that, Mr. Syz was a Managing Director at ACE & Company, a global co-investment group, where he led the Asian, Hong Kong-based expansion for the group and managed several investment portfolios focusing on Europe and Asia. Mr. Syz has also previously worked as the Head of Capital Markets & Equity Sales at Union Bancaire Prive´e in Geneva and as a derivatives trader at Credit Suisse First Boston in the Structured Products division. Mr. Syz has a broad expertise in capital markets, asset management and alternative investments across geographies and holds an Executive MBA from INSEAD.

Susanna Lee, Director. Ms. Lee is a seasoned senior regional executive with leadership experience and front-line insight across different business segments in the payment industry. From 2017 to May 2023, Ms. Lee served as the Managing Director (Hong Kong and Taiwan) and the General Manager of Insurance Asia at

American Express International, Inc. (“American Express”), where she had held multiple roles since 1987 across different Asia Pacific markets. From February 2014 to April 2023, Ms. Lee was the Chairperson of the Board of Directors of American Express TLS HK Limited, overseeing the operation of Travel & Lifestyle Services in Hong Kong. In her most recent roles at American Express, Ms. Lee was responsible for driving the revenue growth and market share for the company’s consumer and commercial card business in both Hong Kong and Taiwan. Ms. Lee also led the development of American Express’ insurance business in Asia. In her previous capacity, Ms. Lee and played a critical role in the strategic development of the company’s merchant network and relationships in Hong Kong and Taiwan. In addition, Ms. Lee has been actively promoting diversity and inclusion in Hong Kong throughout her career, by participating in internal and external business forums to share best practices on building diversity in the workplace. Ms. Lee was the executive sponsor of the Women’s Interest Network (WIN) of American Express Hong Kong, an employee initiative dedicated to gender equity and improving the work-life balance for working women and working mothers.

Ms. Lee holds a double major degree of Management and Economics from the University of Guelph in Canada.

Daniel Wang, Director. Mr. Wang is the founder and Chief Investment Officer of Brianna Capital (Asia) Limited (“BCAL”), a Hong Kong SFC Type 4 and 9 Licensed Entity and manages, as well as advises on, a number of portfolios for family office investors with a scope of service covering multiple asset classes in order achieve the stated investment objectives. Mr. Wang oversees all investment activities at BCAL, including asset allocation, portfolio management, research and security selection. Prior to founding BCAL in 2014, Mr. Wang was the Chief Investment Officer at Vision Investment Management. During his tenure, Vision Investment Management was one of the top alternative investment managers in Asia with high-caliber institutional clients from the United States, Europe, Middle East and Asia and had won multiple awards. Before entering the field of finance, Mr. Wang worked as a management consultant at McKinsey & Co. and an engineer at Jacobs Engineering Group.

Mr. Wang has a Master of Business Administration degree from Columbia Business School and a Bachelor of Science degree in Civil Engineering from University of Southern California.

Board of Directors

The PubCo Board comprises six directors. Each of Marc Syz, Susanna Lee and Daniel Wang qualifies as “independent” as defined under applicable SEC rules and Nasdaq listing standards.

Except as provided in the PubCo Articles, a director may vote in respect of any contract or transaction in which he/she is interested, provided that the nature of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with PubCo must declare the nature of his interest at a meeting of the directors. No PubCo non-employee director has a service contract with PubCo that provides for benefits upon termination of service.

Duties of Directors

Under the laws of the Cayman Islands, PubCo directors owe certain fiduciary duties to the company. In certain circumstances, a shareholder may have the right to seek damages if a duty owed by the directors is breached.

Under Cayman Islands law, directors owe the following fiduciary duties:

•	the duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	the duty to exercise powers solely for the express purposes for which those powers were conferred and not for collateral purposes;

•	the duty not to improperly fetter the exercise of future discretion;

•	the duty to exercise powers fairly as between different sections of shareholders;

•	the duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	the duty to exercise independent judgment.

In addition to the above, under Cayman Islands law, directors owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director, in relation to the company and the general knowledge skill and experience of that director.

As stated above, under Cayman Islands law, directors have a duty not to put themselves in a position of conflict, and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances, what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders, provided that there is full disclosure by the directors. This can be done by way of permission granted in the PubCo Articles or alternatively by shareholder approval at general meetings.

Voting

The PubCo Articles provide that its directors may vote on resolutions relating to any contract or proposed contract or arrangement in which he/she is interested (and count as part of the quorum at any meetings where any such contract or proposed contract or arrangement is being considered), provided that the nature of that interest has been disclosed to the other directors in accordance with the terms of the PubCo Articles. This would include, for example, the right to vote on his/her own compensation arrangements (and that of any other director) and any arrangements in respect of such director borrowing money from PubCo. The PubCo Articles also permit the directors to exercise all of the powers of PubCo to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of PubCo or of any third party.

The above is also subject to the PubCo directors’ ongoing adherence to their fiduciary duties (including to act in the best interests of the company).

Appointment and Removal

Under the PubCo Articles, PubCo’s board may comprise up to nine directors unless otherwise determined by PubCo in a general meeting. The exact number of directors shall be determined from time to time by the PubCo’s board of directors.

Directors may be appointed by ordinary resolution or a resolution of directors. There is no cumulative voting with respect to the appointment of directors. PubCo’s directors do not serve for a fixed term, and there is no requirement for them to retire by rotation or to make themselves eligible for re-election.

The removal of a director by ordinary resolution may be for any reason and need not be for cause. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) is removed from office by notice addressed to him at his last known address and signed by all of his co-directors (not being less than two in number); or (v) is removed from office pursuant to any other provision of the PubCo Articles.

The PubCo Articles do not provide a set age requirement regarding the retirement of PubCo’s directors or (subject to any shareholders’ ordinary resolution to the contrary) any shareholding requirement for directors to be appointed.

Directors’ Power to Issue Shares

Subject to applicable law, PubCo’s board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Committees of the PubCo Board of Directors

Audit Committee

PubCo’s audit committee consists of Kenneth Chan, Daniel Wang and Susanna Lee. Daniel Wang serves as the chairperson of the audit committee. All members of PubCo’s audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. The PubCo Board has determined that Daniel Wang is an audit committee financial expert as defined by the SEC rules and that each of Daniel Wang and Susanna Lee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and the corporate governance rules of Nasdaq.

The PubCo Board has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with Cayman Islands law, the SEC’s rules and the corporate governance rules of Nasdaq and include, among others, the following:

•

selecting or replacing PubCo’s independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by PubCo’s independent registered public accounting firm;

•

reviewing with PubCo’s independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 7.B of Form 20-F;

•	discussing the annual audited financial statements with PubCo’s management and its independent registered public accounting firm;

•	periodically reviewing and reassessing the adequacy of PubCo’s audit committee charter;

•	meeting periodically with the PubCo’s management, its internal auditor and its independent registered public accounting firm;

•	reporting regularly to the PubCo Board;

•	reviewing the adequacy and effectiveness of PubCo’s accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•	handling such other matters that are specifically delegated to PubCo’s audit committee by the PubCo Board from time to time.

Compensation Committee

Under the corporate governance rules of Nasdaq, PubCo is required to maintain a compensation committee consisting of at least two independent directors. PubCo’s compensation committee consists of Susanna Lee, Daniel Wang and Derek Fong. Susanna Lee serves as chairperson of the committee. Each of Daniel Wang and Susanna Lee is independent under the corporate governance rules of Nasdaq.

The PubCo Board has adopted a compensation committee charter setting forth the responsibilities of the compensation committee, which are consistent with the corporate governance rules of Nasdaq and include, among others, the following:

•	reviewing and approving, or recommending to the PubCo Board for its approval, the compensation for PubCo’s executive officers;

•	reviewing and recommending to the PubCo Board with respect to the compensation of PubCo’s directors and executive officers;

•	reviewing, and making recommendations to the Board regarding, incentive compensation plans and equity-based plans;

•	selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•	reviewing, and making recommendations to the Board regarding, employment agreements and severance arrangements or plans.

Nominating and Corporate Governance Committee

PubCo’s nominating and corporate governance committee consists of Derek Fong, Daniel Wang and Susanna Lee. Derek Fong serves as chairperson of the committee. Each of Daniel Wang and Susanna Lee is independent under the corporate governance rules of Nasdaq.

The PubCo Board has adopted a nominating and corporate governance committee charter setting forth the responsibilities of the nominating and corporate governance committee, which are consistent with the corporate governance rules of Nasdaq and include, among others, the following:

•	identifying and recommending nominees for election or reelection to the PubCo Board or for appointment to fill any vacancy;

•	annually reviewing with the PubCo Board its current composition in light of the characteristics of independence, age, skills, experience and availability of service;

•	reviewing emerging corporate governance trends, best practices and regulations applicable to the corporate governance of PubCo; and

•

renewing, proposing changes to the PubCo Board, or developing, as needed, PubCo’s memorandum and articles of association, code of ethics, corporate governance guidelines, and other corporate governance policies.

Code of Ethics

PubCo has adopted a Code of Ethics applicable to its directors, officers and employees. PubCo seeks to conduct business ethically, honestly and in compliance with applicable laws and regulations. PubCo’s Code of Ethics sets out the principles designed to guide PubCo’s business practices with integrity, respect and dedication. The code applies to all directors, officers and employees of PubCo executive officers. PubCo expects its business partners to follow the principles set forth in its code when providing goods and services to PubCo or acting on PubCo’s behalf.

Compensation of Directors and Executive Officers

In 2023, MoneyHero Group incurred an aggregate of approximately US$1.5 million in cash compensation and benefits in kind to its directors and executive officers as a group, including compensation accrued and not yet paid relating to year-end bonuses. MoneyHero Group has not set aside or accrued any amount to provide pension, retirement or similar benefits to its directors or officers. For information regarding share awards granted to MoneyHero Group’s directors and executive officers, see the section titled “—Equity Incentive Plan” below.

In Singapore, MoneyHero Group is required by the applicable laws and regulations to make contributions, as employers, to the Central Provident Fund for executive officers who are employed by MoneyHero Group as prescribed under the Central Provident Fund Act. The contribution rates vary, depending on the age of the executive officers, and whether such executive officer is a Singapore citizen or permanent resident (contributions are not required or permitted in respect of a foreigner on a work pass).

Employment Agreements and Indemnification Agreements

The employment of PubCo’s executive officers is for an indefinite period, but may be terminated by the employer for cause at any time without advance notice or for any other reason by giving prior written notice or by paying certain compensation, and the executive officer may terminate his or her employment at any time by giving the employer prior written notice. The employment agreements with the executive officers also include confidentiality and non-disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment for certain periods following termination of employment.

In addition, we have entered into indemnification agreements with our directors and executive officers, pursuant to which we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Equity Incentive Plan

On the Closing Date, PubCo adopted the PubCo Equity Plan. Under the PubCo Equity Plan, PubCo may make equity awards to eligible individuals selected by the PubCo Board in its sole discretion and the affiliates of certain of these individuals.

The following summarizes the material terms of the PubCo Equity Plan:

Plan Administration. The PubCo Board has the power and authority to prescribe, amend and rescind rules and procedures governing the administration of the PubCo Equity Plan, including, among other things, establishing performance and vesting standards and imposing such limitations, restrictions and conditions upon awards granted under the PubCo Equity Plan as it shall deem appropriate.

Types of Awards. The PubCo Equity Plan permits the grants of options and such other awards (including, without limitation, restricted shares and restricted share units) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, PubCo Class A Ordinary Shares (including, without limitation, securities convertible into PubCo Class A Ordinary Shares) as are deemed by the PubCo Board to be consistent with the purposes of the PubCo Equity Plan.

Eligibility. The PubCo Board may, from time to time, select participants who are eligible to participate in the PubCo Equity Plan and the awards to be made to each such participant, which may include present and future employees and non-employee directors of PubCo and consultants, advisors or other service providers of PubCo or a subsidiary of PubCo. The PubCo Board may consider any factors it deems relevant in selecting participants and in making awards to such participants.

Exercise of Awards. All options granted under the PubCo Equity Plan, whether vested or unvested, will generally expire on the 10th anniversary of the date of grant to participants of such options, subject to earlier expiration. Unless determined otherwise in the applicable award agreement, options granted under the PubCo Equity Plan shall have an exercise price equal to or greater than 100% (or, in the case of options held by any person owning, as of the applicable date of determination, shares possessing more than 10% of the total combined voting power of all classes of shares of PubCo, its subsidiaries or parent, 110%) of the fair market value of PubCo Class A Ordinary Shares on the grant date, as determined by the PubCo Board in good faith, taking into account customary relevant factors.

Award Agreements. Awards granted under the PubCo Equity Plan will be evidenced by award agreements confirming the grant of the award. The award agreement will set forth the restrictions, terms and conditions as the PubCo Board determines.

Transferability. The awards and all rights thereunder are exercisable only by the participant and shall not be assignable or transferable, unless otherwise approved by the board of directors.

Termination of Employment. Unless otherwise set forth in an award agreement, all of a participant’s awards that have not fully vested as of the earliest date on which a participant is no longer employed by and no longer provides services to PubCo and its affiliates for any reason will expire at such time. Additionally, if a participant is terminated with cause, then the portion of such participant’s awards that have vested as of such termination date will also expire at such time.

As of the date of this prospectus, an aggregate of 1,746,771 PubCo Options have been granted to PubCo’s directors and executive officers, which include the following:

•

970,429 outstanding PubCo Options held by Prashant Aggarwal, with a per-share exercise price of US$0.0003 and an expiration date of January 1, 2033 (subject to earlier expiration), including (i) 521,606 PubCo Options that are exercisable for an aggregate of 521,606 PubCo Class A Ordinary Shares at the holder’s discretion, and (ii) 448,823 PubCo Options that will become exercisable for an aggregate of 448,823 PubCo Class A Ordinary Shares upon the first anniversary of the Closing Date;

•

582,257 outstanding PubCo Options held by Shaun Kraft, with a per-share exercise price of US$0.0003 and an expiration date of January 1, 2033 (subject to earlier expiration), including (i) 312,963 PubCo Options that are exercisable for an aggregate of 312,963 PubCo Class A Ordinary Shares at the holder’s discretion, and (ii) 269,294 PubCo Options that will become exercisable for an aggregate of 269,294 PubCo Class A Ordinary Shares upon the first anniversary of the Closing Date; and

•

194,085 outstanding PubCo Options held by Rohith Murthy with a per-share exercise price of US$0.0003 and an expiration date of January 1, 2033 (subject to earlier expiration), including (i) 104,321 PubCo Options that are exercisable for an aggregate of 104,321 PubCo Class A Ordinary Shares at the holder’s discretion, and (ii) 89,764 PubCo Options that will become exercisable for an aggregate of 89,764 PubCo Class A Ordinary Shares upon the first anniversary of the Closing Date.

DESCRIPTION OF PUBCO SECURITIES

PubCo is a Cayman Islands exempted company (company number 398798) and its affairs are governed by the PubCo Articles, the Cayman Companies Act and the common law of the Cayman Islands. Under the PubCo Articles, the authorized share capital of PubCo is US$50,000 divided into 440,000,000 PubCo Class A Ordinary Shares of a nominal or par value of US$0.0001 each, 50,000,000 PubCo Class B Ordinary Shares of a nominal or par value of US$0.0001 each, and 10,000,000 PubCo Preference Shares of a nominal or par value of US$0.0001 each. As of the date of this prospectus, there are 25,280,667 PubCo Class A Ordinary Shares, 13,254,838 PubCo Class B Ordinary Shares and 3,466,820 PubCo Preference Shares issued and outstanding.

Ordinary Shares and Preference Shares

The following description of the material terms of the securities of PubCo is a summary of specified provisions of the PubCo Articles.

Dividends

Subject to any rights and restrictions for the time being attached to any PubCo Shares, or as otherwise provided for in the Cayman Companies Act and the PubCo Articles, the payment of cash dividends in the future, if any, will be at the discretion of the PubCo Board has and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, PubCo’s overall financial condition, available distributable reserves and any other factors deemed relevant by the PubCo Board. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in PubCo being unable to pay its debts as they fall due in the ordinary course of its business.

Even if the PubCo Board decides to pay dividends, the form, frequency and amount will depend upon PubCo’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the PubCo Board may deem relevant. In addition, PubCo is a holding company and depends on the receipt of dividends and other distributions from its subsidiaries to pay dividends on PubCo Shares. When making recommendations on the timing, amount and form of future dividends, if any, the PubCo Board will consider, among other things:

•	PubCo’s results of operations and cash flow;

•	PubCo’s expected financial performance and working capital needs;

•	PubCo’s future prospects;

•	PubCo’s capital expenditures and other investment and growth plans;

•	dividend yields of comparable companies globally;

•	restrictions on payment of dividends that may be imposed on us by financing arrangements;

•	statutory restrictions on the payment of dividends; and

•	general economic and business conditions.

If any dividends or other distributions are declared or paid in cash or other assets (except dividends or other distributions payable in PubCo Class A Ordinary Shares) by the PubCo Board or PubCo on PubCo Class A Ordinary Shares pursuant to the PubCo Articles, each holder of PubCo Preference Shares shall be entitled to, with respect to all PubCo Preference Shares held by such holder, such amount of dividends or other distributions that such holder would receive had such holder converted all its PubCo Preference Shares into the applicable number of PubCo Class A Ordinary Shares immediately prior to the record date for the determination of the holders entitled to such dividends or distributions.

PubCo is a holding company and it depends on the receipt of dividends and other distributions from its subsidiaries to pay dividends on PubCo Shares. For a more detailed description on potential restrictions on its subsidiaries’ ability to pay dividends or make other distributions to PubCo, see the section titled “Regulatory Overview” included elsewhere in this prospectus.

Conversion

Each PubCo Class B Ordinary Share is convertible into an equal number of PubCo Class A Ordinary Share at any time at the option of the holder thereof (as adjusted for share subdivisions, share consolidations and similar transactions.

Any number of PubCo Class B Ordinary Shares held by a holder thereof shall be automatically and immediately converted into an equal number of PubCo Class A Ordinary Share in accordance with the PubCo Articles (as adjusted for share subdivisions, share consolidations and similar transactions) upon the occurrence of any of the following: (i) any direct or indirect sale, transfer, assignment or disposition of such PubCo Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such PubCo Class B Ordinary Shares through voting proxy or otherwise, in each case, to another person that is not an Affiliate (as defined in the PubCo Articles) of such holder, or (ii) the direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of PubCo Class B Ordinary Shares that is an entity to any person that is not an Affiliate (as defined in the PubCo Articles) of the such holder.

In addition, each PubCo Class B Ordinary Share shall be automatically and immediately converted into one PubCo Class A Ordinary Share (as adjusted for share subdivisions, consolidations and similar transactions) (i) at any time upon the holders of at least two-thirds of the issued PubCo Class B Ordinary Shares voting for or consenting to such conversion; or (ii) upon Mr. Li or any of his Affiliates (as defined in the PubCo Articles) ceasing to be the ultimate direct or indirect beneficial owner of any issued and outstanding PubCo Class B Ordinary Shares.

Any conversion of PubCo Class B Ordinary Shares into PubCo Class A Ordinary Shares pursuant to the PubCo Articles shall be effected by means of the automatic acquisition and cancellation by PubCo of each relevant PubCo Class B Ordinary Share and the immediate issuance of a PubCo Class A Ordinary Share.

PubCo Class A Ordinary Shares are not convertible into PubCo Class B Ordinary Shares under any circumstances.

Any holder of PubCo Preference Shares shall have the right by written election to PubCo to convert all or any portion of the issued and outstanding PubCo Preference Shares held by such holder into such number of PubCo Class A Ordinary Shares as determined by dividing (a) the product of (x) the number of Preference Shares elected for conversion by such holder multiplied by (y) US$8.110360 per PubCo Preference Share (the “Deemed Subscription Price”), by (b) US$8.110360 per PubCo Class A Ordinary Share, as adjusted in accordance with the PubCo Articles (the “Conversion Price”) in effect immediately prior to such conversion.

Voting Rights

Each PubCo Class A Ordinary Share shall entitle the holder thereof to one vote on all matters subject to a poll vote at general meetings of PubCo, and each Class B Ordinary Share shall entitle the holder thereof to ten votes on all matters subject to a poll vote at general meetings of PubCo, and each PubCo Preference Share shall entitle the holder thereof to a number of votes equal to the number of PubCo Class A Ordinary Shares (rounded down to the nearest whole number) into which such PubCo Preference Share is convertible pursuant to the

PubCo Articles. Our PubCo Class A Ordinary Shares, PubCo Class B Ordinary Shares and PubCo Preference Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law, or otherwise agreed in the PubCo Articles.

No shareholder shall be entitled to vote at any general meeting of PubCo unless all calls, if any, or other sums presently payable by him in respect of shares carrying the right to vote held by him have been paid. On a poll, votes may be given either personally or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast at a meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the shares cast at a meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all members entitled to vote. A special resolution is required to:

•	amend the PubCo Articles;

•	register PubCo by way of continuation in a jurisdiction outside the Cayman Islands;

•	merge or consolidate PubCo by way of a Cayman Islands statutory merger or consolidation;

•	reduce PubCo’s share capital or any capital redemption reserve in any manner authorized by law;

•	change PubCo’s name;

•	appoint an inspector to examine the affairs of PubCo;

•	recall a liquidation of PubCo; or

•	wind up PubCo voluntarily (provided that, if PubCo is unable to pay its debts as they fall due, it may be wound up voluntarily by an ordinary resolution of the shareholders).

Liquidation

In the event of any liquidation, the holders of PubCo Preference Shares then issued and outstanding shall, with respect to each PubCo Preference Share held by such holder, be entitled to receive, prior to any distribution to the holders of the PubCo Class A Ordinary Shares, PubCo Class B Ordinary Shares or any other class or series of Shares, such liquidation preference in an amount equal to the higher of (a) the Deemed Subscription Price, as adjusted for share dividends, share splits, share combinations, recapitalizations or similar events, plus all accrued or declared but unpaid dividends thereon (if any) and (b) the aggregate value that such holder would have received with respect to such PubCo Preference Share had all holders of PubCo Preference Shares, immediately prior to PubCo’s liquidation, converted all PubCo Preference Shares then issued and outstanding into PubCo Class A Ordinary Shares at the Conversion Price (the aggregate amount of such liquidation preference with respect to all PubCo Preference Shares is referred to as the “Preference Amount”). If upon any liquidation the remaining assets of PubCo available for distribution to the Shareholders shall be insufficient to pay the holders of the PubCo Preference Shares the full Preference Amount, (a) the holders of the PubCo Preference Shares shall share ratably in any distribution of the remaining assets and funds of PubCo in proportion to the respective full Preference Amount that would otherwise be payable to each holder in respect of such holder’s PubCo Preference Shares upon such liquidation if all amounts payable on or with respect to such PubCo Preference Shares were paid in full, and (b) PubCo shall not make or agree to make, or set aside for the benefit of the holders of PubCo Class A Ordinary Shares or PubCo Class B Ordinary Shares, any payments to the holders of PubCo Class A Ordinary Shares or PubCo Class B Ordinary Shares.

Subject to any Preference Amount to which holders of the PubCo Preference Shares are entitled, if PubCo is wound up, the liquidator may, (i) with the sanction of an ordinary resolution, divide among shareholders in specie or kind the whole or any part of the assets of PubCo, and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as among the shareholders or different classes of shares; and (ii) with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, provided that no shareholder shall be compelled to accept any assets whereon there is any liability.

Subject to any Preference Amount to which holders of the PubCo Preference Shares are entitled, if PubCo is wound up and its assets available for distribution among its shareholders are insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the PubCo Shares held by them. If in a winding up the assets available for distribution among PubCo’s shareholders are more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among the shareholders in proportion to the par value of PubCo Shares (on an as converted to PubCo Class A Ordinary Shares basis) held by them at the commencement of the winding up, subject to a deduction from those PubCo Shares in respect of which there are monies due of all monies payable to PubCo for unpaid calls or otherwise.

Transfers of Shares

Subject to the restrictions contained in the PubCo Articles and the rules or regulations of the Designated Stock Exchange (as defined in the PubCo Articles) or any relevant securities laws, any PubCo shareholder may transfer all or any of its PubCo Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by PubCo’s directors.

Subject to the rules of any Designated Stock Exchange and to any rights and restrictions for the time being attached to any PubCo Share, the PubCo directors shall not unreasonably decline to register any transfer of PubCo Shares, and shall upon making any decision to decline to register any transfer of PubCo Shares assign an appropriate reason therefor. If the PubCo directors refuse to register a transfer of any PubCo Share, PubCo’s Secretary (as defined in the PubCo Articles) shall, within two months after the date on which the transfer request was lodged with PubCo, send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. In this context, it shall not be unreasonable for the PubCo directors to decline to register any transfer of a PubCo Share if such transfer would breach or cause a breach of (i) the rules of any Designated Stock Exchange on which the PubCo Shares may be listed; or (ii) applicable law or regulation at such times and for such periods as the PubCo directors may from time to time determine.

No holder of PubCo Preference Shares may, without the prior written consent of PubCo, sell, transfer, tender, pledge, assign or otherwise dispose of, directly or indirectly, any of the PubCo Preference Shares held by such holder.

Calls on Shares and Forfeiture of Shares

The PubCo Board may from time to time make calls upon shareholders for any amounts unpaid on their PubCo Shares. Any PubCo Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, PubCo may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or PubCo. The redemption of such shares will be effected in such manner and upon such other terms as PubCo’s directors determine. PubCo may also purchase its own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).

Warrants

PubCo Public Warrants and PubCo Sponsor Warrants

PubCo has entered into the Assignment, Assumption and Amendment Agreement, pursuant to which each Bridgetown Warrant outstanding immediately prior to Closing ceased to be a warrant with respect to Bridgetown Class A Ordinary Shares and was assumed by PubCo and converted into a warrant of PubCo entitling the holder thereof to purchase one PubCo Class A Ordinary Share upon exercise.

Each whole warrant entitles the registered holder to purchase one PubCo Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date, provided that, unless an exemption under the Securities Act is otherwise available, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the PubCo Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such PubCo Class A Ordinary Shares. In addition, we will not be obligated to issue any shares to holders seeking to exercise their PubCo Public Warrants or PubCo Sponsor Warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the exercising holder. Holders of these warrants may exercise their warrants only for a whole number of PubCo Class A Ordinary Shares. The PubCo Sponsor Warrants may also be exercised on a cashless basis so long as they are held by Sponsor or any of the Sponsor Permitted Transferees. We may, at our option, require holders who exercise PubCo Public Warrants to exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (i) if our PubCo Class A Ordinary Shares are at the time of the warrant exercise not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act or (ii) in connection with the redemption of the warrants, as described below.

PubCo Public Warrants and PubCo Sponsor Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. The warrants may be exercised on or prior to the expiration date. The warrant holders do not have the rights or privileges of holders of PubCo Class A Ordinary Shares and any voting rights until they exercise their warrants and receive PubCo Class A Ordinary Shares.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of PubCo Class A Ordinary Shares to be issued to the warrant holder.

We have agreed that we will use our best efforts to, within 60 business days following the Closing Date, have the registration statement of which this prospectus is a part declared effective. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants. Notwithstanding the foregoing, if a registration statement covering the PubCo Class A Ordinary Shares issuable upon exercise of the warrants is not effective within any period following the Closing Date, holders of PubCo Public Warrants may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the PubCo Public Warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the PubCo Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders.

We have no obligation to notify holders of the PubCo Public Warrants that they have become eligible for redemption and will not provide separate notice to the holders of PubCo Public Warrants at the time that they become exercisable. However, in the event we decide to redeem your PubCo Public Warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in such a manner shall be conclusively presumed to have been duly given.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are issued and outstanding and the dilutive effect on our shareholders. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of PubCo Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the PubCo Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The PubCo Sponsor Warrants are not redeemable by us so long as they are held by Sponsor or any of the Sponsor Permitted Transferees.

A holder of a PubCo Public Warrant or PubCo Sponsor Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the PubCo Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding PubCo Class A Ordinary Shares is increased by a capitalization payable in PubCo Class A Ordinary Shares, or by a subdivision of PubCo Class A Ordinary Shares or other similar events, then, on the effective date of such capitalization, subdivision or similar event, the number of PubCo Class A Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding PubCo Class A Ordinary Shares. A rights offering to holders of PubCo Class A Ordinary Shares entitling holders to purchase PubCo Class A Ordinary Shares at a price less than the fair market value will be deemed a capitalization of a number of PubCo Class A Ordinary Shares equal to the product of (i) the number of PubCo Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for PubCo Class A Ordinary Shares) multiplied by (ii) one minus the quotient of (x) the price per PubCo Class A Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for PubCo Class A Ordinary Shares, in determining the price payable for PubCo Class A Ordinary Shares, any consideration received for such rights will be taken into account, as well as any additional amount payable upon exercise or conversion, and (ii) “fair market value” means the volume weighted average price of PubCo Class A Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the PubCo Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are issued and outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of PubCo Class A Ordinary Shares on account of such PubCo Class A Ordinary Shares, other than in the circumstances set forth in the Assignment, Assumption and Amendment Agreement, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each PubCo Class A Ordinary Share in respect of such event.

If the number of issued and outstanding PubCo Class A Ordinary Shares is decreased by a consolidation, combination or reclassification of PubCo Class A Ordinary Shares or other similar events, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of PubCo Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding PubCo Class A Ordinary Shares.

Whenever the number of PubCo Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of PubCo Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of PubCo Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding PubCo Class A Ordinary Shares (other than those described above or that solely affects the par value of such PubCo Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another entity or conversion of us as another entity (other than a consolidation or merger in which we are the continuing corporation and we are not a subsidiary of another entity whose shareholders did not own all or substantially all of the PubCo Class A Ordinary Shares in substantially the same proportions immediately before such transaction and that does not result in any reclassification or reorganization of our issued and outstanding PubCo Class A Ordinary Shares), or in the case of any sale or conveyance to another entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are liquidated or dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our PubCo Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding PubCo Class A Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, or accepted such offer and all of the PubCo Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Assignment, Assumption and Amendment Agreement. Additionally, if less than 70% of the consideration receivable by the holders of PubCo Class A Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Assignment, Assumption and Amendment Agreement.

The Assignment, Assumption and Amendment Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then-issued and outstanding PubCo Public Warrants to make any change that adversely affects the interests of the registered holders of PubCo Public Warrants.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Assignment, Assumption and Amendment Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We have waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Assignment,

The Assumption and Amendment Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

PubCo Class A Warrants

On October 14, 2022, CGCL executed a deed poll in respect of the issuance of warrants to certain holders to subscribe for CGCL Class A Ordinary Shares (the “CGCL Class A Warrants,” and such deed, the “Initial Class A Warrant Instrument”). On the Closing Date,

PubCo executed a PubCo Class A Warrant Instrument, and each CGCL Class A Warrant outstanding immediately prior to the Acquisition Effective Time was assumed by PubCo and converted into a PubCo Class A Warrant. On the Closing Date, PubCo also entered into a PubCo Class A Warrant Agreement with Continental, as the warrant agent, with the terms of the PubCo Class A Warrant Instrument incorporated.

If, during the exercise period, an order is made or an effective resolution is passed for the winding-up or dissolution of PubCo (except for the purpose of implementing a reconstruction, amalgamation or scheme of arrangement on terms previously sanctioned by a special resolution), each holder of the PubCo Class A Warrant will be treated as if, immediately before the date of such order or resolution, such warrantholder had exercised all of its PubCo Class A Warrants and will be entitled to receive out of the assets that would otherwise be available in the liquidation such sum (if any) as such warrantholder would have received had such warrantholder been the holder of the PubCo Class A Ordinary Shares to which such warrantholder would have become entitled by virtue of such exercise, after deducting from such sum an amount equal to the exercise price that would have been payable upon such exercise.

Holders of the PubCo Class A Warrants may not assign or transfer any rights or obligations under such warrants without the prior written consent of PubCo, except if such warrants are assigned or transferred to an affiliate of such warrantholder that falls within the scope of permitted transferees set forth in the PubCo Class A Warrant Instrument.

The rights attached to the PubCo Class A Warrants may from time to time be altered or abrogated with the consent of a majority of the holders of not less than 75% of the PubCo Class A Warrants by an instrument by way of a deed poll executed by PubCo and expressed to be supplemental to the PubCo Class A Warrant Instrument. Modifications to the PubCo Class A Warrant Instrument that are of a formal, minor or technical nature, or made to correct a manifest error, may be effected by an instrument by way of deed poll executed by PubCo and expressed to be supplemental to the PubCo Class A Warrant Instrument.

The PubCo Class A Warrant Agreement provides that any action, proceeding or claim against PubCo arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that PubCo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. The PubCo Class A Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Differences in Company Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modeled on English law but does not follow recent English law statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that such merger or consolidation is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (i) a special resolution (at least a majority of two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or existing under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value, and if the company and the shareholder agree to the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree to a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value, and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, and schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement, the procedures are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Following amendments to the Companies Act that became effective on August 31, 2022, the majority-in-number “headcount test” in relation to the approval of shareholders’ schemes of arrangement has been abolished. Section 86(2A) of the Companies Act provides that, if 75% in value of the shareholders (or class of shareholders) of a Cayman Islands company agree to any compromise or arrangement, such compromise or arrangement shall, if sanctioned by the Cayman Court, be binding on all shareholders (or class of shareholders) of such company and on the company itself. Where a Cayman Islands company is in the course of being wound up, such compromise or arrangement would be binding on the liquidator and contributories of the company. In contrast, section 86(2) of the Companies Act continues to require (a) approval by a majority in number representing 75% in value; and (b) the sanction of the Grand Court of the Cayman Islands, in relation to any compromise or arrangement between a company and its creditors (or any class of them). At the initial directions hearing, the Cayman Islands court will make orders for (among other things) the convening of the meetings of creditors or shareholders (or classes of them, as applicable). While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-Out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, PubCo will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) PubCo’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the company’s authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Special Considerations for Exempted Companies

PubCo is an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company, except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The PubCo Articles provide for indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in their capacities as such unless such liability (if any) arises from dishonesty, wilful default or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, PubCo intends to enter into indemnification agreements with PubCo’s directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the PubCo Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to PubCo’s directors, officers or persons controlling us under the foregoing provisions, PubCo has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the PubCo Articles

Some provisions of the PubCo Articles may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including provisions that restrict the requisition of general meetings by shareholders holding less than 7.5% of the paid up voting share capital of PubCo (as more fully described below).

Such provisions could be applied to delay or prevent a change in control of PubCo or make the removal of management more difficult. This may cause the price of PubCo’s securities to fall.

However, under Cayman Islands law, PubCo’s directors may only exercise the rights and powers granted to them under the PubCo Articles for a proper purpose and for what they believe in good faith to be in the best interests of PubCo.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

General Meetings of Shareholders

As a Cayman Islands exempted company, PubCo is not obliged by law to call shareholders’ annual general meetings. The PubCo directors may convene a general meeting at such time and place as they may determine.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The PubCo Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of all shareholders who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The PubCo Articles permit PubCo’s shareholders together holding at least 7.5% of PubCo’s paid up voting share capital to requisition a general meeting.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the PubCo Articles do not provide for cumulative voting. As a result, PubCo’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the PubCo Articles, the removal of a director by ordinary resolution may be for any reason and need not be for cause.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either a business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, PubCo cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding-Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. For more details related to PubCo, see “—Ordinary Shares and Preference Shares—Liquidation.”

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the PubCo Articles, whenever PubCo’s share capital is divided into different classes (and as otherwise determined by the Directors in accordance with the PubCo Articles) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As required by Cayman Islands law, the PubCo Articles may only be amended by a special resolution of the shareholders.

Inspection of Books

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of PubCo’s shares have no general right under Cayman Islands law to inspect or obtain copies of PubCo’s register of members or PubCo’s corporate records (save for PubCo’s memorandum and articles of association, special resolutions and register of mortgages and charges).

Changes in Capital

PubCo may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•

subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the share so canceled.

Rights of Nonresident or Foreign Shareholders

There are no limitations imposed by the PubCo Articles on the rights of nonresident or foreign shareholders to hold or exercise voting rights on PubCo’s shares. In addition, there are no provisions in the PubCo Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Federal Forum Provision

The PubCo Articles provide that, unless PubCo consents in writing to the selection of an alternative forum, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, will be the U.S. federal district courts, regardless of whether such legal suit, action, or proceeding also involves parties other than PubCo. In addition, the PubCo Articles provide that, unless PubCo consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with the PubCo Articles or otherwise, including any questions regarding their existence, validity, formation or termination, provided that such forum selection provisions shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, as amended, or any other claim based on securities laws for which the federal district courts of the United States have exclusive jurisdiction. Without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to PubCo, the PubCo Articles also provide that the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of PubCo to PubCo or PubCo’s shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the applicable laws or the PubCo Articles, including but not limited to any purchase or acquisition of PubCo Shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against PubCo concerning its internal affairs.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of PubCo Shares as of the date of this prospectus by:

•	each person who is known to us to beneficially own 5% or more of the outstanding PubCo Shares, unless otherwise indicated;

•	each executive officer or director of PubCo; and

•	all the executive officers and directors of PubCo as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The percentage of PubCo Shares beneficially owned is computed on the basis of 25,280,667 PubCo Class A Ordinary Shares, 13,254,838 PubCo Class B Ordinary Shares and 3,466,820 PubCo Preference Shares issued and outstanding as of the date of this prospectus. Each PubCo Class B Ordinary Share is convertible into an equal number of PubCo Class A Ordinary Share at any time at the option of the holder thereof (as adjusted for share subdivisions, share consolidations and similar transactions. Each Class B Ordinary Share is entitled to ten votes on all matters subject to a poll vote at general meetings of PubCo. Each PubCo Preference Ordinary Share is convertible into a number of PubCo Class A Ordinary Shares at any time at the option of the holder thereof at a ratio set forth in the PubCo Articles. Each PubCo Preference Share is entitled to a number of votes equal to the number of PubCo Class A Ordinary Shares (rounded down to the nearest whole number) into which such PubCo Preference Share is convertible as of the record date for such vote or, if there is no specified record date, as of the date of such vote.

	Number of PubCo Class A Ordinary Shares Beneficially Owned(1)	Percentage of PubCo Class A Ordinary Shares Beneficially Owned	Number of PubCo Class B Ordinary Shares Beneficially Owned	Percentage of PubCo Class B Ordinary Shares Beneficially Owned	Number of PubCo Preference Shares Beneficially Owned	Percentage of PubCo Preference Shares Beneficially Owned	Percentage of Total Outstanding Shares Beneficially Owned	Percentage of Total Voting Power Beneficially Owned
Principal Holders
Bridgetown LLC(2)	6,901,775	21.8%	13,254,838	100.0%	—	—	41.6%	83.1%
Enterprise Innovation Holdings Limited(3)	10,446,054	36.7%	—	—	1,692,419	7.1%	26.8%	7.4%
PCCW Media International Limited(4)	6,577,459	26.0%	—	—	—	—	15.7%	4.1%
Daniel Wong(5)	1,600,000	6.3%	—	—	—	—	3.8%	*
Directors and Officers†
Kenneth Chan	—	—	—	—	—	—	—	—
Derek Fong	—	—	—	—	—	—	—	—
Prashant Aggarwal(6)	561,711	2.2%	—	—	—	—	1.3%	*
Shaun Kraft(7)	451,870	1.8%	—	—	—	—	1.1%	*
Rohith Murthy(8)	117,464	*	—	—	—	—	*	*
Marc Syz(9)	4,010	*	—	—	—	—	*	*
Susanna Lee	—	—	—	—	—	—	—	—

	Number of PubCo Class A Ordinary Shares Beneficially Owned(1)	Percentage of PubCo Class A Ordinary Shares Beneficially Owned	Number of PubCo Class B Ordinary Shares Beneficially Owned	Percentage of PubCo Class B Ordinary Shares Beneficially Owned	Number of PubCo Preference Shares Beneficially Owned	Percentage of PubCo Preference Shares Beneficially Owned	Percentage of Total Outstanding Shares Beneficially Owned	Percentage of Total Voting Power Beneficially Owned
Daniel Wang	—	—	—	—	—	—	—	—
Directors and officers as a group (eight individuals)	1,135,055	4.3%	—	—	—	—	2.6%	*

†	Except as indicated otherwise below, the business address of our directors and executive officers is 70 Shenton Way, #18-15, EON Shenton, S079118, Singapore.
*	Less than 1%.
(1)	Not including any PubCo Class A Ordinary Shares issuable upon the conversion of PubCo Class B Ordinary Shares or PubCo Preference Shares.
(2)

Represents (i) 451,839 PubCo Class A Ordinary Shares and 12,659,892 PubCo Class B Ordinary Shares directly held by Sponsor, (ii) 6,449,936 PubCo Class A Ordinary Shares issuable to Sponsor upon the exercise of PubCo Sponsor Warrants, and (iii) 594,946 PubCo Class B Ordinary Shares that are subject to potential transfer by Steven Teichman to Sponsor for no consideration following the Closing Date. Sponsor is a Cayman Islands limited liability company, the ultimate beneficial owner of which is Mr. Li. Mr. Li, by virtue of his indirect ownership of Bridgetown LLC, may be deemed to beneficially own the aforementioned ordinary shares and warrants. Mr. Li disclaims beneficial ownership of the aforementioned ordinary shares and warrants other than to the extent of any pecuniary interest in such securities. The business address of Bridgetown LLC is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.

(3)

Represents (i) 7,212,571 PubCo Class A Ordinary Shares and 1,692,419 PubCo Preference Shares directly held by EIHL, (ii) 1,566,817 PubCo Class A Ordinary Shares issuable to EIHL upon the exercise of PubCo Class A Warrants, and (iii) 1,666,666 PubCo Class A Ordinary Shares issuable to EIHL upon the exercise of PubCo Public Warrants. EIHL is a member of the FWD group. Mr. Li, by virtue of his indirect majority ownership of the FWD group, may be deemed to beneficially own the aforementioned ordinary shares, preference shares and warrants. Mr. Li disclaims beneficial ownership of the aforementioned ordinary shares, preference shares and warrants other than to the extent of any pecuniary interest in such securities. The business address of EIHL is P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Island.

(4)

Represents 6,577,459 PubCo Class A Ordinary Shares directly held by PMIL. PMIL is a wholly-owned subsidiary of PCCW Limited, the shares of which are listed in Hong Kong. The board of directors of PCCW Limited has voting and investment power over the aforementioned shares. Based on the public disclosure of PCCW Limited, Mr. Li is the Chairman and an Executive Director of PCCW Limited. Mr. Li is the founder of certain trusts, including discretionary trusts in which he can influence how the trustees of such trusts exercise discretion. Through other entities that he directly or indirectly owns, and the trusts, Mr. Li has an interest in an aggregate of 2,391,129,358 shares of PCCW Limited (representing approximately 30.89% of PCCW Limited). The board of directors of PCCW Limited consists of Mr. Li, Susanna Hon Hing Hui, Edmund Sze Wing Tse, GBS, Shusen Meng, Fang Wang, David Zhe Wei, Aman Mehta, Frances Waikwun Wong, Bryce Wayne Lee, Lars Eric Nils Rodert, David Christopher Chance and Sharhan Mohamed Muhseen Mohamed. The business address of PMIL is 41st Floor, PCCW Tower, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong.

(5)	Represents 1,600,000 PubCo Class A Ordinary Shares directly held by Daniel Wong. The business address of Daniel Wong is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(6)

Represents (i) 40,105 PubCo Class A Ordinary Shares directly held by Mr. Aggarwal and (ii) 521,606 PubCo Class A Ordinary Shares underlying the same number of PubCo Options, which are exercisable at Mr. Aggarwal’s option.

(7)	Represents (i) 121,810 PubCo Class A Ordinary Shares directly held by Mr. Kraft, (ii) 17,097 PubCo Class A Ordinary Shares issuable to Mr. Kraft upon the exercise of warrants to purchase PubCo Class A

Ordinary Shares, and (iii) 312,963 PubCo Class A Ordinary Shares underlying the same number of PubCo Options, which are exercisable at Mr. Kraft’s option.
(8)

Represents (i) 1,536 PubCo Class A Ordinary Shares directly held by Mr. Murthy, (ii) 11,607 PubCo Class A Ordinary Shares issuable to Mr. Murthy upon the exercise of warrants to purchase PubCo Class A Ordinary Shares, and (iii) 104,321 PubCo Class A Ordinary Shares underlying the same number of PubCo Options, which are exercisable at Mr. Murthy’s option.

(9)	Represents 4,010 PubCo Class A Ordinary Shares directly held by Mr. Syz. Mr. Syz’s business address is Dreikönigstrasse 12, 8027 Zürich.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Issuance of Equity Securities and related Loan Agreements

On August 10, 2020, CGCL entered into a convertible loan agreement with E Capital (Select) Limited, which holds over 10% of the voting power of CGCL, in the principal amount of US$4.0 million to finance the acquisition of Seedly (the “2020 Convertible Notes”), which was subsequently amended on October 8, 2020, October 14, 2021 and January 7, 2022. In 2020 and 2021, we accrued interest to E Capital (Select) Limited on the 2020 Convertible Notes in the amount of approximately US$0.1 million and US$0.4 million, respectively. In addition, the amended convertible loan agreement, executed on October 14, 2021, provides that CGCL will pay E Capital (Select) Limited an establishment fee equal to 3% of the aggregate amount of the principal amount and accrued interest of the loan pursuant to the terms of the agreement. The principal amount and accrued interest of the 2020 Convertible Notes were settled in April 2022, as described below.

On September 28, 2021, CGCL entered into an interest-free and unsecured facilities agreement with FWD Limited, an entity over which Mr. Li has significant influence, Mr. Shaun Kraft, the Chief Financial Officer and Chief Operating Officer of the MoneyHero Group, and other lenders in the principal amount of US$26.0 million (the “Bridge Loan”) for working capital and general corporate purposes. Each lender is entitled to receive an exit premium at the rate of 20% of its total commitment. In 2021 and 2022, drawdowns under the Bridge Loan amounted to approximately US$13.2 million and US$7.8 million, respectively, and we paid exit premiums on the Bridge Loan of US$1.3 million and US$3.9 million, respectively.

On April 27, 2022, CGCL executed a deed poll constituting up to US$50,000,000 of fixed rate, interest- bearing unsecured 2022 Convertible Notes. On the same day, CGCL entered into a convertible loan note purchase agreement with E Capital (Select) Limited, FWD Group Limited, an entity over which Mr. Li has significant influence, Mr. Kraft and other purchasers in the principal amount of $37.0 million, of which $12.7 million was raised in cash. Pursuant to the convertible loan note purchase agreement, CGCL issued (i) approximately US$5.4 million worth of 2022 Convertible Notes to E Capital (Select) Limited in settlement for the principal amount and accrued interest of the 2020 Convertible Notes owed to E Capital (Select) Limited as of April 27, 2022; (ii) approximately US$12.8 million worth of 2022 Convertible Notes to FWD Group Limited, in exchange for the settlement of US$6.0 million worth of Bridge Loan owed to FWD Limited as of April 27, 2022 and a cash subscription fee from FWD Group Limited of approximately US$6.8 million; and (iii) US$0.6 million worth of 2022 Convertible Notes to Mr. Kraft. On October 14, 2022, CGCL executed an amended and restated deed poll constituting up to US$50,000,000 of fixed rate unsecured convertible loan notes 2026 and PIK notes, pursuant to which all 2022 Convertible Notes in the amount of US$38.59 million (including principal and accrued interest) were converted into 15,488,498 CGCL Preference Shares. As a result, 2,260,271, 5,348,937 and 251,083 CGCL Preference Shares were issued to E Capital (Select) Limited, EIHL, which holds over 10% of the voting power of CGCL, and Mr. Kraft, respectively.

On October 14, 2022, CGCL executed a deed poll constituting up to US$20,000,000 of fixed rate unsecured loan notes, bearing a PIK interest rate of 25% per annum (together with any PIK notes, the “CGCL Loan Notes”), which provides that the CGCL Loan Notes shall not be prepaid except if it is or becomes unlawful for the CGCL Loan Notes to be outstanding (as confirmed by a written legal opinion from reputable outside legal counsel to CGCL), and entered into a loan note purchase agreement (the “Loan Note Purchase Agreement”) with PMIL and EIHL to raise funds for its working capital and general corporate purposes. Pursuant to the Loan Note Purchase Agreement dated as of October 14, 2022, CGCL issued 11.4 million of CGCL Loan Notes to PMIL and 5.0 million of CGCL Loan Notes to EIHL, at a price of US$1.0 per CGCL Loan Note (equivalent to US$16.4 million in total), as well as 12,823,301 and 6,527,295 CGCL Class C Warrants to PMIL and EIHL, respectively (equivalent to 19,350,596 CGCL Class C Warrants in total), for no consideration. On the Closing Date, the CGCL Class C Warrants held by PMIL and EIHL were converted into PubCo warrants and were exercised by PMIL and EIHL for no consideration. As a result of such exercise, PMILand EIHL received 3,939,471 and 2,005,263 PubCo Class A Ordinary Shares, respectively.

The deed poll sets forth, among other things, the interest, repayment, redemption and default terms of the CGCL Loan Notes, including but not limited to:

•

interest on the CGCL Loan Notes is due on each of the first, second, third, fourth and fifth one-year anniversaries of the issuance date of the CGCL Loan Notes by issuance of PIK notes in the same form as the CGCL Loan Notes;

•

the CGCL Loan Notes shall not be prepaid except if it is or becomes unlawful for the CGCL Loan Notes to be outstanding (as confirmed by a written legal opinion from reputable outside legal counsel to CGCL);

•

the CGCL Loan Notes shall be redeemed by CGCL on the date that is five years after the date of the deed poll (or such later date agreed in writing by CGCL, PMIL, EIHL and/or certain of its affiliates (the “Major Noteholders”)). Following the delivery from the noteholder of the Certificate for the Note for cancellation and against a receipt (if CGCL so requires) for the moneys payable in respect of the CGCL Loan Notes, CGCL shall pay the noteholder moneys payable in respect of the CGCL Loan Notes due to the noteholder on the due date for redemption, not less than three business days prior to the redemption date;

•

on and at any time after the occurrence of an event of default that has not been waived, the Major Noteholders may by written notice to CGCL declare the CGCL Loan Notes immediately due and payable, in which case CGCL will be required to pay to each noteholder, in U.S. dollars, an amount equal to the aggregate principal amount of the outstanding CGCL Loan Notes (including the PIK notes) held by such noteholder and any accrued but unpaid interest. Such events of default include: (i) an Insolvency Event (as defined in the deed poll, as amended); (ii) a material breach by CGCL of any provision of the Loan Note Purchase Agreement and the deed poll, each as amended, that is not capable of remedy or is not cured within the prescribed timeframe; the failure of CGCL or certain of its subsidiaries to settle certain types of indebtedness when due or within any originally applicable grace period, unless the amount of indebtedness is less than US$5.0 million; (iii) the MoneyHero Group (taken as a whole) ceases to carry on all, or substantially all, of its business; (iv) CGCL’s failure to pay on the due date any amount payable pursuant to the Loan Note Purchase Agreement or the deed poll, each as amended, in the manner and at the place and in the currency in which it is expressed to be payable; and (v) the occurrence of any event or circumstance that has a Material Adverse Effect (as defined in the deed poll, as amended).

Also on October 14, 2022 and in connection with the issuance of the CGCL Loan Notes to PMIL, CGCL entered into a subscription agreement with PMIL, pursuant to which it issued 2,058,932 CGCL Class B Ordinary Shares to PMIL for no consideration.

In addition, PMIL was granted the Existing Call Option on October 14, 2022 (as further defined and described below).

On December 21, 2022, CGCL executed a supplemental deed in relation to the deed poll dated October 14, 2022 amending the limit of the aggregate principal amount of the fixed rate unsecured loan notes to US$23,000,000 and entered into an amendment to the Loan Note Purchase Agreement, pursuant to which it issued an aggregate of 5,997,271 CGCL Loan Notes to additional purchasers at a price of US$1.0 per CGCL Loan Note and an aggregate of 7,829,194 CGCL Class C Warrants to these purchasers for no consideration, including (i) 100,000 CGCL Loan Notes and 130,546 CGCL Class C Warrants to Mr. Kraft, (ii) 100,000 CGCL Loan Notes and 130,546 CGCL Class C Warrants to Prashant Aggarwal, the Chief Executive Officer of the MoneyHero Group, and (iii) 800,000 CGCL Loan Notes and 1,044,367 CGCL Class C Warrants to E Capital (Select) Limited. In 2022 and the six months ended June 30, 2023, we accrued interest on the CGCL Loan Notes of approximately US$0.8 million and US$3.5 million, respectively. As of December 31, 2022, CGCL had an aggregate of US$23.1 million in liabilities associated with the CGCL Loan Notes, which comprised three components: (i) a liability component of US$8.7 million, (ii) a derivative component for the option for additional subscription of US$2.8 million, and

(iii) warrant liabilities of CGCL Class C Warrants of US$11.6 million. As of June 30, 2023, CGCL had an aggregate of US$73.6 million in liabilities associated with the CGCL Loan Notes, which comprised three components: (i) a liability component of US$12.3 million, (ii) a derivative component for the option for additional subscription of US$11.9 million, and (iii) warrant liabilities of CGCL Class C Warrants of US$49.5 million.

On May 25, 2023, CGCL executed a second supplemental deed in relation to the aforementioned deed poll, amending the prepayment terms to the following: (i) CGCL shall prepay the CGCL Loan Notes in accordance with the terms of the deed poll if it is or becomes unlawful for the CGCL Loan Notes to remain outstanding, as confirmed by a written legal opinion from reputable outside legal counsel to CGCL; and (ii) CGCL may, with sufficient advance written notice required under the deed poll (a “Prepayment Notice”), repay all or any outstanding notes on the date specified in the Prepayment Notice, provided that, if all outstanding notes are not being prepaid pursuant to a Prepayment Notice, then any prepayment being made pursuant to that Prepayment Notice shall be applied pro rata among the noteholders.

In October 2023, CGCL made a voluntary prepayment of all outstanding CGCL Loan Notes and accrued but unpaid interest in an aggregate amount of US$27,676,306.

In addition, on October 12, 2023, PubCo issued (i) 2,005,263 PubCo Class A Ordinary Shares to EIHL, for no consideration, upon the exercise of certain PubCo warrants held by EIHL, which were converted from its CGCL Class C Warrants in connection with the Business Combination, and (ii) an aggregate of 451,839 PubCo Class A Ordinary Shares, 12,659,892 PubCo Class B Ordinary Shares and 6,449,936 PubCo warrants to Sponsor in accordance with the Business Combination Agreement and the Working Capital Loan Capitalization Agreement.

For additional information on the estimated beneficial ownership of Sponsor, EIHL, PMIL, E Capital, Mr. Kraft and Mr. Aggarwal in PubCo, see “Beneficial Ownership of Securities.”

Other Transactions with FWD Parties

In addition to the transactions described above, certain of our subsidiaries in Singapore and Hong Kong have entered into service agreements with FWD Singapore Pte Ltd, FWD General Insurance Company Limited and FWD Financial Limited for displaying certain of their products on our platforms, facilitating the purchase of such products by our users, and providing certain advertising services and insurance brokerage services to these entities. Mr. Li, who beneficially owns over 10% of the voting power of CGCL, has significant influence over these FWD entities. During 2020, 2021, 2022 and the first six months of 2023, revenues generated from these entities were US$0.1 million, US$0.1 million, US$0.3 million and US$0.3 million, respectively. As of December 31, 2022, trade receivables from the FWD Parties were approximately US$45,295. As of June 30, 2023, trade receivables from the FWD Parties were approximately US$0.2 million.

Other Transactions with PMIL and PCCW-HKT Telephone Limited

In addition to the transactions described above, on October 14, 2022, CGCL entered into a fifth amended and restated shareholders agreement with its then existing shareholders, as amended on April 14, 2023 (the “CGCL Shareholder Agreement”), pursuant to which, among other things, CGCL granted PMIL the Existing Call Option. Under the Existing Call Option, PMIL can subscribe for additional CGCL Loan Notes from CGCL for an aggregate purchase price of $5,000,000 together with warrants to subscribe for 6,527,934 CGCL Class C Ordinary Shares at the exercise price of $0.0001 per warrant (at the ratio of 3.253 warrants per $2.4916 of the loan notes purchased).

On the Closing Date, the Existing Call Option was permitted pursuant to the CGCL Shareholder Agreement. and PubCo executed a deed poll constituting up to US$5,000,000 of fixed rate unsecured loan notes, bearing a PIK interest rate of 25% per annum (together with any PIK notes, the “Call Option Notes”). Immediately after the Closing, PMIL elected to exercise its PubCo Call Option, as a result of which it received 2,005,460 PubCo Class A Ordinary Shares for no consideration and subscribed for 5 million of Call Option Notes in an aggregate principal amount of US$5,000,000 at a price of US$1.00 per Call Option Note. The Call Option Notes have substantially the same terms as the CGCL Loan Notes. In October 2023, PubCo made a voluntary prepayment of all outstanding Call Option Notes and accrued but unpaid interest in an aggregate amount of US$5,044,521.

Interests will be due on each of the first, second, third and fourth one-year anniversaries of the date of the deed poll constituting the Call Option Notes and on October 14, 2027 (or such later date that is agreed, in writing, by PubCo and PMIL) (the “Call Option Redemption Date”) by issuance of PIK notes in the same form as the Call Option Notes, and the Call Option Notes shall be redeemed by PubCo on the Call Option Redemption Date.

In addition, on February 15, 2023, CAGRL, one of our Hong Kong subsidiaries, entered into an office lease agreement with PCCW-HKT Telephone Limited, an entity affiliated with Mr. Li. The lease expires on February 14, 2025, and the rent is HK$179,014.50 per month (exclusive of rates, air-conditioning and management charges and all other outgoings of non-capital capture in connection with the premise), which is payable monthly.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 42,988,598 PubCo Class A Ordinary Shares and 8,116,602 PubCo Warrants. The Selling Securityholders may from time to time offer and sell any or all of the PubCo Class A Ordinary Shares and/or PubCo Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Registered Securities other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of PubCo securities held by each Selling Securityholder immediately prior to the sale of Registered Securities in this offering, the number of Registered Securities that may be sold by each Selling Securityholder under this prospectus and the number of PubCo securities that each Selling Securityholder will beneficially own after this offering.

For purposes of the table below, we have assumed that (i) the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering; and (ii) the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

	Shares Beneficially Owned Prior to this Offering					Number of PubCo Class A Ordinary Shares Being Offered	Number of PubCo Warrants Being Offered	Shares Beneficially Owned After this Offering
	Number of PubCo Class A Ordinary Shares(1)	Number of PubCo Class B Ordinary Shares(2)	Number of PubCo Preference Shares(3)	% of PubCo Shares(4)	% Voting Power(5)			Number of PubCo Class A Ordinary Shares(1)	Number of PubCo Class B Ordinary Shares(2)	Number of PubCo Preference Shares(3)	% of PubCo Shares(4)	% Voting Power(5)
Bridgetown LLC(6)	6,901,775	13,254,838	—	41.6%	83.1%	20,156,613	6,449,936	—	—	—	—	—
Enterprise Innovation Holdings Limited(7)	10,446,054	—	1,692,419	26.8%	7.4%	12,138,473	1,666,666	—	—	—	—	—
PCCW Media International Limited(8)	6,577,459	—	—	15.7%	4.1%	6,577,459	—	—	—	—	—	—
E Capital (Select) Limited(9)	320,842	—	715,156	2.5%	*	1,035,998	—	—	—	—	—	—
Prashant Aggarwal(10)	561,711	—	—	1.3%	*	561,711	—	—	—	—	—	—
Shaun Kraft(11)	451,870	—	—	1.1%	*	451,870	—	—	—	—	—	—
Rohith Murthy(12)	117,464	—	—	*	*	117,464	—	—	—	—	—	—
Marc Syz(13)	4,010	—	—	*	*	4,010	—	—	—	—	—	—
BTIG, LLC(14)	325,000	—	—	*	*	325,000	—	—	—	—	—	—
Daniel Wong(15)	1,600,000	—	—	3.8%	*	1,600,000	—	—	—	—	—	—
John R. Hass(16)	5,000	—	—	*	*	5,000	—	—	—	—	—	—
Samuel Altman(17)	5,000	—	—	*	*	5,000	—	—	—	—	—	—
In Joon Hwang(18)	5,000	—	—	*	*	5,000	—	—	—	—	—	—
Kenneth Ng(19)	5,000	—	—	*	*	5,000	—	—	—	—	—	—
Steven Teichman(20)	—	594,946	—	1.4%	3.7%	594,946	—	—	—	—	—	—

(1)	Not including any PubCo Class A Ordinary Shares issuable upon the conversion of PubCo Class B Ordinary Shares or PubCo Preference Shares.
(2)

Each PubCo Class B Ordinary Share is convertible into an equal number of PubCo Class A Ordinary Share at any time at the option of the holder thereof (as adjusted for share subdivisions, share consolidations and similar transactions). Each Class B Ordinary Share is entitled to ten votes on all matters subject to a poll vote at general meetings of PubCo. For more details, see the section titled “Description of PubCo Securities—Ordinary Shares and Preference Shares.”

(3)

Each PubCo Preference Ordinary Share is convertible into a number of PubCo Class A Ordinary Shares at any time at the option of the holder thereof at a ratio described in the section titled “Description of PubCo Securities—Ordinary Shares and Preference Shares.” Each PubCo Preference Share is entitled to a number of votes equal to the number of PubCo Class A Ordinary Shares (rounded down to the nearest whole number) into which such PubCo Preference Share is convertible as of the record date for such vote or, if there is no specified record date, as of the date of such vote.

(4)

The percentage of beneficial ownership is calculated based on 25,280,667 PubCo Class A Ordinary Shares, 13,254,838 PubCo Class B Ordinary Shares and 3,466,820 PubCo Preference Shares issued and outstanding as of the date of this prospectus.

(5)	Percentage of total voting power represents voting power with respect to all PubCo Shares, as a single class.
(6)

Includes (i) 12,659,892 PubCo Class A Ordinary Shares issuable upon the conversion of the same number of PubCo Class B Ordinary Shares, (ii) 6,449,936 PubCo Sponsor Warrants, (iii) 6,449,936 PubCo Class A Ordinary Shares issuable upon the exercise of the PubCo Sponsor Warrants, which may be exercised 30 days after Closing, (iv) 451,839 PubCo Class A Ordinary Shares, and (v) 594,946 PubCo Class A Ordinary Shares issuable upon the conversion of the same number of PubCo Class B Ordinary Shares that are subject to potential transfer by Mr. Teichman to Sponsor for no consideration. The percentages of beneficial ownership and voting power do not into account any PubCo Shares that Sponsor may sell or forfeit pursuant to the Sponsor Support Agreement and the Non-Redemption Deeds, under certain circumstances described therein. Bridgetown LLC is a Cayman Islands limited liability company, the ultimate beneficial owner of which is Mr. Li. Mr. Li, by virtue of his indirect ownership of Bridgetown LLC, may be deemed to beneficially own the aforementioned PubCo securities. Mr. Li disclaims beneficial ownership of the aforementioned PubCo securities other than to the extent of any pecuniary interest in such securities. The business address of Bridgetown LLC is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.

(7)

Includes (i) 7,212,571 PubCo Class A Ordinary Shares and 1,692,419 PubCo Preference Shares directly held by EIHL, (ii) 1,566,817 PubCo Class A Ordinary Shares issuable to EIHL upon the exercise of warrants to purchase PubCo Class A Ordinary Shares and (iii) 1,666,666 PubCo Public Warrants directly held by EIHL. EIHL is a member of the FWD group. Mr. Li, by virtue of his indirect majority ownership of the FWD group, may be deemed to beneficially own the aforementioned ordinary shares, preference shares and warrants. Mr. Li disclaims beneficial ownership of the aforementioned ordinary shares, preference shares and warrants other than to the extent of any pecuniary interest in such securities. The business address of EIHL is P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Island.

(8)

Includes 6,577,459 PubCo Class A Ordinary Shares held by PMIL. PMIL is a wholly-owned subsidiary of PCCW Limited, the shares of which are listed in Hong Kong. The board of directors of PCCW Limited has voting and investment power over the aforementioned shares. Based on the public disclosure of PCCW Limited, Mr. Li is the Chairman and an Executive Director of PCCW Limited. Mr. Li is the founder of certain trusts, including discretionary trusts in which he can influence how the trustees of such trusts exercise discretion. Through other entities that he directly or indirectly owns, and the trusts, Mr. Li has an interest in an aggregate of 2,391,129,358 shares of PCCW Limited (representing approximately 30.89% of PCCW Limited). The board of directors of PCCW Limited consists of Mr. Li, Susanna Hon Hing Hui, Edmund Sze Wing Tse, GBS, Shusen Meng, Fang Wang, David Zhe Wei, Aman Mehta, Frances Waikwun Wong, Bryce Wayne Lee, Lars Eric Nils Rodert, David Christopher Chance and Sharhan Mohamed Muhseen Mohamed. The business address of PMIL is 41st Floor, PCCW Tower, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong.

(9)

Includes 320,842 PubCo Class A Ordinary Shares and 715,156 PubCo Preference Shares directly held by E Capital. The board of directors of E Capital has voting and investment power over such shares. Mr. Li, by virtue of his indirect ownership of E Capital, may be deemed to be the beneficial owner of the aforementioned PubCo securities. Mr. Li disclaims beneficial ownership of these shares other than to the extent of any pecuniary interest in such shares. The registered address of E Capital is c/o Vistra (Cayman) Limited, P. O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands.

(10)

Includes (i) 40,105 PubCo Class A Ordinary Shares directly held by Mr. Aggarwal and (ii) 521,606 PubCo Class A Ordinary Shares underlying the same number of PubCo Options, which are exercisable at Mr. Aggarwal’s option. The business address of Mr. Aggarwal is 70 Shenton Way, #18-15, EON Shenton, S079118, Singapore.

(11)

Includes (i) 121,810 PubCo Class A Ordinary Shares directly held by Mr. Kraft, (ii) 17,097 PubCo Class A Ordinary Shares issuable to Mr. Kraft upon the exercise of warrants to purchase PubCo Class A Ordinary Shares, and (iii) 312,963 PubCo Class A Ordinary Shares underlying the same number of PubCo Options, which are exercisable at Mr. Kraft’s option. The business address of Mr. Kraft is 70 Shenton Way, #18-15, EON Shenton, S079118, Singapore.

(12)

Includes (i) 1,536 PubCo Class A Ordinary Shares directly held by Mr. Murthy, (ii) 11,607 PubCo Class A Ordinary Shares issuable to Mr. Murthy upon the exercise of warrants to purchase PubCo Class A Ordinary Shares, and (iii) 104,321 PubCo Class A Ordinary Shares underlying the same number of PubCo Options, which are exercisable at Mr. Murthy’s option. The business address of Mr. Murthy is 70 Shenton Way, #18-15, EON Shenton, S079118, Singapore.

(13)	Includes 4,010 PubCo Class A Ordinary Shares held by Mr. Syz. The business address of Mr. Syz is Dreikönigstrasse 12, 8027 Zürich.
(14)

Includes 325,000 PubCo Class A Ordinary Shares held by BTIG, LLC. The registered address of BTIG, LLC is 600 Montgomery Street, 6th Floor, San Francisco, CA 94111. BTIG, LLC has sole voting and dispositive power over the securities held.

(15)

Includes 1,600,000 PubCo Class A Ordinary Shares held by Daniel Wong, Bridgetown’s Chief Executive Officer, Chief Financial Officer and director. The business address of Daniel Wong is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.

(16)	Includes 5,000 PubCo Class A Ordinary Shares held by John R. Hass, a director of Bridgetown. The business address of John R. Hass is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(17)	Includes 5,000 PubCo Class A Ordinary Shares held by Samuel Altman, a director of Bridgetown. The business address of Samuel Altman is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(18)	Includes 5,000 PubCo Class A Ordinary Shares held by In Joon Hwang, a director of Bridgetown. The business address of In Joon Hwang is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(19)	Includes 5,000 PubCo Class A Ordinary Shares held by Kenneth Ng, an advisor to Bridgetown. The business address of Kenneth Ng is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(20)

Includes 594,946 PubCo Class B Ordinary Shares held by Steven Teichman, an advisor to Bridgetown. Pursuant to a letter agreement, dated September 8, 2023, between Mr. Teichman and Sponsor, (i) Mr. Teichman has agreed to transfer, for nil consideration, any or all of his 594,946 PubCo Class B Ordinary Shares to Sponsor within five business days upon receipt of a written notice from Sponsor, which may be issued at any time by Sponsor, in accordance with such notice; (ii) Mr. Teichman has agreed not to transfer any such shares to any party, other than Sponsor, without the prior written consent of Pacific Century, an affiliate of Sponsor (a “PCG Conset”); and (iii) any such shares that have been transferred by Mr. Teichman to a third party in accordance with a PCG Consent are not subject to re-transfer to Sponsor. The business address of Steven Teichman is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 26,282,971 PubCo Class A Ordinary Shares issuable upon the exercise of the warrants offered hereby. We are also registering the resale of (i) up to 42,988,598 PubCo Class A Ordinary Shares and (ii) up to 8,116,602 PubCo Warrants.

We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder, except with respect to amounts received by us upon exercise of our warrants to the extent such warrants are exercised for cash. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The term Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or warrants on any stock exchange, market or trading facility on which the shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or warrants:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares or warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our ordinary shares or warrants, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell our ordinary shares or warrants short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of ordinary shares or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares or warrants to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, our ordinary shares or warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares or warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares or warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares or warrants in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

With respect to those Registered Securities being registered herein, we and the Selling Securityholders have agreed to indemnify or hold harmless each other and certain related persons against certain liabilities, including certain liabilities under the Securities Act.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Certain Selling Securityholders named in this prospectus have entered into lock-up agreements. See “Securities Eligible for Future Sales—Lock-Up Agreements.”

SECURITIES ELIGIBLE FOR FUTURE SALES

As of the date of this prospectus, there are 25,280,667 PubCo Class A Ordinary Shares, 13,254,838 PubCo Class B Ordinary Shares and 3,466,820 PubCo Preference Shares issued and outstanding.

Sales of substantial amounts of the PubCo Class A Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Class A Ordinary Shares.

Lock-up Agreements

Pursuant to a company holders support agreement and deed dated May 25, 2023, certain shareholders of PubCo have agreed not to, without the prior written consent of the PubCo Board, transfer (i) certain of their PubCo Class A Ordinary Shares, PubCo Preference Shares and PubCo Class A Warrants, (ii) any PubCo Class A Ordinary Shares received by them upon the exercise of such warrants or (iii) any other equity security of PubCo issued or issuable to them with respect to any securities referenced in sub-clauses (i) and (ii) by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction for a period commencing on the Closing Date and ending on the earliest of: (i) the date falling six months after the Closing Date; (ii) the date on which the last reported sale price of PubCo Class A Ordinary Shares equals or exceeds US$12.00 per share (subject to an equitable adjustment to reflect the effect of any share subdivisions, share consolidations, share dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change) for any 10 consecutive trading days within any period commencing at least 150 days after the Closing Date; and (iii) the date of the completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of PubCo’s security holders having the right to exchange their PubCo securities for cash, securities or other property (other than solely for equity securities of PubCo) following the Closing Date, subject to certain exceptions. These PubCo Class A Ordinary Shares and the PubCo Class A Ordinary Shares issuable upon the conversion of these PubCo Preference Shares and the exercise of these PubCo Class A Warrants are part of the Registered Securities being offered for resale under this prospectus.

Pursuant to a sponsor support agreement and deed dated May 25, 2023, Sponsor has agreed to the same lock-up terms described above with respect to its 451,839 PubCo Class A Ordinary Shares, 12,659,892 PubCo Class B Ordinary Shares and 6,449,936 PubCo Sponsor Warrants. These PubCo Class A Ordinary Shares and the PubCo Class A Ordinary Shares issuable upon the conversion of these PubCo Class B Shares and the exercise of these PubCo Sponsor Warrants are part of the Registered Securities being offered for resale under this prospectus. In addition, under the sponsor support agreement, Sponsor has agreed to subject 2,000,000 of its PubCo Class B Ordinary Shares (the “Earn-Out Shares”) to potential forfeiture, with such potential forfeiture lapsing, and the Earn-Out Shares vesting in Sponsor, if the 20-day volume weighted average trading price of PubCo Class A Ordinary Shares on the 2nd, 4th, 6th, 8th or 10th anniversary of the Closing Date is equal to or exceeds $10.00 per PubCo Class A Ordinary Share. Furthermore, pursuant to the Non-Redemption Deeds in favor of each of FWD Life Insurance Public Company and FWD Life Insurance Company, Limited, both of which assigned their rights under the Non-Redemption Deeds to EIHL on October 10, 2023, Sponsor has agreed to a lock-up of its 451,839 PubCo Class A Ordinary Shares and 10,659,892 PubCo Class B Ordinary Shares for a maximum period of five years following the Closing Date in connection with its obligations under the Non-Redemption Deeds, subject to the terms and conditions of the Non-Redemption Deeds.

Mr. Daniel Wong, Bridgetown’s Chief Executive Officer, Chief Financial Officer and director, has also agreed to (i) a lock-up of 1,460,000 of his 1,600,000 PubCo Class A Ordinary Shares for the same period of time as the 451839 PubCo Class A Ordinary Shares and 10,659,892 PubCo Class B Ordinary Shares of Sponsor are subject to a lock-up under the Non-Redemption Deeds, subject to a maximum period of five years following the Closing Date, and (ii) a lock-up of his 1,600,000 PubCo Class A Ordinary Shares pursuant to a letter agreement dated October 15, 2020, as amended on May 25, 2023 (the “Insider Letter”), pursuant to which he shall not sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of these shares until the earlier of (A) six months after the Closing Date or (B) (x) if the last sale price of PubCo Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. John R. Hass, Samuel Altman, In Joon Hwang, Kenneth Ng and Steven Teichman, directors and/or advisors of Bridgetown who together hold an aggregate of 20,000 PubCo Class A Ordinary Shares and 594,946 PubCo Class B Ordinary Shares, have also agreed to the lock-up terms of the Insider Letter. These shares of Messrs. Wong, Hass, Altman, Hwang, Ng and Teichman are part of the Registered Securities being offered for resale under this prospectus.

In addition, certain non-affiliate shareholders of PubCo holding an aggregate of 31,813 PubCo Class A Ordinary Shares, which are not part of the Registered Securities, have agreed not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, any of such shares without the prior written consent of the PubCo Board (other than in connection with any sale of such securities to PubCo to cover any applicable taxes due upon the issuance of the PubCo securities thereunder) during the period commencing from the Closing Date and ending on the date falling six months after the Closing Date. All PubCo Class A Ordinary Shares issuable upon the exercise of PubCo Options that were outstanding on the Closing Date, an aggregate of 938,890 of which are part of the Registered Securities being offered for resale under this prospectus, are also subject to the same lock-up terms.

Registration Rights

Concurrently with the signing of the Business Combination Agreement, PubCo entered into the Registration Rights Agreement with certain shareholders of Bridgetown and CGCL, pursuant to which PubCo must use its reasonable efforts to cause the registration statement of which this prospectus is a part (“Form F-1 Shelf”) to be declared effective as soon as practicable after filing. Following the filing of the Form F-1 Shelf, PubCo has agreed to use reasonable efforts to convert the Form F-1 Shelf to a shelf registration on Form F-3, and/or to file and cause to become effective a shelf registration on Form F-3, as soon as practicable and in any event within 45 days after PubCo is eligible to use Form F-3. Holders of at least 20% of the then outstanding registrable securities and Sponsor may make up to three demands for an underwritten offering of all or any portion of their registrable securities pursuant to the shelf, and other significant holders listed in the Registration Rights Agreement may make one such demand; provided that PubCo will only be required to effectuate two underwritten takedowns pursuant to any such demands within the first year following the Closing, or one underwritten takedown within any three-month period for the period commencing one year after the Closing Date. In addition, holders of registrable securities have certain “piggy-back” registration rights, with certain customary exceptions. PubCo will bear all costs and expenses incurred in connection with the filing of any such registration statements.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted PubCo Shares or PubCo Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted PubCo Shares or PubCo Warrants for at least six months but who are PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent of the total number of PubCo Class A Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the PubCo Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by PubCo’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•

at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which was filed on October 20, 2023, reflecting its status as an entity that is not a shell company.

LEGAL MATTERS

The validity of PubCo Class A Ordinary Shares will be passed on for MoneyHero Limited by Walkers (Singapore) Limited Liability Partnership. The validity of PubCo Warrants, as to matters of U.S. law, will be passed upon for MoneyHero Limited by Kirkland & Ellis.

EXPERTS

The financial statements for Bridgetown Holdings Limited as of and for the years ended December 31, 2022 and 2021, appearing in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to Bridgetown Holdings Limited’s ability to continue as a going concern) thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing. The registered address of WithumSmith+Brown, PC is 506 Carnegie Center #400, Princeton, New Jersey 08540, United States.

The consolidated financial statements of CompareAsia Group Capital Limited at December 31, 2022 and 2021 and for the years then ended, as well as the financial statements of MoneyHero Limited (formerly known as Hyphen Group Limited) as of March 31, 2023 and for the period from March 21, 2023 (date of incorporation) to March 31, 2023, which are included in this prospectus and referred to and made a part of this registration statement, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The registered address of Ernst & Young is 27/F, One Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong.

ENFORCEABILITY OF CIVIL LIABILITY

PubCo is a Cayman Islands exempted company. Accordingly, you may have difficulty serving legal process within the United States upon PubCo. You may also have difficulty enforcing, both in and outside the United States, judgments obtained in U.S. courts against PubCo in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, PubCo may be served with process in the United States with respect to actions against them arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of their securities by serving their U.S. agent irrevocably appointed for that purpose. For more information, see “Risk Factors—Risks Related to PubCo and Its Securities—Because PubCo is incorporated under the laws of the Cayman Islands and conducts substantially all of its operations outside of the United States, and all of PubCo’s directors and executive officers reside outside of the United States, you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.”

In addition, several of PubCo’s directors, officers and members of senior management, including but not limited to Kenneth Chan, Derek Fong, Rohith Murthy, Susanna Lee and Daniel Wang, are located in Hong Kong, which makes it more difficult to serve legal process within the United States upon these individuals. In addition, there may be significant legal and other obstacles in Hong Kong to providing information needed for regulatory investigations or litigation initiated by regulators outside Hong Kong, which could make it more difficult to conduct investigations or collect evidence within Hong Kong. Furthermore, courts in Hong Kong may recognize and enforce judgments from courts in other jurisdictions in accordance with Hong Kong laws based either on the ordinances of Hong Kong or common law principles. Currently, except for the arrangement with mainland China, Hong Kong has not entered into any multilateral convention or bilateral treaty regarding the recognition and enforcement of foreign court judgments nor is Hong Kong a party to any international treaties/conventions relevant to the enforcement of foreign court judgments, including with the United States or the Cayman Islands. Therefore, foreign judgments obtained from courts in the United States or the Cayman Islands can only be enforced in Hong Kong in accordance with common law principles, which entails issuing fresh proceedings in Hong Kong based on the foreign judgment. As a result, it may be more difficult to enforce, both in and outside the United States, judgments obtained in U.S. courts against these individuals in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws, or to bring an original action before a Hong Kong court to enforce liabilities against these individuals based upon U.S. federal securities laws. For more information, see “Risk Factors—Risks Related to Doing Business in Hong Kong—There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in Hong Kong based on United States or other foreign laws against PubCo’s directors, officers and members of senior management who are located in Hong Kong.”

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer within the meaning of the rules under the Exchange Act, PubCo is required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. You may access information on PubCo at the SEC website, containing reports and other information, at: http://www.sec.gov.

INDEX OF FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements of CompareAsia Group Capital Limited
Report of Independent Registered Public Accounting Firm (PCAOB ID: 1409)	F-2
Consolidated Statements of Profit or Loss and other Comprehensive Income for the Years Ended December 31, 2022 and 2021	F-3
Consolidated Statements of Financial Position as at December 31, 2022 and 2021	F-4
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2022 and 2021	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2022 and 2021	F-6
Notes to Consolidated Financial Statements	F-8

Unaudited Interim Condensed Consolidated Financial Statements of CompareAsia Group Capital Limited
Unaudited Interim Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income for the Six Months Ended 30 June 2023 and 2022	F-68
Unaudited Interim Condensed Consolidated Statements of Financial Position as at 30 June 2023 and Consolidated Statement of Financial Position as at 31 December 2022	F-69
Unaudited Interim Condensed Consolidated Statements of Changes in Equity for the Six Months Ended 30 June 2023 and 2022	F-70
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Six Months Ended 30 June 2023 and 2022	F-71
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-72

Audited Financial Statements of MoneyHero Limited (Formerly known as Hyphen Group Limited)
Report of Independent Registered Public Accounting Firm (PCAOB ID: 1409)	F-91
Consolidated Statement of Profit or Loss and Other Comprehensive Loss for the Period from March 21, 2023 (Date of Incorporation) to March 31, 2023	F-92
Consolidated Statement of Financial Position as at March 31, 2023	F-93
Consolidated Statement of Changes in Equity for the Period from March 21, 2023 (Date of Incorporation) to March 31, 2023	F-94
Consolidated Statement of Cash Flows for the Period from March 21, 2023 (Date of Incorporation) to March 31, 2023	F-95
Notes to Consolidated Financial Statements	F-96

Unaudited Interim Condensed Consolidated Financial Statements of MoneyHero Limited (Formerly known as Hyphen Group Limited)
Unaudited Interim Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income for the Period from 21 March 2023 (Date of Incorporation) to 30 June 2023	F-106
Unaudited Interim Condensed Consolidated Statements of Financial Position as at 30 June 2023	F-107
Unaudited Interim Condensed Consolidated Statement of Changes in Equity for the Period from 21 March 2023 (Date of Incorporation) to 30 June 2023	F-108
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Period from 21 March 2023 (Date of Incorporation) to 30 June 2023	F-109
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-110

Unaudited Interim Financial Statements of Bridgetown
Condensed Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	F-113
Unaudited Condensed Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022	F-114
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the Three and Six Months Ended June 30, 2023 and 2022	F-115
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022	F-116
Notes to Unaudited Condensed Financial Statements	F-117

Audited Financial Statements of Bridgetown
Report of Independent Registered Public Accounting Firm	F-142
Balance Sheets as of December 31, 2022 and 2021	F-143
Statements of Operations for the years ended December 31, 2022 and 2021	F-144
Statements of Changes in Shareholders’ Deficit for the years ended December 31, 2022 and 2021	F-145
Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-146
Notes to Financial Statements	F-147

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of CompareAsia Group Capital Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of CompareAsia Group Capital Limited (the Company) as of 31 December 2022 and 2021, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at 31 December 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young

We have served as the Company’s auditor since 2015.

Hong Kong, The People’s Republic of China

June 5, 2023

COMPAREASIA GROUP CAPITAL LIMITED

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEARS ENDED 31 DECEMBER 2022 AND 2021

	Notes	2022	2021
		US$	US$

REVENUE	5	68,132,256	61,882,481

Cost and expenses:
Cost of revenue		(33,881,248)	(29,880,855)
Advertising and marketing expenses		(16,473,378)	(15,624,780)
Technology costs		(6,554,254)	(5,058,948)
Employee benefit expenses		(35,023,534)	(29,978,200)
General, administrative and other operating expenses		(13,854,809)	(8,000,759)
Foreign exchange differences, net		(4,051,710)	(2,993,005)

Operating loss		(41,706,677)	(29,654,066)

Other income/(expenses):
Other income	5	915,164	565,204
Finance costs	7	(7,800,597)	(1,702,457)
Changes in fair value of financial instruments		(1,101,484)	(178,859)

LOSS BEFORE TAX	6	(49,693,594)	(30,970,178)
Income tax credit	9	251,779	38,173

LOSS FOR THE YEAR		(49,441,815)	(30,932,005)

OTHER COMPREHENSIVE INCOME
Other comprehensive income that may be reclassified to profit or loss in subsequent periods (net of tax):
Exchange differences on translation of foreign operations		3,088,057	2,340,885

Other comprehensive income that will not be reclassified to profit or loss in subsequent periods (net of tax):
Remeasurement gains on defined benefit plan		42,103	27,292
OTHER COMPREHENSIVE INCOME FOR THE YEAR, NET OF TAX		3,130,160	2,368,177

TOTAL COMPREHENSIVE LOSS FOR THE YEAR, NET OF TAX		(46,311,655)	(28,563,828)

LOSS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE PARENT	33
Basic and diluted		(31.7)	(44.0)

COMPAREASIA GROUP CAPITAL LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT 31 DECEMBER 2022 AND 2021

	Notes	2022	2021
		US$	US$

NON-CURRENT ASSETS
Goodwill	10	—	4,343,954
Other intangible assets	11	14,406,672	14,578,657
Property and equipment	12	293,613	383,276
Right-of-use assets	13	778,414	456,670
Deposits	16	128,927	3,330

Total non-current assets		15,607,626	19,765,887

CURRENT ASSETS
Accounts receivable	14	9,684,035	15,388,068
Contract assets	15	11,140,109	8,606,072
Prepayments, deposits and other receivables	16	3,523,947	3,479,066
Tax recoverable		22,386	33,382
Pledged bank deposits	17	195,883	185,108
Cash and cash equivalents	17	24,077,695	9,190,286

Total current assets		48,644,055	36,881,982

CURRENT LIABILITIES
Accounts payable	18	16,653,695	16,167,710
Other payables and accruals	19	6,553,317	7,540,023
Convertible loan	20	—	4,294,265
Interest-bearing borrowings	21	—	12,274,215
Other derivative financial instruments	20, 21	2,796,131	2,141,408
Warrant liabilities	22	12,449,145	—
Lease liabilities	13	492,735	482,603
Provisions	23	66,118	68,733

Total current liabilities		39,011,141	42,968,957

NET CURRENT ASSETS/(LIABILITIES)		9,632,914	(6,086,975)

TOTAL ASSETS LESS CURRENT LIABILITIES		25,240,540	13,678,912

NON-CURRENT LIABILITIES
Lease liabilities	13	292,952	4,075
Other payables	19	208,698	5,160,180
Interest-bearing borrowings	21	8,745,192	—
Deferred tax liabilities	24	35,540	296,535
Provisions	23	136,278	115,532

Total non-current liabilities		9,418,660	5,576,322

Net assets		15,821,880	8,102,590

EQUITY
Issued capital	25	2,020	265
Reserves	27	15,819,860	8,102,325

Total equity		15,821,880	8,102,590

COMPAREASIA GROUP CAPITAL LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED 31 DECEMBER 2022 AND 2021

	Notes	Issued capital	Share premium		Capital and other reserves		Share option reserve		Retirement benefit reserve		Exchange fluctuation reserve		Accumulated losses	Total
		US$	US$		US$		US$		US$		US$		US$	US$

At 1 January 2021		265	108,515,276		23,747		7,184,050		—		(2,963,366)		(85,446,416)	27,313,556
Loss for the year		—	—		—		—		—		—		(30,932,005)	(30,932,005)
Other comprehensive income for the year:
Exchange differences on translation of foreign operations		—	—		—		—		—		2,340,885		—	2,340,885
Remeasurement gains on defined benefit plan, net of tax		—	—		—		—		27,292		—		—	27,292

Total comprehensive loss for the year		—	—		—		—		27,292		2,340,885		(30,932,005)	(28,563,828)

Equity-settled share option arrangements	26	—	—		—		9,352,862		—		—		—	9,352,862

At 31 December 2021		265	108,515,276	*	23,747	*	16,536,912	*	27,292	*	(622,481	)*	(116,378,421)*	8,102,590

At 31 December 2021 and at 1 January 2022		265	108,515,276	*	23,747	*	16,536,912	*	27,292	*	(622,481	)*	(116,378,421)*	8,102,590
Loss for the year		—	—		—		—		—		—		(49,441,815)	(49,441,815)
Other comprehensive income for the year:
Exchange differences on translation of foreign operations		—	—		—		—		—		3,088,057		—	3,088,057
Remeasurement gains on defined benefit plan, net of tax		—	—		—		—		42,103		—		—	42,103

Total comprehensive loss for the year		—	—		—		—		42,103		3,088,057		(49,441,815)	(46,311,655)

Issue of shares	25	1,755	39,598,355		—		—		—		—		—	39,600,110

Equity-settled share option arrangements	26	—	—		—		14,430,835		—		—		—	14,430,835

At 31 December 2022		2,020	148,113,631	*	23,747	*	30,967,747	*	69,395	*	2,465,576	*	(165,820,236)*	15,821,880

*	These reserves accounts comprise the consolidated reserves of US$15,819,860 (2021: US$8,102,325) in the consolidated statement of financial position.

COMPAREASIA GROUP CAPITAL LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Notes	2022	2021
		US$	US$

CASH FLOWS FROM OPERATING ACTIVITIES
Loss before tax		(49,693,594)	(30,970,178)
Adjustments for:
Finance costs	7	7,800,597	1,702,457
Interest income	5	(28,043)	(14,734)
Gain on disposal of items of property and equipment, net		(4,539)	(542)
Loss on lease modifications	13(c)	65,406	—
Depreciation of property and equipment	12	328,438	335,971
Depreciation of right-of-use assets	13(a)	871,157	784,029
Amortisation of intangible assets	11	3,589,155	2,780,348
Impairment of other intangible assets	11	1,450,781	—
Impairment of goodwill	10	4,382,926	—
Equity-settled share option expense	6	14,430,835	9,352,862
Equity-settled share-based payment expense	6	882,115	—
Gain on derecognition of convertible loan and bridge loan	6	(135,031)	—
Changes in fair value of financial instruments	6	1,101,484	178,859
Other long-term employee benefits expense		(4,951,482)	(240,028)
Retirement benefits expense		75,376	156,279
Net unrealised foreign exchange difference		3,389,441	2,746,780
Provision for expected credit losses	6	—	53,558
Reversal of provision for expected credit losses	6	(14,242)	(26,898)

		(16,459,220)	(13,161,237)
Decrease/(increase) in accounts receivable		5,351,533	(7,310,022)
(Increase)/decrease in prepayments, deposits and other receivables		(728,924)	445,085
Increase in contract assets		(2,618,240)	(3,834,058)
Increase in accounts payable		736,264	5,338,141
(Decrease)/increase in other payables and accruals		(834,285)	4,184,924

Cash used in operations		(14,552,872)	(14,337,167)
Interest paid		(42,130)	(48,171)
Retirement benefits paid		(14,402)	—

Net cash flows used in operating activities		(14,609,404)	(14,385,338)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received		15,905	5,207
Purchases of items of property and equipment	12	(254,925)	(281,832)
Proceeds from disposal of items of property and equipment		9,002	542
Additions to other intangible assets	11	(4,734,550)	(5,166,059)
Increase in pledged bank deposits		(10,775)	(32,971)

Net cash flows used in investing activities		(4,975,343)	(5,475,113)

continued...

COMPAREASIA GROUP CAPITAL LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Notes	2022	2021
		US$	US$

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible loan	28	12,656,069	—
Proceeds from bridge loan	28	7,000,000	13,150,000
Settlement of bridge loan	28	(6,390,000)	—
Proceeds from loan notes	28	22,397,271	—
Principal portion of lease payments	28	(873,308)	(785,494)
Payment of other finance costs		—	(780,000)

Net cash flows from financing activities		34,790,032	11,584,506

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		15,205,285	(8,275,945)
Cash and cash equivalents at beginning of year		9,190,286	17,610,635
Effect of foreign exchange rate changes, net		(317,876)	(144,404)

CASH AND CASH EQUIVALENTS AT END OF YEAR		24,077,695	9,190,286

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

1.	CORPORATE AND GROUP INFORMATION

CompareAsia Group Capital Limited is a limited liability company incorporated in the Cayman Islands. The registered office of the Company is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal place of business of the Company is located at 22nd Floor, East Exchange Tower, 38 Leighton Road, Causeway Bay, Hong Kong.

During the year, the Group was primarily involved in the operation of online comparison platforms for banking, insurance and other financial products, the provision of advertising and marketing services and insurance brokerage services.

Information about subsidiaries

Particulars of the Company’s subsidiaries as at the date of this financial statements are as follows:

Name	Place of incorporation and business	Issued share capital	Percentage of equity attributable to the Company		Principal activities
			Direct	Indirect

CompareAsia Group Limited	Hong Kong	HK$1	100	—	Investment holding and management services to group companies

CAG Regional Limited	Hong Kong	HK$1	—	100	Provision of management and administrative services to group companies

CAG Regional Singapore Pte. Ltd	Singapore	SGD2,059,066	—	100	Provision of information technology support and management services to group companies

Compargo Malaysia Sdn. Bhd.	Malaysia	MYR500,000	—	100	Provision of financial comparison services via online platform

Ekos Limited	Hong Kong	HK$1	—	100	Provision of business administration, software and technology services

Ekos Inc.	Philippines	PHP$10,000,000	—	100	Provision of business administration, software and technology services

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

1.	CORPORATE AND GROUP INFORMATION (continued)

Information about subsidiaries (continued)

Name	Place of incorporation and business	Issued share capital	Percentage of equity attributable to the Company		Principal activities
			Direct	Indirect

Ekos Pte. Ltd.	Singapore	SGD1	—	100	Provision of business administration, software and technology services

MoneyGuru Co. Ltd.	Thailand	THB2,000,000	—	100	Inactive

MoneyGuru Insurance Broker Co., Ltd.	Thailand	THB8,600,000	—	100	Inactive

MoneyGuru Philippines Corporation	Philippines	PHP9,200,000	—	100	Provision of financial comparison services via online platform

MoneyGuru Services Co., Ltd.	Thailand	THB2,000,000	—	100	Investment holding

MoneyHero Insurance Brokerage, Inc.	Philippines	PHP28,500,000	—	100	Provision of insurance brokerage services

MoneyHero Insurance Brokers Limited	Hong Kong	HK$15,400,000	—	100	Provision of insurance brokerage services

MoneyHero Global Limited	Hong Kong	HK$4,085,155	—	100	Provision of financial comparison services via online platform

PT MoneyGuru Indonesia	Indonesia	IDR2,886,500,000	—	100	Inactive

Singsaver Insurance Brokers Pte. Ltd.	Singapore	SGD1,060,001	—	100	Provision of insurance brokerage services

Singsaver Pte. Ltd.	Singapore	SGD100,000	—	100	Provision of financial comparison services via online platform

Seedly Pte. Ltd	Singapore	SGD2,950,181	—	100	An online platform specializing in personal finance community and product comparison

理財一零一有限公司 (Money101 Limited*)	Taiwan	TWD5,000,000	—	100	Provision of financial comparison services via online platform

*	English translation for identification purpose only

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.1	BASIS OF PREPARATION

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) (which include all International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations) as issued by the International Accounting Standards Board (“IASB”). They have been prepared under the historical cost convention except for the derivative financial instruments that are stated at their fair value as explained in the accounting policies set out in note 2.4. The financial statements are presented in United States dollars (“US$”).

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries (collectively referred to as the “Group”) for the years ended 31 December 2022 and 2021. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee).

Generally, there is a presumption that a majority of voting rights results in control. When the Company has, directly or indirectly, less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

(a)	the contractual arrangement with the other vote holders of the investee;

(b)	rights arising from other contractual arrangements; and

(c)	the Group’s voting rights and potential voting rights.

The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. The results of subsidiaries are consolidated from the date on which the Group obtains control and continue to be consolidated until the date that such control ceases.

Profit or loss and each component of other comprehensive income are attributed to the owners of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control described above. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

If the Group loses control over a subsidiary, it derecognizes (i) the assets (including goodwill) and liabilities of the subsidiary, (ii) the carrying amount of any non-controlling interest and (iii) the cumulative translation differences recorded in equity; and recognizes (i) the fair value of the consideration received, (ii) the fair value of any investment retained and (iii) any resulting surplus or deficit in profit or loss. The Group’s share of components previously recognised in other comprehensive income is reclassified to profit or loss or retained profits, as appropriate, on the same basis as would be required if the Group had directly disposed of the related assets or liabilities.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.2	CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES

The Group has adopted the following revised IFRSs for the first time for the current year’s financial statements.

Amendments to IFRS 3	Reference to the Conceptual Framework

Amendments to IFRS 16	Covid-19-Related Rent Concessions beyond 30 June 2021

Amendments to IAS 16	Property, Plant and Equipment: Proceeds before Intended Use

Amendments to IAS 37	Onerous Contracts - Cost of Fulfilling a Contract

Annual Improvements to IFRSs 2018-2020	Amendments to IFRS 1, IFRS 9, Illustrative Examples accompanying IFRS 16, IAS 41

The adoption of the above new and revised standards did not have a significant financial effect on these financial statements.

2.3	ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in these financial statements.

Amendments to IFRS 10 and IAS 28 (2011)	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture[3]

Amendments to IFRS 16	Lease Liability in a Sale and Leaseback[2]

IFRS 17	Insurance Contracts[1]

Amendments to IFRS 17	Insurance Contracts[1,5]

Amendment to IFRS 17	Initial Application of IFRS 17 and IFRS 9 - Comparative Information[6]

Amendments to IAS 1	Classification of Liabilities as Current or Non-current (the “2020 Amendments”)[2,4]

Amendments to IAS 1	Non-current Liabilities with Covenants (the “2022 Amendments”)[2]

Amendments to IAS 1 and IFRS Practice Statement 2	Disclosure of Accounting Policies[1]

Amendments to IAS 8	Definition of Accounting Estimates[1]

Amendments to IAS 12	Deferred Tax related to Assets and Liabilities arising from a Single Transaction[1]

[1]	Effective for annual periods beginning on or after 1 January 2023
[2]	Effective for annual periods beginning on or after 1 January 2024
[3]	No mandatory effective date yet determined but available for adoption
[4]

As a consequence of the 2022 Amendments, the effective date of the 2020 Amendments was deferred to annual periods beginning on or after 1 January 2024. In addition, as a consequence of the 2020 Amendments and 2022 Amendments, International Interpretation 5 Presentation of Financial Statements -

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.3	ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS (continued)

Classification by the Borrower of a Term Loan that Contains a Repayment on Demand Clause was revised to align the corresponding wording with no change in conclusion
[5]

As a consequence of the amendments to IFRS 17 issued in October 2020, IFRS 4 was amended to extend the temporary exemption that permits insurers to apply IAS 39 rather than IFRS 9 for annual periods beginning before 1 January 2023

[6]	An entity that chooses to apply the transition option relating to the classification overlay set out in this amendment shall apply it on initial application of IFRS 17

The Group is still in the process of performing a detailed assessment of the impact of the above new and revised IFRSs upon initial application, but is not yet in a position to state specifically whether these new and revised IFRSs would have a significant impact on the Group’s financial performance and financial position.

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Goodwill

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognised for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets acquired, the difference is, after reassessment, recognised in profit or loss as a gain on bargain purchase.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognised. An impairment loss recognised for goodwill is not reversed in a subsequent period.

Fair value measurement

The Group measures its derivative financial instruments and warrant liabilities at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value measurement (continued)

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 -	based on quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 -	based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly

Level 3 -	based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognised in the financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

Impairment of non-financial assets

Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than financial assets), the asset’s recoverable amount is estimated. An asset’s recoverable amount is the higher of the asset’s or cash-generating unit’s value in use and its fair value less costs of disposal, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to profit or loss in the period in which it arises.

An assessment is made at the end of each reporting period as to whether there is an indication that previously recognised impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount is estimated. A previously recognised impairment loss of an asset is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortisation) had no impairment loss been recognised for the asset in prior years. A reversal of such an impairment loss is credited to profit or loss in the period in which it arises.

Related parties

A party is considered to be related to the Group if:

(a)	the party is a person or a close member of that person’s family and that person

(i)	has control or joint control over the Group;

(ii)	has significant influence over the Group; or

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Related parties (continued)

(iii)	is a member of the key management personnel of the Group or of a parent of the Group;

or

(b)	the party is an entity where any of the following conditions applies:

(i)	the entity and the Group are members of the same group;

(ii)	one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

(iii)	the entity and the Group are joint ventures of the same third party;

(iv)	one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v)	the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

(vi)	the entity is controlled or jointly controlled by a person identified in (a);

(vii)	a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and

(viii)	the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

Property and equipment and depreciation

Property and equipment are stated at cost less accumulated depreciation and any impairment losses. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Expenditure incurred after items of property and equipment have been put into operation, such as repairs and maintenance, is normally charged to profit or loss in the period in which it is incurred. In situations where the recognition criteria are satisfied, the expenditure for a major inspection is capitalised in the carrying amount of the asset as a replacement. Where significant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciates them accordingly.

Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. The estimated useful lives used for this purpose are as follows:

Leasehold improvements	Over the shorter of the lease terms and 2 to 3 years
Furniture, fixtures and office equipment	3 to 5 years
Computer equipment	2 to 3 years

Where parts of an item of property and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately. Residual values, useful lives and the depreciation method are reviewed, and adjusted if appropriate, at least at each financial year end.

An item of property and equipment including any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment and depreciation (continued)

disposal or retirement recognised in profit or loss in the year the asset is derecognised is the difference between the net sales proceeds and the carrying amount of the relevant asset.

Intangible assets

The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are subsequently amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each financial year end.

Computer software and other intangible assets are stated at cost less any impairment losses and are amortised on the straight-line basis over their estimated useful lives of 2 years and 10 years respectively.

Development costs

The Group undertakes research and development activities and incurs corresponding expenditure with a view to improving its existing platforms. Expenditure on research activities, undertaken with the prospect of gaining new technical knowledge and understanding, is recognised in profit or loss as incurred.

Expenditure on development activities, whereby research findings are applied to a plan or a design for substantially enhanced platform, is capitalised if the enhanced platform is technically and commercially feasible, the Group intends to complete and has sufficient resources to complete development, future economic benefits are probable and the Group can measure reliably the expenditure attributable to the intangible asset during its development.

The expenditure capitalised includes contractor costs and direct labour costs. Capitalised development expenditure is stated at cost less any impairment losses and is amortised using the straight-line basis over three or five years, commencing from the date when the intangible asset is available for use. Other development costs that do not meet these criteria, as well as ongoing maintenance and costs associated with routine upgrades and enhancements are recognised as an expense as incurred. Subsequent expenditure on capitalised intangible assets is capitalised only when it increases the economic benefits embodied in the specific asset to which it relates. All other expenditure is expensed when incurred.

Leases

The Group assesses at contract inception whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Group as a lessee

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

(a)	Right-of-use assets

Right-of-use assets are recognised at the commencement date of the lease (that is the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases (continued)

Group as a lessee (continued)

depreciation and any impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the lease terms.

(b)	Lease liabilities

Lease liabilities are recognised at the commencement date of the lease at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for termination of a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognised as an expense in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in lease payments (e.g., a change to future lease payments resulting from a change in an index or rate) or a change in assessment of an option to purchase the underlying asset.

(c)	Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its short-term leases (that is those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the recognition exemption for leases of low-value assets to leases of office equipment and laptop computers that are considered to be of low value. Lease payments on short-term leases and leases of low-value assets are recognised as an expense on a straight-line basis over the lease term.

Investments and other financial assets

Initial recognition and measurement

Financial assets of the Group are classified, at initial recognition, as subsequently measured at amortised cost.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of accounts receivable that do not contain a significant financing component or for which the Group has applied the practical expedient of not adjusting the effect of a significant financing component, the Group initially measures a financial asset at its fair value, plus in the case of a financial asset not at fair value through profit or loss, transaction costs. Accounts receivable that do not contain a significant financing component or for

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investments and other financial assets (continued)

Initial recognition and measurement (continued)

which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15 in accordance with the policies set out for “Revenue recognition” below.

In order for a financial asset to be classified and measured at amortised cost, it needs to give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortised cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows.

All regular way purchases and sales of financial assets are recognised on the trade date, that is, the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Subsequent measurement - Financial assets at amortised cost (debt instruments)

Financial assets at amortised cost are subsequently measured using the effective interest method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group’s consolidated statement of financial position) when:

•	the rights to receive cash flows from the asset have expired; or

•

the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered a pass-through arrangement, it evaluates if, and to what extent, it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of financial assets

The Group recognizes an allowance for expected credit losses (“ECLs”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

General approach

ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12 months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

At each reporting date, the Group assesses whether the credit risk on a financial instrument has increased significantly since initial recognition. When making the assessment, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition and considers reasonable and supportable information that is available without undue cost or effort, including historical and forward-looking information. The Group considers that there has been a significant increase in credit risk when contractual payments are more than 30 days past due.

The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

Debt investments at fair value through other comprehensive income and financial assets at amortised cost are subject to impairment under the general approach and they are classified within the following stages for measurement of ECLs except for accounts receivable which apply the simplified approach as detailed below.

Stage 1 -	Financial instruments for which credit risk has not increased significantly since initial recognition and for which the loss allowance is measured at an amount equal to 12-month ECLs

Stage 2 -

Financial instruments for which credit risk has increased significantly since initial recognition but that are not credit-impaired financial assets and for which the loss allowance is measured at an amount equal to lifetime ECLs

Stage 3 -

Financial assets that are credit-impaired at the reporting date (but that are not purchased or originated credit-impaired) and for which the loss allowance is measured at an amount equal to lifetime ECLs

Simplified approach

For accounts receivable that do not contain a significant financing component or when the Group applies the practical expedient of not adjusting the effect of a significant financing component, the Group applies the

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of financial assets (continued)

Simplified approach (continued)

simplified approach in calculating ECLs. Under the simplified approach, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

Financial liabilities

Initial recognition and measurement

Financial liabilities of the Group are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings and payables, as appropriate.

All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

Subsequent measurement

The subsequent measurement of financial liabilities depends on their classification as follows:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IFRS 9. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognised in profit or loss. The net fair value gain or loss recognised in profit or loss does not include any interest charged on these financial liabilities.

Financial liabilities designated upon initial recognition as at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied. Gains or losses on liabilities designated at fair value through profit or loss are recognised in the profit or loss, except for the gains or losses arising from the Group’s own credit risk which are presented in other comprehensive income with no subsequent reclassification to profit or loss. The net fair value gain or loss recognised in the profit or loss does not include any interest charged on these financial liabilities.

Financial liabilities at amortised cost (loans and borrowings)

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost, using the effective interest rate method unless the effect of discounting would be immaterial, in which case they are stated at cost. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the effective interest rate amortization process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortization is included in profit or loss.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial liabilities (continued)

Convertible loan

The component of convertible bonds that exhibits characteristics of a liability is recognised as a liability in the consolidated statement of financial position, net of transaction costs. On issuance of convertible bonds, the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond; and this amount is carried as a long term liability on the amortised cost basis until extinguished on conversion or redemption. The remainder of the proceeds is allocated to the conversion option that is recognised and included in shareholders’ equity, net of transaction costs. The carrying amount of the conversion option is not remeasured in subsequent years. Transaction costs are apportioned between the liability and equity components of the convertible bonds based on the allocation of proceeds to the liability and equity components when the instruments are first recognised.

If the conversion option of a convertible loan exhibits characteristics of an embedded derivative, on initial recognition, the derivative component of the convertible loan is bifurcated at fair value and presented as other derivative financial instruments and is subsequently measured at fair value through profit or loss. The financial liability host instrument is initially measured based on the residual of the excess of proceeds over the amount initially recognised as the embedded derivative. The financial liability host instrument is carried at amortised cost. Transaction costs for convertible loans with embedded derivatives are allocated to the liability component of the convertible loan.

Derecognition of financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled, or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and a recognition of a new liability, and the difference between the respective carrying amounts is recognised in profit or loss.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Cash and cash equivalents

For the purpose of the consolidated statement of cash flows, cash and cash equivalents comprise cash on hand and demand deposits, and short term highly liquid investments that are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a maturity of within three months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Group’s cash management.

For the purpose of the consolidated statement of financial position, cash and cash equivalents comprise cash on hand and at banks, including term deposits, and assets similar in nature to cash, which are not restricted as to use.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Provisions

A provision is recognised when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognised for a provision is the present value at the end of the reporting period of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in profit or loss.

Income tax

Income tax comprises current and deferred tax. Income tax relating to items recognised outside profit or loss is recognised either in other comprehensive income or directly in equity.

Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates.

Deferred tax is provided, using the liability method, on all temporary differences at the end of the reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences, except:

•

when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, and the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, the carryforward of unused tax credits and unused tax losses can be utilised, except:

•

when the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and joint ventures, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at the end of each reporting period and are recognised to the extent that it has become probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income tax (continued)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and deferred tax liabilities are offset if and only if the Group has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Revenue recognition

Revenue from contracts with customers

Revenue from contracts with customers is recognised when control of goods or services is transferred to the customers at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. Revenue excludes any amounts collected on behalf of third parties, including sales taxes and indirect taxes.

When the consideration in a contract includes a variable amount, the amount of consideration is estimated to which the Group will be entitled in exchange for transferring the goods or services to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved.

(a)	Internet leads generation and marketing service income

The Group generates fees from financial institution customers for its integrated marketing services which generate leads for the financial institutions from users comparing credit cards, personal loans, mortgages, medical insurance, travel insurance, car insurance and other financial products through the Group’s comparison platform. Revenue is recognised over time as the services are provided to the customer. Users are considered to be the financial institution’s customers and cash incentives provided to the users are accounted for as consideration payable to the customers and recorded as a reduction of revenue at the later of: (i) when revenue is recognised or (ii) when the Group pays or promises to pay the consideration.

Reward fulfilment costs such as gifts, third-party vouchers and gift cards provided to the users are recorded as cost of revenues.

(b)	Insurance commission income

The Group provides insurance brokerage services from which it earns commission income. Insurance commission income is recognised at a point in time when the related insurance policy is issued to the customer. Discounts provided to the users are accounted for as consideration payable to the customers and recorded as a reduction of revenue at the later of: (i) when revenue is recognised or (ii) when the Group pays or promises to pay the consideration.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)

Revenue from contracts with customers (continued)

(c)	Marketing income

The Group provides marketing services from which it earns service income. Marketing income is recognised over time because the customer simultaneously receives and consumes the benefits provided by the Group.

(d)	Events income

The Group provides sponsorship and related services associated with exhibition and conference events. Events income is recognised over time when the event takes place.

Other income

Interest income is recognised on an accrual basis using the effective interest method by applying the rate that exactly discounts the estimated future cash receipts over the expected life of the financial instrument or a shorter period, when appropriate, to the net carrying amount of the financial asset.

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Group performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognised for the earned consideration that is conditional. Contract assets are subject to impairment assessment, details of which are included in the accounting policies for impairment of financial assets.

Contract liabilities

A contract liability is the obligation to transfer goods or services to a customer for which the Group has received a consideration (or an amount of consideration that is due) from the customer. If a customer pays the consideration before the Group transfers goods or services to the customer, a contract liability is recognised when the payment is made, or the payment is due (whichever is earlier). Contract liabilities are recognised as revenue when the Group performs under the contract.

Employee benefits

The Company operates certain share-based payment arrangements for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Group’s operations.

Equity-settled transactions

Certain employees of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (“equity-settled transactions”). The cost of equity-settled transactions with employees is measured by reference to the fair value at the date at which they are granted. The fair value is determined using a binomial model, further details of which are given in note 26 to the financial statements.

The cost of equity-settled transactions is recognised in employee benefit expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee benefits (continued)

Equity-settled transactions (continued)

fulfilled. The cumulative expense recognised for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to profit or loss for a period represents the movement in the cumulative expense recognised as at the beginning and end of that period.

Market performance conditions are taken into account when determining the grant date fair value of awards. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. For awards that do not ultimately vest because non-market performance and/or service conditions have not been met, no expense is recognised.

Where the terms of an equity-settled award are modified, at a minimum an expense is recognised as if the terms had not been modified, if the original terms of the award are met. In addition, an expense is recognised for any modification that increases the total fair value of the share-based payments or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. This includes any award where non-vesting conditions within the control of either the Group or the employee are not met. However, if a new award is substituted for the cancelled award, and is designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original cancelled award, as described in the previous paragraph.

Other long-term employee benefits

Certain employees of the Group receive remuneration as part of the Group’s Value Creation Plan, whereby employees render services as consideration for an award based on the enterprise value of the Company and its subsidiaries, as determined by the board of directors of the Company. The Group accounts for such transactions as long-term bonuses in its consolidated financial statements. A liability is recognised based on (i) the enterprise value of the Company and its subsidiaries; and (ii) the Group’s best estimate of the number of awards that will ultimately vest at each reporting period and up to and including the settlement date with the corresponding expense recognised in profit or loss.

Pension schemes

The Group operates certain defined contribution schemes (the “Pension Schemes”) under the laws/requirements of respective jurisdictions for those employees who are eligible to participate in the Pension Schemes. Contributions are made generally based on a percentage of the employees’ basic salaries and are charged to profit or loss as they become payable in accordance with the rules of the Pension Schemes. The assets of the Pension Schemes are held separately from those of the Group in respective independently administered funds. The Group’s employer contributions vest fully with the employees when contributed into the Pension Schemes.

Defined benefit schemes

Employees in certain jurisdictions are eligible for long service payments in the event their employment is terminated. These payments are typically determined as a percentage of current salary based on the number

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee benefits (continued)

Defined benefit schemes (continued)

of years of employment. The cost of providing benefits under these provisions is determined using the projected unit credit actuarial valuation method.

Defined benefit costs comprise the following:

-	Service cost

-	Net interest on the net defined benefit liability; and

-	Re-measurements of the net defined benefit liability

Service costs which include current service costs, past service costs and gains or losses on non-routine settlements are recognised as expense in profit or loss. Past service costs are recognised when plan amendment or curtailment occurs.

Net interest on the net defined benefit liability is the change during the period in the net defined benefit liability that arises from the passage of time, which is determined by applying the discount rate to the net defined benefit liability. Net interest on the net defined liability is recognised as expense or income in profit or loss.

Remeasurement of the net defined benefit liability comprise actuarial gains and losses are recognised immediately in other comprehensive income in the period in which they arise. Remeasurements are recognised in retained profits within equity and are not reclassified to profit or loss in subsequent periods.

Foreign currencies

These financial statements are presented in US$, which is the Company’s functional currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognised in profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

In determining the exchange rate on initial recognition of the related asset, expense or income on the derecognition of a non-monetary asset or non-monetary liability relating to an advance consideration, the date of initial transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of the advance consideration.

The functional currencies of certain overseas subsidiaries are currencies other than the US$. As at the end of the reporting period, the assets and liabilities of these entities are translated into US$ at the exchange rates prevailing at the end of the reporting period and their profit or loss are translated into US$ at the exchange rates that approximate to those prevailing at the dates of the transactions.

The resulting exchange differences are recognised in other comprehensive income and accumulated in the exchange fluctuation reserve. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in profit or loss.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currencies (continued)

For the purpose of the consolidated statement of cash flows, the cash flows of overseas subsidiaries are translated into US$ at the exchange rates ruling at the dates of the cash flows. Frequently recurring cash flows of overseas subsidiaries which arise throughout the year are translated into US$ at the weighted average exchange rates for the year.

Government grants

Government grants are recognised where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognised as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognised as income in equal amounts over the expected useful life of the related asset. The Group recognised income received from government grants related to employment support during the year as disclosed in note 5 to the financial statements.

3.	SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES

The preparation of the Group’s financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amounts of the assets or liabilities affected in the future.

Judgement

In the process of applying the Group’s accounting policies, management has made the following judgement, which has the most significant effect on the amounts recognised in the financial statements:

Determination of functional currency

In determining the functional currency of each entity of the Group, judgement is required to determine and consider the currency that mainly influences sale prices of services and of the country/jurisdiction whose competitive forces and regulations mainly determines the sales prices of services; the currency that mainly influences labour and other costs of providing services; the currency in which funds from financing activities are generated; and the currency in which receipts from operating activities are usually retained. The functional currency of each entity in the Group is determined based on management’s assessment of the primary economic environment in which the entity operates. When the indicators are mixed and the functional currency is not obvious, management uses its judgement to determine the functional currency that most faithfully represents the economic effects of the underlying transactions, events and conditions.

Estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

3.	SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES (continued)

Estimation uncertainty (continued)

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating units and also to choose a suitable discount rate in order to calculate the present value of those cash flows. Further details are set out in note 10 to the financial statements.

Impairment of non-financial assets

The Group assesses whether there are any indicators of impairment for all non-financial assets at the end of each reporting period. Non-financial assets with finite useful lives are tested for impairment when there are indicators that the carrying amounts may not be recoverable. An impairment exists when the carrying value of an asset or a cash-generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The calculation of the fair value less costs of disposal is based on available data from binding sales transactions in an arm’s length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. When value in use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash-generating unit and choose a suitable discount rate in order to calculate the present value of those cash flows.

Development costs

Development costs are capitalised and amortised in accordance with the accounting policy for intangible assets in note 2.4 to the financial statements. Determining the amounts to be capitalised, the amortization period and the amortization method requires management to make assumptions regarding the expected future cash generation of the assets, the expected period of benefits, and the pattern in which the asset’s future economic benefits are expected to be consumed by the Group. These estimates are continually reviewed and updated based on past experience.

Fair value of financial instruments

The Group estimates fair values of warrant liabilities, derivative components of convertible loans, bridge loan and loan note. The fair value of financial instruments is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e., an exit price) regardless of whether that price is directly observable or estimated using another valuation technique. When the fair values of financial instruments recorded in the statement of financial position cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of valuation models, including discounted cash flows and binomial option pricing models. The inputs to these valuation models are taken from observable markets where possible, but where this is not possible, estimation is required in establishing fair values. Judgements and estimates include considerations of model inputs such as volatility, discount rates and non-performance risk. Information about the valuation on the Group’s derivatives and warrant liabilities is disclosed in notes 20, 21 and 22 to the financial statements.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

3.	SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES (continued)

Estimation uncertainty (continued)

Impairment of loans and receivables

The provision rate of accounts receivable is made based on the assessment of their recoverability and the ageing analysis of the accounts receivable as well as other quantitative and qualitative information and on management’s judgement and assessment of the forward-looking information. At each reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analyzed.

The assessment of the correlation amongst historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and forecast economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customers’ actual default in the future. Information about the ECLs on the Group’s accounts receivable is disclosed in note 14 to the financial statements.

Leases - Estimating the incremental borrowing rate

The Group cannot readily determine the interest rate implicit in a lease, and therefore, it uses an incremental borrowing rate (“IBR”) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Group “would have to pay”, which requires estimation when no observable rates are available (such as for subsidiaries that do not enter into financing transactions) or when it needs to be adjusted to reflect the terms and conditions of the lease (for example, when leases are not in the subsidiary’s functional currency). The Group estimates the IBR using observable inputs (such as market interest rates) when available and is required to make certain entity-specific estimates (such as the subsidiary’s stand-alone credit rating).

Equity-settled share-based payment transactions

The Group measures the cost of equity-settled share-based payments with employees by reference to the fair value at the date at which they are granted. Judgement is required in determining the most appropriate valuation model for the equity-settled share-based payments, depending on the terms and conditions of the transactions. Management is also required to use judgement in determining the most appropriate inputs to the valuation model. The assumptions and model used are disclosed in note 26 to the financial statements. In addition, management is required to estimate the expected forfeiture rate and only recognise expense for those shares expected to vest. In estimating the Group’s forfeiture rate, management analysed its historical forfeiture rate and the remaining lives of unvested options.

Other long-term employee benefits - Estimating the forfeiture rate

The Group estimates the forfeiture rates for the Group’s Value Creation Plan based on the Group’s best estimate of the number of awards that will ultimately vest at each reporting period based on the Group’s historical forfeiture rate.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

4.	OPERATING SEGMENT INFORMATION

The Group has six reportable segments, six primary geographic areas, namely Hong Kong, Singapore, Philippines, Taiwan, Malaysia and Other Asia (comprising Thailand and Indonesia, while the Group’s operation in Indonesia was inactive as at 31 December 2021 and 2022). Each of these geographic segments operates an online financial comparison platform with their respective local market brand. Each geographical segment has different regulatory, political and economic environments for which its financial performance is influenced by market factors and strategic initiatives. Furthermore, each geographic segment represents a business in different stages of development with Hong Kong and Singapore being the most mature. No operating segments have been aggregated to form the above reportable operating segments.

Management monitors the results of the Group’s operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on reportable segment results which is a measure of operating loss before tax.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

4.	OPERATING SEGMENT INFORMATION (continued)

	Hong Kong	Singapore	Philippines	Taiwan	Malaysia	Other Asia	Unallocated	Total
	US$	US$	US$	US$	US$	US$	US$	US$

Year ended 31 December 2022
Segment revenue
Sales to external customers	22,247,140	23,467,954	9,857,822	11,027,139	1,282,194	250,007	—	68,132,256

Segment loss	(283,904)	(2,035,946)	(1,327,478)	(1,160,908)	(1,877,997)	(1,353,876)	(8,541,112)	(16,581,221)
Reconciliation:
Interest income								28,043
Finance costs								(7,800,597)
Depreciation and amortisation								(4,788,750)
Impairment of goodwill								(4,382,926)
Impairment of other intangible assets								(1,450,781)
Equity-settled share option expense								(14,430,835)
Other long-term employee benefits expense								4,951,482
Changes in fair value of financial instruments								(1,101,484)
Gain on derecognition of convertible loan and bridge loan								135,031
Equity-settled share-based payment expense								(882,115)
Unrealised foreign exchange differences, net								(3,389,441)

Loss before tax								(49,693,594)

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

4.	OPERATING SEGMENT INFORMATION (continued)

	Hong Kong	Singapore	Philippines	Taiwan	Malaysia	Other Asia	Unallocated	Total
	US$	US$	US$	US$	US$	US$	US$	US$

Year ended 31 December 2021
Segment revenue
Sales to external customers	18,189,703	22,838,695	6,051,517	13,401,188	1,270,665	130,713	—	61,882,481

Segment loss	(202,027)	(1,359,574)	(1,050,578)	(264,321)	(1,764,853)	(1,595,476)	(7,106,805)	(13,343,634)
Reconciliation:
Interest income								14,734
Finance costs								(1,702,457)
Depreciation and amortisation								(3,900,348)
Equity-settled share option expense								(9,352,862)
Other long-term employee benefits expense								240,028
Changes in fair value of financial instruments								(178,859)
Unrealised foreign exchange differences, net								(2,746,780)

Loss before tax								(30,970,178)

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

5.	REVENUE AND OTHER INCOME

An analysis of revenue is as follows:

	2022	2021
	US$	US$

Revenue from contracts with customers
Internet leads generation and marketing service income	64,930,368	59,301,412
Insurance commission income	1,665,997	907,338
Marketing income	1,079,027	1,355,760
Events income	456,864	317,971

	68,132,256	61,882,481

(i)	Disaggregated revenue information

	2022	2021
	US$	US$

Geographical markets
Hong Kong	22,247,140	18,189,703
Singapore	23,467,954	22,838,695
Taiwan	11,027,139	13,401,188
Malaysia	1,282,194	1,270,665
Philippines	9,857,822	6,051,517
Other Asia	250,007	130,713

Total revenue from contracts with customers	68,132,256	61,882,481

Timing of revenue recognition
At a point in time	1,665,997	907,338
Over time	66,466,259	60,975,143

Total revenue from contracts with customers	68,132,256	61,882,481

Revenue recognised in the current reporting period that was included in the contract liabilities at the beginning of the reporting period amounted to US$568,354 (2021: US$487,126).

(ii)	Performance obligations

Information about the Group’s performance obligations is summarised below:

Internet leads generation and marketing service income

The performance obligation is generally satisfied when the leads generated are delivered to the customer and payment is generally due within one to three months.

Insurance commission income

The performance obligation is generally satisfied when the related insurance policy is issued, and payment is generally due within one to three months.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

5.	REVENUE AND OTHER INCOME (continued)

Marketing income

The performance obligation for marketing income is generally satisfied over time as services are rendered and payment is generally due within one to three months.

Events income

The performance obligation for events income is generally satisfied when the event has taken place and payment is generally received in advance of the event date and recorded as contract liabilities until the event date.

An analysis of other income is as follows:

	2022	2021
	US$	US$

Other income
Bank interest income	15,905	5,207
Interest income on refundable rental deposit	12,138	9,527
Government grants	733,655	532,848
Gain on disposal of items of property and equipment, net	4,539	542
Gain on derecognition of convertible loan and bridge loan	135,031	—
Others	13,896	17,080

	915,164	565,204

6.	LOSS BEFORE TAX

The Group’s loss before tax is arrived at after charging/(crediting):

	Notes	2022	2021
		US$	US$

Amortisation of intangible assets (other than development costs)	11	187,198	192,028
Amortisation of development costs*	11	3,401,957	2,588,320
Depreciation of property and equipment	12	328,438	335,971
Depreciation of right-of-use assets	13(a)	871,157	784,029

* This amount is included in “Technology costs” on the face of the consolidated statements of profit or loss and other comprehensive income.

Employee benefit expense:
Salaries, allowances and other benefits		26,805,750	22,792,357
Equity-settled share option expense		14,430,835	9,352,862
Other long-term employee benefits expense		(4,951,482)	(240,028)
Pension scheme contributions		1,419,470	1,176,767
Retirement benefits		75,376	156,279
Less: Amount capitalised		(2,756,415)	(3,260,037)

		35,023,534	29,978,200

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

6.	LOSS BEFORE TAX (continued)

	Notes	2022	2021
		US$	US$

Lease payments not included in measurement of lease liabilities	13(c)	157,264	330,400
Provision for expected credit losses	14	—	53,558
Impairment of goodwill	10	4,382,926	—
Impairment of other intangible assets	11	1,450,781	—
Changes in fair value of other derivative financial instruments	20, 21	1,139,938	178,859
Changes in fair value of warrant liabilities	22	(38,454)	—
Equity-settled share-based payment expense*	26	882,115	—
Gain on disposal of items of property and equipment, net		(4,539)	(542)
Gain on derecognition of convertible loan and bridge loan		(135,031)	—
Reversals of provision for expected credit losses	14	(14,242)	(26,898)
Foreign exchange differences, net		4,051,710	2,953,299

*	Included in “General, administrative and other operating expenses” in the consolidated statements of profit or loss and other comprehensive income.

7.	FINANCE COSTS

An analysis of finance costs is as follows:

	Notes	2022	2021
		US$	US$

Finance costs on convertible loans	20	2,894,050	715,029
Finance costs on loan note	21	786,058	—
Finance costs on lease liabilities	13(c)	42,130	48,171
Finance costs on bridge loan	21	4,074,175	936,937
Increase in discounted amounts of provisions arising from the passage of time	23	4,184	2,320

		7,800,597	1,702,457

8.	KEY MANAGEMENT PERSONNEL COMPENSATION

The compensation to key management personnel of the Group is as follows:

	2022	2021
	US$	US$

Salaries, allowances and other benefits	1,761,735	2,321,434
Equity-settled share option expense	14,430,835	9,352,862
Other long-term employee benefits expense	(1,525,014)	—
Pension scheme contributions	16,226	21,687

	14,683,782	11,695,983

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

9.	INCOME TAX

Tax on losses have been calculated at the rates of tax prevailing in the countries/jurisdictions in which the Group operates.

	2022	2021
	US$	US$

Current
Charge for the year	28,516	26,647
Overprovision in prior years	—	(26,778)
Deferred (note 24)	(280,295)	(38,042)

Total tax credit for the year	(251,779)	(38,173)

A reconciliation of the tax credit applicable to loss before tax at the statutory tax rate for the countries/jurisdictions in which the Group’s operations are domiciled to the tax credit at the Group’s effective tax rate is as follows:

	2022	2021
	US$	US$

Loss before tax	(49,693,594)	(30,970,178)

Tax credit at the domestic rates applicable to losses in the countries/jurisdictions where the Group operates	(7,164,497)	(5,220,261)
Income not subject to tax	(134,867)	(13,785)
Expenses not deductible for tax	4,606,490	2,883,631
Adjustments in respect of current tax of previous periods	—	(26,778)
Tax losses not recognised	2,443,861	2,335,868
Others	(2,766)	3,152

Tax credit at the Group’s effective tax rate	(251,779)	(38,173)

At the end of the reporting period, the Group had unused tax losses of US$81,673,012 (2021: US$70,645,159), subject to the agreement by the relevant tax authorities, that are available for offsetting against future taxable profits of the entities in which the losses arose, of which, an aggregate amount of US$50,140,837 (2021: US$38,395,574) are available indefinitely and the remaining will expire between one to ten years. Deferred tax assets have not been recognised in respect of these losses as they have mainly arisen in entities that have been loss-making and, in the opinion of management, it is currently not considered probable that taxable profits will be available against which the tax losses can be utilised.

At the end of the reporting period, no deferred tax has been recognised for withholding taxes of the Group’s subsidiaries established in certain jurisdictions with relevant tax laws and regulations. In the opinion of the directors, it is not probable that these subsidiaries will distribute such earnings in the foreseeable future. The aggregate amount of temporary differences associated with investments in subsidiaries in these jurisdictions amounted to US$379,325 (2021: US$328,824), for which deferred tax liabilities of US$5,316 (2021: US$1,247) have not been recognised at 31 December 2022.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

10.	GOODWILL

US$

At 1 January 2021	4,424,196
Exchange realignment	(80,242)

Cost and carrying amount at 31 December 2021 and 1 January 2022	4,343,954
Impairment during the year	(4,382,926)
Exchange realignment	38,972

Cost and carrying amount at 31 December 2022	—

The Group’s goodwill is all attributable to an acquisition of Seedly Pte. Ltd. (“Seedly”) in 2020. The recoverable amount of the Seedly cash-generating unit (“CGU”) has been determined based on a value-in-use calculation using cash flow projections from financial budgets covering a four-year period. The discount rate applied to the cash flow projections is 13.5% (2021: 13%). The terminal growth rate used to extrapolate the cash flows of the Seedly CGU beyond the four-year period is 3% (2021: 3%). During the year ended 31 December 2022, the Group recognised impairment losses of US$4,382,926 related to goodwill and US$1,450,781 related to intangible assets (see Note 11) of the Seedly CGU, which arose mainly due to negative operating factors affecting the Seedly CGU.

Key assumptions used in the value in use calculations

The calculations of value in use for the CGUs are most sensitive to the following assumptions:

Budgeted revenue - The basis used to determine the value assigned to the budgeted revenue is the average revenue achieved in the year immediately before the budget year, adjusted for expected market development.

Discount rate - Discount rate represents the current market assessment of the risks specific to the Seedly CGU.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

11.	OTHER INTANGIBLE ASSETS

	Development costs	Computer software	Other intangibles	Total
	US$	US$	US$	US$

Cost
At 1 January 2021	12,555,821	3,123	1,906,780	14,465,724
Additions	5,166,059	—	—	5,166,059
Disposals/write-off	—	(2,934)	—	(2,934)
Exchange realignment	(265,958)	(189)	—	(266,147)

At 31 December 2021	17,455,922	—	1,906,780	19,362,702

At 1 January 2022	17,455,922	—	1,906,780	19,362,702
Additions	4,734,550	—	—	4,734,550
Impairment during the year	—	—	(1,871,976)	(1,871,976)
Exchange realignment	302,050	—	(34,804)	267,246

At 31 December 2022	22,492,522	—	—	22,492,522

Accumulated amortization
At 1 January 2021	2,012,860	—	47,669	2,060,529
Amortization charge	2,588,320	—	192,028	2,780,348
Exchange realignment	(54,728)	—	(2,104)	(56,832)

At 31 December 2021	4,546,452	—	237,593	4,784,045

At 1 January 2022	4,546,452	—	237,593	4,784,045
Amortization charge	3,401,957	—	187,198	3,589,155
Impairment during the year	—	—	(421,195)	(421,195)
Exchange realignment	137,441	—	(3,596)	133,845

At 31 December 2022	8,085,850	—	—	8,085,850

Net carrying amount
At 31 December 2022	14,406,672	—	—	14,406,672

At 31 December 2021	12,909,470	—	1,669,187	14,578,657

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

12.	PROPERTY AND EQUIPMENT

	Leasehold improvements	Furniture, fixtures and office equipment	Computer equipment	Total
	US$	US$	US$	US$

Cost
At 1 January 2021	498,531	235,819	638,169	1,372,519
Additions	10,014	24,248	247,570	281,832
Disposals/write-off	(148,218)	(10,134)	(23,676)	(182,028)
Exchange realignment	(6,867)	(8,075)	(20,372)	(35,314)

At 31 December 2021/1 January 2022	353,460	241,858	841,691	1,437,009
Additions	20,162	20,127	214,636	254,925
Disposals/write-off	(87,457)	(57,446)	(18,262)	(163,165)
Exchange realignment	(11,623)	(8,900)	(22,149)	(42,672)

At 31 December 2022	274,542	195,639	1,015,916	1,486,097

Accumulated depreciation
At 1 January 2021	302,101	171,020	450,334	923,455
Depreciation charge	128,274	45,646	162,051	335,971
Disposals/write-off	(148,218)	(10,134)	(23,676)	(182,028)
Exchange realignment	(3,868)	(6,664)	(13,133)	(23,665)

At 31 December 2021/1 January 2022	278,289	199,868	575,576	1,053,733
Depreciation charge	71,831	22,511	234,096	328,438
Disposals/write-off	(87,218)	(55,236)	(16,248)	(158,702)
Exchange realignment	(8,750)	(8,449)	(13,786)	(30,985)

At 31 December 2022	254,152	158,694	779,638	1,192,484

Net carrying amount
At 31 December 2022	20,390	36,945	236,278	293,613

At 31 December 2021	75,171	41,990	266,115	383,276

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

13.	LEASES

The Group as a lessee

The Group has lease contracts for offices premises and office equipment used in its operations. Leases of offices generally have lease periods of two to three years, while the office equipment has a lease term of five years. Generally, the Group is restricted from assigning and subleasing the leased assets outside the Group.

(a)	Right-of-use assets

The carrying amount of the Group’s right-of-use assets and the movements during the year is as follows:

	Office premises	Office equipment	Total
	US$	US$	US$

At 1 January 2021	1,048,399	12,787	1,061,186
Remeasurement on lease modifications	209,521	—	209,521
Depreciation charge	(778,927)	(5,102)	(784,029)
Exchange realignment	(29,949)	(59)	(30,008)

At 31 December 2021 and 1 January 2022	449,044	7,626	456,670
Additions	1,320,921	—	1,320,921
Remeasurement on lease modifications	(128,756)	—	(128,756)
Depreciation charge	(866,094)	(5,063)	(871,157)
Exchange realignment	761	(25)	736

At 31 December 2022	775,876	2,538	778,414

(b)	Lease liabilities

The carrying amount of lease liabilities and the movements during the year are as follows:

	2022	2021
	US$	US$

Carrying amount at 1 January	486,678	1,116,912
New leases	1,237,069	—
Remeasurement on lease modifications	(64,390)	206,250
Accretion of interest recognised during the year	42,130	48,171
Payments	(915,438)	(833,665)
Exchange realignment	(362)	(50,990)

Carrying amount at 31 December	785,687	486,678

Analysed into:
Current portion	492,735	482,603
Non-current portion	292,952	4,075

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

13.	LEASES (continued)

The Group as a lessee (continued)

(c)	The amounts recognised in profit or loss in relation to leases are as follows:

	2022	2021
	US$	US$

Interest on lease liabilities	42,130	48,171
Depreciation charge of right-of-use assets	871,157	784,029
Expense relating to short-term leases	157,264	330,400
Loss on lease modifications	65,406	—

Total amount recognised in profit or loss	1,135,957	1,162,600

(d)

The Group had total cash outflows for leases of US$873,308 in 2022 (2021: US$785,494). The Group also had non-cash additions/lease modifications to right-of-use assets and lease liabilities of US$1,192,165 (2021: US$209,521) in US$1,172,679 (2021: US$206,250), respectively.

14.	ACCOUNTS RECEIVABLE

	2022	2021
	US$	US$

Accounts receivable	9,807,667	15,535,868
Allowance for expected credit losses	(123,632)	(147,800)

	9,684,035	15,388,068

The Group’s trading terms with its customers are mainly on credit. The credit period is generally one to three months. The Group seeks to maintain strict control over its outstanding receivables and overdue balances are reviewed regularly by management. The Group does not hold any collateral or other credit enhancements over its accounts receivable balances. Accounts receivable are non-interest-bearing.

The movements in the allowance for expected credit losses are as follows:

	2022	2021
	US$	US$

At 1 January	147,800	126,313
Provision for expected credit losses	—	53,558
Reversals	(14,242)	(26,898)
Exchange realignment	(9,926)	(5,173)

At 31 December	123,632	147,800

An analysis is performed at each reporting date using a provision matrix to measure expected credit losses. The provision rates are based on days past due for groupings of various customer segments with similar loss patterns by geographical region. The calculation reflects reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions. Generally, accounts receivable are written off if past due for more than two years and are not subject to enforcement activity.

As at 31 December 2022, accounts receivables included an aggregate balance of US$64,323 (2021: US$15,869) due from companies controlled by a shareholder with significant influence over the Company.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

14.	ACCOUNTS RECEIVABLE (continued)

Set out below is the information about the credit risk exposure on the Group’s accounts receivable using a provision matrix:

	Expected credit loss rate	Gross carrying amount	Expected credit loss
	%	US$	US$

As at 31 December 2022
Current to 6 months past due	0.01%	9,563,470	617
Over 6 months past due	50.38%	244,197	123,015

	1.26%	9,807,667	123,632

As at 31 December 2021
Current to 6 months past due	0.01%	15,227,609	1,378
Over 6 months past due	47.50%	308,259	146,422

	0.95%	15,535,868	147,800

15.	CONTRACT ASSETS

	31 December 2022	31 December 2021	1 January 2021
	US$	US$	US$

Contract assets arising from:
Internet leads generation and marketing service income	11,082,660	8,181,444	4,946,427
Marketing and events income	57,449	424,628	44,612

	11,140,109	8,606,072	4,991,039

Contract assets are mainly recognised for revenue earned from internet leads generation and marketing service income as the receipt of consideration is based on the billing process. Included in contract assets for internet leads generation and marketing service income are unbilled amounts of revenue. Upon completion of the billing of the revenue from contract customers, the amounts recognised as contract assets are reclassified to trade receivables. The increase in contract assets in 2022 and 2021 were mainly due to an increase in the internet leads generation and marketing service income near the end of the year.

The expected timing of recovery or settlement for contract assets as at 31 December is within one year.

An impairment analysis is performed at each reporting date using a provision matrix to measure expected credit losses. The provision rates for the measurement of the expected credit losses of the contract assets are based on those of the accounts receivable as the contract assets and the trade receivables are from the same customer bases. As at 31 December 2022 and 2021, the loss allowance was assessed by management to be minimal.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

16.	PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

	2022	2021
	US$	US$

Prepayments	1,670,227	1,873,691
Deposits and other receivables	1,982,647	1,608,705

	3,652,874	3,482,396

Portion classified as non-current	(128,927)	(3,330)

Current portion	3,523,947	3,479,066

The financial assets included in the above balances relate to deposits and other receivables for which there was no recent history of default and past due amount. As at 31 December 2022 and 2021, the loss allowance was assessed to be minimal.

17.	CASH AND CASH EQUIVALENTS AND PLEDGED BANK DEPOSITS

	2022	2021
	US$	US$

Cash and bank balances	24,077,695	9,190,286
Time deposits	195,883	185,108

	24,273,578	9,375,394

Less: Pledged bank deposits	(195,883)	(185,108)

Cash and cash equivalents	24,077,695	9,190,286

Certain cash at banks earn interest at floating rates based on the respective short-term deposit rates. The bank balances and pledged deposits are deposited with creditworthy banks with no recent history of default.

The Group has pledged bank deposits for corporate credit card facility and pledged bank deposits to banks to maintain capital in accordance with the rules and conditions for the issue and renewal of a license to operate as a non-life insurance broker in Thailand.

18.	ACCOUNTS PAYABLE

The accounts payable are non-interest-bearing and are normally settled on 15 to 60-day terms.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

19.	OTHER PAYABLES AND ACCRUALS

	2022	2021
	US$	US$

Non-current
Liabilities incurred for long-term employee benefits	208,698	5,160,180

Current
Other payables (note (a))	2,107,490	2,683,172
Accruals	4,143,841	4,288,497
Contract liabilities (note (b))	301,986	568,354

	6,553,317	7,540,023

	6,762,015	12,700,203

Note:

(a)	Other payables are non-interest-bearing and are normally settled on 30 to 120-day terms.

(b)	Details of contract liabilities are as follows:

	31 December 2022	31 December 2021	1 January 2021
	US$	US$	US$

Contract liabilities arising from:
Internet leads generation and marketing service income	225,632	425,897	216,832
Marketing and events income	76,354	142,457	270,294

	301,986	568,354	487,126

Contract liabilities include short-term advances received under the contractual arrangements with customers. The increase in contract liabilities in 2021 was mainly due to the increase in prepayment received from customers in relation to the provision of internet leads generation and marketing services at the end of the year. The decrease in contract liabilities in 2022 was mainly due to the decrease in prepayments received from customers in relation to the provision of internet leads generation and marketing services at the end of the year.

20.	CONVERTIBLE LOANS

On 10 August 2020, the Company issued a convertible loan of US$4,000,000 (“2020 Convertible Loan”) to a company controlled by a shareholder with significant influence over the Company which had the maturity of 12 months with coupon rate of 12% per annum. The 2020 Convertible Loan, together with all accrued interest, are convertible into ordinary shares of the Company at any time prior to repayment of the loan or on the maturity date of the convertible loan at the option of lender of the convertible loan.

On 14 October 2021, pursuant to an amendment and restatement agreement, the 2020 Convertible Loan was extended for a period of 12 months with the principal amount on the extended convertible loan (“Extended Convertible Loan”) being the principal amount plus the accrued interest of the 2020 Convertible Loan. The Extended Convertible Loan did not have any coupon, but had an exit premium and an establishment fee of 20% and 3% respectively on the principal of the loan payable by the Company upon the maturity or early repayment of the Extended Convertible Loan upon the exercise of redemption right by the loan holders upon

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

20.	CONVERTIBLE LOANS (continued)

the occurrence of certain capital events. The redemption right is accounted for as an embedded derivative and bifurcated from the financial liability host contract.

For both 2020 Convertible Loan and Extended Convertible Loan, the loan holders may convert all or any portion of the outstanding loan at a conversion price of US$10,000 per ordinary share and this conversation option is accounted for as an equity component which is assessed to be immaterial.

On 27 April 2022, pursuant to the convertible loan note purchase agreement, the Company issued other convertible loans with the total principal amount of US$37,017,318, including an aggregate principal amount of US$19,383,318 being issued to shareholders and companies controlled by a shareholder with significant influence over the Company, and key management personnel, with maturity period of 4 years (“2022 Convertible Loan”) to replace the Extended Convertible Loan and the unsettled bridge loan (see note 21) with their respective accrued and unpaid finance costs, as well as for additional cash proceeds of US$12,656,069. The convertible note issued in 2022 had the coupon rates of 9% per annum, 10% per annum, 11% per annum and 12% per annum for each of the 1st to 4th anniversary of the issuing of convertible loan respectively. The 2022 Convertible Loan would be convertible into preference shares or ordinary shares of the Company upon certain capital and fund raising events on a variable conversion price which depended on the price of shares offered by the Company to the investors in such capital and fund raising event. The conversion option is accounted for as an embedded derivative and bifurcated from the financial liability host contract.

(a)	The movements of 2020 Convertible Loan are as follows:

2021
US$

As at 1 January	4,123,563
Finance costs	377,478
Extinguished during the year	(4,501,041)

As at 31 December	—

(b)	The movements of the liability component and derivative component from the redemption right of the Extended Convertible Loan are as follows:

Extended Convertible Loan - liability component

	2022	2021
	US$	US$

As at 1 January	4,294,265	—
Issued during the year	—	3,956,714
Finance costs	506,327	337,551
Extinguished during the year	(4,800,592)	—

As at 31 December	—	4,294,265

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

20.	CONVERTIBLE LOANS (continued)

Extended Convertible Loan - derivative component

	2022	2021
	US$	US$

As at 1 January	589,731	—
On initial recognition	—	544,327
Change in fair value	145,957	45,404
Extinguished during the year	(735,688)	—

As at 31 December	—	589,731

(c)

On 14 October 2022, the conversion price of the 2022 Convertible Loan was amended and the 2022 Convertible Loan was then fully converted into 15,488,498 Preference Shares of the Company. The movements of the liability component and derivative component from the conversion feature of the 2022 Convertible Loan are as follows:

2022 Convertible Loan - liability component

2022
US$

As at 1 January	—
Issued during the year	26,993,304
Finance costs	2,387,723
Converted during the year	(29,381,027)

As at 31 December	—

2022 Convertible Loan - derivative component

2022
US$

As at 1 January	—
On initial recognition	10,024,014
Change in fair value	158,548
Exercised during the year	(10,182,562)

As at 31 December	—

During the year ended 31 December 2022, the Group used the market approach to determine the underlying equity value of the Company and the binomial option pricing model to determine the fair values of the derivative components, which represented the conversion feature, of the convertible loans on initial and on the date of conversion. The following table lists the inputs to the model used for the year ended 31 December 2022:

2022

Risk-free rate (%)	2.8 – 4.5
Volatility (%)	62
Dividend yield (%)	—

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

20.	CONVERTIBLE LOANS (continued)

2022 Convertible Loan - derivative component (continued)

During the year ended 31 December 2021, the Group used the discounted cash flow model to determine the fair values of the derivative components, which represented the redemption feature, of the Extended Convertible Loans on initial recognition and at the end of the reporting period for the year ended 31 December 2021. The following table lists the inputs to the model used for the year ended 31 December 2021:

2021

Discount rates (%)	39.9 – 40.4

If discount rate had increased/decreased by 1% as of 31 December 2021, with all other variables held constant, the increase/decrease in the fair value of derivative component of the convertible loan would approximately amount to US$10,081 and US$10,237 respectively.

21.	INTEREST-BEARING BORROWINGS

Bridge loan

On 28 September 2021, the Company entered into a bridge loan facility agreement with the total commitment of US$26,000,000 in which US$6,000,000 was contributed by a company controlled by a shareholder with significant influence over the Company, and key management personnels of the Company. The bridge loan would be released to the Company from an escrow account in 12 instalments and have a maturity period of 12 months from the utilisation date of the facility. The bridge loan did not have any coupon, but had a facility fee of 3% on the total commitment of the facility paid upfront and an exit premium of 20% on the total commitment of the facility payable by the Company upon the maturity or early repayment of the bridge loan upon the exercise of redemption right by the lenders upon the occurrence of certain capital events. The bridge loan contains two components: a liability component and an embedded derivative in respect of the embedded redemption option.

The movements of the liability and derivative components of the bridge loan are as follows:

Bridge loan - liability component

	2022	2021
	US$	US$

As at 1 January	12,274,215	—
Drawdown during the year	6,756,665	11,337,278
Finance costs	4,074,175	936,937
Repaid during the year	(7,374,346)	—
Settled during the year	(15,730,709)	—

As at 31 December	—	12,274,215

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

21.	INTEREST-BEARING BORROWINGS (continued)

Bridge loan (continued)

Bridge loan - derivative component

	2022	2021
	US$	US$

As at 1 January	1,551,677	—
On initial recognition	842,181	1,418,222
Change in fair value	835,433	133,455
Exercised during the year	(3,229,291)	—

As at 31 December	—	1,551,677

As at 31 December 2021, bridge loan, including liability component and derivative component, with carrying amount of approximately US$3,191,000 was due from a shareholder and a company controlled by a shareholder with significant influence over the Company, and key management personnel.

The Group used the discounted cash flow method to determine the fair value of the redemption option granted to the lenders of the bridge loan on initial recognition and at the end of the reporting period. The following table lists the inputs to the model used for the years ended 31 December 2022 and 31 December 2021:

	2022	2021

Discount rates (%)	—	34.5 – 35.2

If discount rates had increased/decreased by 1% as of 31 December 2021, with all other variables held constant, the increase/decrease in the fair value of derivative component of the bridge loan would approximately amount to US$32,319 and US$32,811 respectively.

Loan note

Pursuant to the loan note purchase agreement date 14 October 2022 and the amendment to the agreement dated 21 December 2022, the Company issued loan notes of US$22,397,271, in which US$17,400,000 was contributed by shareholders with significant influence over the Company and key management personnel of the Company, with coupon rate of 25% per annum paid in kind and a maturity period of 5 years. Class C Warrants of the Company were issued to the subscribers of the loan notes and one of the subscribers was also granted by the Company a 3-year option for the additional subscription of US$5,000,000 loan notes with the terms set out in these agreements while no option was exercised during the year ended 31 December 2022. Thus, the loan note transaction contains three components: a liability component and two freestanding derivatives in respect of the option for additional subscription of loan notes, and the Class C Warrants issued (see note 22).

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

21.	INTEREST-BEARING BORROWINGS (continued)

Loan note (continued)

The movements of financial liability and derivatives of the loan notes and derivatives issued during the year are as follows:

Loan notes – liability component

2022
US$

As at 1 January	—
Issued during the year	7,959,134
Finance costs	786,058

As at 31 December	8,745,192

Freestanding derivatives for additional subscription options

2022
US$

As at 1 January	—
On initial recognition	2,796,131

As at 31 December	2,796,131

As at 31 December 2022, loan note and the freestanding derivatives, with carrying amount of approximately US$9,299,000 were held by shareholders with significant influence over the Company and key management personnel of the Company.

The Group used the market approach to determine the underlying equity value of the Company, and binomial option pricing model to determine the fair value of the option for additional subscription of loan notes and the fair values of the Class C Warrants issued on initial recognition and at the end of the reporting period. The following table lists the inputs to the model used for the year ended 31 December 2022:

2022

Risk-free rate (%)	4.06 - 4.63
Volatility (%)	61 - 62
Dividend yield (%)	—

The Group considered there is no material impact on the fair value of the derivative components of the loan note resulting from a percentage change in the volatility as of 31 December 2022 (2021: Nil).

22.	WARRANT LIABILITIES

On 14 October 2022, the Company issued 12,040,542 Class A-1 Warrants of exercise price US$2.9899 per warrant, 4,013,516 Class A-2 Warrants of exercise price US$5.9798 per warrant and 4,013,516 Class A-3 Warrants of exercise price US$8.9697 per warrant to shareholders which entitles the holders to subscribe to a total of 20,067,574 Class A Ordinary Shares in the capital of the Company. The exercise prices of the warrants are subject to adjustments upon occurrence of the various adjustment events. The exercise periods

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

22.	WARRANT LIABILITIES (continued)

of these warrants were from the date of issuance to the 5th anniversary of such issuance date. No Class A Warrant was exercised during the year ended 31 December 2022.

On 14 October 2022 and 21 December 2022, the Company issued 27,179,790 Class C Warrants of exercise price US$0.0001 to shareholders, key management personnels and third parties which entitles the holders to subscribe to 27,179,790 Class C Ordinary Shares in the capital of the Company. The exercise price of the warrants is subject to adjustments upon occurrence of the various adjustment events. The exercise period of these warrants from the date of issuance to the 5th anniversary of such issuance date. No Class C Warrant was exercised during the year ended 31 December 2022.

The movements in Class A and Class C Warrants during the year are as follows:

	Class A Warrants	Class C Warrants	Total
	US$	US$	US$

At 1 January 2022	—	—	—
Issued during the year	845,593	11,642,006	12,487,599
Changes in fair value	(38,454)	—	(38,454)

At 31 December 2022	807,139	11,642,006	12,449,145

As at 31 December 2022, Class A Warrants with carrying amount of approximately US$208,891 were held by a shareholder with significant influence over the Company and key management personnel of the Company, and Class C Warrants with carrying amount of approximately US$8,848,000 were held by shareholders with significant influence over the Company and key management personnel of the Company.

The Group has used the market approach to determine the underlying equity value of the Company and adopted the binomial option pricing model to determine the fair values of the Class A Warrants on initial recognition and at the end of the reporting period. The methodology and inputs to determine the fair values of the Class C Warrants were disclosed in note 21. The following table lists the inputs to the models used to determine the fair value of Class A Warrants for the year ended 31 December 2022:

2022

Risk-free rate (%)	4.06 - 4.33
Volatility (%)	61 - 62
Dividend yield (%)	—

If volatility had increased/decreased by 1% as of 31 December 2022, with all other variables held constant, the increase/decrease in the fair value of warrants would approximately amount to US$50,345 and US$48,659 respectively (2021: Nil).

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

23.	PROVISIONS

	2022	2021
	US$	US$

Provision for reinstatement costs	100,483	68,733
Provision for defined benefit obligations	101,913	115,532

As at 31 December	202,396	184,265

Provision for reinstatement costs
As at 1 January	68,733	68,062
Additional provision	26,327	—
Remeasurement of lease modifications	2,231	(458)
Increase in discounted amounts arising from the passage of time	4,184	2,320
Exchange realignment	(992)	(1,191)

As at 31 December	100,483	68,733

Portion classified as current liabilities	(66,118)	(68,733)

Non-current portion	34,365	—

The Group has certain leases of office properties with clauses of reinstatement of alteration at the end of these leases. The provision for the reinstatement costs of these office properties was estimated based on reinstatement quotes obtained by the Group.

Provision for defined benefit obligations

The Group made provisions for defined benefit obligations in respect of termination benefit and pursuant to applicable labor laws in corresponding jurisdictions. According to the law, employees are entitled to termination benefit upon dismissal or retirement.

The liability for termination of employment is measured using the projected unit credit method. The actuarial assumptions include expected salary increases and discount rates. The amounts are presented based on discounted expected future cash flows using a discount rate determined by reference to market yields at the reporting date on government bonds with a term that is consistent with the estimated term of the termination benefit obligation.

The most recent actuarial valuations of the estimated liabilities for employee benefits were carried for the year ended 31 December 2022 and 31 December 2021 by E. M. Zalamea Actuarial Services, Inc. for the Group’s subsidiaries in the Philippines using the projected unit credit actuarial valuation method.

The principal actuarial assumptions used as at the end of the reporting period are as follows:

	2022	2021
Discount rate (%)	7.39 - 7.41	5.21 - 5.23
Expected rate of salary increases (%)	6.00	6.00

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

23.	PROVISIONS (continued)

Provision for defined benefit obligations (continued)

A quantitative sensitivity analysis for significant assumptions as at the end of the reporting period is shown below:

	Increase in rate	Increase/ (decrease) in defined benefit obligations	Decrease in rate	Increase/ (decrease) in defined benefit obligations
	%	US$	%	US$

2022
Discount rate	1	(17,571)	1	22,380
Future annual salary increases	1	22,477	1	(17,927)

2021
Discount rate	1	(22,667)	1	29,564
Future annual salary increases	1	29,007	1	(22,710)

The sensitivity analysis estimates the impact on defined benefit obligations from reasonable changes in key assumptions occurring at the end of the reporting period. The sensitivity analysis is based on changing one assumption at a time, keeping all other assumptions constant, and it may not be representative of an actual change in the defined benefit obligations as it is unlikely that changes in assumptions would occur in isolation from one another.

The total expenses recognised in the consolidated statement of profit or loss in respect of the plan are as follows:

	2022	2021
	US$	US$

Current service cost	69,689	152,091
Interest cost	5,687	4,188

Net benefit expenses recognised in general, administrative and other operating expenses	75,376	156,279

The movements in the defined benefit obligations are as follows:

	2022	2021
	US$	US$

At 1 January	115,532	—
Current service cost	69,689	152,091
Interest cost	5,687	4,188
Benefits paid	(14,402)	—
Remeasurement gains credited to other comprehensive income arising from:
Changes in financial assumptions	(37,030)	(31,072)
Experience adjustments	(28,221)	(5,157)
Exchange realignment	(9,342)	(4,518)

At 31 December	101,913	115,532

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

24.	DEFERRED TAX LIABILITIES

The movements in deferred tax liabilities during the year are as follows:

	Provision for defined benefit obligations	Fair value adjustments arising from acquisition of a subsidiary	Depreciation allowance in excess of related depreciation	Total
	US$	US$	US$	US$
At 1 January 2021	—	(330,359)	(1,069)	(331,428)
Deferred tax credited/(charged) to profit or loss	—	40,597	(2,555)	38,042
Deferred tax charged to other comprehensive income	(8,937)	—	—	(8,937)
Exchange realignment	336	5,424	28	5,788

At 1 January 2022	(8,601)	(284,338)	(3,596)	(296,535)
Deferred tax credited/(charged) to profit or loss	—	281,791	(1,496)	280,295
Deferred tax charged to other comprehensive income	(23,148)	—	—	(23,148)
Exchange realignment	1,290	2,547	11	3,848

At 31 December 2022	(30,459)	—	(5,081)	(35,540)

25.	SHARE CAPITAL

	2022	2021
	US$	US$

Authorised:
95,900,000 Class A Ordinary Shares of US$0.0001 each	9,590	—
2,100,000 Class B Ordinary Shares of US$0.0001 each	210	—
37,700,000 Class C Ordinary Shares of US$0.0001 each	3,770	—
18,300,000 Class D Ordinary Shares of US$0.0001 each	1,830	—
16,000,000 Preference Shares of US$0.0001 each	1,600	—

31,400,000 Ordinary Shares of US$0.0001 each	—	3,140
10,000,000 Seed Preference Shares of US$0.0001 each	—	1,000
10,000,000 Series A Preference Shares of US$0.0001 each	—	1,000
700,000 Series B Preference Shares of US$0.0001 each	—	70
700,000 Series B-1 Preference Shares of US$0.0001 each	—	70

	17,000	5,280

Issued and fully paid:
2,655,171 Class A Ordinary Shares of US$0.0001 each	265	—
2,058,932 Class B Ordinary Shares of US$0.0001 each	206	—
15,488,498 Preference Shares of US$0.0001 each	1,549	—

703,041 Ordinary Shares of US$0.0001 each	—	70
195,898 Seed Preference Shares of US$0.0001 each	—	20
963,750 Series A Preference Shares of US$0.0001 each	—	96
592,503 Series B Preference Shares of US$0.0001 each	—	59
199,979 Series B-1 Preference Shares of US$0.0001 each	—	20

	2,020	265

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

25.	SHARE CAPITAL (continued)

Details of share capital for the year 31 December 2021 are as follows:

The Company’s authorised share capital was US$5,280, which was divided into 31,400,000 ordinary shares of US$0.0001 each, 10,000,000 Seed preference shares of US$0.0001 each, 10,000,000 Series A preference shares of US$0.0001 each, 700,000 Series B preference shares of US$0.0001 each and 700,000 Series B-1 preference shares of US$0.0001 each.

Ordinary Shares

The holders of ordinary shares are entitled to (i) receive dividends as declared from time to time; (ii) vote at shareholder meetings of the Company; and (iii) are entitled to capital upon liquidation of the Company after payments made to the holders of Series A preference shares, the holders of Series B preference shares, the holders of Series B-1 preference shares and the holders of Seed preference shares of the Company.

Seed Preference Shares

The holders of Seed preference shares are entitled to (i) receive dividends as declared from time to time; (ii) vote at shareholders’ meetings of the Company; (iii) capital upon liquidation of the Company before the holders of ordinary shares but after the holders of Series A preference shares, the holders of Series B preference shares and the holders of Series B-1 preference shares of the Company; and (iv) convert their Seed preference shares into ordinary shares of the Company at their discretion.

Series A Preference Shares

The holders of Series A preference shares are entitled to (i) receive dividends as declared from time to time; (ii) vote at shareholders’ meetings of the Company; (iii) capital upon liquidation of the Company before the holders of ordinary shares and Seed preference shares but after the holders of Series B preference shares and the holders of Series B-1 preference shares of the Company; and (iv) convert their Series A preference shares into ordinary shares of the Company at their discretion.

Series B Preference Shares

The holders of Series B preference shares are entitled to (i) receive dividends as declared from time to time; (ii) vote at shareholders’ meetings of the Company; (iii) capital upon liquidation of the Company before the holders of ordinary shares, Seed preference shares and Series A preference shares but after the holders of Series B-1 preference shares of the Company; and (iv) convert their Series B preference shares into ordinary shares of the Company at their discretion.

Series B-1 Preference Shares

The holders of Series B-1 preference shares are entitled to (i) receive dividends as declared from time to time; (ii) vote at shareholders’ meetings of the Company; (iii) capital upon liquidation of the Company before the holders of ordinary shares, Seed preference shares, Series A preference shares and Series B preference shares of the Company; and (iv) convert their Series B-1 preference shares into ordinary shares of the Company at their discretion.

Seed Preference Shares, Series A Preference Shares, Series B Preference Shares and Series B-1 Preference Shares were classified as equity since they are non-redeemable and any dividends are discretionary.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

25.	SHARE CAPITAL (continued)

Pursuant to a written resolution passed on 14 October 2022:

•

The authorised share capital of the Company increased from US$5,280 to US$19,500, by the creation of 82,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each, 2,100,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each, 27,100,000 Class C Ordinary Shares of a nominal or par value of US$0.0001 each, 15,000,000 Class D Ordinary Shares of a nominal or par value of US$0.0001 each and 16,000,000 Preference Shares of a nominal or par value of US$0.0001 each;

•

The issued and fully paid Ordinary Shares, Seed Preference Shares, Series A Preference Shares, Series B Preference Shares and Series B-1 Preference Shares (collectively, the “Existing Shares”) were automatically and compulsorily repurchased by the Company in exchange for the issuance of 2,655,171 Class A Ordinary Shares to the holders of the Existing Shares;

•	The Company created and issued 20,067,574 Class A Warrants to subscribe to 20,067,574 Class A Ordinary Shares in the capital of the Company to the holders of the Existing Shares;

•	The Company issued 15,488,498 Preference Shares in exchange for settling all of the Company’s 2022 Convertible Loan and the corresponding accrued interest amounts;

•

The Company allotted and issued 2,058,932 Class B Ordinary Shares of the Company of US$0.0001 each to a company controlled by a shareholder with significant influence over the Company as non-cash consideration for the company’s assistance as the lead subscriber for the structuring of loan note purchase (see note 21) and other arrangements;

•

The Company created 24,050,249 Class C Warrants, of which 12,823,301 Class C Warrants were issued to the holders of the Class B Ordinary Shares to subscribe to 12,823,301 Class C Ordinary Shares in the capital of the Company.

Pursuant to a written resolution passed on 21 December 2022:

•

The authorised share capital of the Company decreased from US$19,500 to US$17,000, by the (i) the cancellation of 31,400,000 authorised but unissued Ordinary Shares of a nominal or par value of US$0.0001 each, (ii) the cancellation of 10,000,000 authorised but unissued Seed Preference Shares of a nominal or par value of US$0.0001 each, (iii) the cancellation of 10,000,000 authorised but unissued Series A Preference Shares of a nominal or par value of US$0.0001 each, (iv) the cancellation of 700,000 authorised but unissued Series B Preference Shares of a nominal or par value of US$0.0001 each, (v) the cancellation of 700,000 authorised but unissued Series B-1 Preference Shares of a nominal or par value of US$0.0001 each, (vi) the creation of 13,900,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each having the rights; (vii) the creation of 10,600,000 Class C Ordinary Shares of a nominal or par value of US$0.0001 each; and (viii) the creation of 3,300,000 Class D Ordinary Shares of a nominal or par value of US$0.0001 each;

•

The Company created 3,916,379 additional Class C Warrants to subscribe to 3,916,379 Class C Ordinary Shares in the capital of the Company and issued 14,356,489 Class C Warrants to subscribe to 14,356,489 Class C Ordinary Shares to holders of the loan notes.

Up to 31 December 2022, the Company has created 27,966,628 Class C Warrants in total, and had 27,179,790 Class C Warrants issued and outstanding.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

25.	SHARE CAPITAL (continued)

Class A Ordinary Shares

The holders of Class A Ordinary Shares are entitled to (i) one vote for each share at shareholder meeting of the Company; and (ii) capital upon liquidation, winding up or dissolution of the Company ratably among the holders of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares after payments made to the holders of Preference Shares of the Company; and (iii) receive dividends, which are at the discretion of the board of directors of the Company, pro rata among the holders of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares, after the payment of dividends to the holders of the Preference Shares.

Class B Ordinary Shares

The holders of Class B Ordinary Shares are entitled to (i) two votes for each share at shareholder meeting of the Company; (ii) capital upon liquidation, winding up or dissolution of the Company ratably among the holders of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares after payments made to the holders of Preference Shares of the Company; and (iii) receive dividends, which are at the discretion of the board of directors of the Company, pro rata among the holders of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares, after the payment of dividends to the holders of the Preference Shares. Class B Ordinary Shares are subject to (i) automatic conversion to Class A Ordinary Shares on a 1:1 ratio immediately prior to closing of a capital markets transaction or trade sale or (ii) automatic conversion to Class C Ordinary Shares on a 1:1 ratio immediately upon the full or partial exercise of the Class C Warrants held by the holder of those Class B Ordinary Shares.

Class C Ordinary Shares

The holders of Class C Ordinary Shares are entitled to (i) ten votes for each share at shareholder meeting of the Company; (ii) capital upon liquidation, winding up or dissolution of the Company ratably among the holders of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares after payments made to the holders of Preference Shares of the Company; and (iii) receive dividends, which are at the discretion of the board of directors of the Company, pro rata among the holders of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares, after the payment of dividends to the holders of the Preference Shares; Class C Ordinary Shares are subject to automatic conversion to Class A Ordinary Shares on a 1:1 ratio immediately prior to closing of a capital markets transaction or trade sale.

Class D Ordinary Shares

The holders of Class D Ordinary Shares are entitled to (i) capital upon liquidation, winding up or dissolution of the Company ratably among the holders of the Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares, after the payment of dividends to the holders of the Preference Shares; and (ii) receive dividends, which are at the discretion of the board of directors of the Company, pro rata among the holders of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares, after the payment of dividends to the holders of the Preference Shares. Class D Ordinary Shares are subject to automatic conversion to Class A Ordinary Shares on a 1:1 ratio immediately prior to closing of a capital markets transaction or trade sale.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

25.	SHARE CAPITAL (continued)

Preference Shares

The holders of Preference Shares are entitled to (i) the number of votes equal to the number of Class A Ordinary Shares into which the Preference Shares could then be converted at shareholder meeting of the Company; (ii) capital upon liquidation, winding up or dissolution of the Company before holders of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares; (iii) receive fixed cumulative dividends which are at the discretion of the board of directors of the Company in preference to the holders of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares; and (iv) conversion to Class A Ordinary Shares based on the applicable conversion price at the time of conversion. Preference Shares are subject to automatic conversion to Class A Ordinary Shares based on the applicable conversion price immediately prior to closing of an capital markets transaction or trade sale.

Preference Shares are classified as equity since they are non-redeemable and any dividends are discretionary.

Shares Options

Details of the Company’s share option scheme and the share options issued under the scheme are included in note 26 to the financial statements.

26.	SHARE-BASED PAYMENTS

Equity-settled share-based payment transactions - share option scheme

During the year ended 31 December 2015, the Board of Directors of the Company approved the 2015 Equity Plan, which is administrated by the Board of Directors. The Company operates the share option scheme primarily for the purpose of providing incentives and rewards to eligible participants (including key management and other employees of the Group) who contribute to the long-term growth and profitability of the Group. Eligible participants of the share option scheme are granted options to subscribe for ordinary shares of the Company (the “Share Options”). The Share Options granted typically have a term of ten years and vest over one to five years based on continued services. Certain of the Share Options have market conditions which are taken into account in the determination of the fair value of such options as at the date of grant. Any unvested Share Options will vest in full and be cashed out at an amount according to the terms set out in the grant letters upon the occurrence of certain triggering events which the Company considered not probable.

Share options do not confer rights on the holders to dividends or to vote at shareholders’ meetings.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

26.	SHARE-BASED PAYMENTS (continued)

Equity-settled share-based payment transactions - share option scheme (continued)

A summary of the movements in the number of Share Options held by key management personnel of the Group which were granted in respect of their services rendered to the Group during the year is as follows:

	2022		2021
	Weighted average exercise price US$	Number of options	Weighted average exercise price US$	Number of options
	per share		per share

At 1 January	86.44	471,325	87.77	239,652
Granted during the year	—	—	85.07	231,673
Cancelled during the year	86.44	(471,325)	—	—

At 31 December	—	—	86.44	471,325

During the year ended 31 December 2022, all the share options granted were cancelled and the existing share option scheme were terminated for no consideration. The amount of approximately US$6,023,000 that would have been recognised for services received over the remainder of the vesting period was therefore recognised immediately in employee benefit expenses during the year ended 31 December 2022.

During the year ended 31 December 2022 and 2021, no share option was exercised at no consideration. The range of exercise prices and the remaining contractual life of the Share Options held by key management personnel of the Group outstanding as at the end of the reporting period are as follows:

	Remaining contractual life (years)	Range of exercise prices US$ per share	Number of Share Options

2022	—	—	—
2021	4 - 9	42.56 - 162.53	471,325

The fair value of equity-settled Share Options granted during the year ended 31 December 2021 was estimated as at the date of grant using a binomial model, taking into account the terms and conditions upon which the options were granted. The following table lists the inputs to the model used:

Dividend yield (%)	—
Risk-free interest rate (%)	0.93
Exit rate (%)	25
Exercise multiples (%)	280
Volatility (%)	42
Expected life of options (years)	10
Fair value of underlying Ordinary Share (US$ per share)	151.40

The Company estimated the expected volatility based on the historical volatility of similar companies that are publicly-traded given the Company has been a private company that lacks information on share price volatility. The Company selected companies with similar characteristics, including invested capital’s value, business model, risk profiles, position within the industry, and with historical share price information sufficient to meet the contractual lives of the Company’s options. Further, the expected dividend yield was determined to be 0% since the Company historically did not declare or pay dividends nor does it plan to do so in the foreseeable future. The Company also estimated the risk-free interest rates based the yield of U.S. Treasury Strips with maturity life equal to the contractual lives of the options of 10 years. The estimated fair

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

26.	SHARE-BASED PAYMENTS (continued)

Equity-settled share-based payment transactions - share option scheme (continued)

value of the ordinary shares, at the option grant dates, was determined with the assistance from an independent third-party appraiser.

Equity-settled Transactions – Others

On 14 October 2022, The Company allotted and issued 2,058,932 Class B Ordinary Shares of the Company of US$0.0001 each for non-cash consideration as the compensation to a company controlled by a shareholder the Company for its assistance as the lead subscriber for the structuring of loan note purchase (see note 21) and other arrangements. The Company measured the fair value of services received as consideration for Class B Ordinary Shares of the Company indirectly, by reference to the fair value of the equity instruments granted which was US$882,115.

The Company has used the market approach to determine the underlying equity value of the Company and thus the fair value of Class B Ordinary Shares. The significant assumptions used in this analysis include, but are not limited to, the derived multiples from comparable companies and other market data. The selection of comparable businesses is based on similar characteristics of the business in which the reporting unit operates giving consideration to risk profiles, size, geography, and diversity of products and services.

27.	RESERVES

The amounts of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page F-5 of the financial statements.

The capital and other reserves mainly represented certain adjustments to equity arising from a group reorganization and the acquisition of non-controlling interests.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

28.	NOTES TO THE STATEMENTS OF CASH FLOWS

(a)	Changes in liabilities arising from financing activities

2022

	Loan note	Convertible loan	Bridge loan	Lease liabilities
	US$	US$	US$	US$

At 31 December 2021	—	4,294,265	12,274,215	486,678
Changes from financing cash flows	22,397,271	12,656,069	610,000	(873,308)
New leases	—	—	—	1,237,069
Remeasurement on lease modifications	—	—	—	(64,390)
Finance costs accrued	786,058	2,894,050	4,074,175	42,130
Interest paid classified as operating cash flows	—	—	—	(42,130)
Recognition of warrant liabilities	(11,642,006)	—	—	—
Initial recognition of derivative financial instruments	(2,796,131)	(10,024,014)	(842,181)	—
Derecognition of derivative financial instruments	—	735,688	3,229,291	—
Issuance of convertible loan for settlement of bridge loan	—	18,960,000	(18,960,000)	—
Conversion to Preference Shares	—	(29,381,027)	—	—
Other non-cash transactions	—	(135,031)	(385,500)	—
Exchange realignment	—	—	—	(362)

At 31 December 2022	8,745,192	—	—	785,687

2021

	Convertible loan	Bridge loan	Lease Liabilities
	US$	US$	US$

At 31 December 2020	4,123,563	—	1,116,912
Changes from financing cash flows	—	13,150,000	(785,494)
Remeasurement on lease modifications	—	—	206,250
Initial recognition of derivative financial instruments	(544,327)	(1,418,222)	—
Finance costs accrued	715,029	936,937	48,171
Interest paid classified as operating cash flows	—	—	(48,171)
Other non-cash transactions	—	(394,500)	—
Exchange realignment	—	—	(50,990)

At 31 December 2021	4,294,265	12,274,215	486,678

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

28.	NOTES TO THE STATEMENTS OF CASH FLOWS (continued)

(b)	Total cash outflow for leases

The total cash outflow for leases included in the statement of cash flows is as follows:

	2022	2021
	US$	US$

Within operating activities	39,188	44,638
Within financing activities	658,721	727,119

	697,909	771,757

29.	RELATED PARTY TRANSACTIONS

In addition to the transactions, arrangements and balances detailed elsewhere in these financial statements, the Group had the following transactions with companies controlled by a shareholder with significant influence over the Company and key management personnel on agreed terms between the relevant parties during the year ended 31 December 2022 and 2021:

	2022	2021
	US$	US$
Finance costs on bridge loan
- Key management personnel	97,428	36,036
- A company controlled by a shareholder with significant influence over the Company	487,140	180,180
Finance costs on convertible loans
- Key management personnel	77,403	—
- Companies controlled by a shareholder with significant influence over the Company	1,679,203	715,029
Finance costs on loan notes
- Key management personnel	1,590	—
- Companies controlled by a shareholder with significant influence over the Company	744,727	—
Revenue earned from companies controlled by a shareholder with significant influence over the Company
- Internet leads generation and marketing service income	197,835	100,633
- Insurance commission income	93,593	3,100
- Marketing income	32,398	3,721
Share-based payment expenses included in general, administrative and other operating expenses (note 26)	882,115	—

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

30.	FINANCIAL INSTRUMENTS BY CATEGORY

The carrying amounts of each of the categories of financial instruments as at the end of the reporting period are as follows:

2022

Financial assets at amortised cost

2022
US$

Accounts receivable	9,684,035
Financial assets included in deposits and other receivables	703,399
Pledged bank deposits	195,883
Cash and cash equivalents	24,077,695

34,661,012

Financial liabilities

	Financial liabilities at fair value through profit or loss - designated as such upon initial recognition	Financial liabilities at amortised cost	Total
	US$	US$	US$

2022
Accounts payable	—	16,653,695	16,653,695
Other derivative financial instruments	2,796,131	—	2,796,131
Warrant liabilities	12,449,145	—	12,449,145
Lease liabilities	—	785,687	785,687
Financial liabilities included in other payables and accruals	—	4,513,530	4,513,530
Loan note	—	8,745,192	8,745,192

	15,245,276	30,698,104	45,943,380

2021

Financial assets at amortised cost

2021
US$

Accounts receivable	15,388,068
Financial assets included in deposits and other receivables	739,885
Pledged bank deposits	185,108
Cash and cash equivalents	9,190,286

25,503,347

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

30.	FINANCIAL INSTRUMENTS BY CATEGORY (continued)

The carrying amounts of each of the categories of financial instruments as at the end of the reporting period are as follows: (continued)

Financial liabilities

	Financial liabilities at fair value through profit or loss - designated as such upon initial recognition US$	Financial liabilities at amortised cost US$	Total US$

2021
Accounts payable	—	16,167,710	16,167,710
Other derivative financial instruments	2,141,408	—	2,141,408
Lease liabilities	—	486,678	486,678
Financial liabilities included in other payables and accruals	—	5,126,348	5,126,348
Convertible loan	—	4,294,265	4,294,265
Bridge loan	—	12,274,215	12,274,215

	2,141,408	38,349,216	40,490,624

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group’s principal financial instruments are cash and cash equivalents, pledged bank deposits, convertible loan, interest-bearing borrowings, other derivative financial instruments and warrant liabilities. The main purpose of these financial instruments is to finance for the Group’s operations. The Group has various other financial assets and liabilities such as accounts receivable, other receivables, deposits, accounts payable, lease liabilities and financial liabilities included in other payables and accruals, which mainly arise directly from its operations.

It is, and has been throughout the year under review, the Group’s policy that no trading in financial instruments shall be undertaken.

The main risks arising from the Group’s financial instruments are credit risk, liquidity risk and foreign currency risk. Management reviews and agrees policies for managing each of these risks and they are summarised below.

Credit risk

The Group trades mainly with recognised and creditworthy third parties. Customers who wish to trade on credit terms are normally subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis.

Maximum exposure and year-end staging

The tables below show the credit quality and the maximum exposure to credit risk based on the Group’s credit policy, which is mainly based on past due information unless other information is available without

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Credit risk (continued)

Maximum exposure and year-end staging (continued)

undue cost or effort, and year-end staging classification as at 31 December. The amounts presented are gross carrying amounts for financial assets.

	12-month ECLs	Lifetime ECLs
	Stage 1	Stage 2	Stage 3	Simplified approach	Total
	US$	US$	US$	US$	US$
31 December 2022
Accounts receivable*	—	—	—	9,807,667	9,807,667
Contract assets*	—	—	—	11,140,109	11,140,109
Financial assets included in deposits and other receivables
- Normal**	764,611	—	—	—	764,611
Pledged bank deposits
- Not yet past due	195,883	—	—	—	195,883
Cash and cash equivalents
- Not yet past due	24,077,695	—	—	—	24,077,695

	25,038,189	—	—	20,947,776	45,985,965

31 December 2021
Accounts receivable*	—	—	—	15,535,868	15,535,868
Contract assets*	—	—	—	8,606,072	8,606,072
Financial assets included in deposits and other receivables
- Normal**	742,082	—	—	—	742,082
Pledged bank deposits
- Not yet past due	185,108	—	—	—	185,108
Cash and cash equivalents
- Not yet past due	9,190,286	—	—	—	9,190,286

	10,117,476	—	—	24,141,940	34,259,416

*	For accounts receivable and contract assets to which the Group applies the simplified approach for impairment, information is disclosed in notes 14 and 15 to the financial statements.

**

The credit quality of financial assets included in deposits and other receivables is considered to be “normal” when it is not past due and there is no information indicating that the financials had a significant increase in credit risk since initial recognition. Otherwise, the credit quality of the financial assets is considered to be “doubtful”.

Liquidity risk

The Group monitors its risk to a shortage of funds and considers the maturity of both its financial liabilities and financial assets and projected cash flows from operations. The Group’s objective is to ensure there are adequate funds to meet its liquidity requirements in the short and longer terms.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Liquidity risk (continued)

The maturity profile of the Group’s financial liabilities as at the end of the reporting period, based on the contractual undiscounted payments, is as follows:

	Within 1 year or on demand	1 to 5 years	Total
	US$	US$	US$

2022
Lease liabilities	523,206	300,092	823,298
Accounts payable	16,653,695	—	16,653,695
Financial liabilities included in other payables and accruals	4,513,530	—	4,513,530
Loan note	—	68,351,047	68,351,047

	21,690,431	68,651,139	90,341,570

2021
Lease liabilities	491,874	4,115	495,989
Accounts payable	16,167,710	—	16,167,710
Financial liabilities included in other payables and accruals	5,126,348	—	5,126,348
Bridge loan	15,780,000	—	15,780,000
Convertible loan	5,536,280	—	5,536,280

	43,102,212	4,115	43,106,327

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in foreign exchange rates.

The Group operates across Asia and is exposed to foreign exchange risk arising from foreign currency transactions. The Group’s operating units may have financial instruments denominated in currencies other than their respective functional currencies. They are therefore exposed to foreign currency risk, as the value of the financial instruments denominated in other currencies will fluctuate due to changes in exchange rates. The Group does not hedge foreign currency exposures.

The Group’s senior management monitors and manages the Group’s foreign currency risk exposure position on an ongoing basis, and considers hedging significant foreign currency exposure should the need arise.

The following table demonstrates the sensitivity at the end of the reporting period to a reasonably possible change in the SGD, TWD, MYR, PHP, THB and IDR exchange rates, with all other variables held constant, of the Group’s loss before tax. As HK$ is pegged to US$, the directors of the Company anticipate that there will be no significant movements in the US$/HK$ exchange rates and the exposure on US$ will not be material.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Foreign currency risk (continued)

	2022		2021

	Increase/ (decrease) in foreign exchange rate	Increase/ (decrease) in loss after tax	Increase/ (decrease) in foreign exchange rate	Increase/ (decrease) in loss after tax
		US$		US$
SGD	3%	(1,556,060)	3%	(1,513,596)
	(3)%	1,556,060	(3)%	1,513,596
TWD	3%	(473,641)	3%	(424,475)
	(3)%	473,641	(3)%	424,475
MYR	3%	(372,744)	3%	(342,038)
	(3)%	372,744	(3)%	342,038
PHP	3%	(489,293)	3%	(420,539)
	(3)%	489,293	(3)%	420,539
THB	3%	(327,939)	3%	(299,901)
	(3)%	327,939	(3)%	299,901
IDR	3%	(181,853)	3%	(177,851)
	(3)%	181,853	(3)%	177,851

Capital management

The primary objectives of the Group’s capital management are to safeguard the Group’s ability to continue as a going concern and to maintain healthy capital ratios in order to support its business and maximize shareholders’ value.

The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Group may return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2022 and 31 December 2021.

32.	FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS

The Group’s management is responsible for determining the policies and procedures for the fair value measurement of financial instruments. At each reporting date, management analyses the movements in the values of financial instruments and determines the major inputs applied in the valuation. The valuation is reviewed and approved by management.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Management has assessed that the carrying amounts of financial assets included in accounts receivable, financial assets included in deposits and other receivables, cash and cash equivalents, pledged bank deposits, accounts payable, financial liabilities included in other payables and accruals, interest-bearing borrowings and lease liabilities reasonably approximate to their fair values largely due to the short term maturities/no fixed terms of repayment of these instruments or because the effect of discounting not reflected in the carrying amounts of these instruments are not material. The fair values of the non-current portion of deposits, interest-bearing borrowings and lease liabilities have been calculated and assessed mainly by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risk and remaining maturities, as appropriate. The changes in fair value as a result of the Group’s own

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

32.	FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS (continued)

non-performance risk for interest-bearing borrowings and lease liabilities as at 31 December 2022 and 31 December 2021 were assessed to be insignificant.

The derivative financial instruments and warrant liabilities are initially recognised at fair value and are subsequently remeasured at fair value at the end of each reporting period. The fair value measurement of the derivative financial instruments and warrant liabilities are measured using significant unobservable inputs, as further detailed in notes 20, 21 and 22 to the financial statement, and categorised within Level 3 fair value measurement. During the year, there were no transfers of fair value measurements between Level 1 and Level 2 and no transfers into or out of Level 3 for financial liabilities (2021: Nil). As at 31 December 2021 and 2022, the Group had no financial instrument measured at fair value which was categorised within Level 1 or Level 2 fair value measurement.

33.	LOSS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE PARENT

The calculation of the basic earnings per share amounts is based on the loss for the year attributable to ordinary equity holders of the parent, and the weighted average number of ordinary shares of 1,560,199 (2021: 703,041) in issue during the year.

No adjustment has been made to the basic loss per share amounts presented for the years ended 31 December 2022 and 2021 in respect of a dilution as the impact of the warrants, preference shares, convertible loans and share options outstanding had an anti-dilutive effect on the basic earnings loss per share amounts presented.

The computation of basic and diluted loss per Class A and Class B ordinary share are the same as they have the same rights to participate in profits and are all treated as ordinary shares on an as converted basis.

34.	EVENTS AFTER THE REPORTING PERIOD

On 25 May 2023, a business combination agreement was entered into by and among MoneyHero Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), Bridgetown Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Bridgetown”), Gemini Merger Sub 1 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Bridgetown Merger Sub”), Gemini Merger Sub 2 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“CGCL Merger Sub”) and the Company, pursuant to which (i) Bridgetown will merge with and into Bridgetown Merger Sub, with Bridgetown Merger Sub being the surviving company and remaining as a wholly-owned subsidiary of PubCo (the “Initial Merger”) and (ii) following the Initial Merger, CGCL Merger Sub will merge with and into the Company, with the Company being the surviving company and becoming a wholly-owned subsidiary of PubCo (collectively with the Initial Merger and the other transactions contemplated by the business combination agreement, the “Business Combination”). Upon consummation of the Business Combination, PubCo will become a publicly traded corporation on Nasdaq Stock Market. The completion of the Business Combination is subject to the approval by the Bridgetown shareholders and has not been completed as of the date of these consolidated financial statements.

Subsequent to the end of the reporting period, the Company granted 10,012,851 share options to employees of the Company pursuant to the 2022 equity plan adopted by the Company on 16 December 2022.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

35.	APPROVAL OF THE FINANCIAL STATEMENTS

The financial statements were approved and authorised for issue by the board of directors on 5 June 2023.

36.	EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On 12 October 2023, PubCo consummated the Business Combination and its Class A ordinary shares and public warrants commenced trading on the Nasdaq Global Market under the symbols “MNY” and “MNYWW”, respectively, on 13 October 2023.

The Company provided written voluntary prepayment notice required under the deed poll and has fully repaid all of its outstanding loan note and accrued but unpaid interest in an aggregate amount of US$27,676,306 as of 27 October 2023.

Note 36 of the financial statements were approved and authorised for issue by the board of directors on 27 October 2023.

COMPAREASIA GROUP CAPITAL LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

		For the six months ended 30 June,
		2023	2022
	Notes	(Unaudited)	(Unaudited)
		US$	US$
REVENUE	5	34,891,982	33,563,765

Cost and expenses:
Cost of revenue		(15,994,026)	(16,793,853)
Advertising and marketing expenses		(7,488,058)	(9,976,380)
Technology costs		(3,256,222)	(3,103,515)
Employee benefit expenses		(9,601,992)	(16,823,803)
General, administrative and other operating expenses		(6,114,849)	(3,311,824)
Foreign exchange differences, net		(2,169,649)	(5,663,900)

Operating loss		(9,732,814)	(22,109,510)

Other income/(expenses):
Other income		171,873	531,280
Finance costs		(3,568,652)	(5,470,756)
Changes in fair value of financial instruments		(57,937,053)	(2,741,815)

LOSS BEFORE TAX		(71,066,646)	(29,790,801)
Income tax expenses	7	(34,352)	(4,086)

LOSS FOR THE PERIOD		(71,100,998)	(29,794,887)

OTHER COMPREHENSIVE INCOME
Other comprehensive income that may be reclassified to profit or loss in subsequent periods (net of tax):
Exchange differences on translation of foreign operations		1,672,938	4,296,591
Other comprehensive (loss)/income that will not be reclassified to profit or loss in subsequent periods (net of tax):
Remeasurement (losses)/gains on defined benefit plan		(34,573)	50,515

OTHER COMPREHENSIVE INCOME FOR THE PERIOD, NET OF TAX		1,638,365	4,347,106

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD, NET OF TAX		(69,462,633)	(25,447,781)

LOSS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE PARENT	16
Basic and diluted		(15.1)	(42.4)

COMPAREASIA GROUP CAPITAL LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AS AT 30 JUNE 2023 AND CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT 31 DECEMBER 2022

		As at
	Notes	30 June 2023 (Unaudited)	31 December 2022
		US$	US$
NON-CURRENT ASSETS
Other intangible assets		13,558,503	14,406,672
Property and equipment		223,893	293,613
Right-of-use assets		825,322	778,414
Deposits		159,086	128,927

Total non-current assets		14,766,804	15,607,626

CURRENT ASSETS
Accounts receivable		9,189,533	9,684,035
Contract assets		11,328,082	11,140,109
Prepayments, deposits and other receivables		3,737,126	3,523,947
Tax recoverable		22,691	22,386
Pledged bank deposits		192,959	195,883
Cash and cash equivalents		19,455,522	24,077,695

Total current assets		43,925,913	48,644,055

CURRENT LIABILITIES
Accounts payable		14,620,665	16,653,695
Other payables and accruals		10,227,471	6,553,317
Other derivative financial instruments	9	11,883,067	2,796,131
Warrant liabilities	10	61,299,262	12,449,145
Lease liabilities		713,262	492,735
Provisions		—	66,118

Total current liabilities		98,743,727	39,011,141

NET CURRENT (LIABILITIES)/ASSETS		(54,817,814)	9,632,914

TOTAL ASSETS LESS CURRENT LIABILITIES		(40,051,010)	25,240,540

NON-CURRENT LIABILITIES
Lease liabilities		117,755	292,952
Other payables		124,477	208,698
Interest-bearing borrowings	9	12,282,655	8,745,192
Deferred tax liabilities		35,673	35,540
Provisions		234,058	136,278

Total non-current liabilities		12,794,618	9,418,660

Net (liabilities)/assets		(52,845,628)	15,821,880

EQUITY
Issued capital	11	2,020	2,020
Reserves		(52,847,648)	15,819,860

Total equity		(52,845,628)	15,821,880

COMPAREASIA GROUP CAPITAL LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Issued capital	Share premium	Capital and other reserves	Share option reserve	Retirement benefit reserve	Exchange fluctuation reserve	Accumulated losses	Total
	US$	US$	US$	US$	US$	US$	US$	US$

FOR THE SIX MONTHS ENDED 30 JUNE 2023
At 1 January 2023	2,020	148,113,631	23,747	30,967,747	69,395	2,465,576	(165,820,236)	15,821,880
Loss for the period	—	—	—	—	—	—	(71,100,998)	(71,100,998)
Other comprehensive income/(loss) for the period:
Exchange differences on translation of foreign operations	—	—	—	—	—	1,672,938	—	1,672,938
Remeasurement losses on defined benefit plan, net of tax	—	—	—	—	(34,573)	—	—	(34,573)

Total comprehensive loss for the period	—	—	—	—	(34,573)	1,672,938	(71,100,998)	(69,462,633)

Equity-settled share option arrangements	—	—	—	795,125	—	—	—	795,125

At 30 June 2023 (Unaudited)	2,020	148,113,631	23,747	31,762,872	34,822	4,138,514	(236,921,234)	(52,845,628)

FOR THE SIX MONTHS ENDED 30 JUNE 2022
At 1 January 2022	265	108,515,276	23,747	16,536,912	27,292	(622,481)	(116,378,421)	8,102,590
Loss for the period	—	—	—	—	—	—	(29,794,887)	(29,794,887)
Other comprehensive income for the period:
Exchange differences on translation of foreign operations	—	—	—	—	—	4,296,591	—	4,296,591
Remeasurement gains on defined benefit plan, net of tax	—	—	—	—	50,515	—	—	50,515

Total comprehensive loss for the period	—	—	—	—	50,515	4,296,591	(29,794,887)	(25,447,781)

Equity-settled share option arrangements	—	—	—	4,298,276	—	—	—	4,298,276

At 30 June 2022 (Unaudited)	265	108,515,276	23,747	20,835,188	77,807	3,674,110	(146,173,308)	(13,046,915)

COMPAREASIA GROUP CAPITAL LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended 30 June,
	2023	2022
	(Unaudited)	(Unaudited)
	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before tax	(71,066,646)	(29,790,801)
Adjustments for:
Finance costs	3,568,652	5,470,756
Interest income	(126,021)	(5,629)
Gain on disposal of items of property and equipment, net	(2,743)	(369)
Depreciation of property and equipment	115,641	178,531
Depreciation of right-of-use assets	385,376	410,233
Amortisation of intangible assets	1,898,742	1,553,891
Equity-settled share option expense	795,125	4,298,276
Gain on derecognition of convertible loan and bridge loan	—	(135,031)
Changes in fair value of financial instruments	57,937,053	2,741,815
Other long-term employee benefits expense	(84,221)	(337,121)
Retirement benefits expense	28,589	27,482
Unrealised foreign exchange differences, net	2,069,745	5,433,803

	(4,480,708)	(10,154,164)
Decrease in accounts receivable	425,549	2,724,406
Increase in contract assets	(268,332)	(207,316)
Increase in prepayments, deposits and other receivables	(275,865)	(589,400)
(Decrease)/increase in accounts payable	(1,959,639)	126,968
Increase/(decrease) in other payables and accruals	3,687,209	(321,783)

Cash used in operations	(2,871,786)	(8,421,289)
Interest paid	(28,645)	(15,335)

Net cash flows used in operating activities	(2,900,431)	(8,436,624)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received	118,879	437
Purchases of items of property and equipment	(49,633)	(198,854)
Proceeds from disposal of items of property and equipment	5,194	373
Additions to other intangible assets	(1,205,802)	(3,394,116)
Decrease/(increase) in pledged bank deposits	107	(5,136)

Net cash flows used in investing activities	(1,131,255)	(3,597,296)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible loan	—	12,656,069
Proceeds from bridge loan	—	7,000,000
Settlement of bridge loan	—	(6,390,000)
Principal portion of lease payments	(382,853)	(417,126)

Net cash flows (used in)/from financing activities	(382,853)	12,848,943

NET (DECREASE)/INCREASE IN
CASH AND CASH EQUIVALENTS	(4,414,539)	815,023
Cash and cash equivalents at beginning of period	24,077,695	9,190,286
Effect of foreign exchange rate changes, net	(207,634)	(591,122)

CASH AND CASH EQUIVALENTS AT END OF PERIOD	19,455,522	9,414,187

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

1.	CORPORATE AND GROUP INFORMATION

CompareAsia Group Capital Limited is a limited liability company incorporated in the Cayman Islands. The registered office of the Company is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal place of business of the Company is located at 22nd Floor, East Exchange Tower, 38 Leighton Road, Causeway Bay, Hong Kong.

The Group is primarily involved in the operation of online comparison platforms for banking, insurance and other financial products, the provision of advertising and marketing services and insurance brokerage services.

On 25 May 2023, a business combination agreement was entered into by and among MoneyHero Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), Bridgetown Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Bridgetown”), Gemini Merger Sub 1 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Bridgetown Merger Sub”), Gemini Merger Sub 2 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“CGCL Merger Sub”) and the Company, pursuant to which (i) Bridgetown will merge with and into Bridgetown Merger Sub, with Bridgetown Merger Sub being the surviving company and remaining as a wholly-owned subsidiary of PubCo (the “Initial Merger”) and (ii) following the Initial Merger, CGCL Merger Sub will merge with and into the Company, with the Company being the surviving company and becoming a wholly-owned subsidiary of PubCo (collectively with the Initial Merger and the other transactions contemplated by the business combination agreement, the “Business Combination”). Upon consummation of the Business Combination, PubCo will become a publicly traded corporation on Nasdaq Stock Market. The completion of the Business Combination is subject to approval by Bridgetown shareholders and has not been completed as of the date of these unaudited interim condensed consolidated financial statements.

2.	BASIS OF PREPARATION

The Group’s unaudited interim condensed consolidated financial statements for the six months ended 30 June 2023 and 2022 have been prepared in accordance with IAS 34 Interim Financial Reporting. Other than additional accounting policies resulting from application of amendments International Financial Reporting Standards (“IFRSs”), and application of certain accounting policies which became relevant to the Group, the accounting policies and basis of preparation adopted in the preparation of these unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s financial statements for the years ended 31 December 2022 and 2021. The notes presented in these unaudited interim condensed consolidated financial statements include only significant events and transactions occurring since the Group’s last fiscal year end and are not fully inclusive of all matters required to be disclosed by IFRS in the Group’s annual consolidated financial statements. As a result, these unaudited interim condensed consolidated financial statements should be read in conjunction with the Group’s annual consolidated financial statements for the years ended 31 December 2022 and 2021.

The Group’s unaudited interim condensed consolidated financial statements have been prepared under the historical cost convention, except for derivative financial instruments which have been measured at fair values. These financial statements are presented in United States dollars (“US$”).

The Group incurred a loss for the period of approximately US$71.1 million of which approximately US$57.9 million was attributable to fair value loss of financial instruments and approximately US$0.8 million

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

2.	BASIS OF PREPARATION (continued)

was attributable to equity-settled share option expense that have no direct impact on the cash flows of the Group. The Group also had net current liabilities and net liabilities of approximately US$54.8 million and US$52.8 million as at 30 June 2023, of which approximately US$61.3 million and US$11.9 million was attributable to warrant liabilities and other derivative financial instruments respectively that are to be settled by the Group through shares without having to incur incremental cash outflows.

In preparing these financial statements, the directors of the Company have given careful consideration to the current and expected future liquidity of the Group and the ability of the Group to maintain as a going concern for the foreseeable future. Active measures and plans to improve the businesses, operations and financial resources of the Group have been implemented in the current year and contemplated for the coming years to enable the Group to take advantage of any growth/improvement opportunities in the foreseeable future.

The directors of the Company are of the opinion that, in light of the above and other measures, plans and arrangements implemented to date and/or contemplated for the foreseeable future and taking into account the expected market development and future prospects of the Group as well as the Group’s ability to control certain operating and other cash flows, the Group should have sufficient financial resources to satisfy its future working capital and other financing requirements for the foreseeable future and, therefore, be able to realise its assets and discharge its liabilities in the normal course of business. Accordingly, these financial statements have been prepared on the going concern basis.

3.	CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those applied in the preparation of the Group’s annual consolidated financial statements for the years ended 31 December 2022 and 2021, except for the adoption of the following new and revised International Financial Reporting Standards (“IFRSs”) for the first time for the current period’s financial information.

IFRS 17	Insurance Contracts
Amendments to IFRS 17	Insurance Contracts
Amendment to IFRS 17	Initial Application of IFRS 17 and IFRS 9 - Comparative Information
Amendments to IAS 1 and IFRS Practise Statement 2	Disclosure of Accounting Policies
Amendments to IAS 8	Definition of Accounting Estimates
Amendments to IAS 12	Deferred Tax related to Assets and Liabilities arising from a Single Transaction
Amendments to IAS 12	International Tax Reform - Pillar Two Model Rules

The adoption of the above new and revised standards did not have a significant financial effect on these financial statements.

4.	OPERATING SEGMENT INFORMATION

The Group has six reportable segments, six primary geographic areas, namely Hong Kong, Singapore, Philippines, Taiwan, Malaysia and Other Asia (comprising Thailand and Indonesia which the operations

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

4.	OPERATING SEGMENT INFORMATION (continued)

were inactive as at 30 June 2023). Each of these geographic segments operates an online financial comparison platform with their respective local market brand. Each geographical segment has different regulatory, political and economic environments for which its financial performance is influenced by market factors and strategic initiatives. Furthermore, each geographic segment represents a business in different stages of development with Hong Kong and Singapore being the most mature. No operating segments have been aggregated to form the above reportable operating segments.

Management monitors the results of the Group’s operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on reportable segment results which is a measure of operating loss before tax.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

4.	OPERATING SEGMENT INFORMATION (continued)

	Hong Kong	Singapore	Philippines	Taiwan	Malaysia	Other Asia	Unallocated	Total
	US$	US$	US$	US$	US$	US$	US$	US$
Six months ended 30 June 2023
Segment revenue
Sales to external customers	11,717,845	11,269,429	7,627,462	3,805,468	471,778	—	—	34,891,982

Segment income/(loss)	827,690	414,148	151,352	(334,569)	(411,610)	(64,351)	(1,476,535)	(893,875)

Reconciliation:
Interest income								126,021
Finance costs								(3,568,652)
Depreciation and amortisation								(2,399,759)
Equity-settled share option expense								(795,125)
Other long-term employee benefits expense								84,221
Transaction expenses								(3,612,679)
Changes in fair value of financial instruments								(57,937,053)
Unrealised foreign exchange differences, net								(2,069,745)

Loss before tax								(71,066,646)

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

4.	OPERATING SEGMENT INFORMATION (continued)

	Hong Kong	Singapore	Philippines	Taiwan	Malaysia	Other Asia	Unallocated	Total
	US$	US$	US$	US$	US$	US$	US$	US$
Six months ended 30 June 2022
Segment revenue
Sales to external customers	10,910,986	10,889,317	5,570,211	5,364,172	689,038	140,041	—	33,563,765

Segment loss	(1,135,282)	(2,227,663)	(307,725)	(640,877)	(892,193)	(443,518)	(4,063,016)	(9,710,274)

Reconciliation:
Interest income								5,629
Finance costs								(5,470,756)
Depreciation and amortisation								(2,142,655)
Equity-settled share option expense								(4,298,276)
Other long-term employee benefits expense								337,121
Transaction expenses								(471,003)
Changes in fair value of financial instruments								(2,741,815)
Gain on derecognition of convertible loan and bridge loan								135,031
Unrealised foreign exchange differences, net								(5,433,803)

Loss before tax								(29,790,801)

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

5.	REVENUE

An analysis of revenue is as follows:

	For the six months ended 30 June,
	2023	2022
	(Unaudited)	(Unaudited)
	US$	US$
Revenue from contracts with customers
Internet leads generation and marketing service income	32,550,803	31,893,952
Insurance commission income	1,324,769	596,360
Marketing income	527,042	611,563
Events income	489,368	461,890

	34,891,982	33,563,765

Disaggregated revenue information

	For the six months ended 30 June,
	2023	2022
	(Unaudited)	(Unaudited)
	US$	US$
Geographical markets
Hong Kong	11,717,845	10,910,986
Singapore	11,269,429	10,889,317
Taiwan	3,805,468	5,364,172
Malaysia	471,778	689,038
Philippines	7,627,462	5,570,211
Other Asia	—	140,041

Total revenue from contracts with customers	34,891,982	33,563,765

Timing of revenue recognition
At a point in time	1,324,769	596,360
Over time	33,567,213	32,967,405

Total revenue from contracts with customers	34,891,982	33,563,765

6.	KEY MANAGEMENT PERSONNEL COMPENSATION

The compensation to key management personnel of the Group is as follows:

	For the six months ended 30 June,
	2023	2022
	(Unaudited)	(Unaudited)
	US$	US$
Salaries, allowances and other benefits	596,778	714,541
Equity-settled share option expense	390,516	4,298,276
Other long-term employee benefits expense	(69,209)	643
Pension scheme contributions	8,585	6,792

	926,670	5,020,252

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

7.	INCOME TAX

Tax on losses have been calculated at the rates of tax prevailing in the countries/jurisdictions in which the Group operates.

	For the six months ended 30 June,
	2023	2022
	(Unaudited)	(Unaudited)
	US$	US$
Current
Charge for the period	34,352	17,101
Deferred	—	(13,015)

Total tax expense for the period	34,352	4,086

8.	CONVERTIBLE LOANS

On 10 August 2020, the Company issued a convertible loan of US$4,000,000 (“2020 Convertible Loan”) to a company controlled by a shareholder with significant influence over the Company which had the maturity of 12 months with coupon rate of 12% per annum. The 2020 Convertible Loan, together with all accrued interest, are convertible into ordinary shares of the Company at any time prior to repayment of the loan or on the maturity date of the convertible loan at the option of lender of the convertible loan.

On 14 October 2021, pursuant to an amendment and restatement agreement, the 2020 Convertible Loan was extended for a period of 12 months with the principal amount on the extended convertible loan (“Extended Convertible Loan”) being the principal amount plus the accrued interest of the 2020 Convertible Loan. The Extended Convertible Loan did not have any coupon, but had an exit premium and an establishment fee of 20% and 3% respectively on the principal of the loan payable by the Company upon the maturity or early repayment of the Extended Convertible Loan upon the exercise of redemption right by the loan holders upon the occurrence of certain capital events. The redemption right is accounted for as an embedded derivative and bifurcated from the financial liability host contract.

For both 2020 Convertible Loan and Extended Convertible Loan, the loan holders may convert all or any portion of the outstanding loan at a conversion price of US$10,000 per ordinary share and this conversion option is accounted for as an equity component which is assessed to be immaterial.

On 27 April 2022, pursuant to the convertible loan note purchase agreement, the Company issued other convertible loans with the total principal amount of US$37,017,318, including an aggregate principal amount of US$19,383,318 being issued to shareholders and companies controlled by a shareholder with significant influence over the Company, and key management personnel, with a term of 4 years (“2022 Convertible Loan”) to replace the Extended Convertible Loan and the unsettled bridge loan (see note 9) with their respective accrued and unpaid finance costs, as well as for additional cash proceeds of US$12,656,069. The 2022 Convertible Loan issued has coupon rates of 9% per annum, 10% per annum, 11% per annum and 12% per annum for each of the 1st to 4th anniversaries of the issuance of convertible loan respectively. The 2022 Convertible Loan is convertible into preference shares or ordinary shares of the Company upon certain capital and fund raising events on a variable conversion price which depends on the price of shares offered by the Company to the investors in such capital and fund raising event. The conversion option is accounted for as an embedded derivative and bifurcated from the financial liability host contract.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

8.	CONVERTIBLE LOANS (continued)

(a)	The movements of the liability component and derivative component from the redemption right of the Extended Convertible Loan are as follows:

Extended Convertible Loan - liability component

For the six months ended 30 June, 2022
(Unaudited)
US$
As at 1 January	4,294,265
Finance costs	506,327
Extinguished during the period	(4,800,592)

As at 30 June	—

Extended Convertible Loan - derivative component

For the six months ended 30 June, 2022
(Unaudited)
US$
As at 1 January	589,731
Change in fair value	145,957
Extinguished during the period	(735,688)

As at 30 June	—

(b)

On 14 October 2022, the conversion price of the 2022 Convertible Loan was amended and the 2022 Convertible Loan was then fully converted into 15,488,498 Preference Shares of the Company. The movements of the liability component and derivative component from the conversion feature of the 2022 Convertible Loan are as follows:

2022 Convertible Loan - liability component

For the six months ended 30 June, 2022
(Unaudited)
US$
As at 1 January	—
Issued during the period	26,993,304
Finance costs	873,533

As at 30 June	27,866,837

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

8.	CONVERTIBLE LOANS (continued)

2022 Convertible Loan - derivative component

For the six months ended 30 June, 2022
(Unaudited)
US$
As at 1 January	—
On initial recognition	10,024,014
Change in fair value	1,760,425

As at 30 June	11,784,439

During the six months ended 30 June 2022, the Group used the market approach to determine the underlying equity value of the Company and the binomial option pricing model to determine the fair values of the derivative components, which represented the conversion feature, of the convertible loans on initial recognition and on the date of conversion. The following table lists the inputs to the model used for the six months ended 30 June 2022:

(Unaudited)
Risk-free rate (%)	2.8 – 3.1
Volatility (%)	61
Dividend yield (%)	—

The Group considered there is no material impact on the fair value of the derivative components of the 2022 Convertible Loan resulting from a percentage change in the volatility as of 30 June 2022.

9.	INTEREST-BEARING BORROWINGS

Bridge loan

On 28 September 2021, the Company entered into a bridge loan facility agreement with the total commitment of US$26,000,000 in which US$6,000,000 was contributed by a company controlled by a shareholder with significant influence over the Company, and key management personnel of the Company. The bridge loan would be released to the Company from an escrow account in 12 instalments and have a maturity period of 12 months from the utilisation date of the facility. The bridge loan did not have any coupon, but had a facility fee of 3% on the total commitment of the facility paid upfront and an exit premium of 20% on the total commitment of the facility payable by the Company upon the maturity or early repayment of the bridge loan upon the exercise of redemption right by the lenders upon the occurrence of certain capital events. The bridge loan contains two components: a liability component and an embedded derivative in respect of the embedded redemption option. On 27 April 2022, the bridge loan was settled partially through cash and the remaining through the issuance of the 2022 Convertible Loan (note 8).

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

9.	INTEREST-BEARING BORROWINGS (continued)

Bridge loan (continued)

The movements of the liability and derivative components of the bridge loan are as follows:

Bridge loan - liability component

For the six months ended 30 June, 2022
(Unaudited)
US$
As at 1 January	12,274,215
Drawdown during the period	6,756,665
Finance costs	4,074,175
Repaid during the period	(7,374,346)
Settled during the period	(15,730,709)

As at 30 June	—

Bridge loan - derivative component

For the six months ended 30 June, 2022
(Unaudited)
US$
As at 1 January	1,551,677
On initial recognition	842,181
Change in fair value	835,433
Exercised during the period	(3,229,291)

As at 30 June	—

Loan note

Pursuant to the loan note purchase agreement date 14 October 2022 and the amendment to the agreement dated 21 December 2022, the Company issued loan notes of US$22,397,271, in which US$17,400,000 was contributed by shareholders with significant influence over the Company and key management personnel of the Company, with coupon rate of 25% per annum paid in kind and a maturity period of 5 years. Class C Warrants of the Company were issued to the subscribers of the loan notes and one of the subscribers was also granted a 3-year option for the additional subscription of US$5,000,000 of the Company’s loan notes with the terms set out in these agreements while no option was exercised as of 30 June 2023. Thus, the loan note transaction contains three components: a liability component and two freestanding derivatives in respect of the option for additional subscription of loan notes, and the Class C Warrants issued (see note 10).

The movement of financial liability and derivatives of the loan notes and derivatives issued during the period are as follows:

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

9.	INTEREST-BEARING BORROWINGS (continued)

Loan note (continued)

Loan notes - liability component

For the six months ended 30 June, 2023
(Unaudited)
US$
As at 1 January	8,745,192
Finance costs	3,537,463

As at 30 June	12,282,655

Freestanding derivatives for additional subscription options

For the six months ended 30 June, 2023
(Unaudited)
US$

As at 1 January	2,796,131
Change in fair value	9,086,936

As at 30 June	11,883,067

As at 30 June 2023, loan note and the freestanding derivatives, with carrying amount of approximately US$21,052,000 (31 December 2022: US$9,299,000) were held by shareholders with significant influence over the Company and key management personnel of the Company.

The Group used the market approach to determine the underlying equity value of the Company, and binomial option pricing model to determine the fair value of the option for additional subscription of loan notes and the fair values of the Class C Warrants issued on initial recognition and at the end of the reporting period. The following table lists the inputs to the model used for the six months ended 30 June 2023:

(Unaudited)

Risk-free rate (%)	4.2
Volatility (%)	63
Dividend yield (%)	—

The Group considered there is no material impact on the fair value of the derivative components of the loan note resulting from a percentage change in the volatility as of 30 June 2023 (31 December 2022: Nil).

10.	WARRANT LIABILITIES

On 14 October 2022, the Company issued 12,040,542 Class A-1 Warrants of exercise price US$2.9899 per warrant, 4,013,516 Class A-2 Warrants of exercise price US$5.9798 per warrant and 4,013,516 Class A-3 Warrants of exercise price US$8.9697 per warrant to shareholders which entitles the holders to subscribe to a total of 20,067,574 Class A Ordinary Shares in the capital of the Company. The exercise prices of the warrants are subject to adjustments upon occurrence of the various adjustment events. The exercise periods of these warrants were from the date of issuance to the 5th anniversary of such issuance date. No Class A Warrant was exercised as of 30 June 2023.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

10.	WARRANT LIABILITIES (continued)

On 14 October 2022 and 21 December 2022, the Company issued 27,179,790 Class C Warrants of exercise price US$0.0001 to shareholders, key management personnel and third parties which entitles the holders to subscribe to 27,179,790 Class C Ordinary Shares in the capital of the Company. The exercise price of the warrants is subject to adjustments upon occurrence of the various adjustment events. The exercise period of these warrants is from the date of issuance to the 5th anniversary of such issuance date. No Class C Warrant was exercised during the six months ended 30 June 2023.

The movement in Class A and Class C Warrants during the six months ended 30 June 2023 are as follows:

	Class A Warrants (Unaudited) US$	Class C Warrants (Unaudited) US$	Total (Unaudited) US$
At 1 January 2023	807,139	11,642,006	12,449,145
Changes in fair value	11,015,636	37,834,481	48,850,117

At 30 June 2023	11,822,775	49,476,487	61,299,262

As at 30 June 2023, Class A Warrants with carrying amount of approximately US$ 3,060,000 (31 December 2022: US$209,000) were held by a shareholder with significant influence over the Company and key management personnel of the Company, and Class C Warrants with carrying amount of approximately US$37,598,000 (31 December 2022: US$8,848,000) were held by shareholders with significant influence over the Company and key management personnel of the Company.

The Group used the market approach to determine the underlying equity value of the Company and adopted the binomial option pricing model to determine the fair values of the Class A Warrants on initial recognition and at the end of the reporting period. The methodology and inputs to determine the fair values of the Class C Warrants were disclosed in note 9. The following table lists the inputs to the models used to determine the fair value of Class A Warrants for the six months ended 30 June 2023:

(Unaudited)
Risk-free rate (%)	4.2
Volatility (%)	63
Dividend yield (%)	—

If volatility increased/decreased by 1% as of 30 June 2023, with all other variables held constant, the increase/decrease in the fair value of warrants would amount to US$281,865 (31 December 2022: US$50,345) and US$286,455 (31 December 2022: US$48,659) respectively.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

11.	SHARE CAPITAL

	30 June 2023 (Unaudited)	31 December 2022
	US$	US$
Authorised:
105,900,000 (2022: 95,900,000) Class A Ordinary Shares of US$0.0001 each	10,590	9,590
2,100,000 Class B Ordinary Shares of US$0.0001 each	210	210
37,700,000 Class C Ordinary Shares of US$0.0001 each	3,770	3,770
18,300,000 Class D Ordinary Shares of US$0.0001 each	1,830	1,830
16,000,000 Preference Shares of US$0.0001 each	1,600	1,600

	18,000	17,000

Issued and fully paid:
2,655,171 Class A Ordinary Shares of US$0.0001 each	265	265
2,058,932 Class B Ordinary Shares of US$0.0001 each	206	206
15,488,498 Preference Shares of US$0.0001 each	1,549	1,549

	2,020	2,020

Pursuant to an ordinary resolution passed at an extraordinary general meeting of the Company held on 14 April 2023:

•	The authorised share capital of the Company increased from US$17,000 to US$18,000, by the authorisation of 10,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each.

Shares Options

Details of the Company’s share option schemes and the share options issued under the schemes are included in note 12 to the financial statements.

12.	SHARE-BASED PAYMENTS

Equity-settled share-based payment transactions - share option scheme - 2015 Equity Plan

During the year ended 31 December 2015, the Board of Directors of the Company approved the 2015 Equity Plan, which is administrated by the Board of Directors. The Company operates the share option scheme primarily for the purpose of providing incentives and rewards to eligible participants (including key management and other employees of the Group) who contribute to the long-term growth and profitability of the Group. Eligible participants of the share option scheme are granted options to subscribe for ordinary shares of the Company (the “Old Share Options”). The Old Share Options granted typically have a term of ten years and vest over one to five years based on continued services. Certain of the Old Share Options have market conditions which are taken into account in the determination of the fair value of such options as at the date of grant. Any unvested Old Share Options will vest in full and be cashed out at an amount according to the terms set out in the grant letters upon the occurrence of certain triggering events which the Company considered not probable.

Share options do not confer rights on the holders to dividends or to vote at shareholders’ meetings.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

12.	SHARE-BASED PAYMENTS (continued)

Equity-settled share-based payment transactions - share option scheme - 2015 Equity Plan (continued)

A summary of the movements in the number of Old Share Options held by employees and key management personnel of the Group which were granted in respect of their services rendered to the Group during the period is as follows:

	2022
	Weighted average exercise price US$ per share (Unaudited)	Number of options (Unaudited)
At 1 January and at 30 June	86.44	471,325

During the six months period ended 30 June 2022, no share options were exercised. The range of exercise prices and the remaining contractual life of the Old Share Options held by employees and key management personnel of the Group outstanding as at the end of the reporting period are as follows:

	Remaining contractual life (years) (Unaudited)	Range of exercise prices US$ per share (Unaudited)	Number of Old Share Options (Unaudited)
30 June 2022	4 - 9	42.56 - 162.53	471,325

In December 2022, all outstanding share options granted were cancelled and the existing share option scheme were terminated for no consideration.

Equity-settled share-based payment transactions - share option scheme - 2022 Equity Plan

On 16 December 2022, the Board of Directors of the Company approved the 2022 Equity Plan, which is administrated by the Board of Directors. The Company operates the share option scheme primarily for the purpose of providing incentives and rewards to eligible participants (including key management and other employees of the Group) who contribute to the long-term growth and profitability of the Group. Eligible participants of the share option scheme are granted options to subscribe for ordinary shares of the Company (the “New Share Options”). The New Share Options granted typically have a term of ten years and vest over 45 to 48 months based on continued services. Certain of the New Share Options have other vesting conditions relating to the performance of the Group which are non-market performance vesting conditions and are included in the assumptions about the number of equity instruments that are expected to vest. Upon the occurrence of certain triggering events, 50% of the unvested New Share Options will vest, and the remaining 50% will vest on the first anniversary of such event, with certain conditions such as the participants’ continued employment with the Group. Upon the occurrence of such event, the Board of Directors may (in its sole discretion), with respect to any or all of the New Share Options that are outstanding and vested at such time, take certain actions including, and depending on the conditions, (a) to provide for the assumption, substitution or continuation of such vested New Share Options or the adjustment of performance criteria or acceleration of vesting; (b) to cash out the excess of fair market value of the share of the Company to be awarded over the exercise price of the New Share Options; (c) to unilaterally terminate all or any portion of such vested New Share Options for no consideration if the exercise price of the New Share Options equals to or exceeds the fair market value of the share of the Company; or (d) to convert into equity securities of the listing vehicle in applicable cases.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

12.	SHARE-BASED PAYMENTS (continued)

Equity-settled share-based payment transactions - share option scheme - 2022 Equity Plan (continued)

Share options do not confer rights on the holders to dividends or to vote at shareholders’ meetings.

A summary of the movements in the number of New Share Options held by employees and key management personnel of the Group which were granted in respect of their services rendered to the Group is as follows:

	For the six months ended 30 June, 2023
	Weighted average exercise price US$ per share	Number of options
	(Unaudited)	(Unaudited)
At 1 January	—	—
Granted during the period	0.0001	4,908,316
Forfeited during the period	0.0001	(12,438)

At 30 June	0.0001	4,895,878

During the six months ended 30 June 2023, no share options were exercised. The range of exercise prices and the remaining contractual life of the New Share Options held by employees and key management personnel of the Group outstanding as at the end of the reporting period are as follows:

	Remaining contractual life (years)	Range of exercise prices US$ per share	Number of New Share Options
	(Unaudited)	(Unaudited)	(Unaudited)
30 June 2023	9.5 – 9.8	0.0001	4,895,878

The fair value of equity-settled New Share Options granted during the six months ended 30 June 2023 was estimated as at the date of grant using a binomial model, taking into account the terms and conditions upon which the options were granted. The following table lists the inputs to the model used:

(Unaudited)
Dividend yield (%)	—
Risk-free interest rate (%)	3.49 - 3.87
Exit rate (%)	25
Exercise multiples (%)	220 - 280
Volatility (%)	61 - 62
Expected life of options (years)	10
Fair value of underlying Ordinary Share (US$ per share)	0.43

The Company estimated the expected volatility based on the historical volatility of similar companies that are publicly-traded given the Company has been a private company that lacks information on share price volatility. The Company selected companies with similar characteristics, including invested capital’s value, business model, risk profiles, position within the industry, and with historical share price information sufficient to meet the contractual lives of the Company’s options. Further, the expected dividend yield was determined to be 0% since the Company historically did not declare or pay dividends nor does it plan to do so in the foreseeable future. The Company also estimated the risk-free interest rates based the yield of U.S.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

12.	SHARE-BASED PAYMENTS (continued)

Equity-settled share-based payment transactions - share option scheme - 2022 Equity Plan (continued)

Treasury Strips with maturity life equal to the contractual lives of the options of 10 years. The estimated fair value of the ordinary shares, at the option grant dates, was determined with the assistance from an independent third-party appraiser.

13.	RELATED PARTY TRANSACTIONS

In addition to the transactions, arrangements and balances detailed elsewhere in these financial statements, the Group had the following transactions with companies controlled by a shareholder with significant influence over the Company and key management personnel on agreed terms between the relevant parties during the six months ended 30 June 2023 and 2022:

	For the six months ended 30 June,
	2023	2022
	(Unaudited)	(Unaudited)
	US$	US$
Finance costs on bridge loan
- Key management personnel	—	97,428
- A company controlled by a shareholder with significant influence over the Company	—	487,140
Finance costs on convertible loans
- Key management personnel	—	28,318
- Companies controlled by a shareholder with significant influence over the Company	—	935,416
Finance costs on loan notes
- Key management personnel	34,851	—
- Companies controlled by a shareholder with significant influence over the Company	2,631,804	—

Revenue earned from companies controlled by a shareholder with significant influence over the Company
- Internet leads generation and marketing service income	112,768	58,317
- Insurance commission income	141,839	—
- Marketing income	11,222	25,387

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

14.	FINANCIAL INSTRUMENTS BY CATEGORY

The carrying amounts of each of the categories of financial instruments as at the end of the reporting period are as follows:

Financial assets at amortised cost

As at 30 June
2023
(Unaudited)
US$
Accounts receivable	9,189,533
Financial assets included in deposits and other receivables	768,284
Pledged bank deposits	192,959
Cash and cash equivalents	19,455,522

29,606,298

Financial liabilities

	Financial liabilities at fair value through profit or loss - designated as such upon initial recognition (Unaudited)	Financial liabilities at amortised cost (Unaudited)	Total (Unaudited)
	US$	US$	US$
As at 30 June 2023
Accounts payable	—	14,620,665	14,620,665
Other derivative financial instruments	11,883,067	—	11,883,067
Warrant liabilities	61,299,262	—	61,299,262
Lease liabilities	—	831,017	831,017
Financial liabilities included in other payables and accruals	—	7,778,163	7,778,163
Loan note	—	12,282,655	12,282,655

	78,182,329	35,512,500	108,694,829

Financial assets at amortised cost

As at 31 December
2022
US$
Accounts receivable	9,684,035
Financial assets included in deposits and other receivables	703,399
Pledged bank deposits	195,883
Cash and cash equivalents	24,077,695

34,661,012

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

14.	FINANCIAL INSTRUMENTS BY CATEGORY (continued)

Financial liabilities

	Financial liabilities at fair value through profit or loss - designated as such upon initial recognition	Financial liabilities at amortised cost	Total
	US$	US$	US$
As at 31 December 2022
Accounts payable	—	16,653,695	16,653,695
Other derivative financial instruments	2,796,131	—	2,796,131
Warrant liabilities	12,449,145	—	12,449,145
Lease liabilities	—	785,687	785,687
Financial liabilities included in other payables and accruals	—	4,513,530	4,513,530
Loan note	—	8,745,192	8,745,192

	15,245,276	30,698,104	45,943,380

15.	FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS

The Group’s management is responsible for determining the policies and procedures for the fair value measurement of financial instruments. At each reporting date, management analyses the movements in the values of financial instruments and determines the major inputs applied in the valuation. The valuation is reviewed and approved by management.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Management has assessed that the carrying amounts of financial assets included in accounts receivable, financial assets included in deposits and other receivables, cash and cash equivalents, pledged bank deposits, accounts payable, financial liabilities included in other payables and accruals, interest-bearing borrowings and lease liabilities reasonably approximate to their fair values largely due to the short term maturities/no fixed terms of repayment of these instruments or because the effect of discounting not reflected in the carrying amounts of these instruments are not material. The fair values of the non-current portion of deposits, interest-bearing borrowings and lease liabilities have been calculated and assessed mainly by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risk and remaining maturities, as appropriate. The changes in fair value as a result of the Group’s own non-performance risk for interest-bearing borrowings and lease liabilities as at 30 June 2023 and 31 December 2022 were assessed to be insignificant.

The derivative financial instruments and warrant liabilities are initially recognised at fair value and are subsequently remeasured at fair value at the end of each reporting period. The fair value measurement of the derivative financial instruments and warrant liabilities are measured using significant unobservable inputs, as further detailed in notes 8, 9, 10 to the financial statement, and categorised within Level 3 fair value measurement. During the six months ended 30 June 2023 and 2022, there were no transfers of fair value measurements between Level 1 and Level 2 and no transfers into or out of Level 3 for financial liabilities. As at 30 June 2023 and 31 December 2022, the Group had no financial instrument measured at fair value which was categorised within Level 1 or Level 2 fair value measurement.

COMPAREASIA GROUP CAPITAL LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2023 AND 2022

16.	LOSS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE PARENT

The calculation of the basic earnings per share amounts is based on the loss for the period attributable to ordinary equity holders of the parent, and the weighted average number of ordinary shares of 4,714,103 (30 June 2022: 703,041) in issue during the period.

No adjustment was made to the basic loss per share amounts presented for the six months ended 30 June 2023 and 2022 in respect of a dilution as the impact of the warrants, preference shares, convertible loans and share options outstanding had an anti-dilutive effect on the basic earnings loss per share amounts presented.

The computation of basic and diluted loss per Class A and Class B ordinary share are the same as they have the same rights to participate in profits and are all treated as ordinary shares on an as converted basis.

17.	APPROVAL OF THE FINANCIAL STATEMENTS

The financial statements were approved and authorised for issue by the board of directors on 11 September, 2023.

18.	EVENTS AFTER THE REPORTING PERIOD

On 12 October 2023, PubCo consummated the Business Combination and its Class A ordinary shares and public warrants commenced trading on the Nasdaq Global Market under the symbols “MNY” and “MNYWW”, respectively, on 13 October 2023.

The Company provided written voluntary prepayment notice required under the deed poll and has fully repaid all of its outstanding loan note and accrued but unpaid interest in an aggregate amount of US$27,676,306 as of 27 October 2023.

Note 18 of the financial statements were approved and authorised for issue by the board of directors on 27 October 2023.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of MoneyHero Limited (formerly known as Hyphen Group Limited)

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of MoneyHero Limited (formerly known as Hyphen Group Limited) (“the Company”) as of 31 March 2023, the related consolidated statements of profit or loss and other comprehensive loss, changes in equity and cash flows for the period from 21 March 2023 (date of incorporation) to 31 March 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at 31 March 2023, and the results of its operations and its cash flows for the period from 21 March 2023 (date of incorporation) to 31 March 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Ernst & Young

We have served as the Company’s auditor since 2023.

Hong Kong, The People’s Republic of China

August 14, 2023

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE LOSS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

	Note	US$
REVENUE		—

General and administrative expenses		(8,437)

OPERATING LOSS AND LOSS BEFORE TAX		(8,437)

Income tax expense	3	—

LOSS AND TOTAL COMPREHENSIVE LOSS FOR THE PERIOD		(8,437)

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

31 March 2023

	Notes		US$
CURRENT ASSETS
Due from shareholders	5	(b)	— *

CURRENT LIABILITIES
Other payables			8,437

Net liabilities			(8,437)

EQUITY/(DEFICIT)
Issued capital	4		— *
Accumulated losses			(8,437)

Total deficit			(8,437)

*	The balances are less than US$1.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Period from 21 March 2023 (date of incorporation) to 31 March 2023

	Note	Issued capital US$		Accumulated losses US$	Total deficit US$
Issue of share upon incorporation	4	—	*	—	—

Loss and total comprehensive loss for the period		—		(8,437)	(8,437)

At 31 March 2023		—		(8,437)	(8,437)

*	The amount is less than US$1.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

CONSOLIDATED STATEMENT OF CASH FLOWS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

US$
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before tax	(8,437)

Increase in other payables	8,437

NET MOVEMENT IN CASH AND CASH EQUIVALENTS	—

Cash and cash equivalent at beginning of period	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	—

Note:

At 21 March 2023 (date of incorporation), the issuance of share capital is a non-cash transaction settled by the amounts due from shareholders.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

1.	CORPORATE INFORMATION

MoneyHero Limited (the “Company”) is a limited liability company incorporated in the Cayman Islands on 21 March 2023 (“date of incorporation”). The registered office of the Company is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

During the period from the date of incorporation to 31 March 2023, the Company was inactive.

Pursuant to a special resolution passed on 4 April 2023 and approval of Registry of Companies effective from 5 April 2023, the name of the Company was changed from Hyphen Group Limited to MoneyHero Limited.

Information about subsidiaries

Particulars of the Company’s subsidiaries as at the date of the consolidated financial statements are as follows:

Name	Place of incorporation and business	Issued share capital		Percentage of equity attributable to the Company Direct	Principal activities
Gemini Merger Sub 1 Limited	Cayman Islands	US$	0.01	100	Inactive
Gemini Merger Sub 2 Limited	Cayman Islands	US$	0.01	100	Inactive

2.1	BASIS OF PREPARATION

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) (which include all International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations) as issued by the International Accounting Standards Board (“IASB”). They have been prepared under the historical cost convention. The financial statements are presented in United States dollars (“US$”).

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries (collectively referred to as the “Group”) for the period from the date of incorporation to March 31, 2023. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee).

Generally, there is a presumption that a majority of voting rights results in control. When the Company has, directly or indirectly, less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

(a)	the contractual arrangement with the other vote holders of the investee;

(b)	rights arising from other contractual arrangements; and

(c)	the Group’s voting rights and potential voting rights.

The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. The results of subsidiaries are consolidated from the date on which the Group obtains control and continue to be consolidated until the date that such control ceases.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

2.1	BASIS OF PREPARATION (continued)

Basis of consolidation (continued)

Profit or loss and each component of other comprehensive income/(loss) are attributed to the owners of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control described above. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

If the Group loses control over a subsidiary, it derecognises (i) the assets (including goodwill) and liabilities of the subsidiary, (ii) the carrying amount of any non-controlling interest and (iii) the cumulative translation differences recorded in equity; and recognizes (i) the fair value of the consideration received, (ii) the fair value of any investment retained, and (iii) any resulting surplus or deficit in profit or loss. The Group’s share of components previously recognised in other comprehensive income/(loss) is reclassified to profit or loss or retained profits, as appropriate, on the same basis as would be required if the Group had directly disposed of the related assets or liabilities.

2.2	ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Group has not applied the any new and revised IFRSs, that have been issued but are not yet effective for the accounting period ended 31 March 2023, in these consolidated financial statements.

The Group is in the process of making an assessment of the impact of these new and revised IFRSs upon initial application. So far, the Group considers that these new and revised IFRSs are unlikely to have a significant impact on the Group’s profit or loss and financial position.

2.3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Related parties

A party is considered to be related to the Group if:

(a)	the party is a person or a close member of that person’s family and that person

(i)	has control or joint control over the Group;

(ii)	has significant influence over the Group; or

(iii)	is a member of the key management personnel of the Group or of a parent of the Group;

or

(b)	the party is an entity where any of the following conditions applies:

(i)	the entity and the Group are members of the same group;

(ii)	one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

2.3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(iii)	the entity and the Group are joint ventures of the same third party;

(iv)	one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v)	the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

(vi)	the entity is controlled or jointly controlled by a person identified in (a);

(vii)	a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and

(viii)	the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

Financial assets

Initial recognition and measurement

Financial assets are classified, at initial recognition, as subsequently measured at amortised cost.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. The Group initially measures a financial asset at its fair value, plus transaction costs.

In order for a financial asset to be classified and measured at amortised cost, it needs to give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortised cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows.

All regular way purchases and sales of financial assets are recognised on the trade date, that is, the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Subsequent measurement - Financial assets at amortised cost (debt instruments)

Financial assets at amortised cost are subsequently measured using the effective interest method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group’s consolidated statement of financial position) when:

•	the rights to receive cash flows from the asset have expired; or

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

2.3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derecognition of financial assets (continued)

•

the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered a pass-through arrangement, it evaluates if, and to what extent, it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment of financial assets

The Group recognises an allowance for expected credit losses (“ECLs”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

General approach

ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12 months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

At each reporting date, the Group assesses whether the credit risk on a financial instrument has increased significantly since initial recognition. When making the assessment, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition and considers reasonable and supportable information that is available without undue cost or effort, including historical and forward-looking information. The Group considers that there has been a significant increase in credit risk when contractual payments are more than 30 days past due.

The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

2.3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of financial assets (continued)

General approach (continued)

taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

Financial assets at amortised cost are subject to impairment under the general approach and they are classified within the following stages for measurement of ECLs.

Stage 1	-	Financial instruments for which credit risk has not increased significantly since initial recognition and for which the loss allowance is measured at an amount equal to 12-month ECLs

Stage 2	-	Financial instruments for which credit risk has increased significantly since initial recognition but that are not credit-impaired financial assets and for which the loss allowance is measured at an amount equal to lifetime ECLs

Stage 3	-	Financial assets that are credit-impaired at the reporting date (but that are not purchased or originated credit-impaired) and for which the loss allowance is measured at an amount equal to lifetime ECLs

Financial liabilities

Initial recognition and measurement

Financial liabilities of the Group are classified, at initial recognition, as loans and borrowings and payables, as appropriate.

All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

Subsequent measurement of financial liabilities at amortised cost (loans and borrowings and payables)

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost, using the effective interest rate method unless the effect of discounting would be immaterial, in which case they are stated at cost. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the effective interest rate amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortisation is included in profit or loss.

Derecognition of financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled, or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and a recognition of a new liability, and the difference between the respective carrying amounts is recognised in profit or loss.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

2.3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Provisions

A provision is recognised when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognised for a provision is the present value at the end of the reporting period of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in profit or loss.

Income tax

Income tax comprises current and deferred tax. Income tax relating to items recognised outside profit or loss is recognised either in other comprehensive income or directly in equity.

Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates.

Deferred tax is provided, using the liability method, on all temporary differences at the end of the reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences, except:

•

when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, and the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, the carryforward of unused tax credits and unused tax losses can be utilised, except:

•

when the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

2.3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income tax (continued)

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and joint ventures, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at the end of each reporting period and are recognised to the extent that it has become probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and deferred tax liabilities are offset if and only if the Group has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

3.	INCOME TAX

No provision for profits tax has been made as the Group did not generate any assessable profits during the period.

4.	SHARE CAPITAL

US$
Authorised:
500,000,000 Ordinary Shares of US$0.0001 each	50,000

Issued and fully paid:
2 Ordinary Shares of US$0.0001 each	0.0002

Upon incorporation, the authorised share capital of the Company was US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 each and 2 ordinary shares of the Company were issued at an issue price of US$0.0001 as the subscribers’ shares.

5.	RELATED PARTY TRANSACTIONS

(a)	The Group had no material related party transactions during the period presented.

(b)	Outstanding balances with related parties

The amounts due from shareholders are unsecured, interest-free, and repayable on demand.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

5.	RELATED PARTY TRANSACTIONS (continued)

(c)	There was no compensation paid to key management personnel in respect of their services rendered to the Group during the period presented.

6.	FINANCIAL INSTRUMENTS BY CATEGORY

The financial assets of the Group comprise amounts due from shareholders which are categorised as financial assets at amortised cost. The carrying amounts of these financial assets are less than US$1 and immaterial.

The financial liabilities of the Group comprise other payables which are categorised as financial liabilities at amortised cost. The carrying amounts of these financial liabilities are the amounts shown on the consolidated statement of financial position.

7.	FAIR VALUE

Management has assessed that the carrying amounts of the Group’s financial instruments reasonably approximate their fair values as they are repayable on demand.

The Group did not have any financial assets and liabilities measured at fair value as at 31 March 2023.

8.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group’s principal financial instruments comprise amounts due from shareholders.

The main risk from the Group’s financial statements is credit risk and liquidity risk. The board of directors reviews and agrees policies for managing each of these risks and they are summarised below.

Credit risk

Maximum exposure and period-end staging

The credit quality and the maximum exposure to credit risk based on the Group’s credit policy is mainly based on past due information unless other information is available without undue cost or effort, and period-end staging classification as at 31 December.

The maximum exposure of the Group’s financial assets, which comprise amounts due from shareholders, equal to the aggregate carrying amount of these instruments.

The amounts due from shareholders are classified within Stage 1 and their loss allowance is measured at an amount equal to 12-month ECLs. The credit quality of the amounts due from shareholders is considered to be “normal” when they are not past due and there is no information indicating that the financial asset had a significant increase in credit risk since initial recognition. Otherwise, the credit quality of the financial assets is considered to be “doubtful”.

Liquidity risk

In the management of liquidity risk, the Group monitors and maintains level of working capital deemed adequate by management to finance the Group’s operations.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

8.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

The maturity profile of the Group’s financial liabilities as at the end of the reporting period, based on the contracted undiscounted payments, is less than one year.

Capital management

The primary objectives of the Group’s capital management are to safeguard the Group’s ability to continue as a going concern and to maintain healthy capital ratios in order to support its business and maximise shareholders’ value.

The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may return capital to the shareholders or issue new shares. The Group is not subject to any externally imposed capital requirements. No changes were made in the objectives, policies or processes for managing capital during the period from 21 March 2023 (date of incorporation) to 31 March 2023.

Capital of the Group comprises all components of shareholders’ equity.

9.	EVENTS AFTER THE REPORTING PERIOD

On 25 May 2023, a business combination agreement was entered into by and among the Company, Bridgetown Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Bridgetown”), Gemini Merger Sub 1 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Company (“Bridgetown Merger Sub”), Gemini Merger Sub 2 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Company (“CGCL Merger Sub”) and CompareAsia Group Capital Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“CGCL”), pursuant to which (i) Bridgetown will merge with and into Bridgetown Merger Sub, with Bridgetown Merger Sub being the surviving company and remaining as a wholly-owned subsidiary of the Company (the “Initial Merger”) and (ii) following the Initial Merger, CGCL Merger Sub will merge with and into CGCL, with CGCL being the surviving company and becoming a wholly-owned subsidiary of the Company (collectively with the Initial Merger and the other transactions contemplated by the business combination agreement, the “Business Combination”). Upon consummation of the Business Combination, the Company will become a publicly traded corporation on Nasdaq Stock Market. The completion of the Business Combination is subject to the approval by the Bridgetown shareholders and has not been completed as of the date of these consolidated financial statements.

10.	COMPARATIVE AMOUNTS

This is the first set of consolidated financial statements of the Group and, accordingly, there are no comparative amounts.

11.	APPROVAL OF THE FINANCIAL STATEMENTS

The financial statements were approved and authorised for issue by the board of directors on 14 August 2023.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

Period from 21 March 2023 (date of incorporation) to 31 March 2023

12.	EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On 12 October 2023, the Company consummated the Business Combination and its Class A ordinary shares and public warrants commenced trading on the Nasdaq Global Market under the symbols “MNY” and “MNYWW”, respectively, on 13 October 2023.

On 12 October 2023, the Company adopted the 2023 Equity Incentive Plan, with an award pool of 13,197,563 Class A Ordinary Shares reserved for issuance.

On 12 October 2023, the Company executed a deed poll constituting up to US$5,000,000 of fixed rate unsecured loan notes, bearing a paid in kind (“PIK”) interest rate of 25% per annum (together with any PIK notes, the “Call Option Notes”) subscribed by PCCW Media International Limited (“PMIL”). Immediately after the closing of the Business Combination, PMIL elected to exercise its call option in full pursuant to the call option agreement, dated 25 May 2023, by and between the Company and PMIL, as a result of which it received 2,005,460 Class A Ordinary Shares of the Company for no consideration and subscribed for 5 million of Call Option Notes in an aggregate principal amount of US$5,000,000 at a price of US$1.00 per Call Option Note. The Company has fully settled the Call Option Notes together with any accrued but unpaid interest on 24 October 2023.

Note 12 of the financial statements were approved and authorised for issue by the board of directors on 27 October 2023.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

Period from 21 March 2023 (date of incorporation) to 30 June 2023

		(Unaudited)
	Note	US$
REVENUE		—

General and administrative expenses		(183,437)

OPERATING LOSS AND LOSS BEFORE TAX		(183,437)

Income tax expense	3	—

LOSS AND TOTAL COMPREHENSIVE LOSS FOR THE PERIOD		(183,437)

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at 30 June 2023

			(Unaudited)
	Notes		US$
CURRENT ASSETS
Due from shareholders	5	(b)	—	*

CURRENT LIABILITIES
Other payables and accruals			183,437

Net liabilities			(183,437)

EQUITY/(DEFICIT)
Issued capital	4		—	*
Accumulated losses			(183,437)

Total deficit			(183,437)

*	The balances are less than US$1.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Period from 21 March 2023 (date of incorporation) to 30 June 2023

	Note	Issued capital (Unaudited) US$		Accumulated losses (Unaudited) US$	Total deficit (Unaudited) US$
Issue of share upon incorporation	4	—	*	—	—

Loss and total comprehensive loss for the period		—		(183,437)	(183,437)

At 30 June 2023		—		(183,437)	(183,437)

*	The amount is less than US$1.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Period from 21 March 2023 (date of incorporation) to 30 June 2023

(Unaudited)
US$
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before tax	(183,437)

Increase in other payables and accruals	183,437

NET MOVEMENT IN CASH AND CASH EQUIVALENTS	—

Cash and cash equivalent at beginning of period	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	—

Note:

At 21 March 2023 (date of incorporation), the issuance of share capital is a non-cash transaction settled by the amounts due from shareholders.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

1.	CORPORATE AND GROUP INFORMATION

MoneyHero Limited (the “Company”) is a limited liability company incorporated in the Cayman Islands on 21 March 2023 (“date of incorporation”). The registered office of the Company is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

During the period from the date of incorporation to 30 June 2023, the Company was inactive.

Pursuant to a special resolution passed on 4 April 2023 and approval of Registry of Companies effective from 5 April 2023, the name of the Company was changed from Hyphen Group Limited to MoneyHero Limited.

On 25 May 2023, a business combination agreement was entered into by and among the Company, Bridgetown Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Bridgetown”), Gemini Merger Sub 1 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Company (“Bridgetown Merger Sub”), Gemini Merger Sub 2 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Company (“CGCL Merger Sub”) and CompareAsia Group Capital Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“CGCL”), pursuant to which (i) Bridgetown will merge with and into Bridgetown Merger Sub, with Bridgetown Merger Sub being the surviving company and remaining as a wholly-owned subsidiary of the Company (the “Initial Merger”) and (ii) following the Initial Merger, CGCL Merger Sub will merge with and into CGCL, with CGCL being the surviving company and becoming a wholly-owned subsidiary of the Company (collectively with the Initial Merger and the other transactions contemplated by the business combination agreement, the “Business Combination”). Upon consummation of the Business Combination, the Company will become a publicly traded corporation on Nasdaq Stock Market. The completion of the Business Combination is subject to the approval by the Bridgetown shareholders and has not been completed as of the date of these consolidated financial statements.

2.	BASIS OF PREPARATION

The Group’s unaudited interim condensed consolidated financial statements for the period from the date of incorporation to 30 June 2023 has been prepared in accordance with IAS 34 Interim Financial Reporting. The accounting policies and basis of preparation adopted in the preparation of these unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s financial statements for the period from 21 March 2023 (date of incorporation) to 31 March 2023. The notes presented in these unaudited interim condensed consolidated financial statements are not fully inclusive of all matters required to be disclosed by IFRS in the Group’s consolidated financial statements for the period from 21 March 2023 (date of incorporation) to 31 March 2023. As a result, these unaudited interim condensed consolidated financial statements should be read in conjunction with the Group’s consolidated financial statements for the period from 21 March 2023 (date of incorporation) to 31 March 2023.

These financial statements have been prepared under the historical cost convention and are presented in United States dollars (“US$”).

3.	INCOME TAX

No provision for profits tax has been made as the Group did not generate any assessable profits during the period.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

4.	SHARE CAPITAL

(Unaudited)
US$
Authorised:
500,000,000 Ordinary Shares of US$0.0001 each	50,000

Issued and fully paid:
2 Ordinary Shares of US$0.0001 each	0.0002

Upon incorporation, the authorised share capital of the Company was US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 each and 2 ordinary shares of the Company were issued at an issue price of US$0.0001 as the subscribers’ shares.

5.	RELATED PARTY TRANSACTIONS

(a)	The Group had no material related party transactions during the period presented.

(b)	Outstanding balances with related parties

The amounts due from shareholders are unsecured, interest-free, and repayable on demand.

(c)	There was no compensation paid to key management personnel in respect of their services rendered to the Group during the period presented.

6.	FINANCIAL INSTRUMENTS BY CATEGORY

The financial assets of the Group comprise amounts due from shareholders which are categorised as financial assets at amortised cost. The carrying amounts of these financial assets are less than US$1 and immaterial.

The financial liabilities of the Group comprise other payables and accruals which are categorised as financial liabilities at amortised cost. The carrying amounts of these financial liabilities are the amounts shown on the unaudited interim condensed consolidated statement of financial position.

7.	FAIR VALUE

Management has assessed that the carrying amounts of the Group’s financial instruments reasonably approximate their fair values as they are repayable on demand.

The Group did not have any financial assets and liabilities measured at fair value as at 30 June 2023.

8.	APPROVAL OF THE FINANCIAL STATEMENTS

The financial statements were approved and authorised for issue by the board of directors on 11 September, 2023.

MONEYHERO LIMITED

(Formerly known as HYPHEN GROUP LIMITED)

NOTES TO FINANCIAL STATEMENTS

9.	EVENTS AFTER THE REPORTING PERIOD

On 12 October 2023, the Company consummated the Business Combination and its Class A ordinary shares and public warrants commenced trading on the Nasdaq Global Market under the symbols “MNY” and “MNYWW”, respectively, on 13 October 2023.

On 12 October 2023, the Company adopted the 2023 Equity Incentive Plan, with an award pool of 13,197,563 Class A Ordinary Shares reserved for issuance.

On 12 October 2023, the Company executed a deed poll constituting up to US$5,000,000 of fixed rate unsecured loan notes, bearing a paid in kind (“PIK”) interest rate of 25% per annum (together with any PIK notes, the “Call Option Notes”) subscribed by PCCW Media International Limited (“PMIL”). Immediately after the closing of the Business Combination, PMIL elected to exercise its call option in full pursuant to the call option agreement, dated 25 May 2023, by and between the Company and PMIL, as a result of which it received 2,005,460 Class A Ordinary Shares of the Company for no consideration and subscribed for 5 million of Call Option Notes in an aggregate principal amount of US$5,000,000 at a price of US$1.00 per Call Option Note. The Company has fully settled the Call Option Notes together with any accrued but unpaid interest on 24 October 2023.

Note 9 of the financial statements were approved and authorised for issue by the board of directors on 27 October 2023.

BRIDGETOWN HOLDINGS LIMITED

CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$146,148	$23,399
Prepaid expenses	305,833	664,583

Total Current Assets	451,981	687,982
Cash held in Trust Account	154,927,287	152,362,993

TOTAL ASSETS	$155,379,268	$153,050,975

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$6,199,843	$1,706,987
Advances from related party	2,818,398	2,218,398
Due to related party	400,000	400,000
Promissory Notes- related party	1,300,000	1,300,000

Total Current Liabilities	10,718,241	5,625,385
Warrant liabilities	6,764,261	3,153,966
Deferred underwriting fee payable	17,849,805	17,849,805

TOTAL LIABILITIES	35,332,307	26,629,156

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 200,000,000 authorized, 15,093,034 shares at approximately $10.26 and $10.09 redemption value at June 30, 2023 and December 31, 2022, respectively	154,927,287	152,362,993

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 14,874,838 shares issued and outstanding at June 30, 2023 and December 31, 2022	1,487	1,487
Accumulated deficit	(34,881,813)	(25,942,661)

TOTAL SHAREHOLDERS’ DEFICIT	(34,880,326)	(25,941,174)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$155,379,268	153,050,975

The accompanying notes are an integral part of these unaudited condensed financial statements.

BRIDGETOWN HOLDINGS LIMITED

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Formation and operating costs	$2,774,441	$467,046	$5,328,857	$818,249

Loss from operations	(2,774,441)	(467,046)	(5,328,857)	(818,249)
Other (expense) income:
Change in fair value of warrant liabilities	(2,231,643)	8,018,748	(3,610,295)	17,083,985
Interest earned on marketable securities held in Trust Account	1,397,591	915,418	2,564,294	981,685

Other (expense) income, net	(834,052)	8,934,166	(1,046,001)	18,065,670

Net (loss) income	$(3,608,493)	$8,467,120	$(6,374,858)	$17,247,421

Basic and diluted weighted average shares outstanding of Class A ordinary shares	15,093,034	59,499,351	15,093,034	59,499,351

Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.12)	$0.11	$(0.21)	$0.23

Basic and diluted weighted average shares outstanding of Class B ordinary shares	14,874,838	14,874,838	14,874,838	14,874,838

Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.12)	$0.11	$(0.21)	$0.23

The accompanying notes are an integral part of these unaudited condensed financial statements.

BRIDGETOWN HOLDINGS LIMITED

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2023	—	$—	14,874,838	$1,487	$(25,942,661)	$(25,941,174)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(1,166,703)	(1,166,703)
Net loss	—	—	—	—	(2,766,365)	(2,766,365)

Balance — March 31, 2023	—	—	14,874,838	1,487	(29,875,729)	(29,874,242)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(1,397,591)	(1,397,591)
Net loss	—	—	—	—	(3,608,493)	(3,608,493)

Balance — June 30, 2023	—	$—	14,874,838	$1,487	$(34,881,813)	$(34,880,326)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2022	—	$—	14,874,838	$1,487	$(44,151,581)	$(44,150,094)
Net income	—	—	—	—	8,780,301	8,780,301

Balance — March 31, 2022	—	—	14,874,838	1,487	(35,371,280)	(35,369,793)
Accretion for Class A ordinary shares to redemption amount					(1,438,697)	(1,438,697)
Net income	—	—	—	—	8,467,120	8,467,120

Balance — June 30, 2022	—	$—	14,874,838	$1,487	$(28,342,857)	$(28,341,370)

The accompanying notes are an integral part of these unaudited condensed financial statements.

BRIDGETOWN HOLDINGS LIMITED

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(6,374,858)	$17,247,421
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of warrant liabilities	3,610,295	(17,083,985)
Interest earned on marketable securities held in Trust Account	(2,564,294)	(981,685)
Changes in operating assets and liabilities:
Prepaid expenses	358,750	290,168
Accrued expenses	4,492,856	208,394

Net cash used in operating activities	(477,251)	(319,687)

Cash Flows from Financing Activities:
Advances from related party	600,000	500,000

Net cash provided by financing activities	600,000	500,000

Net Change in Cash	122,749	180,313
Cash — Beginning of period	23,399	156,127

Cash — Ending of period	$146,148	$336,440

The accompanying notes are an integral part of these unaudited condensed financial statements.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Bridgetown Holdings Limited (the “Company,” “our Company,” “we,” or “us”) was incorporated in the Cayman Islands on May 27, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. While the Company may pursue a Business Combination target in any business or industry, the Company has focused the search on a target with operations or prospective operations in the technology, financial services, or media sectors in Southeast Asia. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through June 30, 2023 relates to the Company’s formation and the initial public offering that was consummated by the Company on October 20, 2020 (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, the Company’s search for and identification of a target for consummating a Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Registration Statement on Form S-1 initially filed with the U.S. Securities and Exchange Commission (“SEC”) on September 23, 2020 (File No. 333-249000), as amended (the “Registration Statement”) for the Initial Public Offering was declared effective on October 15, 2020. On October 20, 2020, the Company consummated the Initial Public Offering of 55,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares” and the warrants included in the Units sold, the “Public Warrants”) at $10.00 per Unit, generating gross proceeds of $550,000,000 (as discussed in Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”, and together with the Public Warrants, the “warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Bridgetown LLC (the “Sponsor”), generating gross proceeds of $9,000,000 (as discussed in Note 4).

On October 29, 2020, in connection with the partial exercise of the underwriters’ over-allotment option, the Company consummated the sale of an additional 4,499,351 Units, at $10.00 per Unit, and the sale of an additional 449,936 Private Placement Warrants, at $1.50 per Private Placement Warrant, generating total gross proceeds of $45,668,412.

Transaction costs amounted to $26,628,771, consisting of $8,174,902 of underwriting fees, net of $2,724,968 reimbursed from the underwriters (as discussed in Note 5), $17,849,805 of deferred underwriting fees (as discussed in Note 5) and $604,064 of other offering costs.

Following the closing of the Initial Public Offering on October 20, 2020 and the partial exercise of the underwriters’ over-allotment on October 29, 2020, an amount of $594,993,510 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement (as defined in Note 4) was placed in a Trust Account (the “Trust Account”), located in the United States and was initially invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, on October 13, 2022 the Company instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest bearing demand deposit account until the earlier of the consummation of the initial Business Combination or the Company’s liquidation, as described below under “Extension of the Combination Period”.

The Company’s executive officers and directors (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Capital Market requires that the Company’s Business Combination must be with one or more target businesses that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of a definitive agreement in connection with the Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of its issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company.

The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, only if it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association of the Company currently in effect (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Extension of the Combination Period

On October 13, 2022, the Company held an extraordinary general meeting in lieu of the 2022 annual general meeting of shareholders (the “2022 Shareholders Meeting”). At the 2022 Shareholders Meeting, the Company’s shareholders approved a proposal to extend the date by which the Company must consummate the Business Combination from October 20, 2022 (which was 24 months from the closing of the Initial Public Offering) to October 20, 2023 (or such earlier date as determined by the Company’s board of directors (the “Board of Directors”)) (the “Extension Amendment Proposal”) by amending the Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”). The Extension Amendment Proposal was approved by the Company’s shareholders. Under Cayman Islands law, the Charter Amendment took effect upon approval of the Extension Amendment Proposal.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 44,406,317 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.08 per share, for an aggregate redemption amount of $447,637,640.94, in connection with the Extension Amendment Proposal. In connection therewith, the Company converted the money market instruments in its Trust Account to cash.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Company may waive this restriction in its sole discretion.

The Sponsor and Management have agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination by October 20, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre- Business Combination activity.

Following the approval of the Extension Amendment Proposal, the Company has until October 20, 2023 (or such earlier date as determined by the Board of Directors), to complete its Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters in the Initial Public Offering have agreed to waive their rights to their deferred underwriting commission (as discussed in Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern Consideration

As of June 30, 2023, the Company had $146,148 in its operating bank accounts, $154,927,287 in cash held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $10,266,260.

The Company intends to complete a Business Combination by October 20, 2023. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), the Company has until October 20, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 20, 2023.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of Management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 30, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying unaudited condensed financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2023 and December 31, 2022, the Company had $146,148 and $23,399 in cash held in its operating account, respectively, and did not have any cash equivalents.

Cash Held in Trust Account

At June 30, 2023 and December 31, 2022, the trust balance was held entirely in cash. However, during the year ended December 31, 2022, the Company invested its trust balance in the U.S. Department of the Treasury (the “Treasury Department”) and equivalent securities. The Company classifies its Treasury Department and equivalent securities as held-to-maturity in accordance with FASB Accounting Standards Codification (“ASC”) Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities that the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo Simulation. The Private Placement Warrants are valued using a Modified Black Scholes Model.

The warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies its warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the accompanying unaudited condensed statements of operations.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2022, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the accompanying unaudited condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period.

At June 30, 2023 and December 31, 2022, the Class A ordinary shares reflected in the accompanying unaudited condensed balance sheets are reconciled in the following table:

Gross proceeds	$594,993,510
Less:
Proceeds allocated to Public Warrants	(19,833,117)
Class A ordinary shares issuance costs	(25,802,087)
Plus:
Accretion of carrying value to redemption value	50,642,328
Less:
Redemption of ordinary shares	(447,637,641)

Class A ordinary shares subject to possible redemption — December 31, 2022	152,362,993
Plus:
Accretion of carrying value to redemption value	2,564,294

Class A ordinary shares subject to possible redemption — June 30, 2023	$154,927,287

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the accompanying unaudited condensed statements of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $26,628,771, of which $26,024,707 was charged to shareholders’ deficit upon the completion of the Initial Public Offering and $604,064 was expensed to the statements of operations.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. At June 30, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net (Loss) Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary share outstanding for the period. Accretion associated with the redeemable Class A ordinary shares are excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted (loss) income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the Private Placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,480,947 Class A ordinary shares in the aggregate. For the respective periods ended June 30, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary shares for the periods presented.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per ordinary share
Numerator:
Allocation of net (loss) income, as adjusted	$(1,817,383)	$(1,791,110)	$6,773,696	$1,693,424	$(3,210,637)	$(3,164,221)	$13,797,937	$3,449,484
Denominator:
Basic and diluted weighted average shares outstanding	15,093,034	14,874,838	59,499,351	14,874,838	15,093,034	14,874,838	59,499,351	14,874,838

Basic and diluted net (loss) income per ordinary share	$(0.12)	$(0.12)	$0.11	$0.11	$(0.21)	$(0.21)	$0.23	$0.23

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying unaudited condensed balance sheets, primarily due to their short-term nature, except for the warrant liabilities (as discussed in Note 8).

Fair Value Measurements

“Fair value” is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	“Level 1”, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

“Level 2”, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

“Level 3”, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the accompanying unaudited condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the accompanying unaudited condensed balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued ASU Topic 2020-06, “Debt — Debt with Conversion and Other Options” (Subtopic 470-20) and “Derivatives and Hedging — Contracts in Entity’s Own Equity” (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024, and should be applied on a full or modified retrospective basis. The Company is currently assessing the impact, if any, that ASU 2020-06 has on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of June 30, 2023.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

NOTE	3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 59,499,351 Units, at a purchase price of $10.00 per Unit, inclusive of 4,499,351 Units sold to the underwriters on October 29, 2020, upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one Public Share and one-third of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (as discussed in Note 7).

NOTE	4 — RELATED PARTY TRANSACTIONS

Founder Shares

In July 2020, the Sponsor purchased 2,875,000 Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. On July 20, 2020, the Company declared a share dividend of one share for each Class B ordinary share in issue, on September 22, 2020, the Company effected a share dividend of 1.5

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

shares for each Class B ordinary share in issue, and on October 13, 2020, the Company effected a share dividend of 0.1 shares for each Class B ordinary share in issue, resulting in the Sponsor holding an aggregate of 15,812,500 Founder Shares. On September 22, 2020, the Sponsor transferred 1,819,875 Founder Shares to the Company’s Chief Executive Officer, 575,000 Founder Shares to an affiliate of the Sponsor and 5,000 Founder Shares to each of the Company’s independent directors and a senior advisor. All share and per-share amounts have been retroactively restated to reflect the share transactions.

The Founder Shares included an aggregate of up to 2,062,500 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 29, 2020, and the forfeiture of the remaining over-allotment option, a total of 1,124,838 Founder Shares are no longer subject to forfeiture and 937,662 Founder Shares were forfeited, resulting in an aggregate of 14,874,838 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of the Company’s Business Combination or (ii) subsequent to a Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,000,000. On October 29, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 449,936 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $674,902 (together with the sale of Private Placement Warrants to the Sponsor, the “Private Placement”). Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (as discussed in Note 7). A portion of the proceeds from the Private Placement were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Advances from Related Party

As of June 30, 2023 and December 31, 2022, the Sponsor paid for certain offering and other operating costs on behalf of the Company in connection with the Initial Public Offering amounting to $2,818,398 and $2,218,938, respectively. The advances are non-interest bearing and due on demand.

Due to Related Party

As of June 30, 2023 and December 31, 2022, a related party paid for costs on behalf of the Company amounting to $400,000. The advances are non-interest bearing and due on demand.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

Promissory Notes — Related Party

On July 9, 2020, the Company issued an unsecured promissory note to the Sponsor (the “First Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The First Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of June 30, 2023 and December 31, 2022, there was $300,000 outstanding under the First Promissory Note, which is currently due on demand.

On December 15, 2021 an additional unsecured promissory note to the Sponsor (the “Second Promissory Note”) of $500,000 was signed. The Second Promissory Note is due on the earlier of (i) the date on which the Company consummates a Business Combination or (ii) the date that the winding up of the Company is effective. As of June 30, 2023 and December 31, 2022, there was $500,000 and $500,000, respectively, outstanding under the Second Promissory Note.

On February 8, 2022, the Company signed an unsecured promissory note to the Sponsor of $500,000 (the “Third Promissory Note”, together with the First Promissory Note and the Second Promissory Note, the “Promissory Notes”). The Third Promissory Note carries no interest and is due on the earlier of (i) the date on which the Company consummates a Business Combination or (ii) the date that the winding up of the Company is effective. The Sponsor has waived rights to the Trust Account under all of the Promissory Notes. As of June 30, 2023 and December 31, 2022, there was $500,000 and $500,000, respectively, outstanding under the Third Promissory Note.

As of June 30, 2023 and December 31, 2022, there was $1,300,000 and $1,300,000, respectively, outstanding under the Promissory Notes.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post- Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2023 and December 31, 2022, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of the accompanying unaudited condensed financial statements. The accompanying unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

In February 2022, Russia commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against Russia. The invasion of Ukraine may result in market volatility that could adversely affect share price and the search for a target company. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of the accompanying unaudited condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of the accompanying unaudited condensed financial statements.

Registration Rights

Pursuant to a registration and shareholders rights agreement entered into on October 15, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of any Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of any Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement that was executed in connection with the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities.

In addition, FWD Life Insurance Public Company Limited and FWD Life Insurance Company Limited (together, the “FWD Parties”), affiliates of the Sponsor, purchased an aggregate of $50,000,000 of the Units in the Initial Public Offering. Upon such purchase, as affiliates of the Sponsor, the FWD Parties became affiliates (as defined in the Securities Act) of the Company following the Initial Public Offering and the securities the FWD Parties acquired are control securities under Rule 144 and may not be resold unless pursuant to an effective registration statement or exemption from registration under the Securities Act.

Underwriting Agreement

Pursuant to the underwriting agreement, dated October 15, 2020, by and among the Company, UBS Securities LLC and BTIG, LLC (together, the “Representatives” and the agreement, the “Underwriting Agreement”), the underwriters of the Initial Public Offering are entitled to a deferred fee of $0.30 per Unit, or $17,849,805 in the aggregate. A portion of such amount, not to exceed 25% of the total amount of the deferred underwriting commissions held in the Trust Account, may be re-allocated or paid to affiliated or unaffiliated third parties that assist the Company in consummating a Business Combination. The election to re-allocate or make any such payments to affiliated or unaffiliated third parties will be solely at the discretion of the Management, and such unaffiliated third parties will be selected by Management in their sole and absolute discretion. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the Underwriting Agreement. The Company may, in its sole discretion, pay up to an additional 1.25% in the aggregate of deferred underwriting commissions to one or more of the underwriters based on the underwriters’ performance during the Business Combination process. Additionally, at the closing of the Business Combination, the Company (in its sole discretion) may pay a customary financial consulting fee to the Sponsor and/or affiliates of the Sponsor in the event such party or parties provide the Company with specific target company, industry, financial or market

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

expertise, as well as insights, relationships, services or resources that the Company believes are necessary in order to assess, negotiate and consummate the Business Combination.

In connection with the closing of the Initial Public Offering and the partial exercise by the underwriters of their over-allotment option on October 29, 2020, the underwriters paid the Company an aggregate of $2,724,968 to reimburse certain of the Company’s expenses and fees in connection with the Initial Public Offering. Such fee represented an amount equal to 0.5% of the gross proceeds of the Initial Public Offering, after deducting the greater of $50 million and 35% of the gross proceeds of the Initial Public Offering to the extent received from Units purchased by the Sponsor or its affiliates and certain investors identified by the Sponsor to the underwriters.

The FWD Parties, affiliates of the Sponsor, purchased an aggregate of $50,000,000 of the Units in the Initial Public Offering. The underwriters did not receive any upfront cash underwriting commissions on such Units.

On June 29, 2023, each of the Representatives notified us that it would not act in any capacity in connection with the MoneyHero Business Combination and agreed to waive any entitlement to the deferred underwriting compensation with respect to the MoneyHero Business Combination to be paid pursuant to the Underwriting Agreement. The deferred fees pursuant to the Underwriting Agreement were earned in full upon completion of the Initial Public Offering, however, payment was conditioned upon the closing of the Business Combination. Each of the Representatives provided a waiver to receive such fees from us. We accepted each waiver as neither of the Representatives has participated in any aspect of the MoneyHero Business Combination.

Consulting Agreement

On April 12, 2021, the Company entered into a consulting agreement for advisory services for $10,000 per month. For each of the three and six months ended June 30, 2023 and 2022, the Company incurred and paid $30,000 and $60,000 for these services, respectively.

MoneyHero Business Combination Agreement

On May 25, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “MoneyHero Business Combination Agreement”), by and among the Company, MoneyHero Limited, a Cayman Islands exempted company limited by shares (“PubCo”), Gemini Merger Sub 1 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), Gemini Merger Sub 2 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2”) and CompareAsia Group Capital Limited, a Cayman Islands exempted company limited by shares (“CGCL”, collectively with PubCo, Merger Sub 1 and Merger Sub 2, the “MoneyHero Group”).

The MoneyHero Business Combination Agreement and the MoneyHero Business Combination (as defined below) have been approved by the Board of Directors, upon the recommendation of the special committee established by the Board of Directors (the “Bridgetown Special Committee”). The Company formed the Bridgetown Special Committee, consisting of all of the members of the Board of Directors other than Daniel Wong, to evaluate and make recommendations to the full Board of Directors with respect to the MoneyHero Business Combination with CGCL. Mr. Wong is not a member of the Bridgetown Special Committee, was not permitted to attend any sessions of the Bridgetown Special Committee, and has recused himself from discussions of the Board of Directors about the MoneyHero Business Combination and voting on matters related to the MoneyHero Business Combination. Houlihan Capital, LLC, the independent financial advisor to the Bridgetown

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

Special Committee, delivered a fairness opinion in which Houlihan Capital LLC opined that the MoneyHero Business Combination, based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, is fair to the unaffiliated shareholders of the Company, from a financial point of view.

The Business Combination

The MoneyHero Business Combination Agreement provides for, among other things, the following transactions: (i) the Company will merge with and into Merger Sub 1, with Merger Sub 1 being the surviving entity and remaining a wholly-owned subsidiary of PubCo (the “Initial Merger”); and (ii) following the Initial Merger, Merger Sub 2 will merge with and into CGCL, with CGCL being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Acquisition Merger”, collectively with the Initial Merger and the other transactions contemplated by the MoneyHero Business Combination Agreement, the “MoneyHero Business Combination”).

The MoneyHero Business Combination is expected to close in the third or fourth quarter of 2023, following the receipt of the required approval by the Company’s shareholders and CGCL’s shareholders and the fulfillment of other customary closing conditions.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the MoneyHero Business Combination Agreement, (a) at the effective time of the Initial Merger (the “Initial Merger Effective Time”), (i) each Class A ordinary share issued and outstanding immediately prior to the Initial Merger Effective Time (other than any Class A ordinary shares redeemed (if any) pursuant to Acquiror Share Redemptions (as defined in the MoneyHero Business Combination Agreement)) will be cancelled and cease to exist in exchange for one PubCo Class A Ordinary Share (as defined in the MoneyHero Business Combination Agreement); (ii) each Acquiror Warrant (as defined in the MoneyHero Business Combination Agreement) issued and outstanding immediately prior to the Initial Merger Effective Time will be assumed by PubCo and converted into a PubCo warrant to purchase one PubCo Class A Ordinary Share as determined in accordance with the MoneyHero Business Combination Agreement and pursuant to the Assignment, Assumption and Amendment Agreement (as defined below); (iii) each Class B ordinary share issued and outstanding immediately prior to the Initial Merger Effective Time will be cancelled and cease to exist in exchange for one Class B ordinary share of PubCo; (iv) the outstanding portion of any Working Capital Loans (as defined in the MoneyHero Business Combination Agreement) equal to or less than $5,000,000 (subject to such increases as may be agreed in writing between the Company and CGCL) outstanding immediately prior to the Initial Merger Effective Time shall be capitalized and converted into the right to receive such number of newly issued PubCo Class A Ordinary Shares as determined in accordance with the MoneyHero Business Combination Agreement and pursuant to the Working Capital Loan Capitalization Agreement (as defined below); and (v) each issued and outstanding share of Merger Sub 1 will continue existing and constitute the only issued and outstanding share in the capital of Merger Sub 1 (as the surviving company in the Initial Merger); and (b) at the effective time of the Acquisition Merger (the “Acquisition Effective Time”), (i) each ordinary share (including, for the avoidance of doubt, each Class A ordinary share of CGCL issued in the Company Preference Share Conversion (as defined in the MoneyHero Business Combination Agreement)) issued and outstanding immediately prior to the Acquisition Effective Time will automatically be cancelled and converted into such number of newly issued PubCo Class A Ordinary Shares as determined in accordance with the MoneyHero Business Combination Agreement; (ii) each Company Option (as defined in the MoneyHero Business Combination Agreement) issued and outstanding immediately prior to the Acquisition Effective Time will be assumed by PubCo and converted into an option in respect of such

BRIDGETOWN HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023

number of newly issued PubCo Class A Ordinary Shares as determined in accordance with the MoneyHero Business Combination Agreement; (iii) each Company Warrant (as defined in the MoneyHero Business Combination Agreement) issued and outstanding immediately prior to the Acquisition Effective Time will be assumed by PubCo and converted into a PubCo warrant to purchase such number of newly issued PubCo Class A Ordinary Shares as determined in accordance with the MoneyHero Business Combination Agreement and pursuant to the PubCo Class A Acquisition Warrant Instrument, PubCo Class C-1 Acquisition Warrant Instrument or PubCo Class C-2 Acquisition Warrant Instrument (each as defined in the MoneyHero Business Combination Agreement), as applicable; (iv) the unexercised portion of the Existing Call Option (as defined in the MoneyHero Business Combination Agreement) will be assumed by PubCo and converted into an option to purchase certain loan notes of PubCo and certain newly issued PubCo Class A Ordinary Shares pursuant to the terms and conditions of the PubCo Call Option Agreement (as defined below); and (v) each issued and outstanding share of Merger Sub 2 will automatically be converted into one Surviving Company Ordinary Share (as defined in the MoneyHero Business Combination Agreement) and accordingly, PubCo shall be the holder of all Surviving Company Ordinary Shares.

With effect from the Initial Merger Effective Time and on all matters subject to a vote of the shareholders of PubCo, holders of PubCo Class A Ordinary Shares will be entitled to one vote per share and holders of the PubCo Class B Ordinary Shares will be entitled to ten votes per share. Each PubCo Class B Ordinary Share (x) is convertible into one PubCo Class A Ordinary Share at any time at the option of the holder thereof, and (y) will automatically and immediately convert into one PubCo Class A Ordinary Share upon, among others and subject to certain limitations, the sale, transfer or other disposal by the holder thereof to any other person that is not an affiliate of such holder, in each case of the foregoing (x) and (y), subject to the terms and conditions of the amended and restated memorandum and articles of association of PubCo to be adopted and become effective at the Initial Merger Effective Time (the “PubCo Charter”, a form of which is attached to the MoneyHero Business Combination Agreement as an exhibit).

Immediately after the Acquisition Effective Time and without any action on the part of any holder of PubCo Class A Ordinary Shares, PubCo will redesignate each PubCo Class A Ordinary Share that was exchanged from the Class A ordinary shares of CGCL issued in the Company Preference Share Conversion pursuant to the MoneyHero Business Combination Agreement into one validly issued, fully paid and non-assessable convertible preferred share of PubCo, par value US$0.0001 per share, having the rights, preferences and restrictions set forth in the PubCo Charter, including in Articles 17 to 24 and Article 89 thereof.

Representations and Warranties; Covenants

The MoneyHero Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. The parties have also agreed, among other things, that on closing of the MoneyHero Business Combination, the board of directors of PubCo will comprise up to nine directors, including (i) if the Sponsor so elects, one person as the Sponsor may designate pursuant to a written notice to be delivered to PubCo sufficiently in advance of the Acquisition Effective Time and (ii) all other persons as the Company may designate pursuant to a written notice to be delivered to PubCo sufficiently in advance of the Acquisition Effective Time.

Conditions to Each Party’s Obligations

The obligations of the Company and CGCL to consummate the MoneyHero Business Combination are subject to certain closing conditions, including but not limited to: (i) the Registration Statement on Form F-4 to be filed by PubCo (relating to the MoneyHero Business Combination and containing a proxy statement of the

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Company) (the “MoneyHero Registration Statement”) having become effective; (ii) the approval by the Company’s shareholders and CGCL’s shareholders of the transactions contemplated by the MoneyHero Business Combination Agreement and the other transaction proposals having been obtained; (iii) the PubCo Class A Ordinary Shares having been approved for listing on the Nasdaq Stock Market LLC (subject to the official notice of issuance); (iv) the accuracy of representations and warranties to various standards, from true and correct in all respects to material adverse effect; (v) material compliance with pre-closing covenants; (vi) the bring-down to closing of a representation that no material adverse effect has occurred (both for the Company and CGCL); (vii) the absence of a legal prohibition on consummating the transactions; (viii) the Company having at least $5,000,001 of net tangible assets remaining after accounting for Acquiror Share Redemptions; (ix) the sum of (A) the aggregate amount of cash in the Trust Account immediately prior to the Acquisition Closing (as defined in the MoneyHero Business Combination Agreement) (after deducting amounts needed to pay shareholder redemptions but prior to any other payments) and (B) the Permitted Equity Financing Proceeds (as defined in the MoneyHero Business Combination Agreement) if any, shall be not less than $50,000,000 and (x) certain persons who would be deemed to be “effective controllers” of a Singapore-incorporated subsidiary of CGCL within the meaning of section 87(3) of the Singapore Insurance Act 1966, having obtained all necessary approvals, consents and authorizations from the Monetary Authority of Singapore in accordance with section 87(2) of the Singapore Insurance Act 1966 to obtain “effective control” (within the meaning of section 87(3) of the Singapore Insurance Act 1966) of such subsidiary.

PubCo Equity Plan

The MoneyHero Business Combination Agreement provides that, prior to the date of the Initial Closing (as defined in the MoneyHero Business Combination Agreement), PubCo shall approve and adopt an incentive equity plan (“PubCo Equity Plan”) in a form and substance reasonably satisfactory to the Company that shall take effect immediately upon the Acquisition Effective Time, pursuant to which PubCo shall reserve under the PubCo Equity Plan such number of PubCo Class A Ordinary Shares equal to the sum of (a) 15% of PubCo’s fully-diluted share capital immediately after the Acquisition Effective Time, plus (b) the product of (i) the total number of ordinary shares of CGCL reserved for issuance with respect to any outstanding options of CGCL under the equity plan of CGCL immediately prior to the Acquisition Effective Time multiplied by (ii) the ratio for exchanging ordinary shares of CGCL for PubCo Class A Ordinary Shares at the Acquisition Effective Time, plus (c) the product of (i) the total number of remaining ordinary shares of CGCL reserved but not yet issued under the equity plan of CGCL immediately prior to the Acquisition Effective Time multiplied by (ii) the ratio for exchanging ordinary shares of CGCL for PubCo Class A Ordinary Shares at the Acquisition Effective Time; provided that the calculation in subpart (c) of this paragraph shall not include any ordinary shares of CGCL included in subpart (b) of this paragraph, unless otherwise determined by the board of directors of PubCo. The MoneyHero Business Combination Agreement provides that once the PubCo Equity Plan is established, PubCo may make equity awards to such present and future officers, directors, employees, consultants and advisors of PubCo or its subsidiaries as may be selected in the sole discretion of the board of directors of PubCo.

Termination

The MoneyHero Business Combination Agreement may be terminated under customary and limited circumstances prior to the closing of the MoneyHero Business Combination, including, but not limited to: (i) by mutual written consent of the Company and CGCL; (ii) by the Company if the representations and warranties of CGCL, PubCo, Merger Sub 1 or Merger Sub 2 are not true and correct at the standards specified in the MoneyHero Business Combination Agreement or if CGCL, PubCo, Merger Sub 1 or Merger Sub 2 fails to perform any covenant or agreement set forth in the MoneyHero Business Combination Agreement such that certain conditions to closing would not be satisfied by the closing of the Initial Merger and the breach or

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breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods; (iii) by CGCL if the representations and warranties of the Company are not true and correct at the standards specified in the MoneyHero Business Combination Agreement or if the Company fails to perform any covenant or agreement set forth in the MoneyHero Business Combination Agreement such that certain conditions to closing would not be satisfied by the closing of the Initial Merger and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods; (iv) by either the Company or CGCL if the Initial Merger is not consummated by October 15, 2023; (v) by either the Company or CGCL if there is a law or governmental order in effect prohibiting the MoneyHero Business Combination; (vi) by the Company if the Acquisition Merger is not consummated by the third (3rd) business day following the closing of the Initial Merger; (vii) by CGCL if the approval by the Company’s shareholders of the transactions contemplated by the MoneyHero Business Combination Agreement and the other transaction proposals has not been obtained following the Company’s shareholder meeting or any adjournment or postponement thereof; and (viii) by the Company if the approval by CGCL’s shareholders of the transactions contemplated by the MoneyHero Business Combination Agreement and the other transaction proposals has not been obtained following the shareholders’ meeting of CGCL or any adjournment or postponement thereof.

Ancillary Agreements

Company Holders Support and Lock-Up Agreement

Concurrently with the execution of the MoneyHero Business Combination Agreement, the Company, PubCo, CGCL and certain of the shareholders of CGCL entered into a company holders support agreement and deed (the “Company Holders Support and Lock-Up Agreement”), pursuant to which (i) certain Company shareholders who in the aggregate represented over 70% of the voting power of all outstanding voting shares of CGCL as of the date of the MoneyHero Business Combination Agreement have agreed, among other things: (a) to appear for purposes of constituting a quorum at any meeting of the shareholders of CGCL called to seek approval of the transactions contemplated by the MoneyHero Business Combination Agreement and the other transaction proposals; (b) to vote in favor of the transactions contemplated by the MoneyHero Business Combination Agreement and other transaction proposals; (c) to vote against any proposals that would materially impede the transactions contemplated by the MoneyHero Business Combination Agreement or any other transaction proposal; (d) not to sell or transfer any of their shares prior to the closing of the MoneyHero Business Combination; and (e) to waive their dissenters’ rights pursuant to the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”) with respect to all shares of CGCL held by such shareholders in connection with the Acquisition Merger, to the extent applicable; and (ii) certain shareholders of CGCL have also agreed to a lock-up of the PubCo Class A Ordinary Shares and warrants of PubCo they will receive pursuant to the Acquisition Merger (subject to certain exceptions) for a period of 6 months following the Acquisition Closing.

The foregoing description of the Company Holders Support and Lock-Up Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Company Holders Support and Lock-Up Agreement, a copy of which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Sponsor Support and Lock-Up Agreement

Concurrently with the execution of the MoneyHero Business Combination Agreement, the Company, Sponsor, PubCo and CGCL entered into a sponsor support agreement and deed (the “Sponsor Support

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and Lock-Up Agreement”), pursuant to which Sponsor has agreed to, among other things: (i) appear for purposes of constituting a quorum at the meetings of the shareholders of the Company called to seek approval of the consummation of transactions contemplated by the MoneyHero Business Combination Agreement and the other transaction proposals; (ii) vote to adopt and approve the MoneyHero Business Combination Agreement and the other documents contemplated thereby and the transactions contemplated thereby; (iii) to vote against any proposals that would materially impede the transactions contemplated by the MoneyHero Business Combination Agreement or any other transaction proposal; (iv) not to redeem any of its ordinary shares; (v) not to sell or transfer any of its ordinary shares prior to the closing of the MoneyHero Business Combination; (vi) to waive its dissenters’ rights pursuant to the Cayman Companies Act with respect to all of its ordinary shares in connection with the Initial Merger, to the extent applicable; and (vii) a lock-up of the PubCo ordinary shares and PubCo warrants it will receive pursuant to the Initial Merger (subject to certain exceptions) for a period of 6 months following the Acquisition Closing. Pursuant to the Sponsor Support and Lock-Up Agreement, Sponsor has agreed to subject 2,000,000 PubCo Class B Ordinary Shares it receives pursuant to the MoneyHero Business Combination to potential forfeiture, with such potential forfeiture lapsing if the 20-day volume weighted average trading price of PubCo Class A Ordinary Shares on the 2nd, 4th, 6th, 8th or 10th anniversary of the Acquisition Closing equals or exceeds $10.00 per share, determined in accordance with the Sponsor Support and Lock-Up Agreement. Pursuant to the Sponsor Support and Lock-Up Agreement and subject to the satisfaction of certain conditions, including, among others, that (i) Sponsor holds a sufficient number of PubCo Class B Ordinary Shares following the implementation of the arrangements set forth in the Non-Redemption Deeds (referred to below); and (ii) the 20-day volume weighted average trading price of PubCo Class A Ordinary Shares is in excess of $11.00 per share at a date to be determined in accordance with the Sponsor Support and Lock-up Agreement, Sponsor has also agreed to forfeit for nil consideration a certain number of PubCo Class B Ordinary Shares to PubCo, determined in accordance with certain formulas set forth in the Sponsor Support and Lock-Up Agreement, and following any such forfeiture, PubCo has an obligation to issue a corresponding number of PubCo Class A Ordinary Shares, if any, to certain former equity holders of CGCL.

The foregoing description of the Sponsor Support and Lock-Up Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Sponsor Support and Lock-Up Agreement, a copy of which is filed as Exhibit 10.2 to this Report and incorporated herein by reference.

MoneyHero Registration Rights Agreement

Concurrently with the execution of the MoneyHero Business Combination Agreement, the Company, PubCo, Sponsor and certain shareholders of CGCL and their respective affiliates (the “CGCL Holders”) entered into a registration rights agreement (the “MoneyHero Registration Rights Agreement”), to be effective upon the Acquisition Closing, pursuant to which, among other things, PubCo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and Sponsor, its certain related parties and CGCL Holders have been granted customary demand and piggyback registration rights.

The foregoing description of the MoneyHero Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the MoneyHero Registration Rights Agreement, a copy of which is filed as Exhibit 10.3 to this Report and incorporated herein by reference.

Assignment, Assumption and Amendment Agreement

Concurrently with the execution of the MoneyHero Business Combination Agreement, the Company, PubCo and Continental entered into an amendment (the “Assignment, Assumption and Amendment Agreement”)

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to that certain warrant agreement, dated October 15, 2020, by and between the Company and Continental (“Existing Warrant Agreement”), to be effective upon the closing of the Initial Merger, pursuant to which, among other things, the Company agrees to assign all of its rights, interests and obligations in and under the Existing Warrant Agreement to PubCo.

The foregoing description of the Assignment, Assumption and Amendment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Assignment, Assumption and Amendment Agreement, a copy of which is filed as Exhibit 10.4 to this Report and incorporated herein by reference.

Working Capital Loan Capitalization Agreement

Concurrently with the execution of the MoneyHero Business Combination Agreement, the Company, Sponsor, PubCo and CGCL entered into a working capital loan capitalization agreement (the “Working Capital Loan Capitalization Agreement”), pursuant to which, among other things, certain Working Capital Loans will be capitalized into a number of PubCo Class A Ordinary Shares equal to the aggregate amount outstanding under such loans, up to an aggregate amount of $5,000,000 (subject to such increases as may be agreed in writing by the Company and CGCL), divided by 10.00, rounded down to the nearest whole number.

The foregoing description of the Working Capital Loan Capitalization Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Working Capital Loan Capitalization Agreement, a copy of which is filed as Exhibit 10.5 to this Report and incorporated herein by reference.

Fee Letter

Concurrently with the execution of the MoneyHero Business Combination Agreement, Sponsor and BTN Investments LLC (“BTN”) issued a letter to PubCo and CGCL (the “Fee Letter”), pursuant to which, among other things, each of Sponsor and BTN agreed to reimburse PubCo for a portion of transaction expenses which PubCo settles at the Acquisition Closing if the aggregate amount of cash in the Trust Account immediately prior to the Acquisition Closing (after deducting amounts needed to pay Acquiror Share Redemptions but prior to any other payments) is less than $82,000,000.00, in accordance with certain formulas set forth in the Fee Letter.

The foregoing description of the Fee Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Fee Letter, a copy of which is filed as Exhibit 10.6 to this Report and incorporated herein by reference.

Non-Redemption Deeds

Concurrently with the execution of the MoneyHero Business Combination Agreement, Sponsor entered into a deed of irrevocable undertakings in favor of each of the FWD Parties (collectively, the “Non-Redemption Deeds”) pursuant to which, among other things, in exchange for each FWD Party (i) not exercising its redemption rights with respect to the Class A ordinary shares held by it, (ii) voting in favor of the MoneyHero Business Combination, (iii) not selling or transferring any of the Class A ordinary shares held by it prior to the closing of the Initial Merger, and (iv) not exercising its dissenters’ rights pursuant to the Cayman Companies Act in connection with the Initial Merger, Sponsor has undertaken to pay to each FWD Party an amount in cash sufficient to assure each FWD Party of an annual return of 5.0% on the PubCo Class A Ordinary Shares held by each FWD Party and to compensate each FWD Party for any loss realized by it if it sells any

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PubCo Class A Ordinary Shares at a price per PubCo Class A Ordinary Share of less than $10.00, in each case for a period of five years from the date of the Acquisition Closing, subject to certain caps and other exceptions set forth in the Non-Redemption Deeds. Such cash payments to the FWD Parties will be funded through Sponsor selling PubCo Class A Ordinary Shares, including PubCo Class A Ordinary Shares issued upon conversion of PubCo Class B Ordinary Shares, held by Sponsor, except that Sponsor shall have the right to purchase all of the remaining PubCo Class A Ordinary Shares held by the FWD Parties as of the end of the five-year period pursuant to the terms and conditions of the Non-Redemption Deeds, and if Sponsor exercises such right, the Non-Redemption Deeds do not require Sponsor to sell PubCo Class A Ordinary Shares to fund such purchase of the remaining PubCo Class A Ordinary Shares held by the FWD Parties as of the end of the five-year period. Sponsor has agreed to a lock-up of the PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares to be received by it in the MoneyHero Business Combination in connection with its obligations under the Non-Redemption Deeds, subject to compliance by the FWD Parties with the conditions specified in the Non-Redemption Deeds.

The foregoing description of the Non-Redemption Deeds does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Non-Redemption Deeds, copies of which are filed as Exhibit 10.7 and 10.8 to this Report and incorporated herein by reference.

PubCo Call Option Agreement

Concurrently with the execution of the MoneyHero Business Combination Agreement, PubCo and the Call Option Holder (as defined in the MoneyHero Business Combination Agreement) entered into a call option agreement (the “PubCo Call Option Agreement”), pursuant to which and subject to the condition that the Call Option Holder has not fully exercised the Existing Call Option as of immediately prior to the Acquisition Effective Time, PubCo agreed to grant the Call Option Holder a call option at the Acquisition Effective Time, such that the Call Option Holder will have the right to subscribe for certain loan notes from PubCo, together with certain number of PubCo Class A Ordinary Shares as determined in accordance with the PubCo Call Option Agreement.

The foregoing description of the PubCo Call Option Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the PubCo Call Option Agreement, a copy of which is filed as Exhibit 10.9 to this Report and incorporated herein by reference.

The foregoing description of the MoneyHero Business Combination Agreement and proposed MoneyHero Business Combination is subject to and qualified in its entirety by reference to the full text of the MoneyHero Business Combination Agreement, a copy of which is filed as Exhibit 2.1 to this Report and incorporated herein by reference. Other than as specifically discussed, this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 (the “Report”) does not give effect to the proposed MoneyHero Business Combination.

NOTE 6 — SHAREHOLDERS’ DEFICIT

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

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Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Class A ordinary shares are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 15,093,034 Class A ordinary shares subject to possible redemption which are presented as temporary equity. In connection with the 2022 Shareholders Meeting and the Extension Amendment Proposal, shareholders holding 44,406,317 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. The Company paid cash in the aggregate amount of $447,637,640.94, or approximately $10.08 per share to such redeeming shareholders.

Class B Ordinary Shares

The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 14,874,838 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Business Combination.

Unless otherwise provided in a Business Combination, the Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of any loans made to the Company).

NOTE 7 — WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering or (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

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The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Company’s Business Combination, the Company will use its best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Existing Warrant Agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall has failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, as described above, Management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the Existing Warrant Agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If

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the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 — FAIR VALUE MEASUREMENTS

At June 30, 2023 and December 31, 2022, all assets in the Trust Account were held in cash.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	June 30, 2023	December 31, 2022
Liabilities:
Warrant Liabilities — Public Warrants	1	$4,958,279	$2,379,974
Warrant Liabilities — Private Placement Warrants	3	$1,805,982	$773,992

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying unaudited condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the accompanying unaudited condensed statements of operations.

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JUNE 30, 2023

The measurement of the Public Warrants at June 30, 2023 and December 31, 2022 is classified as Level 1 due to the use of an observable market quote in an active market.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the Treasury Department zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. A significant increase or decrease in volatility alone could cause a significant increase or decrease in ending fair value.

The fair value of the Private Placement Warrants was estimated at June 30, 2023 and December 31, 2022 to be $0.28 and $0.12, respectively, using the modified Black-Scholes option pricing model and the following assumptions:

	June 30, 2023	December 31, 2022
Risk-free interest rate	4.06%	3.98%
Time to expiration, in Years	5.28	5.75
Expected volatility	22.8%	8.5%
Exercise price	$11.50	$11.50
Share Price	$10.27	$9.91

The following table presents the changes in the fair value of Private Placement Warrant liability:

Private Placement
Fair value as of December 31, 2022	$773,992
Change in valuation inputs or other assumptions	1,031,990

Fair value as of June 30, 2023	$1,805,982

Private Placement
Fair value as of December 31, 2021	$5,869,442
Change in valuation inputs or other assumptions	(4,192,459)

Fair value as of June 30, 2022	$1,676,983

There were no transfers in or out of Level 3 during the three and six months ended June 30, 2023 and 2022.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the accompanying unaudited condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Bridgetown Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Bridgetown Holdings Limited (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by October 20, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 30, 2023

PCAOB ID Number 100

BRIDGETOWN HOLDINGS LIMITED

BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$23,399	$156,127
Prepaid expenses	664,583	556,667

Total current assets	687,982	712,794
Cash and marketable securities held in Trust Account	152,362,993	595,450,523

TOTAL ASSETS	$153,050,975	$596,163,317

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,706,987	$1,831,762
Advances from related party	2,218,398	917,418
Due to Related Party	400,000	400,000
Promissory notes- related party	1,300,000	800,000

Total current liabilities	5,625,385	3,949,180
Warrant liabilities	3,153,966	23,520,916
Deferred underwriting fee payable	17,849,805	17,849,805

TOTAL LIABILITIES	26,629,156	45,319,901

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 200,000,000 authorized, 15,093,034 and 59,499,351 shares at approximately $10.09 and $10.00 redemption value at December 31, 2022 and 2021, respectively	152,362,993	594,993,510

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 14,874,838 shares issued and outstanding at December 31, 2022 and 2021, respectively	1,487	1,487
Accumulated deficit	(25,942,661)	(44,151,581)

TOTAL SHAREHOLDERS’ DEFICIT	(25,941,174)	(44,150,094)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$153,050,975	$596,163,317

The accompanying notes are an integral part of these financial statements.

BRIDGETOWN HOLDINGS LIMITED

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Formation and operating costs	$1,701,017	$3,919,122

Loss from operations	(1,701,017)	(3,919,122)
Other income:
Change in fair value of warrant liabilities	20,366,950	92,635,679
Interest earned on cash and marketable securities held in Trust Account	4,550,111	330,450

Total other income	24,917,061	92,966,129
Net income	$23,216,044	$89,047,007

Basic and diluted weighted average shares outstanding of Class A ordinary shares	50,618,088	59,499,351

Basic and diluted net income per share, Class A ordinary shares	$0.35	$1.20

Basic and diluted weighted average shares outstanding of Class B ordinary shares	14,874,838	14,874,838

Basic and diluted net income per share, Class B ordinary shares	$0.35	$1.20

The accompanying notes are an integral part of these financial statements.

BRIDGETOWN HOLDINGS LIMITED

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — December 31, 2020	—	$—	14,874,838	$1,487	$—	$(133,198,588)	$(133,197,101)
Net income	—	—	—	—	—	89,047,007	89,047,007

Balance — December 31, 2021	—	—	14,874,838	1,487	—	(44,151,581)	(44,150,094)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(5,007,124)	(5,007,124)
Net income	—	—	—	—	—	23,216,044	23,216,044

Balance — December 31, 2022	—	$—	14,874,838	$1,487	$—	$(25,942,661)	$(25,941,174)

The accompanying notes are an integral part of these financial statements.

BRIDGETOWN HOLDINGS LIMITED

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income	$23,216,044	$89,047,007
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(20,366,950)	(92,635,679)
Interest earned on cash and marketable securities held in Trust Account	(4,550,111)	(330,450)
Changes in operating assets and liabilities:
Prepaid expenses	(107,916)	(122,005)
Accrued expenses	(124,775)	1,782,156

Net cash used in operating activities	(1,933,708)	(2,258,971)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemption	447,637,641	—

Net cash provided by investing activities	447,637,641	—

Cash Flows from Financing Activities:
Advances from related party	1,800,980	914,901
Redemption of ordinary shares	(447,637,641)	—
Payments of offering costs	—	(300)

Net cash (used in) provided by financing activities	(445,836,661)	914,601

Net Change in Cash	(132,728)	(1,344,370)
Cash – Beginning of the year	156,127	1,500,497

Cash – Ending of the year	$23,399	$156,127

The accompanying notes are an integral part of these financial statements.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Bridgetown Holdings Limited (the “Company,” “our Company,” “we,” or “us”) was incorporated in the Cayman Islands on May 27, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. While we may pursue a Business Combination target in any business or industry, we are focusing our search on a target with operations or prospective operations in the technology, financial services, or media sectors in Southeast Asia. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, the Company’s search for and identification of a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 15, 2020. On October 20, 2020 the Company consummated the Initial Public Offering of 55,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $550,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Bridgetown LLC (the “Sponsor”), generating gross proceeds of $9,000,000, which is described in Note 4.

On October 29, 2020, the Company consummated the sale of an additional 4,499,351 Units, at $10.00 per Unit, and the sale of an additional 449,936 Private Placement Warrants, at $1.50 per Private Placement Warrant, generating total gross proceeds of $45,668,412.

Transaction costs amounted to $26,628,771, consisting of $8,174,902 of underwriting fees, net of $2,724,968 reimbursed from the underwriters (see Note 5), $17,849,805 of deferred underwriting fees and $604,064 of other offering costs.

Following the closing of the Initial Public Offering on October 20, 2020 and the partial exercise of the underwriters’ over-allotment on October 29, 2020, an amount of $594,993,510 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a Trust Account (the “Trust Account”), located in the United States and was initially invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, on October 13, 2022 we instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest bearing demand deposit account until the earlier of the consummation of our initial Business Combination or our liquidation, as described below.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Capital Market requires that the Company’s Business Combination must be with one or more target businesses that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of a definitive agreement in connection with the Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company.

The public shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding public shares. The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

On October 13, 2022, the Company held its extraordinary general meeting in lieu of the 2022 annual general meeting of shareholders (the “EGM”). At the EGM, the Company’s shareholders approved a proposal to extend the date by which the Company must consummate the Business Combination from October 20, 2022

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

(which is 24 months from the closing of the Company’s Initial Public Offering) to October 20, 2023 (or such earlier date as determined by the Company’s Board of Directors) (the “Extension Amendment Proposal”) by amending the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”). The Extension Amendment Proposal was approved by the Company’s shareholders. Under Cayman Islands law, the Charter Amendment took effect upon approval of the Extension Amendment Proposal.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 44,406,317 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.08 per share, for an aggregate redemption amount of $447,637,640.94, in connection with the Extension Amendment Proposal. In connection therewith, the Company converted the money market instruments in its Trust Account to cash.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Company may waive this restriction in its sole discretion.

The Sponsor and the Company’s officers and directors have agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination by October 20, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre- Business Combination activity.

The Company will have until October 20, 2023, to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern Consideration

As of December 31, 2022, the Company had $23,399 in its operating bank accounts, $152,362,993 in cash held held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $4,937,403 .

The Company intends to complete a Business Combination by October 20, 2023. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), the Company has until October 20, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 20, 2023.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022 and 2021, the Company had $23,399 and $156,127 in cash held in its operating account, respectively, and did not have any cash equivalents.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Marketable Securities Held in Trust Account

At December 31, 2022, the trust balance was held entirely in cash. However, during the year the Company invested its trust balance in U.S. Treasury and equivalent securities. The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The public warrants for periods where no observable traded price was available were valued using a Monte Carlo Simulation. The Private Placement Warrants are valued using a Modified Black Scholes Model.

The Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Class A Ordinary Shares Subject to Possible Redemption (continued)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period.

At December 31, 2022 and 2021, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$594,993,510
Less:
Proceeds allocated to Public Warrants	(19,833,117)
Class A ordinary shares issuance costs	(25,802,087)
Plus:
Accretion of carrying value to redemption value	45,635,204

Class A ordinary shares subject to possible redemption – December 31, 2021	594,993,510
Less:
Redemption of ordinary shares	(447,637,641)
Plus:
Accretion of carrying value to redemption value	5,007,124

Class A ordinary shares subject to possible redemption – December 31, 2022	$152,362,993

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $26,628,771, of which $26,024,707 were charged to shareholders’ deficit upon the completion of the Initial Public Offering and $604,064 were expensed to the statements of operations.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (continued)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable Class A ordinary shares are excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per Ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,480,947 Class A ordinary shares in the aggregate. For the respective periods ending December 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary shares for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	Year Ended December 31, 2022		Year Ended December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$17,943,186	$5,272,858	$71,237,605	$17,809,402
Denominator:
Basic and diluted weighted average shares outstanding	50,618,088	14,874,838	59,499,351	14,874,838

Basic and diluted net income per ordinary share	$0.35	$0.35	$1.20	$1.20

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheets, primarily due to their short-term nature, except for the warrant liabilities (see Note 8).

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, ASU 2020-06 simplified accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of December 31, 2022.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 59,499,351 Units, at a purchase price of $10.00 per Unit, inclusive of 4,499,351 Units sold to the underwriters on October 29, 2020 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

In July 2020, the Sponsor purchased 2,875,000 Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. On July 20, 2020, the Company declared a share dividend of one share for each Class B ordinary share in issue, on September 22, 2020, the Company effected a share dividend of 1.5 shares for each Class B ordinary share in issue and on October 13, 2020, the Company effected a share dividend of 0.1 shares for each Class B ordinary share in issue, resulting in the Sponsor holding an aggregate of 15,812,500 Founder Shares. On September 22, 2020, the Sponsor transferred 1,819,875 Founder Shares to the Company’s Chief Executive Officer, 575,000 Founder Shares to an affiliate of the Sponsor and 5,000 Founder Shares to each of the Company’s independent directors and a senior advisor. All share and per-share amounts have been retroactively restated to reflect the share transactions.

The Founder Shares included an aggregate of up to 2,062,500 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 29, 2020 and the forfeiture of the remaining over-allotment option, a total of 1,124,838 Founder Shares are no longer subject to forfeiture and 937,662 Founder Shares were forfeited, resulting in an aggregate of 14,874,838 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of the Company’s Business Combination or (ii) subsequent to a Business Combination, (x) if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,000,000. On October 29, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 449,936 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $674,902. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). A portion of the proceeds from the Private Placement Warrants were added to the

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (continued)

Private Placement (continued)

proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Advances from Related Party

As of December 31, 2022 and 2021, the Sponsor paid for certain offering and other operating costs on behalf of the Company in connection with the Initial Public Offering amounting to $2,218,938 and $917,418, respectively. The advances are non-interest bearing and due on demand.

Due to Related Party

As of December 31, 2022 and 2021, a related party paid for costs on behalf of the Company amounting to $400,000. The advances are non-interest bearing and due on demand.

Promissory Note — Related Party

On July 9, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of December 31, 2022 and 2021, there was $300,000 outstanding, which is currently due on demand.

On December 15, 2021 an additional unsecured promissory note (the “Second Promissory Note”) of $500,000 was signed. The Second Promissory Note is due on the earlier of (i) the date on which the Company consummates a Business Combination or (ii) the date that the winding up of the Company is effective.

On February 8, 2022, the Company signed an unsecured promissory note to the Sponsor of $500,000 (the “Third Promissory Note”). The Third Promissory Note carries no interest and is due on the earlier of (i) the date on which the Company consummates a Business Combination or (ii) the date that the winding up of the Company is effective. The Sponsor has waived rights to the Trust Account under all notes. As of December 31, 2022 and 2021, there was $1,000,000 and $500,000, respectively, outstanding under the Second and Third Promissory Notes, respectively.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (continued)

Working Capital Loans (continued)

the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, there were no borrowings under the Working Capital Loans.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, Russia commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against Russia. The invasion of Ukraine may result in market volatility that could adversely affect our share price and our search for a target company. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Registration Rights

Pursuant to a registration and shareholders rights agreement entered into on October 15, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. In addition, if affiliates of the Sponsor acquire Units in the Initial Public Offering they would become affiliates (as defined in the Securities Act) of the Company following the Initial Public Offering and any securities they acquire will be control securities under Rule 144 and may not be resold unless pursuant to an effective registration statement or exemption from registration under the Securities Act.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.30 per Unit, or $17,849,805 in the aggregate. A portion of such amount, not to exceed 25% of the total amount of the deferred underwriting commissions held in the Trust Account, may be re-allocated or paid to affiliated or unaffiliated third parties that assist the Company

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 5 — COMMITMENTS AND CONTINGENCIES (continued)

Underwriting Agreement (continued)

in consummating a Business Combination. The election to re-allocate or make any such payments to affiliated or unaffiliated third parties will be solely at the discretion of the Company’s management team, and such unaffiliated third parties will be selected by the management team in their sole and absolute discretion. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The Company may, in its sole discretion, pay up to an additional 1.25% in the aggregate of deferred underwriting commissions to one or more of the underwriters based on the underwriters’ performance during the Business Combination process. Additionally, at the closing of the Business Combination, the Company (in its sole discretion) may pay a customary financial consulting fee to the Sponsor and/or affiliates of the Sponsor in the event such party or parties provide the Company with specific target company, industry, financial or market expertise, as well as insights, relationships, services or resources that the Company believes are necessary in order to assess, negotiate and consummate the Business Combination.

In connection with the closing of the Initial Public Offering and the partial exercise by the underwriters of their over-allotment option on October 29, 2020, the underwriters paid the Company an aggregate of $2,724,968 to reimburse certain of the Company’s expenses and fees in connection with the Initial Public Offering. Such fee represented an amount equal to 0.5% of the gross proceeds of the Initial Public Offering, after deducting the greater of $50 million and 35% of the gross proceeds of the Initial Public Offering to the extent received from Units purchased by the Sponsor or its affiliates and certain investors identified by the Sponsor to the underwriters.

FWD Life Insurance Public Company Limited and FWD Life Insurance Company Limited, affiliates of the Sponsor, purchased an aggregate of $50,000,000 of the Units in the Initial Public Offering. The underwriters did not receive any upfront cash underwriting commissions on such Units.

Consulting Agreement

On April 12, 2021, the Company entered into a consulting agreement for advisory services for $10,000 per month. For December 31, 2022 and 2021, the Company paid $120,000 and $80,000 for these services, respectively.

NOTE 6 — SHAREHOLDERS’ DEFICIT

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 15,093,034 and 59,499,351, respectively, Class A ordinary shares subject to possible redemption which are presented as temporary equity. In connection with the 2022 Shareholders’ Meeting and the Extension Amendment, shareholders holding 44,406,317 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. We paid cash in the aggregate amount of $447,637,640.94, or approximately $10.08 per share to redeeming shareholders in the Extension Redemption.

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 6 — SHAREHOLDERS’ DEFICIT (continued)

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 14,874,838 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.

Unless otherwise provided in a Business Combination, the Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 7 — WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering or (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Company’s Business Combination, the Company will use its best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 7 — WARRANTS (continued)

foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall has failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 7 — WARRANTS (continued)

issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. As of December 31, 2022, all assets in the Trust Account were held in cash.

NOTE 8 — FAIR VALUE MEASUREMENTS

At December 31, 2022, all assets in the trust account were held in cash. At December 31, 2021, assets held in the Trust Account were comprised of $828 in cash and $595,449,695 in U.S. Treasury securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2021 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2021	U.S. Treasury Securities (Mature on 8/10/2021)	1	$595,449,695	$7,441	$595,457,136

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	December 31, 2022	December 31, 2021
Liabilities:
Warrant Liabilities – Public Warrants	1	$2,379,974	$17,651,474
Warrant Liabilities – Private Placement Warrants	3	$773,992	$5,869,442

BRIDGETOWN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

NOTE 8 — FAIR VALUE MEASUREMENTS (continued)

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The measurement of the Public Warrants as of December 31, 2022 and 2021 is classified as Level 1 due to the use of an observable market quote in an active market.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. A significant increase or decrease in volatility alone could cause a significant increase or decrease in ending fair value.

The fair value of the Private Placement Warrants was estimated at December 31, 2022 and 2021 to be $0.12 and $0.91, respectively, using the modified Black-Scholes option pricing model and the following assumptions:

	December 31, 2022	December 31, 2021
Risk-free interest rate	3.98%	1.33%
Time to expiration, in Years	5.75	5.75
Expected volatility	8.5%	13.2%
Exercise price	$11.50	$11.50
Stock Price	$9.91	$9.82

The following table presents the changes in the fair value of Private Placement Warrant liability:

Private Placement
Fair value as of December 31, 2021	$5,869,442
Change in valuation inputs or other assumptions	(5,095,450)

Fair value as of December 31, 2022	$773,992

There were no transfers in or out of Level 3 during the year ended December 31, 2022.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.